As filed with the U.S. Securities and Exchange Commission on September 19, 2025
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BITGO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	6199	82-3998490
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2443 Ash Street
Palo Alto, CA 94306
(650) 847-0009
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael A. Belshe
Chief Executive Officer, Chief Technology Officer, President, and Director
2443 Ash Street
Palo Alto, CA 94306
(650) 847-0009
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Michael A. Brown Ran D. Ben-Tzur Andrew T. Albertson Jennifer J. Hitchcock Michael S. Pilo Fenwick & West LLP 555 California Street San Francisco, CA 94104 415-875-2300	Chuck Thompson Chief Legal Officer BitGo Holdings, Inc. 2443 Ash Street Palo Alto, CA 94306 (650) 847-0009	D. Scott Bennett Elad Roisman Ellen H. Park Cravath, Swaine & Moore LLP Two Manhattan West 375 Ninth Avenue New York, NY 10001 (212) 474-1000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or Securities Act, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold by us or the selling stockholders until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted by us or the selling stockholders.
Subject To Completion. Dated               , 2025.
                  Shares
BitGo Holdings, Inc.
Class A Common Stock
This is an initial public offering of shares of Class A common stock of BitGo Holdings, Inc. We are offering            shares of our Class A common stock and the selling stockholders identified in this prospectus are offering       shares of our Class A common stock to be sold in the offering.
Prior to this offering, there has been no public market for our Class A common stock. We will not receive any proceeds from the sale of shares of Class A common stock by any of the selling stockholders. It is currently estimated that the initial public offering price per share will be between $                and $                 . We have applied to list our Class A common stock on the New York Stock Exchange (“NYSE”) under the symbol “BTGO .”
Upon completion of this offering, we will have two classes of authorized common stock, Class A common stock and Class B common stock (collectively, our “common stock”). The rights of the holders of Class A common stock and Class B common stock will be identical, except with respect to voting rights and conversion. Each share of Class A common stock will be entitled to one vote per share. Each share of our Class B common stock will be entitled to fifteen votes per share and will be convertible at any time in accordance with its terms into one share of our Class A common stock. For more information about our capital stock, see the section titled “Description of Capital Stock.”
Upon the completion of this offering, and assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock, Michael Belshe, our Co-Founder, Chief Executive Officer, Chief Technology Officer, President and Director, will hold or have the ability to control             shares of our Class A common stock and                   shares of our Class B common stock, representing an economic interest in approximately         % of our outstanding capital stock and approximately        % of the voting power of our outstanding capital stock, which voting power may increase over time upon the exercise or settlement and exchange of equity awards held by Michael Belshe. If all currently outstanding equity awards held by Michael Belshe were exercised or settled and subsequently exchanged for an equal number of shares of our Class B common stock pursuant to the Equity Exchange Rights (as defined herein), then immediately following the completion of this offering, Michael Belshe would hold approximately         % of the voting power of our outstanding capital stock. As a result, upon completion of this offering, Michael Belshe will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change of control transaction. Further, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE, and we will qualify for, and may rely on, exemptions from certain corporate governance requirements thereunder. Although we do not currently intend to rely on any such exemptions, we may do so in the future and if we elect to do so, you will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements. See the sections titled “Risk Factors—Risks Related to the Offering and Our Class A Common Stock—Upon completion of the offering, the dual class structure of our common stock will have the effect of concentrating voting control with Michael Belshe, who will have control over key decision making as a result of control of a majority of the voting power of our outstanding common stock. This ownership structure will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval,” “Risk Factors—Risks Related to the Offering and Our Class A Common Stock—Upon the completion of this offering, we will be a “controlled company” within the meaning of the corporate governance rules of the NYSE and, as a result, will qualify for exemptions from certain corporate governance requirements. Although we do not currently intend to rely on any such exemptions, we may do so in the future and if we utilize any of the exemptions, you will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements” and “Management - Controlled Company Status” for more information.

See the section titled “Risk Factors“ beginning on page 27 to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts(1)	$	$
Proceeds, before expenses, to BitGo Holdings, Inc.	$	$
Proceeds, before expenses, to Selling Stockholders
_______________
(1)See the section titled “Underwriting” for a description of the compensation payable to the underwriters.
The underwriters have the option for a period of 30 days to purchase up to an additional               shares of Class A common stock from us at the initial public offering price less the underwriting discounts.
The underwriters expect to deliver the shares against payment in New York, New York, on                     , 2025.

Goldman Sachs & Co. LLC		Citigroup

Deutsche Bank Securities	Mizuho	Wells Fargo Securities
Keefe, Bruyette & Woods A Stifel Company	Canaccord Genuity	Cantor

Clear Street	Compass Point	Craig-Hallum
Wedbush Securities	Rosenblatt	SoFi
Prospectus dated             , 2025

# BitGo

**BitGo is the digital asset infrastructure company where institutions secure, manage, and grow their digital assets together.**

Financial Institutions

Governments

Tech Platforms

Corporations

Digital Asset Ecosystems

Customers
Treasury Manager
Compliance Officer
Finance Officer
Trader
Security Engineer
BitGo
Command
Dashboard
Tasks
Transactions
Go Account
Wallets
Stake
Trade
Finance
Go Network
Token Management
Addresses
DeFi
Tools
Search
Move Funds
Token Management / Cardano
Bitcoin (BTC)
Create Grant
TOTAL GRANTED
VESTED
UNLOCKED
Stablecoins / Manage my Stablecoin
Manage Ethereum
Blacklist/ Unblacklist Address
Total Supply
+12% since last month
Reserves
*as of 21 Jul 2025
BTC - USDC
Buy
Sell
Market Order
Funded
Market price
84,214
USDC
Quantity
Counter Quantity
10%
25%
50%
100%
Available Balance
USDC
100,000
Deposit
BTC
1.0
Deposit
Order Book
Price Chart
Indicators
Orders
Balances
Margin
Automations
All
Open
Complete
Filter
CREATED DATE
PRODUCT
SIDE
ORDER TYPE
LIMIT PRICE
QTY
FILLED QTY
FILLED PRICE
STATUS
01/04/25 10:00:45 AM
BTC-USDC
Buy
TWAP
1.5 BTC
0.2 BTC
$100,00.00 USD
Open
Smart Contract Nickname
Solana
Pending
Recent Reports
2025 Reserve Audit Report
View Details

# Every day, billions in digital assets move, grow, and stay secure with **BitGo.**

| | | | |
|---|---|---|---|
| **Digital Asset Ecosystems** | SOLANA | Chainlink | MystenLabs |
| **Financial Institutions** | PANTERA | Bain Capital Crypto | a16z |
| **Technology Platforms** | Bitstamp by Robinhood | Bullish | nuvei |
| **Corporations** | 21shares | WORLD LIBERTY | CoinShares |
| **Governments** |  |  |  |

3

# Digital asset infrastructure is our business.

→ It powers institutions at scale.

→ It fuels platforms connecting digital assets.

→ It enables nations to move value at the speed of code.

→ It's at the forefront of a new financial era — open, instant, and engineered for trust.

4

# Compounding Trust, Assets, and Institutional Adoption

### Onboard ecosystems & institutions

Protocols, fintechs, and issuers integrate bringing their investors, employees, and end users onto the platform – driving inflows of assets and users to our platform

### Grow users & assets

In our experience, more users and assets create trading, staking, and settlement demand – attracting market makers, exchanges, and partners

### Deepen liquidity & activity

We believe that liquidity and usage drive demand for more apps and infrastructure – from token issuance and programmable wallets to financing and compliance tooling

### Expand platform utility

Richer product suite and proven infrastructure can attract next wave of protocols, fintechs, and issuers to build on BitGo

5

# Institutional Grade
# All-in-one Digital Asset Solution

## Before BitGo

Industry Fragmented by
“Interoperable” Applications

Stablecoins-as-a-Service
Crypto-as-a-Service
Staking
Go Network Settlement
Qualified Custody
Trading
Collateral Management
Borrowing and Lending
Token Management
Self-Custody Wallets

## BitGo

All-in-one digital asset solutions

Infrastructure-as-a-Service Solutions
Stablecoins-as-a-Service
Crypto-as-a-Service
Token Management
Prime Solutions
Trading
Staking
Borrowing and Lending
Collateral Management
Qualified Custody Services
Settlement
Qualified Custody
Self-Custody Wallet Services
Self Custody Wallets

- More secure
- More convenient
- More selection
- More data

6

# Key Highlights

**$6.1B**
LTM Total Revenue[1]

**1,400+**
Digital Assets Supported[2]

**$90.3B**
Assets on Platform[3]

**4,600+**
Number of clients[3]

[1]For the twelve-month period ended June 30, 2025.

[2]As of June 30, 2025

7

Through and including         , 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we, the selling stockholders, nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you and which have been filed with the Securities and Exchange Commission. Neither we, the selling stockholders, nor any of the underwriters take any responsibility for, and we can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of our Class A common stock. Our business, operating results, financial condition, and future prospects may have changed since that date.
i

For investors outside the United States: Neither we, the selling stockholders, nor any of the underwriters have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.
Unless otherwise indicated, the terms “BitGo,” the “company,” “we,” “us,” and “our” refer to BitGo Holdings, Inc. and our subsidiaries.
ii

BitGo

# My Journey into Digital Assets

Below, through the window behind me at BitGo's offices on Wall Street, you can see the New York Stock Exchange, with Fearless Girl just around the corner. And as I write this letter to the current and future shareholders of BitGo, I can't help but wonder: how did I get here?

I certainly never wanted to work on Wall Street. While many of my college classmates went to work in finance, my path was different. I was interested in systems, networking, and scalability - I wanted to build products. It wasn't until 2012 that I would learn of Bitcoin, and the two worlds collided for me. Like others, Bitcoin inspired me to dig into money - what makes good money, how do our markets work, and can we build a better financial system? Suddenly it was clear - financial markets were like the Galápagos Islands - prehistoric and basically untouched by modern technology. It was time for a change.

I started my career just as the Web was beginning to unfold, and I joined Netscape before it was a household name. There, I witnessed the growth of the Internet Bubble and eventually the dot-com crash. Some mock that period as a "peak bubble" but that's not what it was. That was the natural process of markets sorting out winners and losers after a major technology disruptor. And that process sorted out some big winners - like Amazon and Google.

Today, we sit 15 years after another major technology disruptor: Bitcoin and blockchains. This time we're revolutionizing the global financial system. Some call that "Web 3." But this revolution is harder than Web 1.0 because it deals with money. And when it comes to money, we at BitGo always hold ourselves to a higher bar. In addition to technology, this disruption changes legislation, regulation, and power in all countries. We're currently in the middle of that same natural process that followed Web 1.0, and the market is shaking out which businesses are valuable and which are not. Many will fail.

From a traditional finance perspective, many criticize the digital asset industry as "re-learning the history of Wall Street." But we're not re-learning; we're re-architecting. Unlike the traditional financial system and related regulations that predated digital assets, digital asset builders today have the advantage of a pretty simple element: computers. The architects of the new financial system will not be financiers looking to make a quick buck, they will be experts in fault-tolerance, distributed systems, rules engines, and algorithms. When we're done, global markets won't be subject to the control of a few large financial institutions, but will instead be protected by the immutable mathematics of the many.

Founder & CEO Letter 1

BitGo

# The Digital Asset Infrastructure Company

In the way that AWS was a pioneer among Internet infrastructure companies, BitGo is a pioneer among digital asset infrastructure companies. We started with a simple idea in 2013: digital assets needed secure storage technology. We pioneered the 2-of-3 multi-signature protocol, now the gold standard for securing Bitcoin. But we didn't stop there.

By 2014, we had built a pioneering institutional-grade wallet infrastructure for multi-user wallets with policy management. By 2015, we were an innovator in launching a normalized API securing multiple blockchains, from Bitcoin to Ethereum to Litecoin and more. Over time, we expanded to deliver many other innovations, such as the first commercial implementation of 2-of-3 multi-party-computation (MPC). Technology never stops evolving–and neither does BitGo.

---

We didn't stop at wallets. As the ecosystem grew, so did the needs. Exchanges needed reliable custody to back their trading desks. Protocols required secure staking solutions to reward participants without exposing them to slash risks. Token issuers wanted compliant infrastructure to launch stablecoins and real world assets (RWAs). BitGo swiftly positioned itself to become the backbone—a foundational layer powering it all. Today, the BitGo platform is used to protect over $100 billion in assets, support more than 1,400 digital assets, and facilitate billions in trades. We've custodied assets for governments like El Salvador and Bhutan, powered liquidity for major exchanges, and enabled fintechs to embed digital assets seamlessly into their apps. We're not just participants; we're architects of the infrastructure that makes the digital asset economy possible.

And let's be clear: this wasn't luck. It was deliberate design. While others chased retail hype or speculative trading, we focused on the unsexy but essential: security, compliance, and scalability. We became one of, if not the first qualified custodians purpose-built for digital assets, earning SOC 1 and SOC 2 attestations, CCSS audits, and offering up to $250 million in insurance coverage for digital assets held in qualified custody. In a space riddled with scandals, BitGo has remained steady, safe, and growing. That's not arrogance; that's a track record forged in the fires of multiple crypto winters.

Founder & CEO Letter 2

BitGo

# Financial Services Infrastructure

“Infrastructure” usually connotes “technology.” But, when it comes to finance, infrastructure is more than just technology. It’s also the regulatory licenses to operate that technology, and the compliance to monitor and protect our clients.

The technology layer of BitGo allows us to operate with our clients in over 100 countries today. Clients can leverage our platform utilizing their own regulatory licenses to deliver financial services products all over the world. In Japan, for example, many of the licensed crypto exchanges utilize BitGo’s self-managed cold-storage to meet the stringent requirements of their regulators.

Today, most of our clients leverage not only BitGo’s technology, but also our financial services capabilities. And this is where we see the most opportunity for growth. Rather than needing to interface with countless regulators, staking providers, liquidity providers, exchanges, and financiers, clients are opting to use BitGo’s solutions. We do the heavy lifting of building the technology, global connectivity, and compliance, which allows our clients to focus on managing their customers, their distribution channels, and their applications.

We believe that BitGo’s services are the strongest and most robust in the industry:

- A full-service self-custody wallet platform
- Regulated custody in multiple jurisdictions around the world
- Staking with broad partnerships with all major validators
- Liquidity with access to all major global exchanges
- Fully collateralized borrowing & lending
- Settlement services
- Stablecoin access and conversion

BitGo has always sought the regulatory licenses for the activities we undertake in advance of entering into those activities. As such, we interface with dozens of regulators across our global footprint, with major regulated operations in the US, Europe, the Middle East, and Singapore. Few companies have this global footprint, and this is what powers the Go Network, giving our clients the ability to settle trades across the globe. Our clients want to know that we are not only operating in a compliant manner for them, but that we also do so for all of our clients everywhere. We’re trusted to do it right. Always.

Founder & CEO Letter 3

BitGo

## Transparency as a Public Company

Since our founding, BitGo has been nothing if not transparent. All of our roles - as a software provider, regulated custodian, and financial services provider - require us to be completely open about how our technology and processes work along with audits, attestations, and more. And in this angle, we, our clients, our regulators and our auditors are all aligned: transparency is key.

As such, the transition of BitGo into the public markets is simply the next evolution of this transparency. Digital assets have now taken the center stage in mainstream, traditional finance. Most of these traditional finance companies are public, have been so for decades and meet the highest standards and the highest bar for their clients. They want BitGo to be a public company as they build their own products and rely on BitGo's infrastructure. As such, this transition will help us expand our business and differentiate ourselves from our competitors.

## The Future is Bright

Redefining the future of money takes hard work and coordination of many parties. We need more standardization, more agreement, and more infrastructure. Fortunately, BitGo is at the center of it.

We believe that everything will be a digital asset. Today's digital asset market is a mere $4 trillion. As RWAs take foot, we believe that trillions more will move into the digital realm. BitGo's job is to enable and accelerate this transition. Along the way, we hope to leave a mark, making digital assets usable for all.

I can't conclude this letter without a major thank you - to all the employees at BitGo that work tirelessly on this vision, to the investors that saw the vision from our early days, to the clients that had the patience to work through the kinks as we built this vision, and finally to the investors yet to come who share our vision of an open, global, digital financial system. We look forward to the exciting future with you!

Mike Belshe

Co-founder & CEO, BitGo

Founder & CEO Letter 4

NON-GAAP FINANCIAL MEASURES
In this prospectus, we present Adjusted EBITDA, which is a supplemental financial measure that was not prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). This non-GAAP financial measure is unaudited, presented as supplemental disclosure and should not be considered in isolation of, as a substitute for or superior to our financial information prepared in accordance with U.S. GAAP, and should be read in conjunction with the financial statements included elsewhere in this prospectus. For additional information on the definition of Adjusted EBITDA, why we present such non-GAAP measure, the limitations associated with using such non-GAAP measure and reconciliations of such non-GAAP measure to the most comparable applicable U.S. GAAP measure, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” in this prospectus.

INDUSTRY AND MARKET DATA
Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity, and market size, is based on information from various sources, including our own estimates, statistical data, estimates, and forecasts that are based on publications or reports generated by third parties, or other publicly available information, as well as assumptions that we have made that are based on such data and other similar sources and on our knowledge of the markets for our platform and offerings. This information involves important assumptions and limitations, and although we believe such assumptions are reasonable, you are cautioned not to give undue weight to such information. Although we are responsible for all of the disclosure contained in this prospectus and we believe the third-party market position, market opportunity, and market size data included in this prospectus are reliable, we have not independently verified the accuracy or completeness of this third-party data. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements,” as well as elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

PROSPECTUS SUMMARY
This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A common stock. This summary contains forward-looking statements that involve risks and uncertainties. You should carefully read this prospectus in its entirety before investing in our Class A common stock, including the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Special Note Regarding Forward-Looking Statements,” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus before making an investment decision.
BITGO HOLDINGS, INC.
Overview
Our Business
We aim to be the digital asset infrastructure company of choice, allowing our institutional clients to safely secure, manage, utilize, and create digital assets through our holistic technology platform.
Our mission is to accelerate the transition of the financial system to a digital asset economy. We seek to achieve this mission by providing the trust, technology, and infrastructure institutions seek to participate confidently in digital assets. Through our platform, we deliver secure and scalable solutions, offering self-custody wallet, qualified custody, liquidity and prime, and infrastructure-as-a-service to investors, builders, and other participants in the digital asset ecosystem. Today, our team is focused on expanding our platform to include a broader suite of financial services offerings, built on our foundational technology that institutional clients rely on to power their businesses.
Our Clients
Our clients range from crypto-native companies that use our self-custody wallet technology to traditional financial services firms that leverage our licensed custody, staking, and trading capabilities within their own products and services. The Number of Clients and Number of Users we provided custody, wallet, liquidity (including staking, trading, and settlement) and infrastructure solutions to were over 4,600 and over 1.1 million, respectively, including digital asset ecosystem companies, financial institutions, technology platforms, corporations, and government agencies, as well as High Net Worth Individuals (“HNWIs”), in over 100 countries as of June 30, 2025. We supported over 1,400 digital assets and had approximately $90.3 billion in Assets on Platform (“AoP”) as of June 30, 2025. Our principal markets are the United States and other major financial centers in North America, Europe, and Asia. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics for definitions of “Assets on Platform”, “Number of Clients” and “Number of Users”.
Our Market Opportunity
We believe most assets will eventually be digital or have a digital representation. There is the potential for new forms of value to be created, while traditional physical asset classes such as real estate and gold can be digitized. This shift would fundamentally revolutionize our global financial system. Some of the key aspects of digital assets and blockchain networks including digital native format, decentralization, transparency, and security have widespread use cases within finance and beyond. These include instantaneous payments, digital store of value, smart contracts, tokenization of real-world-assets, and creation of new digital assets. We believe the value of these digital assets could eventually represent a multi-trillion dollar opportunity and may match or exceed the current values of physical assets. While we are in the early stages of adoption, we believe digital assets will continue to be embraced in the coming decades.

Our Products and Solutions
Our technology platform is structured into four distinct layers: self-custody wallet, qualified custody, liquidity and prime, and infrastructure-as-a-service solutions. Each layer is designed to provide comprehensive solutions for the secure storage, management, and utilization of digital assets for a diverse range of clients. Our platform is designed to fit our clients’ needs. We frequently observe that our clients start with one layer of our solutions, typically our custody solutions, before expanding into other products and solutions.
Self-Custody Wallet Solutions
At the core of our offerings is our foundational self-custody solutions built upon patented multi-sig and multiple-party computation (“MPC”) wallet technology. By leveraging advanced cryptographic techniques, our platform is designed to provide a robust and secure set of solutions for the self-custody of digital assets, allowing our clients to maintain control over their digital assets while minimizing the risk of unauthorized access.
Qualified Custody Solutions
The second layer to our technology platform is our qualified custody solutions. A qualified custodian holds clients’ funds in a segregated manner and must meet rigorous regulatory standards aimed at protecting client funds from loss, theft, or misuse. As a qualified custodian under applicable U.S. state trust law, we owe fiduciary duties to our clients with respect to the safekeeping of custodied assets, including duties of care and loyalty under the laws of the jurisdictions in which our trust company subsidiaries are chartered. These fiduciary obligations are a key feature of our trust company structure and differentiate us from custodians that are not subject to comparable requirements. In jurisdictions outside the United State that do not impose equivalent fiduciary duties on custodians, we strive to apply the same U.S. standards in connection with its operations outside of the U.S., subject to applicable contractual provisions and applicable local law.
Our qualified custody solutions are 100% supported by cold storage, which means storage that is offline for maximal security. Assets held through our qualified custody solutions are structured to be bankruptcy remote. Such structure includes that digital assets held in custody by BitGo Trust Company, Inc., BitGo New York Trust Company LLC and BitGo Custody MENA FZE (together, the “BitGo Trust Companies”) are held in segregated accounts for the benefit of our clients and are never commingled with our other assets, which we believe results in our client’s digital assets not being available to satisfy the claims of our general creditors in the event of a bankruptcy. In addition, we have completed SOC 1 Type 2 and SOC 2 Type 2 audits, numerous security audits, and have up to $250 million of insurance coverage for digital assets held in qualified custody. Our qualified custody solutions are designed to meet the stringent requirements of institutional investors and regulatory agencies and fulfill the fiduciary responsibilities that we owe our clients to look out for their best interests. Our qualified custody solutions are integrated with our other offerings, including our liquidity and prime solutions and our Go Network, which provides our clients with near-instantaneous settlement infrastructure to support their custody and trading activities.
Liquidity and Prime Solutions
The third layer of our technology platform focuses on providing a robust suite of liquidity-focused solutions for flexible and ongoing asset management. This layer includes solutions such as staking, borrowing and lending, collateral management, trading and end-to-end digital asset management (e.g. token vesting, unlocking, and on-chain activities) through our token management platform. We believe these offerings enable our clients to optimize the use of their digital assets, providing opportunities to earn yields, access liquidity solutions, and manage risk. Our liquidity and prime solutions are designed to support the dynamic needs of our clients, ensuring that they can effectively manage their portfolios and capitalize on market opportunities.

Infrastructure-as-a-Service Solutions
The fourth and final layer of our technology platform is our dedicated white-glove infrastructure solutions for digital asset issuance and management. Our Stablecoin-as-a-Service offering is tailored to meet the needs of organizations looking to create and manage stablecoins. Stablecoins are digital assets pegged to a stable value, such as a fiat currency. Our solutions include the technical infrastructure, regulatory compliance, and operational support necessary for the successful creation, issuance, and management of stablecoins. This is designed to ensure that clients can confidently launch and maintain stablecoins within a robust security and compliance framework. Our Crypto-as-a-Service offering, on the other hand, provides a flexible and secure platform for the issuance and management of various types of digital assets. This service is designed to cater to the unique requirements of businesses and institutions that need customized solutions for their digital asset initiatives. Our Crypto-as-a-Service offering includes features such as secure storage, transaction management, and regulatory compliance, enabling clients to efficiently manage their digital assets while adhering to industry standards and regulations. Finally, our token management offering includes end-to-end digital asset management solutions, such as token vesting, unlocking, and on-chain activities.
Growth Strategies
Deepen and Expand our Trust-Based Relationships with Existing Clients.
Since our inception, security and trust have been at the foundation of our business. We believe that our clients initially engage with us for the trust, safety and security that underpin our core custody solutions. As we demonstrate our value and reliability, starting with our white glove onboarding service through ongoing safety and security in a way that we believe differentiates us from our peers, we see our clients begin to adopt additional products and solutions across our platform, including our liquidity and infrastructure solutions. This allows us to continue to grow with our clients on their journey towards increased digital asset usage.
Build the Largest Institutional Client Base and Deepen Network Effects.
We design and build institutional-grade products in service of our client base. As our platform expands, we believe we will be able to serve more clients along the digital asset adoption curve. Our ability to effectively expand our client base also increases our impact on the broader digital asset economy, including by providing more liquidity and infrastructure solutions to our clients and the various ecosystems we serve.
Expand Internationally.
We serve a global client base, and we aim to be able to service them wherever they require. As a result, we are focused on obtaining licenses across key regions for our clients. As we expand our footprint, we believe we will also be able to onboard new clients through our international entities.
Serve New Coins, Tokens and Protocols, and their Ecosystems.
We intend to continue evaluating and supporting new digital assets and ecosystems. As we become the provider of choice for an ecosystem, we believe we play a key role in providing liquidity and infrastructure solutions that expand our reach with a whole new set of users that have the potential to translate into clients. As of June 30, 2025, we supported over 1,400 digital assets, which is amongst the most comprehensive offerings amongst our competitors.
Become the Leading Stablecoin Platform.
As use cases for stablecoins continue to grow, we believe we are well positioned to become a leading platform for stablecoin issuance and management. Our Stablecoin-as-a-Service offering provides clients a full suite of management tools and the ability to customize for their given needs. We aim to become the platform of choice for stablecoin ecosystems, similar to how we have done with tokens and other foundations.
Continued Product Innovation and Addition of Value-Add Solutions.
We leverage our R&D function to continue innovating and expanding on the quantity and quality of our product offerings. As a result, we aim to ensure that our platform is connected to all aspects of the digital asset ecosystem including traditional and Decentralized Finance (“DeFi”). We expect continued product innovation to allow us to better serve our existing client base and identify new clients on their digital asset adoption journey.
Own More of the Value Chain.
We explore opportunities to own more of the value chain, including expanding operations of our own nodes, which are computers that help run and support a blockchain network, to conduct our operations. Specifically, although we own and operate all of the nodes we use to conduct our wallet solutions, including nodes to custody client assets in connection with our staking solutions, we currently own and operate a subset of nodes used to conduct our staking solutions. In connection with our staking solutions, clients’ digital assets are delegated to us or a third-party validator selected by us. The decision to use a third-party validator is based primarily on providing our clients with the ability to leverage a variety of providers or where we do not yet provide internal support for a newly launched network. By operating more of our own validator nodes, we believe that there is significant potential for our clients’ digital assets to be staked directly through us rather than through our third-party validators, thereby allowing us to capture more of the economics of the staking value chain. In addition, increasing direct operation of validator nodes will provide us with the ability to ensure greater security, speed, control and reliability with respect to our staking solutions, which are all key factors for delivering trusted and scalable services to our clients, and which we believe will result in increased client engagement and drive the acquisition of new clients.
We believe that these initiatives can enable us to capture more of the revenue that we generate on behalf of our clients, which we currently share with our platform partners.
Our Competitive Differentiation
Trusted Brand
We were founded by leaders in the digital asset ecosystem and have built a reputation for the high quality of our products since 2013. Our products are built with our clients’ trust and safety in mind and our business model and structure is designed to avoid conflicts of interest that inherently arise with taking a principal role in trading and other solutions that might be at odds with our clients’ best interest.
Full-Suite of Products
While we are one of the largest custodians in the market, we have a robust set of offerings in addition to our custody solutions. Our work across all of our solutions (staking, collateral management, etc.) allows us to be a full-service solutions provider for our client base and a leading infrastructure provider in digital assets.
Building the Market
We believe that our unique position enables us to be one of a handful of companies in the digital asset ecosystem that is directly building the market structure and are defining the infrastructure in which other firms are operating. We believe that this ownership has made us a leading franchise that is trusted all across the globe.

Technology Stack
Our vertically-integrated technology stack allows us to operate the key product-related infrastructure for the blockchains we support. We primarily run our own product-related technologies, including all of the nodes that we use to conduct our wallet solutions and a subset of nodes that we use to conduct our staking operations. We believe, based on our analysis of the products and services offered by our competitors through a review of their websites, blogs and other publicly available information, a number of our competitors do not maintain a technology stack with as much breadth and vertical integration as that of ours, and are therefore likely to be more reliant on third-party infrastructure providers (e.g., cloud-based node operators, outsourced custody solutions, or third-party API providers) for critical portions of their products and solutions. In contrast, because we primarily operate our own product-related technologies, we are able to exercise greater control over the security of our systems, the scalability of our operations and timing of support for new protocols, which we believe provides us with a competitive advantage. The dynamic integration of our settlement components, our success with early stage tokens (such as Avalanche and Sui), and our flexible APIs that allow us to integrate our digital asset solutions, such as custody and trading, directly into our clients’ user experiences are just a few examples of how we manage to excel across the technology stack.
Regulatory Stronghold
As a leading custodian, we prioritize compliance with regulatory frameworks in the industries and jurisdictions in which we operate. As of June 30, 2025, we are subject to rigorous oversight and regulation by more than 50 U.S. federal, U.S. state and foreign regulators, which we believe reinforces our position as a trusted platform for clients in each of the jurisdictions in which we operate. With regulated BitGo entities across the globe, we are able to partner with a variety of the world’s leading institutions.
Our Culture and Employees
We promote trust in the digital asset ecosystem and attract employees who believe in this mission. Our core values include: open communication, craftsmanship, accountability, client-first mindset, and collaboration. As of June 30, 2025, we had approximately 565 full-time employees across various regions.
Our Corporate Structure
The following diagram sets forth a simplified view of our corporate structure. This chart is for illustrative purposes only and does not represent all legal entities affiliated with the entities depicted. Unless otherwise noted on the following diagram, we maintain 100% voting and economic interest of each legal entity depicted. Therefore, the only entities in which we do not maintain 100% voting and economic interest are BitGo Korea, Inc. (53% voting and economic interest) and BitGo India Private Limited.(99.87% voting and economic interest).

BitGo Holdings, Inc. (Delaware)
BitGo Brasil Tecnologia Ltda. (Brazil)
BitGo Prime, LLC (Delaware)
BitGo Trust Company, Inc. (South Dakota)
BitGo, Inc. (Delaware)
BitGo Technologies LLC (Delaware)
BitGo New York Trust Company LLC (New York)
BitGo Holdings EMEA, Ltd (UK)
Mangrove Cell 66 PC (District of Columbia)
BitGo Lending LLC (Delaware)
Brassica Technologies Inc. (Delaware)
Go Technologies Ltd (Cayman Islands)
BitGo Korea, Inc. (Korea) 53% ownership
BitGo Ecosystem Holdings LLC (Delaware)
BitGo Canada, Inc. (Canada)
Portum Capital LLC (Delaware)
BitGo Technologies India Private Limited (India)
Harbor Digital Transfer Agent LLC (Delaware)
BitGo Europe Ltd (UK)
BitGo Japan KK (Japan)
BitGo Singapore Pte. Ltd. (Singapore)
BitGo India Private Limited (India) (To comply with Indian regulations, 99.87% of the shares are owned by BitGo, Inc. and 0.13% are owned by our local Indian director)
BitGo GmBH (Switzerland)
BitGo Europe ApS (Denmark)
BitGo Europe GmbH (Germany)
BitGo Hong Kong Ltd. (Hong Kong)
BitGo Custody MENA FZE (Dubai)
BitGo MENA FZE (Dubai)
BitGo Stakeholder Services LLC (Texas)
Brassica Ventures LLC (Delaware)
Brassica Trust Company LLC (Wyoming)
Republic AEF GP Ltd. (Cayman)

Risk Factors Summary
Our business is subject to numerous risks and uncertainties, including those in the section titled “Risk Factors” elsewhere in this prospectus. These risks include the following:
•Our operating results have and are expected to continue to significantly fluctuate, including due to the highly volatile nature of digital assets;
•Transferring digital assets using our platform involves risks, which could result in loss of client assets, client disputes and other liabilities;
•Digital assets have been in the past and may continue to be a politically charged topic, which could lead to volatility or loss of business;
•The theft, loss, or destruction of private keys required to access any digital assets held in custody for our own account or for our clients may be irreversible and our insurance may not be sufficient to protect us or our clients from losses;
•We may be unsuccessful in our efforts to develop, maintain, and enhance our brand and reputation due to negative publicity, unfamiliarity or other reasons;
•Dependence on a relatively concentrated number of digital assets could expose us to significant revenue and operational risks;
•We may be unable to securely store our or our clients’ assets;
•The future development and growth of digital assets is subject to a variety of factors that are difficult to predict and evaluate, and they may not achieve future acceptance, grow or develop as expected;

•We may be unable to keep pace with rapid industry changes to provide new and innovative products and services, which would cause a decline in the use of our products and services;
•We may be unable to compete effectively as we operate in a highly competitive industry that also has unregulated or less regulated companies and companies with greater financial and other resources;
•We may fail or be unable to retain existing clients, add new clients, or prevent our clients from decreasing their level of engagement with our products, services and platform;
•Due to our limited operating history, it may be difficult to evaluate our business and future prospects, and we may not be able to achieve or maintain profitability or growth in any given period;
•Our Bitcoin treasury strategy contains various risks, including exposure to Bitcoin related risks;
•Our platform contains third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could harm our business;
•Policymakers are continuing to develop new rules applicable to the digital asset economy, resulting in an uncertain regulatory landscape that is subject to the potential for substantial change;
•A particular digital asset, product or service’s status as a “security” in any relevant jurisdiction is subject to a high degree of uncertainty and if we are unable to properly characterize a digital asset or product offering, we may be subject to regulatory scrutiny, inquiries, investigations, fines, restrictions and other penalties;
•We are subject to a complex framework of U.S. and non-U.S. laws, rules, and regulations. The expansion of our global footprint may lead to heightened scrutiny by both U.S. and foreign regulatory and governmental bodies, potentially resulting in inquiries, investigations or enforcement actions;
•We have identified material weaknesses in our internal control over financial reporting. If our remediation of such material weaknesses is not effective, or if we experience additional material weaknesses in the future or otherwise fail to develop and maintain effective internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired; and
•We expect to be a “controlled company” within the meaning of the corporate governance rules of the NYSE and, as a result, we qualify for exemptions from certain corporate governance requirements. Although we do not currently intend to rely on any such exemptions, we may do so in the future and if we utilize any of the exemptions, you will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements.
If we are unable to adequately address these or the other risks we face, our business, operating results, financial condition, and future prospects could be adversely affected, which could cause the trading price of our Class A common stock to decline and could result in a partial or total loss of your investment.
Channels for Disclosure of Information
Following the effectiveness of the registration statement of which this prospectus forms a part, we intend to announce material information to the public through filings with the Securities and Exchange Commission (the “SEC”), the investor relations page on our website (www.bitgo.com), press releases, public conference calls, public webcasts, our X account (@BitGo), our Facebook page, our LinkedIn page, and Michael Belshe’s X account (@mikebelshe). The information contained on, or that can be accessed through, these channels is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our Class A common stock in this offering.
Corporate Information
BitGo, Inc. was incorporated in Delaware in 2011 under the name “Whensoon, Inc.”, which was amended to “Twist and Shout, Inc.” later in 2011 and then to “BitGo, Inc.” in 2014. BitGo Holdings, Inc. was incorporated in Delaware in 2017. As part of a series of transactions between BitGo Holdings, Inc.(a newly formed entity at such time) and BitGo, Inc. in 2018, BitGo, Inc. became a wholly-owned subsidiary of BitGo Holdings, Inc., and the stockholders of BitGo, Inc. became stockholders of BitGo Holdings, Inc. Our principal executive offices are located at 2443 Ash Street, Palo Alto, CA 94306. Our telephone number is (650) 847-0009. Our website address is www.bitgo.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase shares of our Class A common stock.
BitGo, the BitGo logo, and other registered or common law trade names, trademarks, or service marks of BitGo appearing in this prospectus are the property of BitGo Holdings, Inc. This prospectus contains additional trade names, trademarks, logos, and service marks of ours and of other companies. We do not intend our use or display of other companies’ trade names, trademarks, logos, or service marks to imply a relationship with these other companies, or endorsement or sponsorship of us by these other companies. Trademarks and trade names of other companies appearing in this prospectus are the property of their respective holders. Solely for convenience, our trade names, trademarks, logos and service marks referred to in this prospectus may appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor, to these trademarks, trade names, logos, and service marks.
Controlled Company
Upon the completion of this offering, our co-founder and Chief Executive Officer will control more than 50% of our total voting power. See “Risk Factors - Risks Related to the Offering and Our Class A Common Stock—Upon completion of the offering, the dual class structure of our common stock will have the effect of concentrating voting control with Michael Belshe, who will have control over key decision making as a result of control of a majority of the voting power of our outstanding common stock. This ownership structure will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.” As a result, we will be a “controlled company” within the meaning of the corporate governance rules of the NYSE. As a controlled company, we are permitted to rely on certain exemptions from NYSE’s corporate governance rules, including:
•an exemption from the rule that a majority of our board of directors must be “independent directors” as defined under the NYSE rules;
•an exemption from the rule that our compensation committee must be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•an exemption from the rule that our nominating and corporate governance committee must be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.
Although we do not currently intend to rely on any such exemptions, we may do so in the future and if we elect to do so, you will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements. For further discussion of controlled company implications from a corporate governance perspective, see the sections titled “Risk Factors—Risks

Related to the Offering and Our Class A Common Stock —Upon the completion of this offering, we will be a “controlled company” within the meaning of the corporate governance rules of the NYSE and, as a result, will qualify for exemptions from certain corporate governance requirements. Although we do not currently intend to rely on any such exemptions, we may do so in the future and if we utilize any of the exemptions, you will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements” and “Management - Controlled Company Status.”

THE OFFERING

Class A common stock offered by us	shares.
Class A common stock offered by the selling stockholders	shares.

Underwriters’ option to purchase additional shares of Class A common stock from us
The underwriters have the option for a period of 30 days from the date of this prospectus to purchase up to an additional          shares of our Class A common stock from us at the initial public offering price less underwriting discounts and commissions.

Class A common stock to be outstanding after this offering	shares (or shares if the underwriters exercise their option in full to purchase additional shares of our Class A common stock from us).

Class B common stock to be outstanding after this offering	shares.

Total common stock to be outstanding after this offering	shares (or shares if the underwriters exercise their option in full to purchase additional shares of our Class A common stock from us).

Voting rights
Upon the completion of this offering, we will have two classes of common stock: Class A common stock and Class B common stock. Shares of our Class A common stock will be entitled to one vote per share. Shares of our Class B common stock will be entitled to fifteen votes per share.

Holders of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law or our restated certificate of incorporation that will become effective substantially concurrently with the completion of this offering (our “Charter”). Each share of our Class B common stock will be convertible into one share of our Class A common stock at any time at the option of the holder and will convert automatically upon transfers, subject to limited exceptions, and upon (i) a date fixed by our board of directors that is no more than 61 days following the first date on which Michael Belshe and his permitted affiliates hold less than 70% of the aggregate outstanding shares of our Class A common stock and Class B common stock (including shares underlying outstanding options or other convertible securities) held on the date on which the registration statement of which this prospectus forms a part is declared effective by the SEC (ii) a date that is fixed by our board of directors that is no more than 61 days following the fifteenth anniversary of this offering, (iii) the date specified by the affirmative vote of two-thirds of the outstanding voting power of the Class B common stock, (iv) no more than 61 days following Michael Belshe’s Service Termination (as defined herein); (v) a date Michael Belshe’s employment is terminated for cause and (vi) a date fixed by the board of directors after the death or disability of Michael Belshe, which date will be no more than 61 days following such Service Termination. Upon the completion of this offering, and assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock, Michael Belshe will hold or have the ability to control                 shares of our Class A common stock and               shares of our Class B common stock, representing an economic interest in approximately               % of our outstanding capital stock and approximately              % of the voting power of our outstanding capital stock, which voting power may increase over time. Pursuant to a certain equity exchange agreement that will be entered into between us and Michael Belshe, Michael Belshe will have a right (but not an obligation) to require us to exchange any shares of our Class A common stock received by him upon the exercise or settlement of equity awards held by him that are outstanding as of               , 2025 for an equal number of shares of our Class B common stock (the “Equity Exchange Rights”).

If all currently outstanding equity awards held by Michael Belshe were exercised or settled and the Class A common stock received in the exercise or settlement of such awards was exchanged for an equal number of shares of our Class B common stock pursuant to the Equity Exchange Rights, then immediately following the completion of this offering, Michael Belshe would hold approximately          % of our outstanding capital stock and approximately         % of the voting power of our outstanding capital stock. As a result, upon completion of this offering, Michael Belshe will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change of control transaction. These risks are more fully described in the section titled “Risk Factors” and specifically, “Risk Factors—Risks Related to the Offering and Our Class A Common Stock—Upon completion of the offering, the dual class structure of our common stock will have the effect of concentrating voting control with Michael Belshe, who will have control over key decision making as a result of control of a majority of the voting power of our outstanding common stock. This ownership structure will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.” Additional information can be found in the sections titled “Principal and Selling Stockholders” and “Description of Capital Stock”.

Use of proceeds	We estimate that the net proceeds from the sale of shares of our Class A common stock in this offering will be approximately $ (or approximately $ if the underwriters’ option to purchase additional shares of Class A common stock from us is exercised in full), based upon the assumed initial public offering price of $ per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and estimated offering expenses payable by us.

The principal purposes of this offering are to obtain additional capital, create a public market for our Class A common stock, increase our visibility in the marketplace, increase our capitalization and financial flexibility, improve our competitive position and facilitate access to the public equity markets for us and our stockholders, and facilitate the orderly distribution of shares for the selling stockholders. We also intend to use a portion of the net proceeds we receive from this offering to pay all of our anticipated tax withholding and remittance obligations related to the RSU Net Settlement (as defined herein). We intend to use the remaining net proceeds we receive from this offering for working capital and other general corporate purposes, which may include product development, general and administrative matters, capital expenditures and for the potential acquisition of, or investment in, technologies, solutions, or businesses that complement our business. We do not have agreements or commitments for any material acquisitions or investments at this time. We will have broad discretion in the way that we use the net proceeds of this offering. See the section titled “Use of Proceeds” for additional information. We will not receive any proceeds from the sale of our Class A common stock in this offering by the selling stockholders.

Risk factors
See the section titled “Risk Factors” and other information included in this prospectus for a discussion of some of the factors you should consider before deciding to purchase shares of our Class A common stock.

Listing	We have applied to list our Class A common stock on the NYSE under the symbol “BTGO”.

Controlled Company
Upon completion of this offering, we will be a “controlled company” within the meaning of the corporate governance rules of the NYSE. For additional information, see the sections titled “Risk Factors—Risks Related to the Offering and Our Class A Common Stock —Upon the completion of this offering, we will be a “controlled company” within the meaning of the corporate governance rules of the NYSE and, as a result, will qualify for exemptions from certain corporate governance requirements. Although we do not currently intend to rely on any such exemptions, we may do so in the future and if we utilize any of the exemptions, you will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements” and “Management-Controlled Company.”

Dividend policy
We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our capital stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend, among other things, on our financial condition, operating results, capital requirements, general business conditions, restrictions in our debt instruments, and other factors that our board of directors may deem relevant. See the section titled “Dividend Policy” for additional information.

The number of shares of our Class A common stock and Class B common stock that will be outstanding after this offering is based on             shares of our Class A common stock and             shares of our Class B common stock outstanding as of June 30, 2025 (after giving effect to the Capital Stock Conversion (as defined below) and the RSU Net Settlement), and excludes:
•                 shares of our Class A common stock issuable upon the exercise of stock options to purchase shares of our Class A common stock outstanding as of June 30, 2025 under our Amended and Restated 2018 Stock Incentive Plan (the “2018 Plan”), with a weighted-average exercise price of $             per share, of which             shares will be exchangeable for an equal number of shares of our Class B common stock at the election of Michael Belshe upon exercise of his Equity Exchange Rights;
•             shares of our Class A common stock issuable upon the exercise of stock options granted after June 30, 2025 under our 2018 Plan with a weighted-average exercise price of $           per share;
•              shares of our Class A common stock issuable upon the vesting and settlement of restricted stock units (“RSUs”) outstanding as of June 30, 2025 under the 2018 Plan for which the service-based vesting condition was not satisfied as of June 30, 2025 and for which the liquidity-based vesting condition will be satisfied in connection with this offering (we expect that the satisfaction of the service-based vesting condition of certain of these RSUs through            , 2025, the expected date of this offering, will result in the net issuance of              shares of our Class A common stock in connection with this offering, after withholding an aggregate of                shares of Class A common stock to satisfy the associated estimated tax withholding and remittance obligations (based on the assumed initial public offering price of $            per share, which is the

midpoint of the offering price range set forth on the cover page of this prospectus, and an assumed            % tax withholding rate));
•               shares of our Class A common stock issuable upon the vesting and settlement of RSUs granted after June 30, 2025 under the 2018 Plan;
•93,742 shares of our Class A common stock issuable upon the vesting and settlement of RSUs that were issued in connection with our acquisition of HeightZero LLC (“HeightZero”);
•               shares of our Class A common stock issuable upon the exercise of the Non-Plan Repriced Stock Option (as defined herein) to purchase shares of our Class A common stock outstanding as of June 30, 2025, with a weighted-average exercise price of $               per share, of which             shares will be exchangeable for an equal number of shares of our Class B common stock at the election of Michael Belshe upon exercise of his Equity Exchange Rights; and
•              shares of our Class A common stock reserved for future issuance under our equity compensation plans, consisting of (i)              shares of our Class A common stock reserved for future issuance under our 2018 Plan as of June 30, 2025 (which reserve does not reflect the stock options to purchase shares of our Class A common stock and RSUs settleable for shares of our Class A common stock granted after June 30, 2025), (ii)              shares of our Class A common stock reserved for future issuance under our 2025 Equity Incentive Plan (the “2025 Plan”), which will become effective on the date immediately prior to the date of this prospectus, and (iii)             shares of our Class A common stock reserved for issuance under our 2025 Employee Stock Purchase Plan (the “2025 ESPP”), which will become effective on the date of this prospectus.
On the date of this prospectus, any remaining shares of our Class A common stock available for issuance under our 2018 Plan will be added to the shares of our Class A common stock reserved for issuance under our 2025 Plan, and we will cease granting awards under our 2018 Plan. Our 2025 Plan and 2025 ESPP also provide for automatic annual increases in the number of shares reserved thereunder. See the section titled “Executive Compensation—Employee Benefit and Stock Plans” for additional information.
The Equity Exchange Rights apply to equity awards held by Michael Belshe that are outstanding as of             , 2025. As of June 30, 2025, there were          shares of our Class A common stock subject to outstanding equity awards held by Michael Belshe that may be exchanged, upon exercise or settlement, for an equivalent number of shares of our Class B common stock pursuant to the Equity Exchange Rights.
Unless otherwise noted, the information in this prospectus reflects and assumes the following:
•the exchange of an aggregate of shares of our Series Seed convertible preferred stock, Series B-3 convertible preferred stock, Class A common stock and Class F common stock held by Michael Belshe and his affiliates as of June 30, 2025, for an equivalent number of shares of our Class B common stock pursuant to the terms of an exchange agreement entered into with us prior to the effectiveness of this offering (the “Class B Capital Stock Conversion”);
•the automatic conversion of an aggregate of               shares of our Series Seed convertible preferred stock, Series A convertible preferred stock, Series B convertible preferred stock, Series B-1 convertible preferred stock, Series B-2 convertible preferred stock, Series B-3 convertible preferred stock, Series C convertible preferred stock, Series C-1 convertible preferred stock, Series C-2 convertible preferred stock (collectively, the “convertible preferred stock”) and Class F common stock outstanding as of June 30, 2025 (excluding the shares exchanged pursuant to the Class B Capital Stock Conversion) into                 shares of Class A common stock immediately prior to the closing of this offering pursuant to the terms of our amended and restated certificate of incorporation, as in effect prior to and until the completion of this offering (our “Pre-IPO Charter” and such automatic conversion, the “Class A Capital Stock Conversion”and, the Class A Capital Stock Conversion together with the Class B Capital Stock Conversion, the “Capital Stock Conversion”));
•the net settlement and issuance of               shares of Class A common stock in connection with the vesting and settlement of RSUs outstanding as of June 30, 2025 subject to a service-based vesting condition, for which (i) the service-based vesting condition was satisfied as of                , 2025 and (ii) the liquidity-based condition will be satisfied upon the effectiveness of the registration statement of which this prospectus forms a part (the “IPO Vesting RSUs”), after giving effect to the withholding of              shares of our Class A common stock to satisfy the associated estimated tax withholding and remittance obligations (based on the assumed initial public offering price of $              per share, the midpoint of the price range set forth on the cover page of this prospectus, and an assumed           % tax withholding rate) (the “RSU Net Settlement”);
•the cash exercise of stock options to purchase      shares of our Class A common stock in connection with this offering, with a weighted-average exercise price of $     per share, for total gross proceeds to us of approximately $     million, by certain selling stockholders in connection with the sale of such shares by such selling stockholders in this offering, as described in “Principal and Selling Stockholders” (the “Option Exercise”);
•the filing and effectiveness of our Charter and Bylaws (as defined herein), which will occur substantially concurrently with the completion of this offering;
•no exercise of outstanding stock options or warrants or settlement of RSUs subsequent to June 30, 2025, except for the settlement of IPO Vesting RSUs in connection with the RSU Net Settlement and the Option Exercise; and
•no exercise by the underwriters of their option to purchase from us up to an additional                shares of our Class A common stock from us in this offering.
The assumed           % tax withholding rate used in this prospectus is an assumed blended withholding rate for the IPO Vesting RSUs that are subject to withholding in the RSU Net Settlement. The estimates in this prospectus relating to the RSU Net Settlement and related share withholding may differ from actual results due to, among other things, the actual initial public offering price and other terms of this offering determined at pricing, actual forfeitures through the date of this prospectus, and actual tax withholding rates. In addition, information in this prospectus relating to RSUs outstanding as of the date of this prospectus reflect estimated forfeitures through June 30, 2025.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
The following tables summarize our consolidated financial and other data as of the dates and for the periods indicated. We derived our summary consolidated statements of operations data for the years ended December 31, 2022, 2023, and 2024 (except for pro forma basic and diluted net income per share attributable to common stockholders and weighted-average shares used in computing pro forma basic and diluted net income per share attributable to common stockholders) from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the six months ended June 30, 2024 and June 30, 2025 and the consolidated balance sheet data as of June 30, 2025 have been derived from our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements. Our historical results are not necessarily indicative of the results to be expected in the future and our interim results are not necessarily indicative of results to be expected for a full fiscal year or any other interim period.
The summary consolidated financial and other data in this section are not necessarily indicative of the results to be expected in any future period. You should read the following summary consolidated financial and other data in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements, the accompanying notes, and other financial information included elsewhere in this prospectus. The summary consolidated financial and other data in this section are not intended to replace our consolidated financial statements and the related notes and are qualified in their entirety by our consolidated financial statements and the related notes included elsewhere in this prospectus.

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2024	2023	2022	2025	2024
	(in thousands)
Consolidated Statements of Operations Data:
Revenue
Total revenue	$3,080,967	$926,286	$2,511,295	$4,185,126	$1,122,817
Expenses
Digital assets sales cost	$2,531,063	$787,244	$2,442,039	$3,876,124	$873,172
Staking Fees	419,286	76,248	—	209,532	195,140
Stablecoin sponsor fees	—	—	—	15,249	—
Interest Expense	1,630	1,363	6,104	2,937	703
Compensation and benefits	79,939	62,995	77,941	47,828	35,815
General and administrative expenses	52,817	33,893	56,469	33,025	22,481
Amortization and depreciation	3,216	1,139	3,021	1,741	832
Total Expenses	$3,087,951	$962,882	$2,585,574	$4,186,436	$1,128,143
Loss from operations	$(6,984)	$(36,596)	$(74,279)	$(1,310)	$(5,326)
Net change in unrealized appreciation on digital assets	112,001	35,134	7,595,885	22,034	38,328
Goodwill impairment charge	(36,496)	—	—	—	—
Gain on disposal of assets	117,427	187	1,905,581	(272)	1,622
Impairment of digital assets	—	—	(4,821,400)	—	—
Total other income	$192,932	$35,321	$4,680,066	$21,762	$39,950
Income before income taxes	185,948	(1,275)	4,605,787	20,452	34,624
Provision for income taxes	29,394	843	705	7,871	3,719
Net Income (loss)	$156,554	$(2,118)	$4,605,082	12,581	30,905

	For the Year Ended December 31,			For the Six Months Ended June 30,
	2024	2023	2022	2025	2024
Net Income (loss) attributable to common stockholders, basic and diluted	$54,124	$(2,118)	$1,877,080	$1,267	$8,415
Net Income (loss) per share
Basic Net Income (loss) per common share - Common A	$1.38	$(0.06)	$51.59	$0.03	$0.22
Basic Net Income (loss) per common share - Common F	$1.38	$(0.06)	$51.59	$0.03	$0.22
Diluted Net Income (loss) per common share - Common A	$0.90	$(0.06)	$39.54	$0.02	$0.15
Diluted Net Income (loss) per common share - Common F	$0.90	$(0.06)	$39.54	$0.02	$0.15
Weighted-average common shares used to compute Net Income (loss) per share
Basic - Common A	31,602	30,297	28,891	31,209	31,116
Basic - Common F	7,601	7,601	7,492	7,601	7,601
Diluted - Common A	52,060	30,297	39,414	47,712	48,529
Diluted - Common F	8,164	7,601	8,055	8,164	8,164
Unaudited pro forma net income (loss) attributable to common stockholders
Pro forma net income (loss) per share attributable to common stockholders, basic and diluted

	As of June 30, 2025 (unaudited)
	Actual	Pro Forma(1)	Pro Forma, As Adjusted(2)(3)
	(in thousands)
Consolidated Balance Sheet Data
Assets
Cash and cash equivalents	$55,586
Cash and cash equivalents segregated for the benefit of stablecoin holders - restricted	2,207,411
Accounts receivable, net	15,433
Loan receivables	122,205
Digital intangible assets loan receivables, at fair value	16,070
Digital intangible assets, at fair value	282,229
Digital intangible assets collateral, at fair value	353,288
Deferred tax asset	1,323
Other assets	131,860
Total current assets	$3,185,405
Equipment and software, net	9,163
Other non-current assets	5,166
Total assets	$3,199,734

	As of June 30, 2025 (unaudited)
	Actual	Pro Forma(1)	Pro Forma, As Adjusted(2)(3)
Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$6,297
Deferred revenue	8,132
Deposits from stablecoin holders	2,206,613
Borrowings	69,354
Obligations to return collateral, at fair value	372,939
Deferred tax liability	11,279
Operating lease liabilities, current	1,432
Other current liabilities	177,268
Total current liabilities	$2,853,314
Operating lease liabilities, non-current	3,037
Total liabilities	$2,856,351
Stockholders’ Equity
Common Stock A	3
Common Stock F	1
Series C-2 convertible stock	41,963
Series C-1 convertible stock	1,486
Series C convertible stock	86,285
Series B-3 convertible stock	14,661
Series B-2 convertible stock	2,963
Series B-1 convertible stock	14,959
Series B convertible stock	42,310
Series A convertible stock	11,913
Series Seed convertible stock	6,000
Minority interest	2,204
Additional paid-in capital	29,167
Retained earnings (Accumulated deficit)	89,468
Total stockholders’ equity	343,383
Total liabilities and stockholders’ equity	$3,199,734
_______________
(1)The pro forma column above gives effect to (i) the Capital Stock Conversion as if such conversion had occurred on June 30, 2025, (ii) the filing and effectiveness of our Charter that will become effective immediately prior to the completion of this offering, (iii) an increase to additional paid-in capital and accumulated deficit related to stock-based compensation of $               million related to RSUs subject to the RSU Net Settlement, (iv) the net settlement and issuance of                shares of Class A common stock in connection with the RSU Net Settlement, after withholding                 shares to satisfy estimated tax withholding and remittance obligations of $                  million (based on the initial public offering price of $                per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and an assumed                 % tax withholding rate), (v) the increase in accrued liabilities and an equivalent decrease in additional paid-in capital of $             million in connection with the estimated tax withholding and remittance obligations related to the RSU Net Settlement and (vi) the Option Exercise.
(2)The pro forma as adjusted column above gives effect to (i) the pro forma adjustments set forth in footnote (1) above, (ii) the sale and issuance of                   shares of our Class A common stock in this offering at an assumed initial public offering price of $                per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and (iii) the use of a portion of the net proceeds from this offering, together with existing cash and cash equivalents, if necessary, to satisfy the estimated tax withholding and remittance obligations related to the RSU Net Settlement.
(3)Each $1.00 increase (decrease) in the assumed initial public offering price of $                 per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ (deficit) equity, and total capitalization by $ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 1.0 million shares in the number of shares of our Class A common stock offered by us would increase (decrease) the amount of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ (deficit) equity, and total capitalization by $ million, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions. In addition, each 1.0% increase (decrease) in the tax withholding rate would increase (decrease) the amount of tax withholding and remittance obligations related to the RSU Net Settlement and increase (decrease) cash, cash equivalents, and short term investments, additional paid-in capital, total stockholders’ (deficit) equity, and total capitalization by $                  million, assuming that the assumed initial public offering price remains the same, that the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering. Each $1.00 increase (decrease) in the assumed initial public offering price of $                 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the amount of tax withholding and remittance obligations related to the RSU Net Settlement and increase (decrease) cash, cash equivalents, and short term investments, additional paid-in capital, total stockholders’ (deficit) equity, and total capitalization by $ million, assuming that the tax withholding rate remains the same, that the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering.
Key Business Metrics and Non-GAAP Financial Measures
In addition to the measures presented in our consolidated financial statements, we review the following key business metrics to assess our operations, track performance, identify trends impacting our business and inform our strategic decision-making. In addition, to supplement our consolidated condensed financial statements, which are prepared and presented in accordance with U.S. GAAP, we also utilize the non-GAAP calculation of Adjusted EBITDA to evaluate the health of our business, allocate our resources and assess our performance. See the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for additional information on our key business metrics and non-GAAP measure, including why we believe such measure is helpful to us and our investors and the limitations of such measure, as well as reconciliations of our non-GAAP financial measure to the most directly comparable financial measure prepared in accordance with U.S. GAAP.
Key Business Metrics

	For the Year Ended December 31,			For the Six Months Ended June 30, 2025
	2024	2023	2022	2025	2024
	(in USD millions, except for Number of Clients and Number of Users)
AoP(1)	$89,994	$30,807	$16,982	$90,274	$59,463
Number of Clients(2)	2,615	1,367	1,045	4,621	1,722
Assets Staked(3)	$31,868	$6,011	28	$25,592	$14,945
Number of Users(4)	1,042,353	959,813	939,614	1,148,542	972,691
_______________
(1)We define Assets on Platform (“AoP”) as the median of the daily balances of total assets on our platform over the measured period, where daily balances represent the fair value of both fiat currency and digital assets, whether custodied or non-custodied, held by clients in their accounts on our platform at the end of each day, calculated based on the market price of the applicable assets at the end of such day.

(2)We define Number of Clients as the cumulative number as of the end of the measured period of (i) institutional clients that have (A) an executed service agreement with us that has not been terminated as of the end of such measured period and (B) have been onboarded to at least one of our core solutions (i.e., custody, wallet platform or trading) and (ii) HNWIs, which we define as any individual with a net worth of $1 million or more, who (A) have an executed service agreement with us that has not been terminated as of the end of such measured period and (B) have been onboarded to at least one of our core solutions (i.e., custody, wallet platform or trading).
(3)We define Assets Staked as the median of the daily balances of total client assets actively delegated to proof-of-stake (“PoS”) and restaking protocols through our staking solutions over the measured period. The daily balances of total client assets represent the fair value of digital assets staked by our clients on our platform at the end of each day, calculated by the market prices of the applicable assets at the end of such day.
(4)We define Number of Users as the cumulative number as of the end of the measured period of (i) individuals authorized to access the account of any of our institutional clients on such institutional client’s behalf, which institutional client (A) has an executed service agreement with us that has not been terminated as of the end of such measured period and (B) has been onboarded to at least one of our core solutions (i.e., custody, wallet platform or trading), (ii) HNWIs, which we define as any individual with a net worth of $1 million or more, who (A) have an executed service agreement with us that has not been terminated as of the end of such measured period and (B) have been onboarded to at least one of our core solutions (i.e., custody, wallet platform or trading) and (iii) retail users that have registered an account with BitGo, in each case who have conducted at least one of the following activities at any point since onboarding our platform (through the applicable methods described above) and prior to the end of such measured period: (a) an API Call (i.e., a programmatic interaction with our platform using our APIs, which excludes passive or system-generated pings), (b) a UI Session (i.e., a web-based login session where a user accesses our wallet user interface) and (c) an Event in Audit Logs (i.e., a user-initiated action that is recorded in our audit logs, such as transaction approvals, policy changes or wallet configuration updates, and excludes purely background or system-automated entries).
Adjusted EBITDA

	For the Year Ended December 31,			For the Six Months Ended June 30, 2025
	2024	2023	2022	2025	2024
	(in thousands, except for percentages)
Adjusted EBITDA(2)	$3,279	$(29,731)	$(8,166)	$6,864	$(1,913)
_______________
(1)We define Adjusted EBITDA as net income (loss), excluding (i) provision for income taxes, (ii) depreciation and amortization, (iii) stock-based payment expense, (iv) goodwill impairment charge, (v) net changes in unrealized appreciation / (loss) on digital assets, (vi) gains on disposal of assets related to an asset purchase agreement, (vii) gain on return of digital intangible asset loans, (viii) gain on exchange of digital intangible assets – restricted, (ix) gain on disposal of digital intangible assets received as collateral, (x) change in fair value of embedded derivative related to obligations to return digital intangible assets, (xi) change in the fair value of embedded derivative related to obligations to exchange digital intangible assets, (xii) impairment of digital assets, and (xiii) certain non-recurring charges.

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, before making a decision to invest in our Class A common stock. If any of the following risks, or any risks that are not presently known to us or that we do not currently consider material, occur, our business, operating results, financial condition and future prospects could be materially and adversely affected. In that event, the market price of our Class A common stock could decline, and you could lose all or a part of your investment. This prospectus also contains forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements, including as a result of risks and uncertainties described below. See the section titled “Special Note Regarding Forward-Looking Statements” for more information.
Risks Related to Our Business, Operations and Financial Position
Our operating results have and are expected to continue to significantly fluctuate, including due to the highly volatile nature of digital assets.
Our business, financial condition, and operating results have historically experienced significant fluctuations and are likely to continue significantly fluctuating in the future. These fluctuations are primarily driven by the highly volatile and cyclical nature of digital asset markets, which have historically alternated between periods of rapid growth and sharp declines.
Our total revenues have historically been, and are expected to continue to be, comprised substantially of digital assets sales revenue, staking revenue, and subscriptions and services revenue, all of which are influenced by the trading price and volatility of digital assets. During periods of rising digital asset prices, these sources of revenue generally increase as our AoP increases. During periods of declining digital asset prices, our AoP generally decreases, which negatively impacts the total revenue generated. In addition, during periods in which digital asset prices are increasing, we have generally seen increased market activity and client engagement, which helps growth in new client acquisitions and other product offerings that can lead to higher total revenues. Conversely, during periods of declining digital asset prices, or negative market sentiment, we typically experience reduced client activity and slower client growth, which has decreased total revenues. Therefore, changes in the value of digital assets have historically had, and we expect will generally have in the future, a significant impact on our financial results. For example, our total revenue of $3.1 billion for the year ended December 31, 2024 increased by 233% from the year ended December 31, 2023, primarily driven by improving macroeconomic conditions and stronger investor sentiment in the digital asset market and correspondingly higher digital asset prices, which supported growth across key products, including digital asset sales. Our AoP for the quarter ended December 31, 2024 was $90 billion, representing a 192% increase from the quarter ended December 31, 2023. On the other hand, our total revenue of $926.3 million for the year ended December 31, 2023 decreased by 63% as compared to the year ended December 31, 2022, primarily driven by a decrease in digital asset sales which were impacted by broader macroeconomic pressures in the digital asset market and correspondingly lower digital asset prices, and soft institutional investor trading activity. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” for a definition of “Assets on Platform”.
The highly volatile and cyclical nature of the digital asset markets are influenced by numerous factors, many of which are beyond our control. These factors include, but are not limited to, market sentiment and the actions of market participants, regulatory developments, technological changes, flaws or perceived flaws, macroeconomic conditions, geopolitical events, and media coverage. Any of these factors can lead to rapid and unpredictable changes in digital asset prices and overall digital asset market conditions.
In addition, the prices of many digital assets are based in part on market adoption and future expectations, which may or may not be realized. As a result, the prices of digital assets are highly speculative. The speculative nature of digital assets can amplify market volatility resulting in sudden and substantial price movements that significantly impact client behavior and operating results. Furthermore, there are many digital assets in the market that we do not support. Our business could be adversely affected, and growth in our revenue earned from our custody platform could slow or decline, if the markets for the digital assets we support were to deteriorate or if demand increases for other digital assets that we do not support. The decision on whether or not to support a particular digital asset can be driven by technological limitations or regulatory considerations, among other factors. For example, in connection with complying with various legal and regulatory requirements, including guidance related to the listing and de-listing of digital assets issued by the New York Department of Financial Services, which, among other things, regulates which digital assets can be made available to certain customers, we regularly assess whether we can support certain digital assets or whether to remove certain digital assets from our custody platform. Our decision not to support particular digital assets may result in a decline in total revenue and a loss of clients who desire to custody or transact in such digital assets.
There have also been an increasing number of public companies pursuing a digital asset treasury (“DAT”) strategy, which could further exacerbate the highly volatile and cyclical nature of digital asset markets. If the price of a particular digital asset falls, there may be forced selling pressure for the same digital asset if it is underlying a public company’s DAT strategy, in particular as it relates to DAT strategy public companies that have issued securities such as convertible bonds and notes to fund their DAT strategies because, if the price of the digital asset underlying the applicable DAT strategy falls, such company could be forced to sell its digital assets to service its debts, potentially resulting in market instability and liquidations within the digital asset markets. Additionally, DAT strategies may inadvertently lead to decreased investor confidence that spreads throughout the financial ecosystem. For instance, if a public company unexpectedly sells a portion of the digital assets underlying their DAT strategy, even for predictable cash flow management or business operation purposes, such unanticipated sale could create a sudden price decline, market liquidations or destabilization.
Due to this volatility, our quarterly and annual financial results may vary significantly from period to period, making it difficult to accurately forecast future performance or reliably predict long-term trends. Periods of prolonged market downturns or sustained negative sentiment could materially reduce our revenues, profitability, and growth prospects, potentially requiring us to adjust our business strategies, reduce expenses, or delay investments in growth initiatives. Furthermore, significant fluctuations in our operating results could adversely affect investor perceptions, performance of our Class A common stock, and our ability to attract and retain clients, employees, and strategic partners.
In addition, our financial results and operating performance may fluctuate from time to time due to certain business opportunities or unprecedented activity on our platform. While we historically have maintained a diversified client base, and expect to continue doing so, such that we are not dependent on a small number of clients, certain business opportunities or client relationships may impact our revenues and financial performance in a manner that is not representative of past performance, and that may not be indicative of future performance.
As a result, investors should not rely on our historical operating results as indicative of future performance. Any prolonged downturn or sustained volatility in digital asset markets could materially and adversely affect our business, operating results, financial condition, and prospects. Our operating results will continue to fluctuate significantly as a result of a variety of factors, many of which are unpredictable and in certain instances are outside our control, including, but not limited to:
•aspects of offerings that are dependent on digital asset trading activity, including trading volume and the prevailing trading prices for digital assets;
•our ability to attract, maintain, and grow our client base and engage our clients;
•changes in the legislative or regulatory environment, or actions by federal or state regulators in the U.S. or actions by foreign governments or regulators, including new or revised statutes,

regulations, or guidance or the results of enforcement actions, including judgments, fines, orders, or consent decrees;
•regulatory changes or scrutiny that impact our ability to offer certain products or services;
•our ability to continue to diversify and grow our subscriptions and services revenue;
•our mix of revenue among digital asset sales, staking and subscriptions and services;
•pricing for, or temporary suspensions of, our products and services;
•investments we make in the development of products and services as well as technology offered to our developers, international expansion, and sales and marketing;
•adding digital assets to, or removing them from, our platform;
•our ability to establish and maintain partnerships, collaborations, joint ventures, or strategic alliances with third parties;
•market conditions of, and overall sentiment towards, the digital asset economy;
•macroeconomic conditions, including interest rates, inflation and instability in the global banking system;
•adverse legal proceedings or regulatory enforcement actions, judgments, settlements, or other legal proceeding and enforcement-related costs;
•the development and introduction of existing and new products and services by us or our competitors;
•our ability to control costs, including our operating expenses incurred to grow and expand our operations and to remain competitive;
•system failure, outages or interruptions, including with respect to our digital asset platform and third-party crypto networks;
•our lack of control over decentralized or third-party blockchains and networks that may experience downtime, cyber-attacks, critical failures, errors, bugs, corrupted files, data losses, or other similar software failures, outages, breaches and losses;
•breaches of security or privacy;
•inaccessibility of our platform due to our or third-party actions;
•our ability to protect and enforce our intellectual property;
•our ability to attract and retain talent; and
•our ability to compete with our competitors.
As a result of these and other factors, it is difficult for us to forecast growth trends accurately and evaluate our business and future prospects, particularly in the short term. In particular, our total revenue can vary based on the underlying breadth of our services and the market value of AoP due to the nature of our core back office services (such as custody and safekeeping, transaction processing and trade settlement, fund administration, reporting and record keeping, security servicing, and fund accounting), middle office services (such as investment book of records, transaction management, recordkeeping, client reporting and investment analytics, and markets services such as liquidity solutions, currency and collateral management), and front office services (such as trade order and execution management, and pre-trade compliance).

In view of the rapidly evolving nature of our business and the digital asset economy, period-to-period comparisons of our operating results may not be meaningful, and you should not rely upon them as an indication of future performance. Quarterly and annual expenses reflected in our financial statements may be significantly different from historical or projected rates. Our operating results in one or more future periods may fall below the expectations of securities analysts and investors, and as a result, the trading price of our Class A common stock may increase or decrease significantly.
Transferring digital assets using our platform involves risks, which could result in loss of client assets, client disputes and other liabilities.
Our platform enables clients to deposit and withdraw digital assets, processes that inherently involve operational, technological, and security risks. Deposits and withdrawals require accurate blockchain address management, secure private key handling, and reliable transaction processing. Errors or failures in these processes, including incorrect wallet addresses, mistaken transfers, delays in blockchain confirmations, cybersecurity breaches, internal system errors, hardware malfunctions, compromised key material, employee misconduct, or malicious activities, have resulted, and could in the future result, in the permanent loss or theft of client assets or data. Such incidents could lead to client dissatisfaction, disputes, litigation, regulatory scrutiny, reputational harm, and financial liabilities.
Furthermore, clients may experience delays in withdrawing or transferring their digital assets due to factors such as blockchain network congestion, liquidity constraints, operational disruptions, manual reviews and approvals or technical issues. These delays could negatively impact client satisfaction, lead to disputes or complaints, and result in litigation, reputational harm or regulatory scrutiny.
Additionally, we integrate with third-party staking platforms to provide staking and delegation services. Further, some networks may require client assets to be transferred into smart contracts on the underlying blockchain networks not under our or anyone’s control. These third-party platforms or smart contracts may fail to behave as expected or may experience operational disruptions, cybersecurity incidents, insolvency, regulatory enforcement actions, or other adverse events beyond our control. Any failure or compromise of these third-party staking platforms could result in the loss or impairment of client assets, disputes regarding asset custody and responsibility, and potential legal or regulatory liabilities for us. In addition, certain blockchain networks dictate requirements for participation in the relevant decentralized governance activity, and may impose penalties, or “slashing,” if the relevant activities are not performed correctly, such as if the staker, delegator, or baker acts maliciously on the networks, “double signs” any transactions, or experiences extended downtimes. If any of our third-party staking platforms are slashed by the underlying blockchain network, our clients’ assets may be confiscated, withdrawn, or burnt by the network, resulting in losses for which we may be responsible. Further, the technological complexity of staking mechanisms also introduces operational challenges to our third-party staking platforms, which could result in the loss of our clients’ assets. Were any of these events to occur, it could negatively impact our reputation, business, financial condition, and results of operations and discourage existing and future clients from utilizing our products and services.
We cannot guarantee that our internal controls, security measures, or due diligence processes will prevent all incidents or losses. Any significant loss of client assets, disputes arising from deposit or withdrawal processes, or failures involving third-party staking integrations could materially and adversely affect our business, operating results, financial condition, and prospects.
From time to time, we may encounter technical issues in connection with the integration of supported digital assets and changes and upgrades to their underlying networks.
Our business relies on our ability to support new and in-demand digital assets, and the integration of such supported digital assets into our technical infrastructure, a process that requires extensive front- and back-end development across multiple platforms, including wallet, custody, trading, and staking solutions. While we consistently evaluate opportunities to support new and in-demand digital assets on our platform, we cannot guarantee that we will be able to do so in a timely manner or at all, and the integration of newly supported digital assets to our platform may require significant financial and technology investment and development. In addition, integration efforts may be technically complex; for certain digital assets, a significant development investment is required with no guarantee of successful integration with either existing or future product and service offerings. Integration efforts may also depend on proprietary or open-source technologies governed by third-party licensing terms, which may limit our flexibility or require us to obtain additional rights. As of June 30, 2025, we supported over 1,400 digital assets on our platform, which is among the most comprehensive offerings among our competitors. Accordingly, our business has required, and will continue to require, significant technology investment and development to maintain and support the high volume of digital asset transaction volume on our platform. Any failure to do so may cause a loss of client confidence in us, which may adversely impact our brand and reputation as well as our business, operating results and financial condition more generally. Moreover, the integration process may inadvertently introduce software errors or vulnerabilities into both new features and our existing infrastructure, potentially affecting system integrity, data protection measures and overall security.
Even if initial integration is successful, our platform remains exposed to ongoing technical challenges. Changes to the underlying blockchain networks, such as software upgrades, soft or hard forks, and cybersecurity incidents, can lead to incompatibilities, disruptions, or security weaknesses. These issues could impair our ability to support digital assets reliably, compromise the security of our hot or cold wallets, and even freeze or result in the loss of clients’ assets. Failure to promptly identify, troubleshoot, and resolve these issues may not only jeopardize the security and integrity of our custody platform but also adversely impact our operating results, financial condition, and long-term business strategy. In addition, because we offer a wide range of solutions, including wallet solutions, custody, staking, trading, borrowing/lending, token management and stablecoin-as-a-service, we are exposed to greater risks of failure in integration into our technical infrastructure. Any technical issues with respect to the integration of supported digital assets into any aspect of our technical infrastructure may adversely impact our competitive edge of providing a comprehensive platform enabling one-stop access for our clients.
Digital assets have been in the past, and may continue to be, a politically charged topic, which could lead to volatility or loss of business.
Changes in the political climate in the U.S. and internationally, including shifts in administrative priorities, federal or state legislative composition and political leadership, and regulatory agency composition and leadership, has in the past and may in the future result in heightened scrutiny of our industry and operations, as well as significant changes to the laws, rules, and regulations that govern our business. The nature, timing, and impact of such changes are unpredictable and could materially and adversely affect our business in several ways, including:
•increased compliance costs, capital requirements, or operational restrictions that could reduce our profitability or limit our ability to offer certain products and services;
•enhanced scrutiny of our business practices, products, and operations by regulatory agencies, potentially leading to increased regulatory investigations, enforcement actions, and litigation;
•changes to consumer protection laws and regulations that could restrict our ability to price or structure our products in ways we believe are appropriate, thereby affecting our revenue and profitability;
•shifts in tax policy that could adversely affect our effective tax rate or the tax treatment of certain of our products;
•new or revised requirements regarding data privacy, cybersecurity, or information security that could require us to make substantial investments in technology and infrastructure;
•changes to employment laws or regulations that could increase our labor costs or reduce workforce flexibility;

•modifications to trade policies, including tariffs and international agreements, which could disrupt our business relationships, supply chains, or cross-border operations; and
•broader economic impacts resulting from policy uncertainty, including market volatility, changes in interest rates, or reduced consumer and business confidence, any of which could negatively impact demand for our products and services.
The potential for political and regulatory change has intensified in recent years as public debate regarding the appropriate level of regulation and oversight of the financial services and digital asset industries has become more polarized. Industry participants, including us, have faced criticism from elected officials, regulators, consumer advocacy groups, and the media regarding business practices, and this criticism may increase during periods of economic stress, in response to high-profile incidents within our industry, or as a result of changes in political leadership.
Furthermore, changes in political priorities may result in changes in the interpretation or enforcement of existing regulations and a shift toward increased regulation could result in regulatory fragmentation and overlapping or conflicting requirements across different jurisdictions.
While we actively monitor political and regulatory developments and engage with policymakers and regulators to advocate for balanced approaches to industry oversight, it is not possible to predict with certainty the extent to which new legislation, regulations, or policies will affect our business. The cost of compliance with any new requirements, or the impact of failing to comply with existing or new requirements, could have a material adverse effect on our business, financial condition, and results of operations. Additionally, our efforts to comply with new requirements may divert management attention and resources from other business priorities.
Our perceived or actual affiliations with prominent political leaders or governmental entities could expose us to reputational, regulatory, and operational risks.
We engage in business relationships with entities that have close affiliations with prominent political leaders or governmental entities and provide contractual services to various governments, including those of the U.S., El Salvador and Bhutan. For example, we are the custodian and infrastructure provider for USD1, the stablecoin launched in 2025 by World Liberty Financial, Inc. of which the current President of the United States is an affiliate. Such political leaders or governmental entities are more susceptible to public criticism and unfavorable coverage in the media. Active criticism of any political leaders or governmental entities with whom we have, or are perceived to have, a direct or indirect relationship may subject us to heightened regulatory scrutiny, public criticism, or allegations of favoritism, conflicts of interest, or undue influence. Such perceptions could damage our reputation, reduce client confidence, and lead to loss of business opportunities. Additionally, political shifts, changes in government policies, or geopolitical tensions could disrupt these relationships or impose new compliance obligations, increasing operational costs or limiting our ability to operate in certain jurisdictions. Regulatory or legal actions stemming from these affiliations, even if unfounded, could result in fines, penalties, or restrictions on our operations. Any adverse developments related to our affiliations with prominent political leaders or government entities could materially and adversely affect our business, operating results, financial condition, and prospects.
We currently support, and expect to continue to support, certain smart contract-based digital assets. If the underlying smart contracts for these digital assets do not operate as expected, they could lose value and our business could be adversely affected.
We currently support, and expect to continue to support, various digital assets that perform a functionality on, represent governance rights in, or represent some other unit of value on smart contracts deployed on a third-party blockchain. Smart contracts are programs that store and transfer value and execute automatically when certain conditions are met. We deploy and interact with smart contracts, including those for WBTC admin keys, our multi-signature (“multi-sig”) wallet solutions, forwarded smart contracts, and other blockchain-based protocols integral to our custody and transaction services. These smart contracts, while rigorously developed and audited, are susceptible to coding errors, vulnerabilities, or exploits that could result in the loss, theft, or inaccessibility of client assets. For example, a flaw in a smart contract’s logic or an exploit targeting admin keys could allow unauthorized access to or transfer of assets we custody, leading to substantial financial losses. Such incidents could also disrupt our operations, trigger client disputes, result in litigation, attract regulatory scrutiny, and cause significant reputational harm. While we implement robust security measures and conduct regular audits, there can be no assurance that all vulnerabilities will be identified or mitigated. Any failure or compromise of smart contracts we deploy or are affiliated with could materially and adversely affect our business, operating results, financial condition and prospects.
Examples of such incidents that have occurred in the industry include, in March 2022, approximately $625 million in value was compromised in an exploit of the Ronin Network, the blockchain used by the Axie Infinity video game platform, and in August 2024, it suffered another exploit resulting in an approximately $12 million loss due to a smart contract vulnerability introduced by a recent upgrade. Likewise, in August 2022, a flaw in Nomad’s smart contract that enabled users to communicate between different blockchains allowed attackers to misappropriate funds, resulting in approximately $190 million in losses. If any similar vulnerabilities or flaws come to fruition, smart contract-based digital assets, including those held by our clients on our custody platform, or those we may utilize to offer certain services, may suffer negative publicity, be exposed to security vulnerabilities, decline significantly in value, or lose liquidity over a short period of time. Although we do not directly control or administer many of these smart contracts, any such losses or similar events could cause clients to seek damages against us for their losses, result in increased regulatory scrutiny or disputes with clients, reputational damage to us or otherwise adversely impact our business.
The theft, loss, or destruction of private keys required to access any digital assets held in custody for our own account or for our clients may be irreversible and our insurance may not be sufficient to protect us or our clients from losses.
Our business involves the safekeeping of digital assets through the secure storage of cryptographic private keys, which are necessary to access and transfer the digital assets we hold in custody on behalf of our clients. Digital assets are generally controllable only by the possessor of the unique private key relating to the digital wallet in which the digital assets are held. We support both a multi-signature protocol and a multi-party computation signature protocol to provide additional layers of security in connection with our wallet solutions. In addition, we hold a significant majority of our clients’ assets in cold storage solutions (over 94% as of June 30, 2025), which we believe reduces certain risks of loss associated with hot wallets. Nevertheless, our technologies and solutions do not eliminate risks of loss, theft, hacks or other compromise of our clients’ assets. For example, if a sufficient number of private keys (e.g., two of three in the context of multi-sig wallets) are lost or compromised, we will be unable to access the digital assets held in the related wallet or a third party may be able to access such digital assets. In addition, if the software or smart contracts underlying the multi-sig or multi-party computation signature wallets have flaws, the related wallets could be subject to security vulnerabilities and potential losses of clients’ assets. Examples of such incidents in the industry include, in July 2017, a vulnerability in a smart contract for a multi-sig wallet software developed by Parity led to a reported $30 million theft of Ether and, in November 2017, a new vulnerability in Parity’s wallet software reportedly led to approximately $160 million worth of Ether being indefinitely frozen in an account.
We cannot provide assurance that our wallets and secure vault infrastructure will not be hacked or compromised. While other firms in the digital asset industry may opt to outsource node operations, we run all of the nodes that we use to conduct our wallet solutions and a subset of nodes used to conduct our staking operations. Maintaining this unique mix of hardware and software opens up our business and technology to a range of security issues where a node could potentially be hacked, resulting in the loss of client assets. In addition, digital assets and blockchain technologies have been, and may in the future be, subject to security breaches, hacks, or other malicious activities. For instance, in February 2025, digital asset currency exchange Bybit suffered a sophisticated security breach resulting in the theft of approximately $1.5 billion in digital assets, marking the largest digital asset heist in history and highlighting the extreme vulnerability of even supposedly secure “cold wallet” storage systems. Incidents such as these result in industry wide impacts on digital asset prices, regulatory responses, and ancillary costs, including the cost of insurance coverage. One or several of these outcomes could have a material impact on our revenue.
Losses or inaccessibility of private keys relating to, or a hack or other compromise of, digital wallets used to store our clients’ digital assets could adversely affect our clients’ ability to access or sell their digital assets, require us to reimburse our clients for some or all of their losses, or subject us to significant financial losses in addition to losing client trust in us and our products. As such, any loss of private keys due to a hack, employee or service provider misconduct or error, or other compromise by third parties could hurt our brand and reputation, result in significant losses, and adversely impact our business. The digital asset insurance market is limited, and therefore, the level of insurance maintained by us, may not be available or sufficient to protect us or our clients from all possible losses or sources of losses. Because many insurance carriers do not provide insurance coverage for certain crypto-related risks, comprehensive coverage for certain events (e.g., losses arising from certain protocol failures, software bugs, fraudulent or mistaken transactions) is not readily available on commercially reasonable terms, if at all. In addition, similar to most financial institutions, the total assets on our platform are substantially more than our corporate assets and available insurance, and we may be liable for the full amount of losses suffered and such losses may exceed our remaining assets. Any inability to obtain and maintain appropriate insurance coverage could cause a substantial financial loss, adverse reputational impact, inability to compete with our competitors, and enhanced regulatory scrutiny, and could adversely affect our business, operating results, and financial condition.
In addition, our digital asset insurance of up to $250 million for digital assets held in qualified custody, which is provided by a syndicate of insurers in the Lloyd’s of London and European Marketplace, is accompanied by a long list of terms and conditions, constraints and exclusions that differ depending on the policy. Although our digital asset insurance policy specifically covers assets stored in cold storage within the BitGo Trust Companies and includes protection against theft or copying of private keys, insider theft or dishonest acts by our employees or executives and loss of keys, it does not cover cases where the client or a third party holds some of the keys themselves, such as in the case of hot wallets or self-managed digital asset custody solutions. Insurance payouts would also be distributed on a case-by-case basis in the event of an incident, and there is no guarantee that any payout will be made on a particular claim. Any potential claim may also result in litigation. Our ability to maintain insurance is also subject to the insurance carriers’ ongoing underwriting criteria. Any loss of client assets could result in a subsequent lapse in insurance coverage, which could cause a substantial business disruption, adverse reputational impact, inability to compete with our competitors, and regulatory investigations, inquiries, or actions.
We may be unable to securely store our or our clients’ assets.
We store digital assets and hold cash on behalf of our clients and hold fiat currencies and digital assets for corporate investment and operating purposes. Securely storing clients’ digital assets and cash is integral to the trust we build with our clients, and our success and the success of our offerings requires significant public confidence in our ability to properly manage clients’ assets. We have devoted significant resources to develop our policies, procedures, operational controls and internal controls to protect us from material risks surrounding the storing of these assets and conflicts of interest. Such controls include, among other things, controls over the segregation of corporate digital asset balances from client digital asset balances, controls over the processes of client digital asset deposits and client digital asset withdrawals and corporate and client fiat balances. However, our efforts to develop and implement such policies, procedures, operational controls and internal controls may be insufficient. Our previous and continued expanded operations and evolving business may make it difficult to predict all the risks and challenges we might encounter and therefore increase the risk that our policies and procedures for identifying, monitoring, and managing risks related to the safeguarding of our clients’ assets might not be fully effective in mitigating against all types of risk. Any failure by us to maintain the necessary controls or to manage the digital assets we hold on behalf of our clients and funds appropriately and in compliance with applicable regulatory requirements could result in reputational harm, significant financial losses, lead clients to discontinue or reduce their use of our services, and result in significant penalties and fines and additional restrictions.
We store all digital assets in custody on behalf of clients using proprietary technology and operational processes, and in two types of wallets: (i) hot wallets, which are managed online, and (ii) cold wallets, which are managed entirely offline and require physical access controls. The majority of our clients’ digital assets are held in cold storage solutions (over 94% as of June 30, 2025). Further, as discussed under the heading “—The theft, loss, or destruction of private keys required to access any digital assets held in custody for our own account or for our clients may be irreversible and our insurance may not be sufficient to protect us or our clients from losses”, we utilize both a multi-sig protocol and a multi-party computation signature protocol to provide additional layers of security in connection with our wallet solutions. Across our platform, we require bank-level security encryption to store clients’ assets for our wallet and storage systems, as well as our financial management systems related to such custodial functions. Our security technology is designed to prevent, detect, and mitigate inappropriate access to our systems by internal or external threats. While we believe we have developed and maintain administrative, technical, and physical measures designed to comply with applicable legal requirements and industry standards, it is nevertheless possible that hackers, employees or service providers acting contrary to our policies, or others, could circumvent these measures to improperly access our systems or documents, or the systems or documents of our business partners, agents, or service providers, and improperly access, obtain, or misuse client digital assets and funds. The methods used by bad actors to obtain unauthorized access, disable, or degrade service or sabotage systems are also constantly changing and evolving and may be difficult to anticipate or detect for long periods of time. Certain of our client contracts do not limit our liability with respect to losses of custodied assets, security breaches and other security-related matters and our insurance coverage for such impropriety is limited and may not cover the extent of loss nor the nature of such loss, in which case we may be liable for the full amount of losses suffered, which could be greater than all of our assets. Additionally, transactions undertaken through our websites or other electronic channels may create risks of fraud, hacking, unauthorized access or acquisition, and other deceptive practices. Any security incident resulting in a compromise of client assets could result in substantial costs to us and require us to notify impacted individuals, and in some cases regulators, of a possible or actual incident, expose us to regulatory enforcement actions, including substantial fines, limit our ability to provide services, subject us to litigation, cause significant financial losses, damage our reputation, and adversely affect our business, operating results, financial condition, and cash flows.
Our clients’ assets are held by our subsidiaries, the BitGo Trust Companies, each of which is an insured, regulated and structured to be bankruptcy remote. Such structure includes that digital assets held in custody by the BitGo Trust Companies are required by applicable law to be held in segregated accounts for the benefit of clients and are never commingled with our other assets, which we believe results in our client’s digital assets not being available to satisfy the claims of our general creditors in the event of a bankruptcy. We do not commingle client digital assets with our corporate assets, and client fiat balances are maintained in segregated accounts at insured depository institutions or in permissible investments such as government money market funds. However, insolvency law is not fully developed with respect to digital assets held in in custodial arrangements, and there is uncertainty as to how courts will address the treatment of custodied digital assets in a bankruptcy proceeding. As a result, there is a risk that, notwithstanding our custodial structure, digital assets held in custody could be deemed to be the property of a bankruptcy estate and our clients could be treated as general unsecured creditors in a bankruptcy proceeding. While we believe that our custodial structure and applicable trust law support the view that custodied digital assets would not be considered part of our general estate in the event of a bankruptcy proceeding, the absence of judicial precedent creates uncertainty and any adverse determination could subject client assets to the claims of our creditors, which may result in loss of client assets, reputational harm, and material adverse effects on our business, financial condition, and operating results.
We maintain client cash in segregated financial institution accounts that are held for the exclusive benefit of clients with our financial institution banking partners or in government money market funds or other permissible investments. Our and our financial partners’ abilities to manage and accurately hold client cash and cash we hold for our own investment and operating purposes requires a high level of internal controls. We are limited in our ability to influence or manage the controls and processes of third-party partners or vendors and may be dependent on our partners’ and vendors’ operations, liquidity and financial condition to manage these risks. Any material failure by us or our partners to maintain the necessary controls, policies or procedures could also adversely affect our business, operating results, and financial condition. Further, any material failure by us or our partners to maintain the necessary controls or to manage client digital assets and funds appropriately and in compliance with applicable regulatory requirements could result in reputational harm, litigation, regulatory enforcement actions, significant financial losses, lead clients to discontinue or reduce their use of our and our partners’ products, and result in significant penalties and fines and additional restrictions, which could adversely affect our business, operating results, and financial condition.
Additionally, although we utilize banks insured by the Federal Deposit Insurance Corporation (the “FDIC”) to hold client fiat funds, these banks may still be subject to financial distress, insolvency, or failure. For example, on March 10, 2023, Silicon Valley Bank, or SVB, was closed by the California Department of Financial Protection and Innovation, which appointed the FDIC as receiver. Similarly, on March 12, 2023, the New York Department of Financial Services (the “NYDFS”) took possession of Signature Bank and appointed the FDIC as receiver of the bank. While we did not incur any losses in connection with the failure of SVB or Signature Bank, in the event of failure of any of the institutions at which we hold client fiat funds, such funds could become temporarily inaccessible or be subject to loss, which would cause significant operational disruptions, liquidity constraints, and loss of client confidence. While FDIC insurance provides protection up to specified limits, the amount of client fiat funds maintained by us at such institutions significantly exceed the limits insured by FDIC and therefore amounts held in excess of these limits would not be insured and could be subject to loss or delayed recovery.
The future development and growth of digital assets is subject to a variety of factors that are difficult to predict and evaluate, and they may not achieve future acceptance, grow or develop as expected.
Our business and growth are dependent on the adoption and continued growth of the digital asset market. The further growth and development of any digital assets and their underlying networks and other cryptographic and algorithmic protocols governing the creation, transfer, and usage of digital assets represent a new and evolving paradigm that is subject to a variety of factors that are difficult to evaluate, including:
•many digital asset networks have limited operating histories, have not been validated in production, and are still in the process of developing and making significant decisions that will affect the design, supply, issuance, functionality, and governance of their respective digital assets and underlying blockchain networks, any of which could adversely affect their respective digital assets;
•many digital asset networks are in the process of implementing software upgrades and other changes to their protocols, which could introduce bugs, security risks, or adversely affect the respective digital asset networks;
•several large networks, including Bitcoin and Ethereum, are developing new features to address fundamental speed, scalability, and energy usage issues. If these issues are not successfully addressed, or if such features are unable to receive widespread adoption, it could adversely affect the underlying digital assets;
•security issues, bugs, and software errors have been identified within many digital assets and their underlying blockchain networks, some of which have been exploited by malicious actors;
•the development of new technologies for mining, such as improved application-specific integrated circuits (commonly referred to as ASICs), or changes in industry patterns, such as the consolidation of mining power in a small number of large mining farms, could reduce the security of blockchain networks, lead to increased liquid supply of digital assets, and reduce a digital asset’s price and attractiveness;
•the possibility that staking power becomes concentrated in a small set of large firms, which can destabilize the decentralized nature of blockchain networks, cause network security threats, limit access for smaller participants and attract increased regulatory scrutiny;
•if rewards and transaction fees for miners or validators on any particular digital asset network are not sufficiently high to attract and retain miners or validators, a digital asset network’s security and speed may be adversely affected, increasing the likelihood of a malicious attack;
•many digital assets have consolidated points of failure (such as concentrated ownership or an “admin key”), allowing a small group of holders to have significant unilateral control and influence over key decisions related to their digital asset networks, such as governance decisions and protocol changes, as well as the market price of such digital assets;
•quantum computing, which poses a critical technical challenge to the viability of current digital asset standards underpinning blockchain technology and digital assets, as sufficiently powerful quantum computers could potentially break widely used encryption algorithms like RSA and elliptic curve cryptography;
•the governance of many decentralized blockchain networks is by voluntary consensus and open competition, and many developers are not directly compensated for their contributions, which may result in a lack of consensus or clarity on the governance of any particular digital asset network, a lack of incentives for developers to maintain or develop the network, and other unforeseen issues, any of which could result in unexpected or undesirable errors, bugs, or changes, or stymie such network’s utility and ability to respond to challenges and grow; and
•many digital asset networks are in the early stages of developing partnerships and collaborations, any of which may not succeed and whose failure may adversely affect the usability and adoption of the respective digital assets.
Various other technical issues have also been uncovered from time to time that resulted in disabled functionalities, exposure of certain clients’ personal information, theft of clients’ assets, and other negative consequences, and which required resolution with the attention and efforts of their global miner, validator, client, or development communities. If any such risks or other risks materialize, and in particular if they are not resolved, the development and growth of digital assets may be significantly affected and, as a result, our business, operating results, and financial condition could be adversely affected, particularly if we are unable to timely modify our custody infrastructure or client support processes in response to rapid or unanticipated changes in underlying blockchain networks.
We provide staking, delegating, and related services to our clients, which expose us to additional risks.
We offer staking, delegating, and other related services that enable our clients to participate in blockchain networks and earn rewards. These activities involve locking or delegating digital assets to support network operations, validate transactions, and secure blockchain protocols. While these services provide additional value to our clients, they also expose us to heightened operational, financial and regulatory risks.
Staking and delegating activities may result in losses due to factors such as blockchain network failures, concentration of staking power, protocol vulnerabilities, cybersecurity incidents, slashing penalties (where staked assets are partially or fully forfeited due to validator errors or malicious actions), or other technical or operational disruptions.

Additionally, the digital assets involved in staking and delegating activities are subject to significant price volatility and liquidity constraints, potentially exacerbating losses in adverse market conditions. Regulatory uncertainty surrounding staking and delegating services may also result in increased compliance obligations, regulatory scrutiny, enforcement actions, or restrictions on our ability to offer these services.
Any losses arising from staking, delegating, or related services could result in financial harm, increased operational complexity and costs, reputational damage, regulatory scrutiny or diminished client confidence.
We provide off-exchange settlement services, acting as custodian and settlement facilitator for digital asset transactions executed on third-party exchanges, which exposes us to heightened operational, regulatory and counterparty risks.
We offer off-exchange settlement (“OES”) services, through which we act as custodian and settlement facilitator for digital asset transactions executed by clients on third-party exchanges. While these services provide operational efficiencies and convenience to our clients, they expose us to significant operational, regulatory and counterparty risks.
Operational risks associated with our OES services include potential errors in processing trade data, delays or failures in asset transfers, employee or insider misconduct, cybersecurity incidents, technological disruptions and reconciliation errors. Any such operational failures could result in financial losses, client dissatisfaction, disputes, litigation and reputational harm. Additionally, our role as custodian and settlement facilitator exposes us to counterparty risks, including the risk that a participating exchange or its clients may fail to fulfill their obligations, provide inaccurate or incomplete trade data, or engage in fraudulent or unauthorized transactions.
Furthermore, our OES services may attract heightened regulatory scrutiny. Regulatory authorities could impose additional compliance obligations or licensing requirements. Failure to comply with applicable regulatory requirements or evolving regulatory expectations could result in enforcement actions, fines, penalties, restrictions on our business activities or reputational damage. Any of these risks, if realized, could materially and adversely affect our business, operating results, financial condition, and prospects.
We may make, or otherwise be subject to, trade errors in executing client transactions or managing our own trading activities.
Our business involves executing transactions on behalf of clients, as well as managing our own trading activities. Despite our internal controls, risk management procedures, and operational safeguards, we may make transaction or trade errors, including errors in order execution, pricing, settlement, reconciliation or recordkeeping. Additionally, we may be subject to errors caused by third-party trading venues, liquidity providers, market makers or other intermediaries involved in transaction execution.
Transaction or trade errors could result in financial losses, including losses arising from unfavorable market movements, incorrect pricing or settlement failures. Furthermore, transaction or trade errors may lead to client dissatisfaction, disputes, litigation, regulatory scrutiny, enforcement actions, fines, penalties or reputational harm. Although we maintain internal controls and procedures designed to minimize the occurrence and impact of transaction or trade errors, we cannot assure that such errors will not occur or that our controls will effectively mitigate their consequences. Any significant transaction or trade errors, or a pattern of recurring errors, could materially and adversely affect our business, operating results, financial condition, and prospects.

We engage in lending activities involving digital assets, which expose us to certain risks, including borrower default, collateral volatility, liquidity constraints, and regulatory uncertainty.
We offer lending products and services involving digital assets, including lending digital assets to counterparties, extending loans secured by digital-asset collateral and receiving loans secured by digital assets we have pledged. These lending activities expose us to heightened risks beyond those associated with traditional lending arrangements. Digital assets serving as collateral are subject to significant price volatility, market illiquidity and valuation uncertainty, which may result in rapid and substantial declines in collateral value. If the value of collateral declines significantly, borrowers may be unable or unwilling to meet margin calls or repay their loans resulting in borrower defaults and potential losses. Similarly, when we pledge collateral to receive a loan and the value of the collateral increases significantly, lenders may be unable to return our collateral resulting in potential losses. In the event of the bankruptcy of a borrower, we could experience delays in recovering our digital assets and may, in certain circumstances, recover only a portion of, or none, of such digital assets.
Additionally, our lending activities depend on our ability to accurately assess counterparty creditworthiness, effectively manage collateral and promptly liquidate collateral in the event of borrower default. Market illiquidity, operational disruptions or regulatory restrictions could impair our ability to liquidate collateral in a timely manner or at favorable prices, potentially exacerbating losses. Furthermore, lending of digital assets and loans secured by digital-asset collateral are subject to evolving legal and regulatory frameworks and uncertainty, which could result in in a failure to benefit from security interests in collateral maintained, increased compliance obligations, costs incurred in connection with licensing or registration requirements, regulatory scrutiny, enforcement actions or restrictions on our lending activities. In addition, there is significant operational infrastructure required to scale the lending of digital assets. The failure to appropriately implement infrastructure related to the lending business could lead to operational risk and have an adverse effect on us.
In the event of borrower insolvency, we may face legal and operational challenges in enforcing our security interests, particularly in jurisdictions with underdeveloped or unclear legal frameworks for digital assets. Bankruptcy proceedings could delay or prevent recovery of collateral, and competing claims from other creditors may further impair our ability to recoup losses.
Any of these risks, if realized, could result in financial losses, increased operational complexity and costs, reputational harm, regulatory scrutiny and diminished client confidence. Consequently, our lending activities involving digital assets and digital-asset collateral could materially and adversely affect our business, operating results, financial condition and prospects.
Although we believe we are acting solely as a fiduciary custodian, claims that we provided investment advice or encouraged specific client actions could lead to legal and regulatory challenges.
As a fiduciary custodian, we provide custodial services and a platform for client convenience, acting at the direction of our clients. We also provide educational information and financial news on our website, including through webinars and blog posts. There is a risk that clients or regulatory agencies may claim we provided investment advice or encouraged actions, such as staking, transferring, or securing assets, in connection with the provision of such services that later result in financial harm. For example, our platform allows clients to generate yield through staking, where clients independently select staking providers and manage staked assets. Although we do not believe we provide investment advice or investment recommendation, we cannot guarantee that such services would not be construed as constituting investment advice or recommendations by clients or regulatory agencies. In addition, we may become subject to additional standards of conduct or other obligations if we are deemed to provide investment advice or recommendations to our clients. To the extent that the services we provide are construed or alleged to constitute investment advice or recommendations and we fail to satisfy regulatory requirements, fail to comply with know-your-customer (“KYC”) requirements, improperly advise our customers or risks associated with advisory services otherwise materialize, we could become subject to litigation, regulatory enforcement actions, fines, or restrictions on our services, even though we act in good faith. Defending against such claims could divert management resources, increase costs and harm our reputation. Any adverse legal or regulatory outcomes related to perceived investment advice could materially and adversely affect our business, operating results, financial condition, and prospects.
We may be unable to keep pace with rapid industry changes to provide new and innovative products and services, which would cause a decline in the use of our products and services.
Our industry has been characterized by the introduction of many rapid, significant, and disruptive products and services in recent years. We expect new services and technologies to continue to emerge and evolve, which may be superior to, or render obsolete, the current products and services we provide. We cannot predict the effects of new services and technologies on our business. Our ability to grow our client base and total revenue will depend heavily on our ability to innovate and keep pace with any new technologies to create successful new products and services, both independently and in conjunction with third-party developers. Developing and incorporating new technologies to support our products and services may require substantial expenditures, take considerable time and ultimately may not be successful. Our success will depend on our ability to develop, scale and incorporate new offerings, as well as to adapt to technological changes and evolving industry practices. If we are unable to do so in a timely or cost-effective manner, our ability to successfully compete, to retain existing clients and to attract new clients may be impacted and our business, operating results, and financial condition could be adversely affected.
Any new products or services could fail to attract clients, generate revenue, or perform or integrate well with third-party applications and platforms. For example, in March 2025, we began internally testing goUSD, which is a U.S. dollar-backed stablecoin designed to facilitate more efficient and reliable U.S. dollar payments in both closed-network and open-network environments. goUSD has not been launched commercially and there can be no guarantee that it will be launched commercially in the future or that it will achieve market acceptance if and when it is publicly launched. We intend for goUSD to be utilized in connection with our proprietary settlement network (the “Go Network”), which is expected to enable instantaneous settlement of transactions between our customers, and to serve as a real-time payments instrument for third-party digital asset platforms, payment service providers, and card networks that already use our custody and settlement services. However, there can be no guarantee of the successful integration of goUSD, or even if it is successfully integrated, it may not achieve market acceptance. If goUSD becomes commercially available, it is expected to be issued on a fully-reserved 1:1 basis, with each goUSD backed by one U.S. dollar or cash-equivalent asset held in segregated reserve accounts. goUSD is being developed as an open participation stablecoin, which is unique in the digital assets industry. However, the stablecoin market is dominated by sole issuers (i.e., a single entity that is responsible for minting, issuing and distributing a stablecoin, and retains all or a majority of the interest income generated on the stablecoin’s reserves), such as Circle and Tether. Accordingly, it remains uncertain if our open participation approach, which involves the redirecting of the majority of rewards to network participants who support the goUSD ecosystem rather than concentrating them with a sole issuer, will succeed. In addition, there is no guarantee that our global over-the-counter (“OTC”) trading desk will continue its demand trajectory from institutional clients. In addition, our ability to adapt and compete with new products and services may be inhibited by regulatory requirements and general uncertainty in the law, constraints by our partners, payment processors, third-party intellectual property rights or other factors, and our efforts may be unsuccessful or not profitable at all.
We may be unsuccessful in our efforts to develop, maintain, and enhance our brand and reputation due to negative publicity, unfamiliarity or other reasons.
Our brand and reputation are key assets and a competitive advantage. Maintaining, protecting, and enhancing our brand depends largely on the success of our marketing efforts, ability to provide consistent, high-quality, and secure products, services, features and support, as well as our ability to successfully secure, maintain and defend our rights to use the “BitGo” mark and other trademarks important to our brand. We believe that the importance of our brand will increase as competition further intensifies. Our brand and reputation could be harmed if we fail to achieve our objectives or if our public image were to be tarnished by negative publicity, unexpected events or actions by third parties. Unfavorable publicity regarding, for example, our product changes, product quality, litigation or regulatory activity, privacy and data security practices, terms of service, employment matters, the use of our products, services, or supported digital assets for illicit or objectionable ends, the actions of our clients or the actions of other companies that provide similar services to ours, has in the past, and could in the future, adversely affect our reputation. Since the inception of the digital asset economy, numerous digital asset trading platforms have been sued, investigated or shut down due to fraud, manipulative practices, business failure, and security breaches. In many of these instances, clients of these platforms were not compensated or made whole for their losses. Larger platforms like ours are more appealing targets for hackers and malware and may also be more likely to be targets of regulatory enforcement actions. For example, in February 2025, the digital asset trading platform Bybit lost approximately $1.5 billion in Ether through a hacker-induced transfer from its cold wallet to a wallet address associated with the Lazarus Group. Although Bybit announced that their reserve guarantee ensured that client assets remained fully intact following this incident, there can be no assurance that we or other participants in the industry would be able to protect against similar types of losses. In addition, it is possible that through computer or human error, assets that we custody on behalf of our clients could be transferred in incorrect amounts, to unauthorized third parties, or to uncontrolled accounts. Such events have occurred in the industry in connection with digital assets in the past. For example, in September 2014, the digital asset trading platform Huobi announced that it had sent approximately 900 Bitcoins and 8,000 Litecoins (valued at approximately $400,000 at the prevailing market prices at the time) to the wrong clients. Similar hacks resulting in a transfer of custodied assets, security or cybersecurity incidents or material computer or human errors could materially harm our brand and reputation, which could have an adverse effect on our clients’ decisions to engage with our products and services, as well as our business, operating results and financial condition more generally.
In addition, digital asset platforms remain relatively novel and unfamiliar to many potential clients, investors, regulators, and the general public, with limited regulatory oversight and inconsistent enforcement across jurisdictions contributing to uncertainty and skepticism regarding digital asset platforms. Negative publicity, questionable practices or other adverse events involving digital asset platforms, could significantly diminish public confidence and interest in digital assets and related services. Any decline in confidence or interest could lead to reduced client acquisition, decreased AoP and digital asset sales revenue, diminished client engagement and increased regulatory scrutiny. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” for definition of “Assets on Platform”.
Moreover, to the extent that we acquire companies and maintain such acquired companies’ separate brands, we could experience brand dilution or fail to retain positive impressions of our own brand to the extent such impressions are instead attributed to the acquired company’s brand. In addition, because we are a founder-led company, actions by, or unfavorable publicity about, Mr. Belshe, our co-founder, Chief Executive Officer, Chief Technology Officer, President and director, may adversely impact our brand and reputation. Such negative publicity also could have an adverse effect on the number of and engagement of our clients and could result in decreased revenue, which could adversely affect our business, operating results and financial condition.
We track certain Key Business Metrics, such as Number of Clients and Number of Users, which are subject to real or perceived inaccuracies as well as inherent challenges in measurement.
We track certain Key Business Metrics using internal company data, including AoP, Number of Clients, Number of Users and Assets Staked, which have not been validated by any independent third party and which might differ from estimates or similar metrics published by other parties due to differences in sources, methodologies or the assumptions on which we rely. Our methodologies for tracking these metrics have changed in the past and may change further over time, which could result in unexpected results or otherwise cause the comparability of such metrics from period to period to suffer. In addition, our internal systems and tools are subject to limitations and, if the internal systems and tools we use to track these metrics undercount or overcount performance or contain algorithmic or other technical errors, the data we report might prove to be inaccurate. While any such metrics are and will be based on what we believe to be reasonable estimates of our metrics for the applicable period of measurement, there are inherent challenges in measuring how our platforms are used across large populations globally. You should not place undue reliance on such metrics when evaluating an investment in our Class A common stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” for definitions of our Key Business Metrics.
In addition, while we believe Number of Clients and Number of Users are both valuable metrics to measure our performance and business, such metrics may be subject to certain limitations. For instance, our Number of Clients is calculated on a cumulative basis commencing in 2013. Therefore, although our Number of Clients metric (i) indicates the number of institutional clients and HNWIs that have demonstrated an interest in our platform or a direct intent to transact with digital assets and (ii) removes institutional clients and HNWIs with terminated contracts as of the end of such measured period, it does not measure the type, frequency or duration of such clients’ or HNWIs interaction with our platform. Further, Number of Clients may also (i) include clients that have not interacted with our platform at all for extended periods of time and (ii) overstate the number of unique institutional clients who have entered into service agreements with us and been onboarded, since one client may enter into multiple service agreements (either for itself or through its affiliates). Similarly, because our Number of Users is calculated on a cumulative basis commencing in 2013, the Number of Users metric could include clients who have only had one meaningful interaction since onboarding onto the platform. Therefore, Number of Users does not measure the frequency or duration of such clients’ interaction with our platform and may also include clients that have not (i) interacted with our platform at all for extended periods of time or (ii) engaged in any economic activity. In addition, Number of Users may also overstate the number of unique individuals authorized to access accounts of institutional clients who have entered into service agreements with us and been onboarded, since one client may enter into multiple service agreements (either themselves or through their affiliates) and one individual could be authorized to access such multiple accounts.
If our Key Business Metrics are not accurate representations of our business, investors do not perceive these metrics to be accurate or if we discover material inaccuracies with respect to these figures, our reputation could be significantly harmed, the trading price of our Class A common stock could decline and we may be subject to costly stockholder litigation. Furthermore, if our Key Business Metrics are not accurate representations of our business, we could become subject to regulatory actions or investigations with respect thereto, which could result in fines, penalties or restrictions on our operations.
Disputes with our clients could adversely affect our brand, reputation, business, operating results, regulatory status and financial condition.
From time to time we have been, and may in the future be, subject to claims and disputes with our clients with respect to our products and services, such as regarding the custody and staking of digital assets, internal or external access to client data, fraudulent or unauthorized transactions, account takeovers, deposits and withdrawals of digital assets, failures or malfunctions of our systems and services, or other issues relating to our products and services. Additionally, the ingenuity of criminal fraudsters, combined with many users’ susceptibility to fraud, may cause our clients to be subject to ongoing account takeovers and identity fraud issues. While we have taken measures to detect and reduce the risk of fraud, there is no guarantee that they will be successful and, in any case, their effectiveness requires continuous improvement and optimization to account for continually evolving forms of fraud. There can be no assurance that we will be successful in detecting and resolving these disputes or defending ourselves in any of these matters, and any failure may result in impaired relationships with our clients, damage to our brand and reputation, and substantial fines and damages. In some cases, the measures we have implemented to detect and deter fraud have led to poor client experiences, including indefinite account inaccessibility for some of our clients, which increases our client support costs and can compound damages. For example, we have a feature called a “circuit breaker” which triggers the system to stop processing transactions for certain clients or wallets until a human can check and verify.

To the extent we are found to have failed to fulfill our regulatory obligations, we could be subjected to regulatory actions, including regulatory orders, fines, and enforcement actions that could cause us to lose our authorizations or licenses or become subject to conditions that could make future operations more costly, impair our ability to grow or service clients, and adversely affect our business, operating results, and financial condition. We may in the future become subject to investigation and enforcement action by state, federal, and international regulators and consumer protection agencies and/or financial services regulators in the jurisdictions in which we operate and/or in which we are licensed, which monitor client complaints against us and, from time to time, may escalate matters for investigation and potential enforcement against us. These agencies and/or regulators include the Consumer Financial Protection Bureau, the Federal Trade Commission (the “FTC”), the South Dakota Division of Banking, state agencies and attorneys general in the U.S., the U.K. Financial Conduct Authority, the U.K. Financial Ombudsman Service, the U.K. Office of Fair Trading and the Monetary Authority of Singapore.
Acquisitions and investments that we make could require significant management attention, disrupt our business, expose us to potential regulatory risks or result in dilution to our stockholders.
As part of our business strategy, we routinely conduct discussions and evaluate opportunities for possible acquisitions, strategic investments, entries into new businesses, joint ventures and other transactions. We have made certain acquisitions in the past, and may continue to make acquisitions of and investments in the future of, among other things, specialized employees and complementary companies, products, services, licenses or technologies. In the future, the pace and scale of our acquisitions may increase and may include larger acquisitions than we have made historically. We also invest in companies and technologies, many of which are private companies and technologies, that are highly speculative in nature. For example, in October 2023, we acquired the software platform HeightZero, which focused on providing wealth managers with tools to incorporate digital assets into their clients’ portfolios, and in February 2024, we acquired Brassica Technologies, Inc. (“Brassica”), a financial technology company specializing in providing back-end infrastructure solutions for private securities and alternative investments. In the future, we may have difficulty or be unable to find suitable acquisition and investment candidates, and therefore we may be unable to complete acquisitions or make investments on favorable terms, if at all. In some cases, the costs related to completed acquisitions and investments may be substantial and there is no assurance that we will receive a favorable return on investment for our acquisitions and investments. We have and may in the future be required to write off acquisitions or investments. Moreover, our previous and future acquisitions and investments may not achieve our goals and any future acquisitions and investments we complete could be viewed negatively by clients, developers, advertisers or investors.
In addition, if we fail to successfully integrate any acquisitions, or integrate the products or technologies associated with such acquisitions, into our company, our business, operating results and financial condition could be adversely affected. Our ability to acquire and integrate companies, products, services, licenses, employees or technologies in a successful manner is unproven. Any integration process may require significant time and resources, and we may not be able to manage the process successfully, including successfully securing regulatory approvals which may be required to close the transaction and to continue to operate the target firm’s business or products in a manner that is useful to us. Moreover, integrating digital asset-focused companies present unique regulatory, technical and cultural challenges. Acquired firms may have non-compliant practices or licenses, exposing us to potential regulatory penalties, fines or delays in integration. Merging proprietary custody or blockchain technologies could also introduce vulnerabilities, compatibility issues or service disruptions, impairing platform reliability.
We may not successfully evaluate or utilize the acquired products, services, technology, or personnel, or accurately forecast the financial impact of, or legal and regulatory risks posed by, an acquisition transaction, including accounting charges. We may have to pay cash, incur debt, or issue equity securities to pay for any such acquisition, which could adversely affect our business, operating results, and financial condition, as well as potentially result in dilution to our stockholders, which, depending on the size of the acquisition, may be significant. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations.
We may fail to compete effectively against a growing number of decentralized and noncustodial platforms.
We compete against an increasing number of decentralized and noncustodial platforms. On these platforms, users can interact directly with a market-making smart contract or on-chain trading mechanism to earn digital assets or to exchange one type of digital asset for another without any centralized intermediary. We have seen increased interest in certain decentralized platforms and expect interest in decentralized and noncustodial platforms to grow further as the industry develops. If the demand for decentralized platforms grows and we are unable to compete with these decentralized and noncustodial platforms, our business, operating results and financial condition could be adversely affected.
We may be unable to compete effectively as we operate in a highly competitive industry that includes unregulated or less regulated companies and companies with greater financial and other resources.
The digital asset industry is characterized by rapid innovation of products and services, regulatory uncertainty and intense competition. Due to the wide range of products we offer, our business faces substantial competition from a diverse range of entities globally, including established financial institutions and emerging fintech providers. Our primary competitors generally fall into the following categories:
•Traditional Financial Institutions: These include established brokerage firms, banks, credit unions, money services businesses and financial technology companies that have expanded or are anticipated to expand into digital asset custody solutions, offering products and features similar to ours and targeting overlapping customer segments. A larger number of traditional financial businesses may choose to offer digital asset-based services in the future as the digital assets industry grows and as greater legal and regulatory certainty emerges. For example, in January 2025, the staff of the SEC issued Staff Accounting Bulletin (“SAB”) No. 122 (“SAB 122”), which rescinded the requirement in SAB No. 121 (“SAB 121”) for entities that have obligations to safeguard users’ digital assets to recognize both a safeguarding liability and asset on the balance sheet measured at the fair value of the digital asset in custody initially and at each subsequent reporting period. Among other things, SAB 121 created potential additional capital requirements for certain traditional financial institutions to the extent they offer digital asset custody or other products. By removing the requirement to record custodied digital assets as liabilities on their balance sheets, SAB 122 has lowered the barrier to entry for certain traditional financial institutions.
•Digital Asset-Native Solutions: Companies specifically dedicated to digital asset custody, token rights management, staking and related services. Some of these competitors operate within regulated frameworks similar to ours, while others strategically position themselves in jurisdictions with less stringent regulatory oversight that may allow them to benefit from greater flexibility, rapidly adapt to market trends, support a broader range of digital assets and introduce innovative custody solutions more swiftly.
•Non-Custodial and Wallet Products: Software companies that provide non-custodial wallet solutions, appealing to customers who prefer direct control over their digital assets without relying on third-party custodians.
•DeFi Services: these include developers of DeFi protocols that can be used to facilitate services such as trading, borrowing and lending through smart contracts.

•Stablecoin Providers: These include offshore, unregulated stablecoin issuers that may operate without supervision or compliance with regulatory requirements, as well as other primarily U.S.-based regulated digital asset industry participants who are issuing U.S. dollar-based stablecoins.
•Settlement Services: Companies providing off-exchange settlement solutions that compete through partnerships with exchanges, market makers and institutional investors.
The competitive dynamics vary significantly across different geographic regions, with many custody solutions having a global reach. While traditional financial institutions and fintech competitors primarily operate within the same evolving regulatory frameworks as we do, particularly in the U.S. and Europe, we also encounter competition from international firms operating under significantly less stringent regulatory and compliance standards. As regulatory clarity improves in the U.S., we anticipate increased competition from domestic firms entering or expanding their presence in the digital asset custody market.
Given the uneven enforcement by U.S. and foreign regulators, many of these competitors have been able to operate from offshore while offering large numbers of products and services to consumers, including in the U.S., E.U. and other highly regulated jurisdictions, without complying with the relevant licensing and other requirements in these jurisdictions and historically without penalty. Due to our regulated status in several jurisdictions and our commitment to legal and regulatory compliance, we are not able to offer certain products and services that our unregulated or less regulated competitors offer.
We have also expended significant managerial, operational, and compliance costs to comply with laws and regulations applicable to us in the jurisdictions in which we operate and expect to continue to incur significant costs to comply with these requirements, which our unregulated or less regulated competitors have not been required to incur.
Our competitors have made significant investments in research and development, and we expect these companies to continue to develop similar or superior products and technologies that compete with our products. Further, more traditional financial and non-financial services businesses may choose to offer digital asset-based services in the future as the industry gains adoption and barriers to entry lower, including due to the repeal of SAB 121. As regulations and compliance requirements in the U.S. become clearer we may face increased competition from companies based in the U.S. Our current and potential competitors may establish cooperative relationships among themselves or with third parties that may further enhance their resources.
Certain of our existing and future potential competitors have competitive advantages over us, such as:
•the ability to trade digital assets and offer products and services that we do not support or offer on our platform (due to constraints from regulatory authorities, our banking partners and other factors), such as digital assets that constitute securities or derivative instruments under U.S. or foreign laws;
•greater name recognition, longer operating histories, larger client bases and larger market shares;
•larger sales and marketing budgets;
•more established marketing, banking, and compliance relationships;
•greater client support resources;
•a wider range of clients, including retail clients, which could result in such competitors gaining broader recognition and market acceptance relative to our primarily institutional client approach;
•greater resources to make acquisitions;

•lower labor, compliance, risk mitigation, and research and development costs;
•larger and more mature intellectual property portfolios;
•greater number of applicable licenses, regulatory registrations or similar authorizations;
•established core business models outside of the custody and staking of digital assets, allowing them to operate those services on lesser margins or at a loss;
•operations in certain jurisdictions with lower compliance costs and greater flexibility to explore new product offerings; and
•greater financial, technical or other resources.
If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, operating results and financial condition could be adversely affected.
Due to our limited operating history, it may be difficult to evaluate our business and future prospects, and we may not be able to achieve or maintain profitability or growth in any given period.
We began our current operations in 2013 and since then our business model has continued to evolve. Our revenue has significantly grown since our formation, but there is no assurance that such growth will continue in future periods and you should not rely on growth of our revenue in any given prior quarterly or annual period as an indication of our future performance. Our total revenue for the years ended December 31, 2024, 2023 and 2022 was $3.1 billion, $926.3 million and $2.5 billion, respectively, with net income (loss) of $156.6 million, $(2.1) million and $4.6 billion for the years ended December 31, 2024, 2023 and 2022, respectively. Our total revenue for the six months ended June 30, 2025 was $4.2 billion, with net income (loss) of $12.6 million. Due to the highly volatile nature of the digital asset economy and the prices of digital assets, as well as our limited operating history, our revenues and costs have, and will continue to, fluctuate significantly from period to period, which may adversely impact our results of operations. In addition, if our total revenue were to decline significantly or our operating expenses increase significantly for any extended period of time, our business, operating results and financial condition could be adversely affected. Our limited operating history and the volatile nature of our business and the industry in which we operate make it difficult to evaluate our current business and our future prospects.
In addition, we have experienced, and may experience in the future, periods of significant growth. To effectively manage and capitalize on our growth periods, we will need to manage headcount, capital and processes efficiently while making investments such as expanding our information technology and financial, operating, and administrative systems and controls, and such initiatives could strain our resources. We could experience operating difficulties in managing our business as it expands across numerous jurisdictions, including difficulties in hiring, training, managing and retaining an evolving employee base as well as complying with additional regulatory requirements. If we do not adapt or scale to meet these evolving challenges, we may experience erosion to our brand, the quality of our products and services may suffer, and our company culture may be harmed. If we do not manage these risks successfully, our business, operating results and financial condition could be adversely affected.
Successful implementation of our growth strategy will also require significant expenditures before any substantial associated revenue is generated and we cannot guarantee that these increased investments will result in corresponding and offsetting revenue growth. Because we have a limited history operating our business at its current scale, it is difficult to evaluate our current business and future prospects, including our ability to plan for and model future growth. Our limited operating experience at this scale, combined with the rapidly evolving and volatile nature of the digital asset market in which we operate, and other economic factors beyond our control, reduces our ability to accurately forecast quarterly or annual revenue.
Additionally, from time to time, we have realigned our resources and talent to implement stage-appropriate business strategies, including through layoffs and reductions in force. For example, in April 2023 and July 2022, we authorized a reduction in force of approximately 20% and 17%, respectively, of our then current workforce. If there are unforeseen expenses associated with such realignments in our business strategies, and we incur unanticipated charges or liabilities, we may not be able to effectively realize the expected cost savings or other benefits of such actions. Failure to manage any growth or any scaling back of our operations could have an adverse effect on our business, operating results and financial condition.
Dependence on a relatively concentrated number of digital assets could expose us to significant revenue and operational risks.
While we supported over 1,400 digital assets on our platform as of June 30, 2025, the digital assets, whether custodied or non-custodied, held by our clients in their accounts on our platform has historically been, and continues to be, concentrated in a small number of digital assets.   For example, for the quarter ended June 30, 2025, approximately 81.0% of the value of our AoP was derived from the top five digital assets supported on our platform, which were Bitcoin, Sui, Solana, XRP and Ethereum and which constituted 48.5%, 20.1%, 5.7%, 3.9% and 3.0% of our AoP, respectively, and 91.1% of the value of our Assets Staked was derived from the top three digital assets supported by our staking solutions, which were Sui, Solana and Ethereum and which constituted 71.6%, 17.8% and 1.8%, respectively.   As such, in addition to the factors impacting the broader digital assets economy and corresponding fluctuation of digital assets prices described elsewhere in this section, our business, financial condition and results of operations could be adversely affected, if demand for our services provided for such top digital assets declines and is not replaced by new demand for other digital assets for which we offer services on our platform, our business, financial condition and results of operations could be adversely affected.  In addition, if the markets for any of such top digital assets deteriorate or if their prices decline, including as a result of factors such as negative perceptions of digital assets overall, such top digital assets individually, or the increased services offered on such digital assets provided by our competitors, our business may be adversely affected, and growth in our AoP, Assets Staked and total revenue may slow or decline. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” for definitions of “Assets on Platform” and “Assets Staked”.
We may fail or be unable to retain existing clients, add new clients, or prevent our clients from decreasing their level of engagement with our products, services and platform.
Our success depends on our ability to retain existing clients and attract new clients, including developers, to increase engagement with our products, services, and platform. To do so, we must continue to offer leading technologies and ensure that our products and services are secure, reliable and engaging. We must also expand our products and services and offer competitive prices in an increasingly crowded and price-sensitive market. There is no assurance that we will be able to continue to successfully accomplish any of the above and any number of factors can negatively affect client retention, growth and engagement, including if:
•clients increasingly engage with competing products and services, including products and services that we are unable to offer due to regulatory reasons;
•we fail to introduce new and improved products and services, or if we introduce new products or services that are not favorably received;
•we fail to support new and in-demand digital assets or if we elect to support digital assets with negative reputations;

•there are changes in sentiment about the quality or usefulness of our products and services or concerns related to privacy, security, fiat pegging or other factors;
•there are adverse changes in our products and services that are mandated by legislation, regulatory authorities or litigation;
•clients perceive the digital assets on our platform to be bad investments or experience significant losses in investments made on our platform;
•technical or other problems prevent us from delivering our products and services with the speed, functionality, security and reliability that our clients expect;
•cybersecurity incidents, employee or service provider misconduct, or other unforeseen activities cause losses to us or our clients, including losses to assets or data held by us on behalf of our clients;
•modifications to our pricing model or modifications by competitors to their pricing models;
•we fail to provide adequate client service;
•regulatory and governmental bodies in countries that we operate in or target for expansion express negative views towards digital asset trading platforms or, more broadly, the digital asset economy; or
•we or other companies or high-profile figures in our industry are the subject of adverse media reports or other negative publicity.
From time to time, certain of these factors have negatively affected our client retention, growth and engagement to varying degrees. If we are unable to maintain or increase our client base and client engagement, our revenue and financial results may be adversely affected. Any decrease in user retention, growth or engagement could render our products and services less attractive to clients and lead to a decrease in revenue, and our business, operating results and financial condition could be adversely affected. If our client growth rate slows or declines, we will become increasingly dependent on our ability to maintain or increase levels of user engagement and monetization in order to drive growth of revenue.
Our operating expenses may increase in the future and we may not be successful in increasing our revenue to sufficiently offset these higher expenses, which could impact our ability to achieve profitability or positive cash flow from operations on a consistent basis.
Our operating expenses may increase in the future as we continue to grow our business. While we consistently evaluate opportunities to drive efficiency, we cannot guarantee that these efforts will be successful or that we will not need to accelerate operating expenditures in the future. Our operations may prove to be more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. Additionally, our revenue growth may be negatively impacted by, among other things, reduced demand for our offerings, increased competition, adverse macroeconomic conditions, any decrease in the growth or size of the digital asset economy, regulatory uncertainty or scrutiny, changes that impact our ability to offer certain products or services, or failure of new products and services to gain market adoption. As a result, we cannot be certain that we will be able to achieve profitability or achieve positive operating cash flow on a quarterly or annual basis. If we are unable to effectively manage these risks and difficulties as we encounter them, our business, operating results and financial condition may suffer.
Our strategy and focus on delivering high-quality, compliant, easy-to-use and secure digital asset-related financial services may not maximize short-term or medium-term financial results.
We have taken, and expect to continue to take, actions that we believe are in the best interests of our clients and the long-term interests of our business, even if those actions do not necessarily maximize short-term or medium-term results. These include expending significant managerial, technical and legal efforts on complying with laws and regulations that are applicable to our products and services and ensuring that our products are secure, even where this results in slower client onboarding, manual withdrawal approval processes, or restrictions tied to risk thresholds and insurance coverage limits. We also focus on driving long-term engagement with our clients through innovation and developing new industry-leading products and technologies. These decisions may not be consistent with the short-term and medium-term expectations of our stockholders and may not produce the long-term benefits that we expect, which could have an adverse effect on our business, operating results and financial condition.
Because our long-term success depends, in part, on our ability to expand our sales to clients outside the U.S., our business is susceptible to risks associated with international operations.
We currently have subsidiaries in the U.S. and abroad, including Germany, the U.K., Dubai, Hong Kong, Singapore, Denmark, Switzerland, Canada, Japan, Korea, India and the Cayman Islands. As our growth strategy includes serving a global client base, we plan to continue entering new markets and increase our presence in existing markets around the world. We have a limited operating history outside the U.S., and our ability to manage our business and conduct our operations internationally requires considerable management attention and resources and is subject to particular challenges of supporting a growing business in an environment of diverse cultures, languages, customs, tax laws, legal systems, alternate dispute systems and regulatory systems. As we continue to expand our business and client base outside the U.S., we will be increasingly susceptible to risks associated with international operations. These risks and challenges include:
•difficulty establishing and managing international operations and the increased operations, travel and local infrastructure costs, and legal and regulatory compliance costs associated with different jurisdictions;
•the need to vary pricing and margins to effectively compete in international markets;
•the need to adapt and localize our products and services for specific countries, including offering services and support in local languages;
•compliance with multiple, and potentially conflicting and changing governmental laws and regulations across different jurisdictions;
•compliance with U.S. and foreign laws designed to combat money laundering and the financing of terrorist activities, as well as economic and trade sanctions;
•compliance with U.S. federal and state laws, including licensing requirements, based on expansion of international business;
•the need to comply with a greater set of law enforcement inquiries, including those subject to mutual legal assistance treaties;
•compliance with the extraterritorial reach of any applicable regulatory rules imposed by the U.S. or other jurisdictions;
•difficulties obtaining and maintaining required licensing from applicable regulators in foreign jurisdictions;
•competition with companies that have greater experience in the local markets, pre-existing relationships with clients in these markets or are subject to less regulatory requirements in local jurisdictions;
•varying levels of payments and blockchain technology adoption and infrastructure, and increased network, payment processing, banking, and other costs;

•compliance with anti-bribery laws, including compliance with the Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010, and other local anticorruption laws;
•difficulties collecting in foreign currencies and associated foreign currency exposure;
•difficulties holding, repatriating, and transferring funds held in offshore bank accounts, including difficulties associated with currency controls in foreign jurisdictions which may restrict our ability to freely transfer funds;
•difficulties adapting to foreign customary commercial practices, enforcing contracts and collecting accounts receivable, longer payment cycles and other collection difficulties;
•greater exposure to data privacy and cybersecurity regulations, notification obligations and enforcement risks in jurisdictions with inconsistent data protection frameworks;
•restrictions imposed by local markets on digital asset services;
•stringent local labor laws and regulations;
•adverse tax developments and consequences;
•antitrust and competition regulations; and
•regional economic and political conditions.
Our failure to successfully manage any of these risks and challenges could harm our international operations and have an adverse effect on our business, operating results and financial condition.
Failure to keep pace with new blockchain protocols or staking innovations could lead to loss of key clients.
The digital asset industry is characterized by rapid innovation in blockchain protocols, including Layer 1 (“L1”) blockchains (e.g., Ethereum, Solana), Layer 2 (“L2”) scaling solutions (e.g., Arbitrum, Optimism), and emerging Layer 3 (“L3”) application-specific chains, as well as advancements in staking mechanisms for yield generation and network security. Our ability to attract and retain key institutional clients depends on our capacity to support these new protocols and staking innovations promptly and securely through our custody, wallet and staking solutions. Failure to integrate emerging L1, L2 or L3 blockchains or to adapt to novel staking models, such as liquid staking or restaking, could render our platform less competitive, leading to the loss of clients who require access to these services for trading, DeFi or yield strategies. In addition, our ability to adapt and compete with new products and services may be inhibited by regulatory requirements and general uncertainty in the law, third-party intellectual property rights or other factors. For example, in 2022 we believe some custodians lost market share because they were delayed in supporting Ethereum’s L2 ecosystems. Similar types of losses could reduce our AoP, transaction volumes and revenue, while damaging our reputation as a leading digital asset service provider. Any inability to keep pace with blockchain and staking innovations, or with new products and services in the digital asset industry more generally, could materially and adversely affect our business, operating results, financial condition and prospects.
Our intellectual property rights are valuable, and intellectual property disputes or technological obsolescence could adversely affect our business, operating results, our competitive position and financial condition.
We rely on, and expect to continue to rely on, a combination of trademark, trade dress, patent, domain name, copyright, and trade secrets, as well as confidentiality and license agreements with our employees, contractors, consultants, and third parties with whom we have relationships, to establish and protect our brand and other intellectual property rights. However, our efforts to protect our intellectual property rights may not be sufficient or effective. Our proprietary custody solutions, such as multi-sig wallets, are critical to our market position and rely on intellectual property protection. Our proprietary technology and trade secrets could be lost through misappropriation or breach of our confidentiality and license agreements. There can be no assurance that our intellectual property rights will be sufficient to protect against others offering products, services, or technologies that are substantially similar to ours and that compete with our business. Any of our intellectual property rights may be successfully challenged, opposed, diluted, misappropriated or circumvented by others or invalidated, narrowed in scope or held unenforceable through administrative process or litigation. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our intellectual property rights.
Effective protection of our intellectual property may be expensive and difficult to maintain, both in terms of application and registration costs as well as the costs of defending and enforcing those rights. We have sought to obtain and protect our intellectual property rights, a process that can be expensive and may not always be successful. Patent applications or patents may be abandoned or allowed to lapse, resulting in partial or complete loss of patent rights. Competitors or malicious actors could infringe on or steal our intellectual property, leading to costly litigation or loss of competitive advantage. We may discover competing products or services in the market that use our protected intellectual property without authorization. Detecting and addressing infringement can be difficult and resource-intensive. Legal proceedings to enforce our intellectual property rights can be expensive, time-consuming and unpredictable. Court decisions may limit the scope or enforceability of our intellectual property rights, and we may not always prevail in those matters.
In addition. rapid advancements in custodial technology, such as new encryption methods, blockchain-native security protocols or hardware wallets, could render our solutions obsolete, requiring significant R&D investments to remain competitive. Any intellectual property disputes or failure to keep pace with technological innovation could materially and adversely affect our business, operating results, financial condition and prospects.
We may be sued by third parties for alleged infringement of their proprietary rights.
In recent years, there has been considerable patent, copyright, trademark, domain name, trade secret and other intellectual property development activity in the cryptoeconomy, as well as litigation, based on allegations of infringement or other violations of intellectual property, including by large financial institutions. Furthermore, individuals and groups can purchase patents and other intellectual property assets for the purpose of making claims of infringement to extract settlements from companies like ours. Our use of third-party intellectual property rights also may be subject to claims of infringement or misappropriation. We cannot guarantee that our internally developed or acquired technologies and content do not or will not infringe the intellectual property rights of others. From time to time, our competitors or other third parties may claim that we are infringing upon or misappropriating their intellectual property rights, and we may be found to be infringing upon such rights.
Intellectual property infringement claims from competitors, non-practicing entities or others could disrupt operations, divert resources and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our products or services or using certain technologies, force us to implement expensive or less effective work-arounds or impose other unfavorable terms. We expect that the occurrence of infringement claims is likely to grow as the crypto assets market grows and matures. Accordingly, our exposure to damages resulting from infringement claims could increase and this could further exhaust our financial and management resources. Even if intellectual property infringement claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and require significant expenditures. Any of the foregoing could prevent us from competing effectively and could adversely affect our business, operating results and financial condition.

Clients using our self-custody wallets may blame us for losses due to their own security breaches, leading to disputes and reputational harm.
Our self-custody wallets, including hot and cold multi-sig wallets, are designed so that clients control two of the three private keys, while we retain one key which cannot unilaterally authorize transactions. As a result, clients are responsible for securing their two keys against hacks, phishing, malware or other security breaches. If a client’s keys are compromised due to their own security lapses, such as failing to protect their devices or falling victim to social engineering, and they suffer losses, they may nonetheless blame us, alleging deficiencies in our wallet design, security features or client education. For example, the 2019 Binance hack, where user credentials were compromised through phishing, led to user complaints against their platform despite user-side failures. We may be subject to disputes, litigation, or regulatory scrutiny arising from such key compromises, even if our systems and services are not at fault. Defending against these claims could divert management resources, increase legal costs and harm our reputation, particularly among retail clients with limited technical expertise. Any adverse outcomes from client misattributions of liability could materially and adversely affect our business, operating results, financial condition, and prospects.
Client misuse or inadequate education about our services could lead to losses and disputes.
Our platform offers complex services, such as staking, lending and cross-chain transactions, which clients may misuse due to errors, misunderstandings or lack of expertise. For example, incorrect staking configurations or improper wallet management could result in client losses, leading to disputes or claims against us. Inadequate client education about risks, limitations and proper platform usage could exacerbate these issues, particularly for retail clients with lower financial literacy. Such incidents could increase support costs, trigger regulatory scrutiny or harm our reputation. Failure to provide adequate client education or mitigate misuse risks could materially and adversely affect our business, operating results, financial condition and prospects.
Our increasing engagement with retail clients, directly or indirectly, could expose us to heightened risks of fraud, regulatory non-compliance and operational challenges.
While we primarily serve institutional clients, as we grow we continue to consider further expansion of our services to reach retail clients, either directly or through partnerships. This shift exposes us to risks associated with retail markets, including heightened fraud risks, such as account takeovers or unauthorized transactions, and complex retail-specific regulations, particularly in lending and consumer protection. Retail clients may also have lower financial literacy, leading to disputes or claims over platform functionality or investment outcomes. Tracking and mitigating retail fraud, ensuring compliance with diverse jurisdictional regulations, and managing client expectations require significant operational resources and expertise. Failure to effectively address these risks could result in financial losses, regulatory penalties, reputational harm or loss of client trust. As our retail engagement grows, any inability to manage these challenges could materially and adversely affect our business, operating results, financial condition and prospects.
Failure to comply with anti-bribery and anti-corruption laws could subject us to penalties and other adverse consequences.
As we operate and sell our platforms and services around the world, we are subject to the FCPA, the UK Bribery Act, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the United States Travel Act, and other anti-corruption and anti-bribery laws and regulations in the jurisdictions in which we do business, both domestic and abroad. These laws and regulations generally prohibit improper payments or offers of improper payments to government officials, political parties or commercial partners for the purpose of obtaining or retaining business or securing an improper business advantage. We have contractual relationships with governmental or quasi-governmental entities in non-U.S. countries, including those known to experience corruption, particularly in certain emerging countries in South America, and further expansion of our non-U.S. sales efforts may involve additional regions.

Corruption issues pose a risk in every country and jurisdiction, but in many countries, particularly in countries with developing economies, it may be more common for businesses to engage in practices that are prohibited by the FCPA or other applicable laws and regulations, and our activities in these countries pose a heightened risk of unauthorized payments or offers of payments by one of our employees or third-party business partners, representatives and agents that could be in violation of various laws including the FCPA. The FCPA, U.K. Bribery Act and other applicable anti-bribery and anti-corruption laws also may hold us liable for acts of corruption and bribery committed by our third-party business partners, representatives and agents. We and our third-party business partners, representatives, and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of our employees or such third parties even if we do not explicitly authorize such activities. For example, we provide services to governments and agencies across the world, including those in the U.S., El Salvador and Bhutan. In El Salvador, we provide custody and BitGo Prime solutions to the Chivo wallet, which is the official Bitcoin and U.S. Dollar wallet of the Government of El Salvador. In Bhutan, we provide custody solutions for digital assets and fiat currency for an affiliate of the Government of Bhutan.
The FCPA or other applicable laws and regulations laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have implemented policies and procedures to address compliance with such laws, we cannot assure you that our employees or other third parties working on our behalf will not engage in conduct in violation of our policies or applicable law for which we might ultimately be held responsible. Violations of the FCPA, the UK Bribery Act and other laws may result in whistleblower complaints, adverse media coverage, investigations, imposition of significant legal fees, loss of export privileges, as well as severe criminal or civil sanctions, including suspension or debarment from U.S. government contracting, and we may be subject to other liabilities and adverse effects on our reputation, which could negatively affect our business, results of operations, financial condition and growth prospects. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees. Our exposure for violating these laws increases as our non-U.S. presence expands and as we increase sales and operations in foreign jurisdictions.
Our services to government clients expose us to business volatility and risks, including government budgeting cycles and appropriations, early termination, audits, investigations, sanctions and penalties.
We generate revenue from contracts with certain governments and agencies across the world, including those in the U.S., El Salvador and Bhutan. These government clients may terminate most of these contracts at any time, without cause. There is increased pressure on governments and their agencies, both domestically and internationally, to reduce spending. Additionally, government contracts are generally subject to audits and investigations which could result in various civil and criminal penalties and administrative sanctions, including termination of contracts, refund of a portion of fees received, forfeiture of profits, suspension of payments, fines and suspensions or debarment from future government business.
Risks Related to Our Bitcoin Treasury Strategy
Our Bitcoin treasury strategy contains various risks, including those inherent to Bitcoin and the broader digital asset ecosystem.
We have made, and expect to make additional, investments in Bitcoin as part of our Bitcoin treasury strategy. In connection therewith, we maintain a significant Bitcoin treasury reserve, which holds over 2,300 Bitcoin with a fair value of $253.7 million as of June 30, 2025 and based on observable market prices, representing approximately 89.9% of the fair value of our digital intangible assets and approximately 7.9% of our total assets as of June 30, 2025. Our Bitcoin treasury strategy contains various risks, which include, but are not limited to, the following:
•Volatility. Bitcoin is a volatile digital asset that undergoes sharp fluctuations in trading price. The trading price of Bitcoin has significantly declined in the past and such declines may occur again in the future. For example, a hypothetical 50% increase or decrease in Bitcoin’s fair value would have impacted our net income for the six months ended June 30, 2025 by approximately $126.9 million, reflecting the fair value accounting under ASU 2023-08.
•Bitcoin does not pay interest or dividends. Bitcoin does not pay interest, dividends or other returns and we can only generate cash from our Bitcoin holdings if we sell our Bitcoin or implement strategies to create income streams or otherwise generate cash by using our Bitcoin holdings. Even if we pursue any such strategies, we may be unable to create income streams or otherwise generate cash from our Bitcoin holdings, and any such strategies may subject us to additional risks.
•Our Bitcoin holdings may significantly impact our financial results. Our Bitcoin holdings have affected our financial results in the past and if we continue to increase our overall holdings of Bitcoin in the future, Bitcoin may have an even more pronounced impact on our financial results in the future. For example, in 2022, when the trading price of Bitcoin declined by approximately 65% of its previous value, the value of our Bitcoin treasury and our digital intangible asset value for the year ended December 31, 2022 decreased by approximately 65% and 98%, respectively.
Bitcoin is a highly volatile asset, and fluctuations in the price of Bitcoin have in the past influenced, and are likely to continue to influence, our financial results.
Bitcoin is a highly volatile asset, and fluctuations in the price of Bitcoin have in the past influenced and are likely to continue to influence our financial results. For example, for the year ended December 31, 2023, Bitcoin consisted of 95% of our total digital intangible asset value, and for the year ended December 31, 2024, Bitcoin consisted of 88% of our total digital intangible asset value. As such, the fair value of our digital intangible assets increased from $85.5 million for the year ended December 31, 2023 to $249.5 million for the year ended December 31, 2024, which was primarily driven by the increase in the trading price of Bitcoin from $44,160 on January 1, 2024 to $93,800 on December 31, 2024. For the six months ended June 30, 2024, Bitcoin consisted of 92.5% of our total digital intangible asset value, and for the six months ended June 30, 2025, Bitcoin consisted of 89.9% of our total intangible asset value. As such, the fair value of our digital intangible assets increased from $134.0 million for the six months ended June 30, 2024, to $282.2 million for the six months ended June 30, 2025, which was primarily driven by the increase in the trading price of Bitcoin from $62,701 on June 30, 2024 to $107,132 on June 30, 2025. Our financial results would be adversely affected, and our business and financial condition would be negatively impacted, if the price of Bitcoin again decreased substantially, including as a result of:
•decreased user and investor confidence in Bitcoin, including due to the various factors described herein;
•investment and trading activities, such as trading activities of highly active retail and institutional users, speculators, miners and investors;
•negative publicity, media or social media coverage, or sentiment due to events in or relating to, or perception of, Bitcoin or the broader digital assets industry;
•changes in consumer preferences and the perceived value or prospects of Bitcoin;
•competition from other digital assets that exhibit better speed, security, scalability or energy efficiency, that feature other more favored characteristics, that are backed by governments, including the U.S. government, or reserves of fiat currencies, or that represent ownership or security interests in physical assets;

•regulatory, legislative, enforcement and judicial actions that adversely affect the price, ownership, transferability, trading volumes, legality or public perception of Bitcoin, or that adversely affect the operations of or otherwise prevent digital asset custodians, trading venues, lending platforms or other digital assets industry participants from operating in a manner that allows them to continue to deliver services to the digital assets industry;
•a decrease in the price of other digital assets, including stablecoins, or the crash or unavailability of stablecoins that are used as a medium of exchange for Bitcoin purchase and sale transactions;
•developments relating to the Bitcoin protocol, including (i) changes to the Bitcoin protocol that impact its security, speed, scalability, usability, or value, such as changes to the cryptographic security protocol underpinning the Bitcoin blockchain, changes to the maximum number of Bitcoin outstanding, changes to the mutability of transactions, changes relating to the size of blockchain blocks, and similar changes, (ii) failures to make upgrades to the Bitcoin protocol to adapt to security, technological, legal or other challenges, and (iii) changes to the Bitcoin protocol that introduce software bugs, security risks or other elements that adversely affect Bitcoin;
•disruptions, failures, unavailability, or interruptions in service of trading venues for Bitcoin, such as, for example, the announcement by the digital asset exchange FTX Trading that it would freeze withdrawals and transfers from its accounts and subsequent filing for bankruptcy protection;
•further reductions in mining rewards of Bitcoin, including due to block reward halving events, which are regularly occurring events that occur after a specific period of time that reduce the block reward earned by “miners” who validate Bitcoin transactions, or increases in the costs associated with Bitcoin mining, including increases in electricity costs and hardware and software used in mining, or new or enhanced regulation or taxation of Bitcoin mining, which could further increase the costs associated with Bitcoin mining, any of which may cause a decline in support for the Bitcoin network;
•transaction congestion and fees associated with processing transactions on the Bitcoin network;
•developments in mathematics or technology, including in digital computing, algebraic geometry and quantum computing, that could result in the cryptography used by the Bitcoin blockchain becoming insecure or ineffective; and
•changes in national and international economic and political conditions.
The concentration of our Bitcoin holdings enhances the risks inherent in our Bitcoin treasury strategy.
As of June 30, 2025, we held approximately 2,300 Bitcoins and we intend to purchase additional Bitcoin and increase our overall holdings of Bitcoin in the future. The concentration of our Bitcoin holdings limits the risk mitigation that we could achieve if we were to purchase a more diversified portfolio of treasury assets, and the absence of diversification enhances the risks inherent in our Bitcoin strategy. The price of Bitcoin experienced a significant decline in 2022, and any future significant declines in the price of Bitcoin could have a more pronounced impact on our financial condition than if we used our cash to purchase a more diverse portfolio of assets.
Risks Related to Third Parties
We currently rely on third-party service providers for certain aspects of our operations, and any interruptions in services provided by these third parties may impair our ability to support our clients.
We depend on third-party service providers to support various aspects of our operations, including in connection with aspects of our technology infrastructure, cloud computing, cybersecurity, data storage, client support, compliance monitoring, transaction processing, third-party validators and certain other operational functions. Our ability to deliver reliable, secure, and efficient services to our clients depends significantly on the continued availability, performance and security of these third-party services.
If any of our third-party service providers experience operational disruptions, technical failures, cybersecurity incidents, regulatory enforcement actions, insolvency or other adverse events, our operations could be negatively impacted. Such interruptions or failures could result in reduced service quality, delays in transaction processing, compromised security, increased operational costs, regulatory scrutiny, reputational harm, and diminished client satisfaction and confidence. Although we seek to mitigate these risks through redundancy, vendor selection diligence and contingency planning, these efforts may not be sufficient in all cases and any significant disruption or failure affecting our third-party service providers could materially and adversely affect our business, operating results, financial condition and prospects.
We route orders through third-party trading venues in connection with our BitGo Prime trading service. The loss or failure of any such trading venues may adversely affect our business.
In connection with our BitGo Prime trading service, we rely on third-party trading venues to execute client orders and provide liquidity. These third-party venues include digital asset exchanges, market makers, liquidity providers and other trading platforms. Our ability to deliver efficient, reliable and competitive trading solutions to our institutional clients depends significantly on maintaining stable and effective relationships with these third-party trading venues.
If any of these third-party trading venues experience operational disruptions, technical failures, cybersecurity incidents, liquidity constraints, regulatory enforcement actions, insolvency or other adverse events, our ability to execute client orders promptly and effectively could be impaired. Additionally, the loss or termination of relationships with key trading venues could reduce our access to liquidity, increase transaction costs, diminish service quality, and negatively impact client satisfaction and confidence.
Although we seek to maintain relationships with multiple trading venues to mitigate these risks, any significant disruption or failure affecting these third-party venues could materially and adversely affect our business, operating results, financial condition and prospects.
Our current and future services may be dependent on payment networks and acquiring processors, and any changes to their rules or practices could adversely impact our business.
We rely on third-party payment networks, acquiring processors and related financial intermediaries to facilitate certain client transactions, including fiat currency deposits, withdrawals and payment processing associated with specific products and services. These providers periodically update their rules, policies, and compliance requirements, which may include increased fees, enhanced compliance obligations, transaction limits or restrictions specifically targeting digital asset-related transactions. Given the evolving nature of the digital asset economy, payment networks and processors may become unwilling or unable to support digital-related transactions, potentially disrupting or limiting our ability to offer certain products and services.
If adverse changes occur in the rules, practices, or willingness of payment networks and acquiring processors to support digital asset-related transactions, we may experience increased operational complexity, higher costs and compliance obligations, diminished client satisfaction, reduced transaction volumes and potential loss of client confidence. Additionally, securing alternative payment processing solutions on comparable terms may be challenging, costly, or impossible. Any such disruptions or limitations could negatively impact certain of our products and services and materially and adversely affect our business, operating results, financial condition and prospects.

We may not be able to maintain one or more critical banking or insurance relationships.
We depend heavily on relationships with banks, financial institutions, and insurance providers to facilitate critical aspects of our operations, including client fiat currency deposits and withdrawals, payment processing, custody of client funds, liquidity management and risk mitigation through insurance coverage. These banking and insurance relationships are essential to maintaining client trust, operational efficiency, regulatory compliance and overall business continuity.
Our banking partners provide essential services such as transaction processing, settlement, clearing and custody of client fiat funds. Similarly, our insurance providers offer coverage against certain operational risks, including theft, loss, cybersecurity breaches and other potential liabilities. For example, our insurance coverage of up to $250 million for digital assets held in qualified custody is underwritten by a syndicate of insurers from Lloyd’s of London and the European Marketplace, and it specifically covers assets stored in cold storage within the BitGo Trust Companies and includes protection against theft or copying of private keys, insider theft or dishonest acts by our employees or executives and loss of keys. The digital asset industry has historically faced challenges in establishing and maintaining stable banking and insurance relationships due to regulatory uncertainty, perceived risks, reputational concerns and evolving compliance requirements.
If we lose access to critical banking or insurance relationships, or if these relationships are disrupted, restricted, terminated, or compromised due to institutional failure, we may experience significant operational disruptions, increased costs, reduced liquidity and diminished ability to serve our clients effectively. Such disruptions could result from regulatory actions, changes in risk appetite or policies of our banking or insurance partners, reputational concerns, financial instability or insolvency of these institutions, or other factors beyond our control.
Replacing critical banking or insurance relationships may be challenging, costly and time-consuming, and we may be unable to secure alternative providers on comparable terms or at all. Any interruption, loss or failure of these essential relationships or institutions could lead to client dissatisfaction, loss of client confidence, regulatory scrutiny, reputational harm, and potential litigation, as well as materially and adversely affect our business, operating results, financial condition, and prospects.
We may be unsuccessful in establishing or maintaining strategic relationships with third parties or these third parties may fail to deliver certain operational services.
Our business strategy involves entering into partnerships, collaborations, joint ventures and strategic alliances with third-party entities, including financial institutions, technology providers, blockchain networks, custodians, liquidity providers and other service providers. These strategic relationships are intended to enhance our platform capabilities, expand our product offerings, accelerate market penetration and improve our competitive position. However, establishing and maintaining successful strategic relationships involves significant risks and uncertainties.
We may be unsuccessful in identifying suitable partners or negotiating favorable terms for strategic relationships. Even if we successfully establish these relationships, we may encounter difficulties in effectively integrating third-party services, technologies or operations into our platform. Additionally, our strategic partners may fail to deliver services or perform obligations in accordance with contractual terms, quality standards or regulatory requirements. Such failures could result from financial instability, operational disruptions, cybersecurity incidents, regulatory non-compliance or other factors beyond our control.
If our strategic partners fail to perform as expected, we may experience disruptions to our operations, reduced service quality, increased operational costs, reputational harm, regulatory scrutiny, or client dissatisfaction. Furthermore, disputes or disagreements with strategic partners could lead to litigation, arbitration or termination of relationships, resulting in additional costs, diversion of management resources and potential loss of business opportunities.

Our reliance on third-party strategic relationships exposes us to risks associated with the actions, omissions, and financial condition of these third parties. Any failure to successfully establish, manage, or maintain these relationships, or any failure by our strategic partners to perform as expected, could materially and adversely affect our business, regulatory status, operating results, financial condition and prospects.
We rely on third-party cryptographic algorithms and blockchain protocols, which may contain vulnerabilities, errors or flaws, or experience blockchain forks.
Our business depends significantly on cryptographic algorithms and blockchain protocols developed, maintained and updated by third parties. These cryptographic algorithms and blockchain protocols underpin the security, integrity and functionality of digital assets and related transactions facilitated by our platform. Despite rigorous testing and widespread adoption, cryptographic algorithms and blockchain protocols may contain undetected vulnerabilities, errors, or flaws that could be exploited by malicious actors or result in unintended operational failures.
Additionally, blockchain protocols we rely upon may experience blockchain forks whereby a blockchain splits into two or more separate chains due to disagreements among network participants, incompatible software upgrades, or other technical or governance issues. The effect of such a fork would be the existence of two versions of the applicable blockchain protocol network running simultaneously, but with each split network’s digital asset lacking interchangeability. Blockchain forks can create uncertainty regarding asset ownership, transaction validity, and network stability, potentially leading to operational disruptions, client confusion, disputes and financial losses. In addition, these forks may be contentious and consequently participants in certain communities might harbor ill will towards other communities. As a result, certain community members might take actions that adversely impact the use, adoption and price of the relevant digital assets or their forked alternatives. Furthermore, forks can lead to disruptions of networks and our information technology systems, cybersecurity attacks, replay attacks or security weaknesses, as well as an inherent decrease in the level of security due to the splitting of some mining power across networks, making it easier for a malicious actor to exceed 50% of the mining power of that network.
If a cryptographic algorithm or blockchain protocol we rely upon is compromised, exploited, experiences a fork or otherwise fails, it could lead to unauthorized access, theft, loss or destruction of digital assets held or transacted on our platform. Such incidents could result in substantial financial losses for our clients and for us, as well as significant reputational damage, loss of client confidence, regulatory scrutiny and potential litigation.
We do not control the development, maintenance, or updating of these third-party cryptographic algorithms and blockchain protocols and, as a result, we may be unable to promptly identify, mitigate or remediate vulnerabilities, flaws or forks, or to influence the timing or effectiveness of third-party responses to such issues. Additionally, the decentralized and open-source nature of many blockchain protocols may complicate efforts to coordinate effective responses to vulnerabilities, exploits or forks, potentially exacerbating the impact of any security incidents or disruptions.
Our platform contains third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could harm our business.
Our platform contains software modules licensed to us by third-party authors under “open source” licenses. We also make certain of our own software available to users under various open source licenses in our public repositories. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of the source code of such software may make it easier for others to compromise our platform.

Some open source licenses contain requirements that we make available source code for modifications or derivative works we create, depending upon the type of open source software we use, or requirements that we grant to others a license to our patents, software or intellectual property covering such modifications or derivative works. If we combine our proprietary software with open source software in a certain manner, we could, under the terms of certain open source licenses, be required to release the source code of our proprietary software under such open source license. This may include publicly disclosing proprietary software that may be sensitive to our operations. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our proprietary software.
We have developed an internal open source use policy designed to mitigate open source license risk, to ensure our organization’s adherence to open source license terms and to help protect our intellectual property by defining how open source software can be used and modified within our organization and how it can be incorporated within our proprietary software. We have not conducted an audit of our use of open source software, and, as a result, we cannot assure you that our current processes for controlling our use of open source software in our platform are, or will be, effective. If we are held to have breached or failed to fully comply with the terms and conditions of an open source license, we could face litigation, infringement claims, or other liabilities. Likewise, we may be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our platform, to discontinue or delay the provision of our offerings if re-engineering cannot be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, operating results, and financial condition. Moreover, the terms of various open source licenses have not been interpreted by U.S. or foreign courts. As a result, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform. From time to time, there have been claims challenging the ownership of open source or proprietary software against companies that incorporate open source software into their products or solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be third-party open source software, our own proprietary software or our own modifications to or derivative works based upon open source software.
We use generative artificial intelligence (“AI”) tools to augment internal productivity and failure to comply with AI provider terms and the Company’s internal guidelines for the use of these tools or using such tools under non-enterprise terms could harm our business.
We have recently begun to use internally developed as well as third-party generative AI tools, such as coding assistance tools, productivity tools and tools offering LLMs, to increase internal productivity across our business and engineering teams. Use of these tools is authorized through a formal risk assessment process managed by our Security and Risk teams and is governed by our internal Responsible Usage Guidelines for Generative AI Tools. These guidelines provide, among other provisions, that no proprietary, confidential or sensitive material is to be input into these tools, and AI-assisted code output must be manually reviewed before merging or deploying such code into production. Additionally, we license these tools under enterprise terms where the applicable licensor is obligated not to retain our input for any purpose, including training, and telemetry is disabled by default. We have adopted an internal AI Acceptable Use Policy, which establishes guidelines for the responsible and secure use of AI technologies within BitGo.
The risks associated with the use of these tools, whether or not in compliance with the guidelines or under non-enterprise terms, could include unauthorized use of confidential information of BitGo, its clients or third parties in user prompts, code outputs that are potentially not protectable under copyright, reproduction of BitGo code in code outputs to third parties, disclosure of confidential or personal information of BitGo, its customers or third parties in the output of the tools, the use of user prompts by licensors of these tools for training purposes or other unauthorized purposes, or the use of output by BitGo violating third party copyrights or other intellectual property rights. As a result, we could be subject to lawsuits by parties claiming intellectual property infringement, breach of confidential information and data privacy claims. We could also suffer loss of confidentiality, trade secret rights or other intellectual property rights.
See the section titled “Risk Factors—Risks Related to Cybersecurity, Data Privacy, and Information Technology—We may experience risk, liabilities or other issues relating to the development and use of AI in our business.” for further information on certain risks relating to our use of AI tools.
Perceived affiliations with controversial partners in WBTC operations could harm our reputation.
Our WBTC solution involves partnerships, such as the 2024 joint venture with BiT Global that is partially owned by Justin Sun and affiliated with the TRON ecosystem. These partnerships and affiliations, particularly with figures or entities facing regulatory scrutiny or public criticism, have raised concerns within the digital asset community. For example, MakerDAO, a decentralized autonomous organization that governs the Maker Protocol, which facilitates lending and borrowing of cryptocurrencies on the Ethereum blockchain, has proposed to limit its users’ WBTC exposure due to perceived risks. Negative public perceptions of our partners, whether justified or not, could damage our reputation, reduce public confidence in WBTC’s reliability, and lead to redemptions or decreased demand. Regulatory actions targeting our partners, such as SEC lawsuits, could also implicate us in investigations or restrict our operations, even if we are not at fault. Any reputational or regulatory fallout from WBTC partnerships could materially and adversely affect our business, operating results, financial condition, and prospects.
Multi-jurisdictional custody changes for WBTC could introduce operational and regulatory risks.
The 2024 transition in connection with the joint venture with BiT Global to a multi-jurisdictional custody model for WBTC distributing private keys across entities in the U.S., Hong Kong, and Singapore aims to reduce single points of failure but introduces new risks. Differing regulatory frameworks, security standards, or enforcement practices across jurisdictions could complicate key management decisions or expose us to conflicting legal obligations. For example, Hong Kong’s regulatory environment may impose stricter fiduciary duties or face geopolitical tensions, such as U.S.-China technology decoupling. Operational errors in coordinating multi-sig wallet transactions across jurisdictions could delay minting or burning processes, disrupting WBTC liquidity. Community backlash to these changes, such as MakerDAO’s risk-off proposals, could further reduce WBTC adoption.
Risks Related to Our Employees
The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could adversely affect our business, operating results and financial condition.
We operate in a relatively new industry that requires highly skilled and technical personnel. We believe that our future success is highly dependent on the talents and contributions of our senior management team, including Mr. Belshe, our co-founder, Chief Executive Officer, Chief Technology Officer, President and director, members of our executive team, and other key employees across product, engineering, risk management, finance, compliance, security, legal and marketing. Our future success depends on our ability to attract, develop, motivate and retain highly qualified and skilled employees. The pool of qualified talent in our industry is extremely limited, particularly with respect to executive talent, engineering, risk management and financial regulatory expertise. We face intense competition for qualified individuals from numerous digital asset, software, financial and other technology companies. To attract and retain key personnel, we incur significant costs, including salaries and benefits and equity incentives. Even so, these measures may not be enough to attract or retain the personnel we require to operate our business effectively. The loss of even a few key employees or senior leaders, or an inability to attract, retain and motivate additional highly skilled employees required for the planned expansion of our business, could adversely affect our business, operating results and financial condition and impair our ability to grow.

Our working model, which allows a subset of our employees to work remotely, subjects us to heightened operational risks.
As of June 30, 2025, approximately 23% of our employees work remotely and are not required to come into the office on a daily basis. Allowing employees to work remotely subjects us to heightened operational risks. For example, technologies in our employees’ homes might not be as robust or effective as in our offices and could lead to lower productivity and/or increased vulnerability to cybersecurity attacks or other privacy or data security incidents, including arising from employee or insider misconduct. There is no guarantee that the data security and privacy safeguards we have put in place will be completely effective or that we will not encounter risks associated with employees accessing company data and systems remotely. We also face challenges due to the need to operate with a dispersed and remote workforce, as well as increased costs related to business continuity initiatives.
Allowing for remote work has in the past made and may continue to make it more difficult for us to preserve our corporate culture of innovation and our employees might have decreased opportunities to collaborate in meaningful ways. Further, remote work may negatively impact employee morale or productivity. Any failure to overcome the challenges presented by our working model could harm our future success, including our ability to retain and recruit personnel, innovate and operate effectively, maintain product development velocity and execute on our business strategy.
We may not be able to maintain our innovative culture.
We believe that our entrepreneurial and innovative corporate culture has been a key contributor to our success. We encourage and empower our employees to innovate and operate creatively, which we believe is essential to attracting high quality talent, partners and developers, as well as serving our long-term interests. If we cannot maintain this culture, the innovation, creativity and teamwork that has been integral to our business could diminish or be lost entirely. Additionally, from time to time, we may realign our resources and talent, which may result in layoffs or reductions in force, such as the reduction in force that occurred in April 2023. In such cases, employee morale may suffer, which could adversely affect our products and services, business, operating results, and financial condition.
We may be unable to prevent, or may have difficulty mitigating, employee or service provider misconduct or error.
Employee or service provider misconduct or error could subject us to legal liability, financial losses, and regulatory sanctions. Such misconduct could include engaging in misappropriation of client funds, improperly using confidential information, improper or unauthorized transactions or activities, insider trading, or failing to supervise other employees or service providers. Employee or service provider errors, including mistakes in executing, recording or processing transactions for clients, and errors in conducting internal custody processes, could expose us to the risk of material losses even if the errors are detected. Although we have implemented processes and procedures and provide training to our employees and service providers to reduce the likelihood of misconduct and error, these efforts may not be successful. Moreover, the risk of employee or service provider error or misconduct may be even greater for novel products and services and is compounded by the fact that many of our employees and service providers are accustomed to working at technology companies that generally do not maintain the same compliance customs and rules as financial services firms. This can lead to high risk of confusion among employees and service providers with respect to compliance obligations, particularly with respect to confidentiality, data handling, access controls, conflicts of interest, and trading conduct. It is not always possible to deter misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. If we were found to have not met our regulatory oversight and compliance and other obligations, we could be subject to regulatory sanctions, financial penalties, restrictions on our activities for failure to properly identify, monitor and respond to potentially problematic activity and seriously damage our reputation. Our employees, contractors, and agents could also commit errors that subject us to legal claims for negligence, as well as regulatory actions, or result in financial liability. Further, allegations by regulatory or criminal authorities of improper trading activities could affect our brand and reputation and negatively impact our business.
Our officers, directors, employees or large stockholders may encounter potential conflicts of interests with respect to their positions or interests in certain digital assets, entities and other initiatives, which could adversely affect our business and reputation.
We frequently engage in a wide variety of transactions and maintain relationships with a significant number of digital asset projects, their developers, members of their ecosystem and investors. These transactions and relationships could create potential conflicts of interests in our management decisions. For instance, certain of our officers, directors and employees are active investors in digital asset projects themselves, and may make investment decisions that favor projects that they have personally invested in. Many of our large stockholders also make investments in these digital asset projects. In addition, our co-founder, Chief Executive Officer, Chief Technology Officer, President and director, Mr. Belshe, is involved in a number of initiatives related to the digital asset economy and more broadly. The initiatives he is involved in could divert Mr. Belshe’s time and attention from overseeing our business operations, which could subject us to litigation or otherwise have a negative impact on our business.
Similarly, certain of our directors, officers, employees and large stockholders may hold digital assets that we are considering supporting for trading on our platform and may be more supportive of such listing notwithstanding legal, regulatory and other issues associated with such digital assets. While we have instituted policies and procedures to limit and mitigate such risks, there is no guarantee that such policies and procedures will be effective, or that we will be able to manage such conflicts of interests adequately. If we fail to adequately manage these conflicts of interests, or we receive unfavorable media coverage with respect to actual or perceived conflicts of interest, our business could be harmed and our brand, reputation and credibility could be adversely affected.
Risks Related to Industry-Specific Regulation and Public Policy
Policymakers are continuing to develop new rules applicable to the digital asset economy, resulting in an uncertain regulatory landscape that is subject to the potential for substantial change.
The digital asset economy is novel, rapidly evolving and characterized by significant technological innovation and complexity. Policymakers, regulators and legislators globally are in the beginning stages of developing frameworks and standards to govern digital assets, digital asset platforms, custody solutions and related activities. As a result, the regulatory landscape applicable to our business remains uncertain, fragmented, and subject to rapid and unpredictable change.
Because regulatory consideration of digital assets, custody solutions, and related platforms is still developing, policymakers may propose or enact legislation or regulations without fully understanding the underlying technology, market dynamics, or potential implications for market participants. Such legislation or regulation could impose overly burdensome compliance obligations, restrict or prohibit certain business activities, or otherwise adversely impact our ability to operate effectively and competitively. Additionally, the lack of established regulatory frameworks and precedents may limit our ability to anticipate, influence, or effectively respond to proposed regulatory changes or enforcement actions.
Our ability to proactively engage with policymakers and regulators to shape favorable regulatory outcomes may be limited by the novelty and complexity of the digital asset economy, as well as by the absence of clear regulatory guidance or established industry standards. Consequently, we may be unable to effectively advocate for regulatory approaches that appropriately balance innovation, consumer protection, market integrity and financial stability.
Any adverse regulatory developments in the digital asset space could materially and adversely affect our business, financial condition, operating results and prospects.

Regulatory uncertainty regarding our self-custody wallets could result in reclassification as a financial service, imposing new compliance burdens.
Our self-custody wallets, which rely on a 2-of-3 multi-sig scheme where clients control two keys and we hold one, are designed as software solutions, not financial services, in accordance with FinCen’s May 9, 2019 guidance on non-custodial digital asset activities. However, not all jurisdictions have confirmed this interpretation and some may determine that our holding one key, facilitating transaction signing or providing wallet software constitutes a regulated financial service similar to money transmission or custody. Such a reclassification could impose significant compliance obligations, including licensing requirements, anti-money laundering (“AML”) and KYC mandates, and capital reserves requirements, increasing our operational costs and complexity. For example, jurisdictions like the E.U. or Singapore that have stricter virtual asset regulations could adopt broader definitions of custodial services, limiting our ability to offer self-custody wallets without additional registrations. Regulatory enforcement actions, fines or restrictions could disrupt our self-custody offerings, reduce client adoptions, and harm our reputation as a leader in secure digital asset solutions. Any adverse regulatory developments regarding our self-custody model could materially and adversely affect our business, operating results, financial condition and prospects.
Many of the digital assets which we custody, or facilitate trading and lending in, are subject to regulatory authority by the SEC or the Commodity Futures Trading Commission (the “CFTC”). If certain digital assets or transactions in such digital assets are deemed to be securities, leveraged retail commodity transactions, commodity interests or security-based swaps, we could be subject to additional regulatory requirements, licenses and approvals, and potentially face regulatory enforcement actions, civil liability, and significant increased compliance and operational costs.
The CFTC has stated, and judicial decisions involving CFTC enforcement actions have confirmed, that at least some digital assets, including Bitcoin, fall within the definition of a “commodity” under the United States Commodity Exchange Act of 1936 (as amended, “the Commodity Exchange Act”). Commodity interests are subject to extensive supervisory oversight by the CFTC, including licensing of entities engaged in, and platforms offering, commodity interest transactions. This CFTC authority extends to digital asset futures contracts and swaps, as well as so-called leveraged retail commodity transactions, including transactions that are based on current and future prices of digital assets and indices of digital assets. To the extent that a digital asset in which we facilitate transactions is deemed to fall within the definition of a leveraged retail commodity transaction or commodity interest, whether as a swap or otherwise and including pursuant to subsequent rulemaking or guidance by the CFTC, we may be subject to additional regulatory requirements and oversight and could be subject to judicial or administrative sanctions if we do not or did not at a relevant time possess appropriate registrations as a registered intermediary (for example, as a futures commission merchant or introducing broker). Such actions could result in injunctions, cease and desist orders, civil monetary penalties, fines and disgorgement, as well as reputational harm. The CFTC has previously brought enforcement actions against entities engaged in digital asset activities for failure to obtain appropriate exchange, execution facility and intermediary registrations.
Furthermore, the CFTC and the SEC have jointly adopted regulations defining security-based swaps, which include swaps based on single securities and narrow-based indices of securities. If a digital asset is deemed to be a security, certain transactions involving such digital asset could constitute a security-based swap. A digital asset or transaction therein that is based on or references a security or index of securities, whether or not such securities are themselves digital assets, could also constitute a security-based swap. To the extent that a digital asset in which we facilitate transactions is deemed to fall within the definition of a security-based swap, including pursuant to subsequent rulemaking or guidance by the CFTC or SEC, we may be subject to additional regulatory requirements and oversight by the SEC and could be subject to judicial or administrative sanctions if we do not or did not at the relevant time possess appropriate registrations as a registered intermediary. Although we spend significant time and resources to comply with CFTC and SEC regulations, there is no guarantee that we will be successful. If we do not successfully navigate these regulatory regimes, we could be subject to injunctions, cease and desist orders, civil monetary penalties, fines and disgorgement, as well as reputational harm. Any of these outcomes could materially and adversely affect our business, financial condition, operating results and prospects.
A particular digital asset, product or service’s status as a security in any relevant jurisdiction is subject to a high degree of uncertainty and if we are unable to properly characterize a digital asset or product offering, we may be subject to regulatory scrutiny, inquiries, investigations, fines, restrictions or other penalties.
Our business faces considerable uncertainty regarding the classification of digital assets, products or services under applicable securities laws. Determining whether any given digital asset is a security is a highly complex, fact-driven analysis, which may change and evolve over time based on changes in the digital asset and its related ecosystem, as well as changing views of regulators and political administrations. Different parties may reach different conclusions about the outcome of this analysis based on the same facts. Regulators, including the SEC, generally do not provide an advance determination or formal classification for a given asset, thereby placing the responsibility on us to determine the characterization of the digital-assets available on our platform. Accordingly, whether any given digital asset, product or service would ultimately be deemed by a federal court to be a security is uncertain and difficult to predict notwithstanding the conclusions of the SEC or any conclusions we may draw based on our risk-based assessment regarding the likelihood that a particular crypto asset, product or service could be deemed a security or securities offering under applicable laws.
To the extent that the SEC or a court asserts or determines that any digital assets supported by our platform are securities, that assertion or determination could prevent us from continuing to support such digital assets on our platform. It could also result in regulatory enforcement penalties and financial losses in the event that we have liability to our customers and need to compensate them for any losses or damages. We could be subject to judicial or administrative sanctions, including disgorgement or penalties which could be material, for failing to offer or sell the digital asset or certain of our services in compliance with securities registration requirements, or for acting as a securities broker or dealer, national securities exchange, clearing agency, or other regulated entity without appropriate registration. Such an action could result in injunctions and cease and desist orders, as well as civil monetary penalties, fines, and disgorgement, criminal liability, and reputational harm. In addition, clients that utilized our services in connection with such digital asset on our platform and suffered losses might also seek to rescind transactions that we facilitated on the basis that they were conducted in violation of applicable law, which could subject us to significant liability and losses. We might also be required to cease services in the supported digital assets, which could negatively impact our business, operating results, and financial condition. Moreover, the networks on which such supported digital asset are used might be required to be regulated as securities intermediaries, and subject to applicable rules, which could effectively render the network impracticable for its existing purposes.
In addition, several foreign jurisdictions have taken a broad-based approach to classifying digital assets, products and services as securities, while other foreign jurisdictions have adopted a narrower approach. As a result, certain digital assets, products or services may be deemed to be a security under the laws of some jurisdictions but not others. Various foreign jurisdictions may, in the future, adopt additional laws, regulations, or directives that affect the characterization of digital assets, products or services as securities.
We have performed and continue to perform legal analysis under applicable federal securities laws, informed by, among other things, relevant Supreme Court precedent (e.g., Howey, Reves), subsequent binding judicial decisions, SEC staff guidance including (e.g., the Framework for “Investment Contract” Analysis of Digital Assets), and other authority, and where appropriate, in consultation with outside counsel, to assess whether a particular digital asset, product or service could be deemed a security under applicable laws. Our internally developed policies and procedures to determine whether a particular digital asset should be classified as a security, which are predicated upon a risk-based assessment, do not constitute a legal standard and are not binding on any regulatory body or court, and therefore, we could in the future be subject to legal or regulatory action in the event the SEC or a state or foreign regulatory authority were to assert, or a court were to determine, that a digital asset, product or service supported or available on our platform is a security under applicable securities laws. An adverse determination could expose us to significant regulatory scrutiny, inquiries, investigations, fines and other sanctions, potentially impacting our business operations, strategic initiatives and financial results.
If we fail to properly perform due diligence or assess the risks associated with accepting or adopting any digital asset, or fail to monitor already accepted or adopted digital assets, we may be subject to regulatory scrutiny, inquiries, investigations, fines, restrictions, and other penalties.
Prior to onboarding a new digital asset that we intend to custody, the BitGo Trust Companies, along with their respective board of directors, performs due diligence on that digital asset. A comprehensive risk assessment is conducted to identify and assess the risks associated with a digital asset’s features, the features of the supporting blockchain and the developers and node operators that support the blockchain protocol. Generally, adding digital assets for which we have successfully integrated the blockchain that supports them are deemed to be lower risk and can be approved by management subject to review by our Token Assessment and Review Group. For digital assets that require supporting a new blockchain must be approved by our Board of Directors or a committee thereof. We also perform ongoing monitoring for material changes to a digital asset, its supporting blockchain and the blockchain’s community, and if we deem that such material change, which include, but are not limited to, hard forks, significant new functionality derived from the blockchain or smart contract, material changes to developer support or governance structure, decentralization, or other support features or legal and regulatory action relating to the digital asset, we will identify potential measures that can mitigate such risks, identify alternative custody arrangements or disapprove such digital assets from trust custody altogether. Any such failure to properly perform due diligence or assess the risks associated with accepting or adopting any digital asset, or failure to monitor already accepted or adopted digital assets, may subject us to regulatory scrutiny, inquiries, investigations, fines, restrictions and other penalties, and such failure could have a materially adverse impact on our financial condition and reputation.
If the SEC alleges that our staking solutions involve unregistered offers and sales of securities or unregistered securities broker-dealer activity in violation of the Securities Act or the Exchange Act and the courts agree with the SEC, we may be required to cease our staking activities and may be subject to monetary and other penalties.
In several enforcement actions filed by the SEC under the prior administration in federal courts in New York, California, and Washington, D.C., the SEC alleged that certain companies have offered staking solutions to clients for various digital assets as unregistered securities or acted as unregistered securities broker-dealers in facilitating offers or sales of third-party staking solutions in violation of the registration provisions of the Securities Act or the Exchange Act. For example, in 2023, the SEC charged Kraken, Coinbase and Binance with offering and selling digital asset staking-as-a-service programs to retail customers as unregistered investment contract schemes in violation of the Securities Act. In June 2024, the SEC charged Consensys Software Inc. with acting as an underwriter of unregistered securities in violation of the Securities Act and as an unregistered broker in violation of the Exchange Act by marketing the Lido and Rocket Pool third-party liquid staking-as-a-service programs to retail customers through Consensys’ “Metamask Staking” platform. Since the beginning of 2025, the litigation against Binance, Coinbase, and Kraken has been stayed or dismissed, as has the litigation against Consensys. We believe that our staking service does not offer or sell any securities subject to the securities laws or SEC regulations and that they would in any event qualify for exemptions from Securities Act or Exchange Act requirements. However, we do not know if the SEC would agree with our interpretation of those laws or regulations. If the SEC or a private litigant were to prevail on claims that our staking solutions violate the Securities Act or Exchange Act, we may be subject to monetary penalties, liabilities or reputational harm, and may be required to cease offering these services, which could have an adverse effect on our business, operating results and financial condition.

Regulatory changes or actions by the U.S. Congress or any U.S. federal or state agencies may affect our business or restrict the use of one or more digital assets or the operations of our digital asset trading and custody platforms in a manner that adversely affects our business.
Our business is subject to significant uncertainty due to potential changes in regulations and evolving interpretations of existing rules. For instance, any shift by Congress or federal and state agencies in how current digital asset laws are applied could result in new compliance burdens which could restrict our custody business, digital asset trading operations, or impose limitations on staking activities. Furthermore, even without formal amendments to regulations, a modified interpretation by regulatory bodies may require substantial alterations to our practices, leading to increased operational costs and potential disruptions to our service offerings. These evolving regulatory landscapes may not only impose burdensome legal obligations but also create uncertainties regarding permissible activities, adversely impacting our strategic planning and overall business performance. Additionally, inconsistencies between federal and state approaches to digital asset regulation may create overlapping or conflicting requirements, increasing legal complexity and compliance costs.
The recently enacted Guiding and Establishing National Innovation for U.S. Stablecoins Act of 2025 (the “GENIUS Act”) creates a new federal regulatory framework for stablecoins in the United States, and its implementation could materially impact our stablecoin-related business, operations, and compliance obligations.
In July 2025, the United States enacted the GENIUS Act, which provides for the creation of the first comprehensive federal regime for the issuance, custody, and use of payment stablecoins. This law applies to key aspects of stablecoin programs, including state and federal licensing of issuers, reserve composition and management, redemption rights, disclosures, and ongoing regulatory supervision. While the GENIUS Act has been signed into law, it will not become effective until the earlier of January 18, 2027 or 120 days after the primary federal payment stablecoin regulators issue any final regulations implementing the GENIUS Act. Specifically, among many other provisions, the GENIUS Act defines “payment stablecoin”, prohibits issuance of payment stablecoins in the United States by anyone other than a permitted stablecoin issuer (“PPSI”), outlines a comprehensive regulatory regime for PPSIs, generally prohibits PPSIs from paying interest on the payment stablecoins they issue, excludes payment stablecoins issued by a PPSI from the definition of “security” under the U.S. federal securities laws and limits the reserve assets permissible for payment stablecoins. While the GENIUS Act has been signed into law, it will not become effective until the earlier of January 18, 2027 or 120 days after the primary federal payment stablecoin regulators issue any final regulations implementing the GENIUS Act (the “GENIUS Act Effective Date”). Accordingly, the impact of these legal and regulatory changes will depend in part on how the GENIUS Act is implemented through rulemaking by U.S. regulators. Therefore, while a consistent federal framework could increase institutional and consumer confidence in stablecoins over time, the scope, timing, and substance of implementing the associated regulations and supervisory practices remain uncertain. Compliance may require us to make significant changes to our products and operations, including goUSD, our Stablecoin‑as‑a‑Service platform, and our custody and settlement services for third‑party stablecoins. These changes could increase our legal, compliance, operational, and technology costs, limit the types of stablecoins we can support, restrict our ability to partner with certain issuers, or require modification or discontinuation of products. We have initiated the process to apply for a national bank charter from the Office of the Comptroller of the Currency, which would afford a path to issuing stablecoins within the GENIUS Act framework as a PPSI. However, there is no assurance that our charter application will be approved or that approval will be obtained on a timely basis, and it is possible our existing or planned offerings would need to be substantially tailored pursuant to the regulatory and supervisory obligations for a national bank. See “—Our business requires obtaining and maintaining compliance with regulatory licenses and qualifications that may be costly and time-consuming to obtain and, if obtained, may subsequently be revoked.
If we are unable to obtain the charter, if approval is delayed, or if restrictions are imposed that materially limit our stablecoin activities, we may need to seek alternative regulatory pathways that could be more costly, time‑consuming, or commercially impractical, or that could require limiting or discontinuing certain stablecoin‑related products. In addition to costs associated with qualifying as a PPSI, we may incur significant costs in connection with complying with any legal and regulatory changes implemented in connection with the GENIUS Act. Any failure, or perceived failure, to comply with the GENIUS Act or related regulations could result in enforcement actions, monetary penalties, heightened supervisory scrutiny, or reputational harm. Any of these outcomes could materially and adversely affect our business, operating results, financial condition, and prospects.
In addition, the GENIUS Act may also affect the competitive landscape for stablecoins. For example, the additional legal and regulatory clarity provided by the GENIUS Act may have the effect of encouraging new entrants that may compete with us. Any potential changes to the competitive landscape and their effect on us are complex and cannot be predicted with certainty at this time.
Regulatory changes or actions in foreign jurisdictions may restrict the use of one or more digital assets, staking activity, supported blockchain networks or the digital asset trading platform market in a manner that adversely affects our business.
Our operations span multiple global markets where digital asset activities, including digital asset trading, staking activities, and network operations, are subject to diverse regulatory frameworks. Foreign laws, regulations, or directives and the assertion of jurisdiction by regulators in these regions may conflict with U.S. regulations, thereby creating uncertainty in compliance requirements. As a result, regulatory actions could restrict the use or acceptance of one or more digital assets, potentially diminishing user and merchant participation, as well as reducing market liquidity.
In addition, while we endeavor to comply with evolving regulatory standards, the regulatory landscape outside the U.S. is often disparate and subject to frequent reinterpretation. For instance, whereas the E.U.’s digital asset regulations are relatively uniform, the laws and regulations in other regions are disparate, conflicting and subject to regular change and reinterpretation. In addition, a number of foreign jurisdictions have recently taken regulatory action aimed at digital asset activities. For example, China has made transacting in digital assets illegal for Chinese citizens in mainland China, and additional restrictions may follow. China’s central bank has further restricted digital asset-related activities, stating that activity by overseas digital asset trading platforms, and services offering trading, order matching, and token issuance and derivatives, constitute illegal activity. These varying and, at times, conflicting regulatory regimes can impede the growth or sustainability of digital asset economies, adversely affecting not only our business but also the intrinsic value of digital assets.
Ultimately, the unpredictability of regulatory developments in foreign jurisdictions may force us to adjust our operational strategies, incur additional compliance costs and potentially limit our market opportunities. The cumulative effect of these challenges could significantly impair our business performance and adversely impact our long-term strategic objectives.
Changes in regulation enabling self-custody by exchanges and other market participants could disrupt our third-party custody business model.
Our future business strategy relies heavily on the demand for third-party custodial services for digital assets. However, evolving regulations, such as the proposed digital asset market structure bill, may permit or incentivize major exchanges, brokers, dealers and clearinghouses to self-custody their assets rather than rely on third-party custodians like us. If such regulatory changes reduce the need for independent custodians, our core business model could be disrupted, leading to decreased demand for our services, reduced revenue, and loss of market share. Adapting to such changes may require significant investments in new products or services, which may not be successful or cost-effective. Any disruption to our third-party custody model due to regulatory shifts could materially and adversely affect our business, operating results, financial condition and prospects.

Our business requires obtaining and maintaining compliance with regulatory licenses and qualifications that may be costly and time-consuming to obtain and, if obtained, may subsequently be revoked.
Our business operates in a dynamic and regulated environment where obtaining and maintaining the necessary regulatory licenses and qualifications is essential to our operations. Although we currently believe that our existing licenses sufficiently support our business activities, there remains a risk that it could be determined that we are mistaken in our interpretation of applicable regulatory requirements or regulators may introduce new regulatory regimes applicable to our business which require us to obtain additional licenses in order to continue operating. Regulatory authorities may also impose enhanced daily operational and compliance obligations on our existing licenses. Obtaining such licenses and/or complying with additional obligations may be both costly and time-consuming. Moreover, even if we successfully secure these additional approvals or comply with additional obligations, there is no guarantee that they will remain in effect indefinitely; changes in laws or regulatory interpretations, or the failure to meet evolving compliance standards, such as heightened regulatory capital requirements, could result in these licenses being suspended or revoked. This uncertainty exposes us to potential operational disruptions, increased compliance costs and adverse impacts on our financial condition and business strategy.
Future developments regarding the treatment of digital assets for U.S. and foreign tax purposes could adversely impact our business.
Due to the new and evolving nature of digital assets and the absence of comprehensive legal and tax guidance with respect to digital asset products and transactions, many significant aspects of the U.S. and foreign tax treatment of transactions involving digital assets, such as staking rewards and other digital asset incentives and rewards products, as well as the purchase and sale of digital assets on our platform, are uncertain, and it is unclear whether, when and what guidance may be issued in the future on the treatment of digital asset transactions for U.S. and foreign tax purposes.
In 2014, the IRS released Notice 2014-21, discussing certain aspects of “virtual currency” for U.S. federal income tax purposes and, in particular, stating that such virtual currency (i) is “property,” (ii) is not “currency” for purposes of the rules relating to foreign currency gain or loss, and (iii) may be held as a capital asset. From time to time, the IRS has released other notices and rulings relating to the tax treatment of virtual currency or digital assets reflecting the IRS’s position on certain issues. The IRS has not addressed many other significant aspects of the U.S. federal income tax treatment of digital assets and related transactions.
There continues to be uncertainty with respect to the timing, character and amount of income inclusions for various digital asset transactions including, but not limited to, lending and borrowing digital assets, staking and other digital asset products that we offer. Although we believe our treatment of digital asset transactions for federal income tax purposes is consistent with current public positions of the IRS and/or existing U.S. federal income tax principles, because of the rapidly evolving nature of digital asset innovations and the increasing variety and complexity of digital asset transactions and products, it is possible the IRS and various U.S. states may disagree with our treatment of certain digital asset offerings for U.S. tax purposes, which could adversely affect our clients and the vitality of our business. Similar uncertainties exist in the foreign markets in which we operate with respect to direct and indirect taxes, and these uncertainties and potential adverse interpretations of tax law could impact the amount of tax we and our non-U.S. clients are required to pay, and the vitality of our custody platform outside of the U.S.
There can be no assurance that the IRS, U.S. state revenue agencies, or other foreign tax authorities will not alter their respective positions with respect to digital assets in the future or that a court would uphold the treatment set forth in existing guidance. It also is unclear what additional tax authority positions, regulations, or legislation may be issued in the future on the treatment of existing digital asset transactions and future digital asset innovations under U.S. federal, U.S. state or foreign tax law. Any such developments could result in adverse tax consequences for holders of digital assets and could have an adverse effect on the value of digital assets and the broader digital assets markets. Future technological and operational developments that may arise with respect to digital assets may also increase the uncertainty with respect to the treatment of digital assets for U.S. and foreign tax purposes. The uncertainty regarding tax treatment of digital asset transactions impacts our clients and could impact our business, both domestically and abroad.
We are subject to a complex framework of U.S. and non-U.S. laws, rules and regulations. The expansion of our global footprint may lead to heightened scrutiny by both U.S. and foreign regulatory and governmental bodies, potentially resulting in inquiries, investigations or enforcement actions.
Our business is subject to extensive laws, rules, regulations, policies, orders, determinations, directives, treaties, and legal and regulatory interpretations and guidance in the markets in which we operate, including those governing financial services and banking, federal government contractors, trust companies, securities, broker-dealers and alternative trading systems, commodities, credit, digital asset custody, exchange, transfer, cross-border and domestic money and digital asset transmission, commercial lending, usury, foreign currency exchange, privacy, data governance, data protection, cybersecurity, fraud detection, payment services (including payment processing and settlement services), consumer protection, escheatment, antitrust and competition, bankruptcy, tax, anti-bribery, economic and trade sanctions, anti-money laundering and counter-terrorist financing. Many of these legal and regulatory regimes were adopted prior to the advent of digital assets and related technologies. As a result, some applicable laws and regulations do not contemplate or address unique issues associated with the digital asset economy, are subject to significant uncertainty and vary widely across U.S. federal, state, and local and international jurisdictions. In addition, because we have offered and will continue to offer a variety of innovative products and services to our clients, many of our offerings are subject to significant regulatory uncertainty and we from time-to-time face regulatory inquiries regarding our current and planned products.
The financial services industry is among the most extensively regulated industries in the U.S. We are subject to numerous state and federal laws and regulations of general application. It is very difficult to predict the future impact of any legislative and regulatory requirements affecting our business and our clients’ businesses. Our businesses may require regulatory licenses and qualifications that we do not currently have and that may be costly and time-consuming to obtain and, if obtained, may subsequently be revoked. Although we have the authorizations and licenses that we believe are necessary to operate our business in all material respects, with respect to certain jurisdictions, we take the view that we are not conducting regulated activities requiring specific licenses. The relevant regulators in such jurisdictions may take a different view, and changes in regulators’ interpretation of existing licensing statutes or regulations, or disagreement by a regulatory authority with our interpretation of such statutes or regulations, could require additional registrations or licenses, limit certain of our business activities until they are appropriately licensed, and expose us to financial penalties or other non-monetary penalties, or could damage our reputation. In addition, from time to time, we may apply for additional licenses and qualifications that we believe are necessary to operate our business in a particular jurisdiction. For example, we have applied for a federally regulated trust charter with the Office of the Comptroller of the Currency (“OCC”), registration as a “reporting entity” with the Financial Intelligence Unit of India, a virtual asset service provider license with the Korea Financial Intelligence Unit and a virtual asset service provider license and related AML registration with the Financial Supervisory Commission of Taiwan. There is no guarantee that we will be able to ultimately obtain the licenses and qualifications for which we have applications pending on a timely basis or at all, and any failure or delay of receiving such licenses and qualifications could require additional time and resources, limit certain of our business activities until such licenses and qualifications are obtained, delay or preclude planned expansions of business opportunities and result in reputational harm.
We offer custody solutions through the BitGo Trust Companies. BitGo Trust Company, Inc. and BitGo New York Trust Company LLC are qualified custodians regulated by the South Dakota Division of Banking and the New York Department of Financial Services, respectively. Applicable South Dakota regulations and guidance impose various requirements, including but not limited to, limitations on the ability to a trust company to engage in any activities other than those of a trust business or that are incidental thereto, a requirement to pledge and maintain certain assets as security for trust creditors of the trust company, capital requirements, operational limitations related to the nature of digital assets a trust company can hold under custody, U.S. Bank Secrecy Act and anti-money laundering program requirements, affiliate transaction limitations and recordkeeping requirements. NYDFS regulations impose various compliance requirements including, without limitation, operational limitations related to the nature of digital assets we can hold under custody, capital requirements, U.S. Bank Secrecy Act and anti-money laundering program requirements, affiliate transaction limitations, and notice and reporting requirements. BitGo Trust Company, Inc. has formally submitted an application to the OCC for a federally regulated trust charter in order to establish a national trust bank and operate as a federally regulated trust institution in the United States. There can be no guarantee that we will be able to obtain such federally regulated trust charter on a timeline basis or at all.
Our subsidiaries, BitGo Trust Company, Inc. and BitGo Technologies LLC are registered as money service businesses with FinCEN and have money transmitter licenses in a number of states. These subsidiaries have also applied for a number of money transmitter and other licenses in various U.S. states. For example, BitGo Technologies LLC has applied for a New York virtual currency license (“BitLicense”) and a money transmitter license in New York State. As a money services business, BitGo Trust Company, Inc. and BitGo Technologies LLC are subject to the applicable anti-money laundering rules and any other laws and regulations applicable to a money services business. Furthermore, a number of U.S. states have adopted specific statutory provisions, or have issued guidance, regarding the treatment of virtual currencies under the money transmitter requirements of such state, and California has enacted the Digital Financial Assets Law , which will come into effect on July 1, 2026, that is substantially similar to the BitLicense regulation in New York State.
Portum Capital LLC, our broker-dealer subsidiary, is subject to regulatory restrictions and requirements imposed by the SEC, FINRA, state securities regulators, and other relevant governmental authorities and self-regulatory organizations in the jurisdictions in which we operate. U.S. government agencies and self-regulatory organizations, including U.S. state securities commissions, are empowered to enforce the regulatory restrictions and requirements applicable to us and conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer from registration or membership. As a broker-dealer, Portum Capital LLC is subject to periodic examinations and investigations by applicable regulators and is required to implement applicable regulatory requirements, such as the establishment of AML compliance programs, customer identification procedures and beneficial ownership identification procedures.
Our cross-border global business activities expose us to a complex set of rules related to the financial services sector including those related to sanctions, anti-money laundering, export and clients, and virtual asset service provider rules. These legal obligations impose both an affirmative administrative compliance expense, as well as costs associated with examination, audits, inquiries, and potential enforcement actions. For example, the EU-level legislation imposing additional regulatory requirements in relation to digital asset-related activities is expected in the near term, such as with the adoption of the Markets in Crypto-Assets Regulation ("MiCA"), the provisions of which entered into full application as of December 30, 2024. On May 12, 2025, we announced that our subsidiary BitGo Europe GmbH obtained a MiCA license from Germany's Federal Financial Supervisory Authority (“BaFIN”) to provide digital asset services in the EU. Among other provisions, MiCA introduces a comprehensive authorization and compliance regime for crypto asset service providers and a disclosure regime for the issuers of certain digital assets. Certain of our subsidiaries are registered in a number of other foreign jurisdictions and subject to oversight by the applicable regulators, including the Monetary Authority of Singapore, the Danish Financial Supervisory Authority and the Dubai Virtual Asset Regulatory Authority (“VARA”). Maintaining and renewing any of these licenses, qualifications and approvals could impose substantial costs, delay or preclude planned expansions of business activities, require significant and costly operational changes, impose restrictions, limitation or additional requirements on our business, products and services, or prevent us from providing our products or services in any given market. In addition, we could be subject to fines, enforcement actions and litigation if we are found to violate any of the requirements of such licenses, qualifications and approvals. There can be no assurance that we will be able to (or decide to) continue to apply for or obtain any such licenses, renewals, qualifications and approvals in any jurisdictions. Non-U.S. regulators overseeing financial services, digital assets, and related technologies outside the U.S. often impose different and potentially conflicting obligations on us, as well as broader liability. For instance, we operate, offer and market services or provide services to clients in certain jurisdictions where the regulatory landscape is rapidly evolving and highly uncertain, and in which the applicability of pertinent regulations may be unclear. We do so based on our analysis that the legal and regulatory requirements in the relevant jurisdiction do not require licensing or authorization. It is possible, however, that relevant governmental bodies and regulators may disagree with our conclusions. Additionally, from time to time, we may establish or expand relationships or enter into contractual agreements with counterparties that are subject to increased regulatory attention or oversight. As a result, certain of our regulators may seek to intervene and assert their jurisdiction or impose additional scrutiny over such relationships or take other adverse actions toward us (and we may seek to challenge such actions if we believe such actions are not grounded in law or regulation), which may lead to increased compliance costs and potential adverse regulatory consequences that might delay or compel us to abandon these commercial relationships. To the extent we have not complied with such laws, rules, and regulations, or regulators, courts, or other authorities take the view that we have not complied with such laws, rules, and regulations, we could be subject to significant fines, revocation of licenses, limitations on our products and services, reputational harm, and other regulatory consequences, each of which may be significant and could adversely affect our business, results of operations, financial condition, and prospects.
Moreover, our cross-border activities impact our compliance obligations from U.S.-based financial service laws. For instance, we are required to comply with laws and regulations related to economic sanctions and export controls enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of Commerce’s Bureau of Industry and Security, and U.S. anti-money laundering and counter-terrorist financing laws and regulations, enforced by FinCEN and certain state financial services regulators. While we employ internal controls for AML compliance, there can be no guarantee that our compliance program will prevent exposure to money laundering risks. U.S. sanctions and export control laws and regulations generally restrict dealings by persons subject to U.S. jurisdiction with certain jurisdictions that are the target of comprehensive embargoes, as well as targeted sanctions with persons, entities, and governments identified on certain prohibited party lists. We employ a risk-based, jurisdictional screening control program to prohibit dealings with persons in sanctioned jurisdictions or designated individuals. Further, we prevent the movement of digital assets into blockchain addresses that have been designated by OFAC or certain foreign authorities. Nonetheless, there can be no guarantee that our compliance program will prevent transactions with particular persons or addresses or prevent every potential violation of OFAC sanctions. For instance, in December 2020, we reached an agreement with OFAC to resolve certain civil claims relating to apparent violations of multiple sanctions programs and apparent deficiencies related to our sanctions compliance controls. Under the terms of the settlement, we agreed to, among other things, remit to OFAC a non-material monetary penalty and the implementation of remedial measures (including the hiring of a Chief Compliance Officer and implementation of a sanctions compliance policy). While we continue to routinely review our sanctions compliance policy and make updates to our procedures, as appropriate, there can be no assurance that our internal controls, policies and procedures will be completely effective or that we will not be subject to further penalties or enforcement actions. Any such future actions could result in operational restrictions, reputational harm or financial fines, which could significantly and adversely affect our business, financial condition and operating results.
Due to our business activities, we are subject to ongoing examinations, oversight and reviews and currently are, and expect in the future to be, subject to investigations and inquiries, by U.S. federal and state regulators and foreign financial service regulators, many of which have broad discretion to audit and examine our business. We are periodically subject to audits and examinations by these regulatory authorities. As a result of findings from these audits and examinations, regulators have required us, and may in the future require us, to take certain actions, including amending, updating or revising our compliance measures from time to time, limiting the kinds of clients that we provide services to, changing, terminating or delaying our licenses, introducing new products and services, and undertaking further external audit or being subject to further regulatory scrutiny, including investigations and inquiries. We have received, and may in the future receive, examination reports citing violations of rules and regulations, inadequacies in existing compliance programs, and requiring us to enhance certain practices with respect to our compliance program, including due diligence, monitoring, training, reporting, and recordkeeping. Implementing appropriate measures to properly remediate these examination findings may require us to incur significant costs, and if we fail to properly remediate any of these examination findings, we could face civil litigation, significant fines, damage awards, forced removal of certain employees including members of our executive team, barring of certain employees from participating in our business in whole or in part, revocation of existing licenses, limitations on existing and new products and services, reputational harm, negative impact to our existing relationships with regulators, exposure to criminal liability or other regulatory consequences.
Various governmental and regulatory bodies, including in the U.S., may introduce new policies, laws, and regulations relating to digital assets and the digital asset economy generally, and digital asset platforms in particular. Furthermore, new interpretations of existing laws and regulations may be issued by such bodies or the judiciary, which may adversely impact the development of the digital asset economy as a whole and our legal and regulatory status in particular by changing how we operate our business, how our products and services are regulated, and what products or services we and our competitors can offer, requiring changes to our compliance and risk mitigation measures, imposing new licensing requirements, or imposing a total ban on certain digital asset transactions, as has occurred in certain jurisdictions in the past. If we are unable to comply with any new requirements, our ability to offer our products and services in their current form may be adversely affected.
The complexity of U.S. federal and state and international regulatory and enforcement regimes, coupled with the global scope of our operations and the evolving global regulatory environment, could result in a single event prompting a large number of overlapping investigations and legal and regulatory proceedings by multiple government authorities in different jurisdictions. Any of the foregoing could, individually or in the aggregate, harm our reputation, damage our brand and business, and adversely affect our operating results and financial condition. Due to the uncertain application of existing laws and regulations, it may be that, despite our regulatory and legal analysis concluding that certain products and services are currently unregulated, such products or services may indeed be subject to financial regulation, licensing, or authorization obligations that we have not obtained or with which we have not complied. As a result, we are at a heightened risk of enforcement action, litigation, regulatory, and legal scrutiny which could lead to sanctions, cease and desist orders, or other penalties and censures which could significantly and adversely affect our continued operations and financial condition.
See "Business – Government Regulation" for more information.
Our platform may be exploited to facilitate illegal activity such as fraud, money laundering, sanctions violations, illicit gambling, market manipulation, tax evasion and scams.
Our platform may be exploited to facilitate illegal activity including fraud, money laundering, sanctions violations, illicit gambling, tax evasion and scams. In connection therewith, we are exposed to heightened risks related to potential violations of trade sanctions, including OFAC regulations, and anti-money laundering and counter-terrorist financing laws, which, among other things, impose strict liability for transacting with prohibited persons. We have transaction monitoring programs intended to identify and reduce any attempted misuse of our platform. We also contractually limit our liability for certain claims caused by our clients’ actions or inactions that result in losses due to fraud, money laundering, sanctions violations, illicit gambling and other related impermissible activity. Nonetheless, fraudulent and illegal transactions and prohibited status could be difficult or impossible for us or our third-party service providers to detect in some circumstances. The use of our platform for illegal or improper purposes could subject us to claims, individual and class action lawsuits, and government and regulatory investigations, prosecutions, enforcement actions, inquiries or requests that could result in significant liability and reputational harm for us. Moreover, certain activities that may be legal in one jurisdiction may be illegal in another jurisdiction, and certain activities that are at one time legal may in the future be deemed illegal in the same jurisdiction. As a result, there is significant uncertainty and costs associated with detecting and monitoring transactions for compliance particularly as it relates to our clients’ use of our platform.
Risks associated with digital assets present novel legal challenges in many jurisdictions. In particular, the ability to conduct transactions without the involvement of regulated intermediaries, the ability to engage in transactions across multiple jurisdictions, the irreversible nature of certain digital asset transactions, and encryption technology that anonymizes these transactions make digital assets susceptible to both illegal activity and irreparable harm. U.S. federal and state and foreign regulatory authorities and law enforcement agencies, and various state securities and financial regulators have taken and continue to take legal action against persons and entities alleged to be engaged in fraudulent schemes or other illicit activity involving digital assets.
While we believe that our risk management and compliance framework is designed to detect significant illicit activities conducted by our potential or existing clients, we cannot ensure that we will be able to detect all illegal activity on our platform. Our support and/or integration with DeFi native or transaction-shielding networks may result in greater susceptibility to unlawful activity. While to date, such illegal or fraudulent activity has not had a material impact on our business, operating results, financial condition or cash flows, future illegal activity may have an adverse impact on our business, operating results, financial condition or cash flows and our efforts to identify and remedy such illegal or fraudulent activity may not be successful. If any of our clients use our platform to further such illegal activities, our business could be adversely affected.
As our business continues to grow and the digital asset industry and associated technology continues to develop, we will need to continue strengthening our internal controls and procedures and ensure that our third-party service providers do the same. Our success and the success of our product offerings require significant confidence in our and our third-party service providers’ ability to properly custody and manage digital asset balances and handle large and growing transaction volumes and amounts of client funds. Any material failure by us or such third-party service providers to maintain the necessary controls, policies, safeguarding procedures, perceived or otherwise, or to manage the digital assets we or they hold for or on behalf of our clients or for our own investment and operating purposes could also adversely impact our business, operating results and financial condition. Further, any material failure by us or our third-party service providers to maintain the necessary controls or to manage clients’ digital assets and funds appropriately and in compliance with applicable regulatory requirements could result in reputational harm, significant financial losses, lead clients to discontinue or reduce their use of our and our third-party service providers’ products and services, and result in significant penalties and fines and additional restrictions, which could adversely impact our business operating result and financial condition.
Many of the digital assets in which we facilitate trading are subject to regulatory authority by the CFTC. Any fraudulent or manipulative activity involving a digital asset occurring on our platform could subject us to increased regulatory scrutiny, regulatory enforcement and litigation. As a result, the CFTC has general enforcement authority to police against market manipulation and fraud in at least some spot digital asset markets. We support our clients’ ability to launch and distribute native project tokens across the digital asset economy. Where such projects or other initiatives engage in unlawful activity, we may be subject to CFTC investigations, inquiries, enforcement action and similar actions by other regulators, government agencies and civil litigation. Such investigations, inquiries, enforcement actions or litigation may cause us to incur substantial costs and could result in negative publicity.

We are, and may continue to be, subject to litigation, including individual and class action lawsuits, as well as investigations and enforcement actions by regulators and governmental authorities that are often expensive and time consuming.
We have been, currently are, and may from time to time become subject to claims, arbitrations, individual and class action lawsuits with respect to a variety of matters, including employment, consumer protection, advertising and securities. In addition, we have been, currently are and may from time to time become subject to, government and regulatory investigations, inquiries, actions or requests, other proceedings and enforcement actions alleging violations of laws, rules, and regulations, both foreign and domestic. See section titled “Business – Legal Proceedings” for more information.
The scope, determination, and impact of claims, lawsuits, government and regulatory investigations, enforcement actions, disputes, and proceedings to which we are subject cannot be predicted with certainty, and may result in:
•substantial payments to satisfy judgments, fines or penalties;
•substantial outside counsel, advisor, and consultant fees and costs;
•substantial administrative costs, including arbitration fees;
•additional compliance and licensure requirements;
•loss or non-renewal of existing required licenses or governmental authorizations, or prohibition from or delays in obtaining additional required licenses or authorizations;
•loss of productivity and high demands on employee time;
•criminal sanctions or consent decrees;
•termination of certain employees, including members of our executive team;
•barring of certain employees from participating in our business in whole or in part;
•orders that restrict our business or prevent us from offering certain products or services;
•changes to our business model and practices;
•delays to planned transactions, product launches or improvements; and
•damage to our brand and reputation.
Regardless of the outcome, any such matters can have an adverse impact, which may be material, on our business, operating results or financial condition because of legal costs, diversion of management resources, reputational damage and other factors.
Failures or vulnerabilities in DeFi protocols we support or integrate with could lead to client losses and regulatory challenges.
Our custody and staking solutions increasingly involve DeFi protocols, which are susceptible to smart contract exploits, governance failures, liquidity crises, or operational disruptions, as evidenced by events such as the 2022 Terra/LUNA collapse. If DeFi protocols we support or integrate with fail, client assets could be lost, inaccessible or devalued, leading to disputes, litigation or reputational harm. Additionally, the regulatory ambiguity surrounding DeFi exposes us to potential enforcement actions or retroactive compliance obligations, which could restrict our service offerings or increase costs. Technical complexities in integrating with DeFi protocols may also introduce vulnerabilities or compatibility issues to our platform, impairing its reliability. Any failure to manage DeFi-related risks could materially and adversely affect our business, operating results, financial condition and prospects.

Vulnerabilities in cross-chain bridges or interoperability protocols could result in asset losses and operational disruptions.
We facilitate custody and transactions involving cross-chain assets, such as WBTC, which rely on third-party cross-chain bridges and interoperability protocols that we do not control. These systems are frequent targets for hacks, misconfigurations, or liquidity shortages, as demonstrated by the 2022 Nomad bridge exploit. A compromise in a bridge or protocol could lead to the loss, theft or inaccessibility of client assets, triggering financial losses, client disputes and reputational harm. Additionally, governance disputes, protocol upgrades or technical failures in interoperability protocols could disrupt our ability to process cross-chain transactions, reducing service reliability. Client misunderstandings of cross-chain risks may further lead to claims against us. Any adverse event involving cross-chain operations could materially and adversely affect our business, operating results, financial condition, and prospects.
Risks Related to Stablecoins
Rapid redemption requests on stablecoins we custody, particularly during market shocks or banking disruptions, could harm our operations.
We custody significant volumes of stablecoins, which are subject to rapid redemption requests, particularly during market shocks, banking disruptions, or loss of confidence in the stablecoin ecosystem. Such events could delay client access to funds and lead to operational challenges, client disputes or reputational harm. Our role in bankruptcy distributions, such as those for FTX and Mt. Gox, may heighten this risk, as large-scale redemptions are tied to these proceedings. While we maintain robust operational protocols, extraordinary redemption pressures could exceed our capacity, resulting in delays, financial losses or regulatory scrutiny. Any failure to manage rapid redemption requests effectively could materially and adversely affect our business, operating results, financial condition and prospects.
Instability in other stablecoins could reduce trust in the stablecoins we custody, leading to operational and reputational challenges.
Instability or failure of major stablecoins, such as USDT, could trigger a broader loss of confidence in the stablecoin ecosystem, including stablecoins we custody. Such general loss of confidence in stablecoins could lead to increased redemption demands and operational challenges as clients seek to exit stablecoin positions. Even if the stablecoins we custody remain fundamentally sound, market-wide distrust could reduce their usage, impair their value and disrupt our custody, trading, or settlement services. This could result in financial losses, client disputes, regulatory scrutiny and reputational damage. Our inability to mitigate the effects of a general loss of confidence in stablecoin could materially and adversely affect our business, operating results, financial condition and prospects.
The adoption of central bank digital currencies (“CBDC”) could diminish demand for stablecoins, reducing our custody and related service revenues.
The global rise of central bank digital currencies could reduce demand for stablecoins we custody, as governments and financial institutions may promote CBDCs as alternatives to privately issued stablecoins. This shift could lead to decreased client activity in stablecoin custody, trading and settlement services, resulting in reduced revenue and market share. Adapting to a CBDC-dominated market may require significant investments in new infrastructure or services, and such attempts to adapt may not be successful or cost-effective. Additionally, regulatory preferences for CBDCs could result in increased restrictions on stablecoin operations, further limiting their utility. Any significant reduction in stablecoin demand due to CBDC adoption could materially and adversely affect our business, operating results, financial condition and prospects.

The GENIUS Act amends the U.S. federal securities laws to explicitly exclude from the definition of “security” payment stablecoins issued by PPSIs.
The GENIUS Act amends the U.S. federal securities laws to exclude from the definition of “security” payment stablecoins issued by PPSIs. While the GENIUS Act has been signed into law, these amendments to the U.S. federal securities laws will not occur until the GENIUS Act comes into effect on the earlier of January 18, 2027 or 120 days after the primary federal payment stablecoin regulators issue any final regulations implementing the GENIUS Act. Until that time for payment stablecoins issued by PPSIs, and indefinitely for payment stablecoins that are not issued by PPSIs the key statutory provisions relevant to payment stablecoins remain unchanged.
As a result, until such date, we will continue to rely on our conclusion that the stablecoins we service are not securities under the current U.S. federal securities laws. We believe our conclusion has been further strengthened by a statement on April 4, 2025 by the SEC’s Division of Corporation Finance on the status of “Covered Stablecoins” under the U.S. federal securities laws. We acknowledge, however, that a court, state regulators, state attorneys general, or other regulatory authorities could take a different view. If stablecoins we custody are classified as securities, we may be required to register as a broker-dealer with the SEC and FINRA, or comply with similar regulations in foreign jurisdictions. Obtaining and maintaining such registrations would entail significant compliance costs, including capital requirements, reporting obligations and ongoing regulatory oversight. Failure to secure necessary registrations could result in service interruptions, limiting our ability to facilitate stablecoin transactions and reducing client access to these services. Even if registrations are obtained, the increased regulatory burden could divert resources from other business priorities and impair our competitive position. Any disruption or cost associated with broker-dealer registration requirements could materially and adversely affect our business, operating results, financial condition and prospects.
Supporting yield-bearing digital assets could introduce regulatory, competitive and operational challenges, impacting our stablecoin and custody solutions.
Our custody and facilitation of yield-bearing digital assets, such as staked assets or other income-generating tokens, could expose us to regulatory compliance burdens, including potential securities law violations or anti-money laundering requirements. Regulators may impose restrictions or penalties if these assets are deemed to involve unregistered securities or non-compliant financial activities. Additionally, competition from other platforms offering similar yield-bearing products could pressure our pricing or market share. Operationally, managing these assets requires complex infrastructure to ensure security, accurate yield distribution and regulatory compliance, increasing costs and risks associated with errors or breaches. Any regulatory, competitive or operational challenges related to yield-bearing digital assets could disrupt our stablecoin and custody solutions, harm our reputation and materially and adversely affect our business, operating results, financial condition and prospects.
Reliance on third-party reserve management for stablecoins we custody, including any lack of transparency regarding stablecoin reserves, could expose us to risks of unsound practices, redemption unavailability or other mismanagement harming client confidence and our operations.
We custody significant volumes of stablecoins, which rely on third-party issuers, managers, custodians and other similar intermediaries responsible for managing the reserves of fiat currency, treasuries or other assets held in such reserves necessary to maintain their value peg. Mismanagement, insolvency, unavailability or inadequate transparency of or relating to these reserve funds, whether due to fraud, operational failures, significant and concentrated redemption requests or regulatory actions, could undermine the value or redeemability of stablecoins we custody, leading to client losses, redemption delays or disputes, as seen in historical stablecoin controversies. Such incidents could impair the value or redeemability of stablecoins we custody, resulting in loss of client confidence, reduction in stablecoin usage and regulatory scrutiny or litigation against us, even if we are not directly responsible for the reserves. Additionally, our limited control over third-party reserve audits or issuer practices heightens our exposure to these risks. Regulatory scrutiny of stablecoin reserves could further impose restrictions or compliance costs, disrupting our operations. Reputational harm from perceived association with mismanaged reserves could further impair our ability to attract or retain clients. Any issues with third-party reserve management, soundness of reserve funds, or general adverse developments relating to stablecoin reserves could materially and adversely affect our business, operating results, financial condition and prospects.
Lack of SIPC protection for stablecoins we custody could reduce client trust and demand, particularly in the event of broker-dealer failures.
Unlike securities held by broker-dealers, stablecoins we custody are not protected by the Securities Investor Protection Corporation (“SIPC”), which provides coverage for certain assets in the event of a broker-dealer’s failure. As such, failure of our custodial services without SIPC coverage may cause clients to face delays or losses in recovering their assets, reducing trust in our custody solutions. This lack of protection could deter institutional and retail clients from using our platform, particularly during periods of market instability or high-profile broker-dealer insolvencies. Decreased demand for our custody solutions could lead to reduced revenue and market share. Any erosion of client confidence due to the absence of SIPC protection could materially and adversely affect our business, operating results, financial condition and prospects.
Risks Related to Cybersecurity, Data Privacy, and Information Technology
We, our clients or third parties we rely on may be victims of cyberattacks and security breaches.
Our business involves the collection, storage, processing, and transmission of confidential information, client, employee, service provider, and other personal data, as well as keys and information required to access client assets. We have in the past experienced, and may in the future experience, cyber incidents involving unauthorized access to such systems or data. Our reputation is founded on digital asset security, custody, and liquidity and providing the operational backbone for clients across the world. As a result, any actual or perceived loss of keys or security breach of us or our third-party partners may:
•harm our reputation and brand;
•result in our systems or services being unavailable and interrupt our operations;
•result in improper disclosure of data and violations of applicable privacy and data protection laws;
•result in significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, and financial exposure;
•cause us to incur significant remediation costs;
•lead to theft or irretrievable loss of our or our clients’ fiat currencies or digital assets;
•reduce client confidence in, or decrease client use of, our products and services;
•divert the attention of management from the operation of our business;
•result in significant compensation or contractual penalties payable by us to our clients or third parties as a result of losses to them or claims by them; and
•adversely affect our business, operating results, and financial condition.
Further, any actual or perceived breach or cybersecurity attack directed at other financial institutions or digital asset companies, whether or not we are directly impacted, could lead to a general loss of client confidence in the digital asset economy or in the use of technology to conduct financial transactions, which could negatively impact the market perception of the effectiveness of our security measures and technology infrastructure.

Attacks upon systems, including websites, mobile applications, and infrastructure of companies across a variety of industries, including the digital asset industry, large merchants, businesses, technology companies, financial institutions, and government institutions, have increased over time and are expected to further increase in the future in their frequency, persistence, and sophistication. In many cases, these attacks are being conducted by sophisticated, well-funded, and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper, or illegal access to systems and information (including clients’ personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. Certain types of cyberattacks could harm us even if our systems are left undisturbed. For example, attacks may be designed to deceive employees and service providers into releasing control of our systems to a hacker, while others may aim to introduce computer viruses or malware into our systems with a view to stealing client funds, or confidential or proprietary data. Additionally, certain threats are designed to remain dormant or undetectable until launched against a target, and we may not be able to implement adequate preventative measures.
Although we have developed and expect to continue to expend significant resources to bolster systems and processes designed to protect the data we manage, prevent data loss and other security breaches, and effectively respond to known and potential risks, there can be no assurance that these security measures will provide absolute security or prevent breaches or attacks. We have experienced from time to time, and may experience in the future, breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities, or other irregularities. Unauthorized parties have attempted, and we expect that they will continue to attempt, to gain access to our systems and facilities, as well as those of our clients, partners, and third-party service providers, through various means, including hacking, social engineering, phishing, and attempting to fraudulently induce individuals (including employees, service providers, and our clients) into disclosing usernames, passwords, payment card information, or other sensitive information, which may in turn be used to access our information technology systems and clients’ digital assets. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. Certain threat actors may be supported by significant financial and technological resources, resulting in enhanced sophistication and detection avoidance. We may also acquire companies that expose us to unexpected security risks or increase costs to improve the security posture of the acquired company. As a result, our costs and the resources we devote to protecting against these advanced threats and their consequences may continue to increase over time. There are also inherent security weaknesses in some digital assets, such as when creators of certain digital asset networks use procedures that could allow hackers to counterfeit tokens. Any weaknesses identified with a digital asset could adversely affect its price, security, liquidity, and adoption. If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the compute or staking power on a digital asset network, as has happened in the past, it may be able to manipulate transactions, which could cause financial losses to asset holders, damage the network’s reputation and security, and adversely affect its value.
Although we maintain insurance coverage for certain cybersecurity events, such coverage may be insufficient to protect us against all losses, disruptions, or liabilities stemming from security breaches, cyberattacks, and other types of unlawful activity, or any resulting disruptions or data theft and loss from such events. Such coverage may also be insufficient to fully cover our losses stemming from such unlawful activities. Outages and disruptions of our platform, including any caused by cyberattacks, may harm our reputation, business, operating results, and financial condition.
Insider threats or physical security breaches targeting our key management processes could compromise client assets.
Our custodial services depend on secure key management, including multi-sig wallets and cold storage systems. Insider threats, such as employee or contractor misconduct, or physical security breaches, such as theft or coercion targeting cold storage facilities, could compromise private keys or key shards, resulting in the loss or theft of client assets. Additionally, failures in key recovering processes due to human error, technical issues, or inadequate backups could render client assets permanently inaccessible. Such incidents could lead to significant financial losses, client disputes, litigation, regulatory scrutiny, and reputational harm. While we implement stringent security measures, no system is entirely immune to insider or physical threats. Any compromise of our key management processes could materially and adversely affect our business, operating results, financial condition, and prospects.
We are subject to laws, regulations, and industry requirements related to data privacy, data protection and information security, and user protection across different markets where we conduct our business, including in the U.S., European Economic Area (the “EEA”), and Asia-Pacific region, and industry requirements and such laws, regulations, and industry requirements are constantly evolving and changing.
Various local, state, federal, and international laws, directives, and regulations apply to our collection, use, retention, protection, disclosure, transfer, and processing of personal data. These data protection and privacy laws and regulations are subject to uncertainty and continue to evolve in ways that could adversely affect our business, operating results, and financial condition. These laws have a substantial impact on our operations both outside and in the U.S., either directly or as a data processor and handler for other businesses or clients. Any actual or perceived failure to comply with such laws, regulations, and industry requirements, or our privacy policies, could harm our business, operating results, and financial condition.
In the U.S., state and federal lawmakers and regulatory authorities have increased their attention on the collection and use of user data and various laws and regulations apply to the collection, processing, disclosure, and security of certain types of data, including the Gramm Leach Bliley Act (“GLBA”), 23 N.Y.C.R.R. Part 500 in New York (“Part 500”), and other state laws relating to privacy and data security that apply in general or that apply to the provision of financial services. GLBA requires financial institutions to explain their information sharing practices to their clients and to safeguard sensitive data. Part 500 requires financial institutions regulated by the New York Department of Financial Services to implement cybersecurity controls and program elements to protect such institutions’ information technology systems and nonpublic information. Additionally, the Federal Trade Commission and many state attorneys general are interpreting federal and state consumer protection laws as imposing standards for the online collection, use, dissemination, and security of data. For example, California has enacted the California Consumer Privacy Act (as amended, the “CCPA”).
The CCPA requires covered companies to, among other things, provide disclosures to individuals in California, and affords such individuals new privacy rights such as the ability to opt-out of certain sales of personal information and expanded rights to access and require deletion of their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is collected, used, and shared. The CCPA provides for civil penalties for violations, as well as a private right of action for security breaches that may increase security breach litigation.
In addition, other U.S. states have proposed or enacted laws that contain obligations similar to the CCPA that have taken effect or will take effect in coming years. We cannot fully predict the impact of recently proposed or enacted laws or regulations on our business or operations, but compliance may require us to modify our data processing practices and policies incurring costs and expense. Further, to the extent multiple state-level laws are introduced with inconsistent or conflicting standards, it may require costly and difficult efforts to achieve compliance with such laws. Our failure or perceived failure to comply with state privacy laws or regulations passed in the future could adversely affect our business, operating results, and financial condition.
Additionally, many foreign countries and governmental bodies, including India, Canada, the U.K., Germany, Switzerland, Spain, Poland, Greece, the United Arab Emirates, Singapore and South Korea, and numerous other jurisdictions in which we operate or conduct our business, have evolving laws and regulations concerning the collection, use, processing, storage, and deletion of personal data obtained from their residents or by businesses operating within their jurisdiction. These laws and regulations often are more restrictive than those in the U.S. Such laws and regulations may require companies to implement new privacy and security policies, permit individuals to access, correct, and delete personal data stored or maintained by such companies, inform individuals of security breaches that affect their personal data, require that certain types of data be retained on local servers within these jurisdictions, and, in some cases, obtain individuals’ affirmative opt-in consent to collect and use personal data for certain purposes.
We are subject to both the E.U.’s and the U.K.’s General Data Protection Regulation (collectively, the “GDPR”), which imposes stringent privacy and data protection requirements, and could increase the risk of non-compliance and the costs of providing our products and services in a compliant manner. A breach of the GDPR could result in regulatory investigations, reputational damage, fines and sanctions, orders to cease or change our processing of our data, enforcement notices, or assessment notices (for a compulsory audit). For example, if regulators assert that we have failed to comply with the GDPR, we may be subject to fines of up to €20 million in the E.U. (£17.5 million in the U.K.) or 4% of our worldwide annual turnover, whichever is greater. We may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm.
The GDPR and Swiss data protection laws impose strict rules on the transfer of personal data out of the E.U., U.K., or Switzerland to a “third country,” including the U.S., unless particular compliance mechanisms are implemented. The mechanisms that we and many other companies rely upon for such data transfers (for example, standard contractual clauses or the E.U.-U.S. and Swiss-U.S. Data Privacy Framework (“DPF”) and the U.K. extension to the DPF) are the subject of legal challenge, regulatory interpretation, and judicial decisions. In the E.U. and other markets, potential new rules and restrictions on the flow of data across borders could increase the cost and complexity of doing business in those regions. As supervisory authorities continue to issue further guidance on personal data, we could suffer additional costs, complaints, or regulatory investigations or fines, and if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations and could adversely affect our financial results.
We are also subject to evolving U.S., E.U., and U.K. privacy laws governing cookies, tracking technologies and e-marketing. In the U.S., plaintiffs are increasingly making use of existing laws such as the California Invasion of Privacy Act (“CIPA”) to litigate use of tracking technologies. Successful lawsuits alleging violations of CIPA can result in statutory penalties of $5,000 per violation. In the E.U., regulators are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem. Also in the E.U., informed consent, including a prohibition on pre-checked consents and a requirement to ensure separate consents for each cookie, is required for the placement of a non-essential cookie or similar technologies on a user’s device and for direct electronic marketing. We have in the past, and may in the future, receive notices of alleged violations under CIPA. As regulators start to enforce and individual plaintiffs increase litigation, this could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, negatively impact our efforts to understand users, adversely affect our margins, increase costs, and subject us to additional liabilities. There is a risk that as we expand, we may assume liabilities for breaches experienced by the companies we acquire. Additionally, there are potentially inconsistent world-wide government regulations pertaining to data protection and privacy. Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection, and information security, it is possible that our practices, offerings, or platform could fail, or be alleged to fail to meet applicable requirements. For instance, the overall regulatory framework governing the application of privacy laws to blockchain technology is still highly undeveloped and likely to evolve. Further, there are also changes in the regulatory landscape relating to new and evolving technologies. Our failure, or the failure by third-parties, to comply with applicable laws or regulations and to prevent unauthorized access to, or use or release of personal data, or the perception that any of the foregoing types of failure has occurred, even if unfounded, could subject us to audits, inquiries, whistleblower complaints, adverse media coverage, investigations from supervisory authorities, severe criminal or civil sanctions, damage our reputation, or result in fines or proceedings by governmental agencies and private claims and litigation, any of which could adversely affect our business, operating results, and financial condition.
We may experience risk, liabilities or other issues relating to the development and use of AI in our business.
We have recently begun using internally developed and third-party developed AI tools in a limited manner and solely for internal purposes, such as supporting our engineering and software development activities. These tools are not client-facing; over time, we may explore the use of AI in additional areas, including support and service functions. However, any such use would be subject to rigorous internal review, applicable governance policies, and regulatory considerations.
Our competitors or other third parties may adopt AI capabilities more quickly or more effectively than we do, which could adversely impact our ability to compete and affect our business, results of operations, or financial condition. In addition, the use of AI, even in limited internal applications, may give rise to new risks or liabilities, including increased governmental or regulatory scrutiny, litigation exposure, compliance requirements, ethical considerations, and confidentiality or security risks. These risks could, in turn, adversely affect our reputation or business.
Furthermore, laws, regulations, and industry standards applicable to AI are rapidly evolving and may require us or our third-party providers to incur significant costs to modify or enhance our business practices, services and solutions in order to comply with such requirements, which may vary across jurisdictions.
There can be no assurance that any current or future use of AI or machine learning technologies will achieve the desired results, improve efficiency, or otherwise benefit our business. AI systems are complex and may not always operate as intended, and could produce inaccurate, incomplete, or biased outputs that do not match our business goals, do not comply with our policies or those of our regulators, or are otherwise inconsistent with our brand. If any such outputs were to occur, or were alleged to occur, our reputation, business, results of operations, and financial condition could be adversely affected.
We may be unable to prevent or effectively mitigate real or perceived improper use of, disclosure of, or access to sensitive data that we obtain and process.
We obtain and process large amounts of sensitive data, including personal data related to our employees and clients and their transactions, largely due to the requirements of our regulators, such as their names, addresses, social security numbers, visa information, copies of government-issued identification, facial recognition data (from scanning of photographs for identity verification), trading data, tax identification, and bank account information, subjecting us to a complex and evolving array of data privacy laws and regulations in the U.S. and abroad. These include the CCPA and the Illinois Biometric Information Privacy Act, which impose stringent requirements on how we handle personal information, such as payment data and biometric identifiers, increasing our compliance burden and exposure to potential penalties. We face risks, including to our reputation, in the handling and protection of this data, and these risks will increase as our business continues to expand, including through our acquisition of, and investment in, other companies and technologies. Federal, state, and international laws and regulations governing privacy, data protection, and e-commerce transactions require us to safeguard our clients’, employees’, and service providers’ personal data.
We have administrative, technical, and physical security measures and controls in place and maintain a robust information security program. However, our security measures, those of our vendors or service providers, or the security measures of companies we acquire, may be inadequate or breached as a result of third-party action, employee or service provider error, malfeasance, malware, phishing, hacking attacks, system error, trickery, advances in computer capabilities, new discoveries in the field of cryptography, inadequate facility security or otherwise, which may result in unauthorized access to sensitive information, including personal data, on our systems. We could be the target of a cybersecurity incident, which could result in harm to our reputation and financial losses. Additionally, our clients have been and could in the future be targeted in cybersecurity incidents like an account takeover, which could result in harm to our reputation and financial losses. Moreover, privacy and data protection laws are evolving, and these laws may be interpreted and applied in a manner that is inconsistent with our data handling safeguards and practices that could result in fines, lawsuits, and other penalties, and significant changes to our or our third-party partners’ business practices and products and service offerings.
Our future success depends on the reliability and security of our platform. To the extent that the measures we, any companies we acquire, or our third-party service providers, vendors, or business partners have taken prove to be insufficient or inadequate, or to the extent we discover a security breach suffered by a company we acquire following the closing of such acquisition, we may become subject to litigation, breach notification obligations, or regulatory or administrative sanctions, which could result in significant fines, penalties, damages, harm to our reputation, or loss of clients. If our own confidential business information or sensitive client information were improperly disclosed, our business, operating results, and financial condition could be adversely affected. Additionally, a party who circumvents our security measures could, among other effects, misappropriate client information or other proprietary data, cause interruptions in our operations, or expose clients to hacks, viruses, and other disruptions.
Depending on the nature of the information compromised, in the event of a data breach or other unauthorized access to our client data, we may also have obligations to notify clients and regulators about the incident, and we may need to provide some form of remedy, such as a subscription to credit monitoring services, paying significant fines to one or more regulators, or paying compensation in connection with a class-action settlement. Breach notification laws continue to evolve and may be inconsistent from one jurisdiction to another. In the U.S., the SEC has adopted rules for mandatory disclosure of material cybersecurity incidents suffered by public companies, as well as cybersecurity governance and risk management. Complying with these obligations could cause us to incur substantial costs and could increase negative publicity surrounding any incident that compromises client data. Any failure or perceived failure by us to comply with these laws may also subject us to enforcement action or litigation, any of which could harm our business. Additionally, the financial exposure from the events referenced above could either not be insured against or not be fully covered through any insurance that we may maintain, and there can be no assurance that the limitations of liability in any of our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages as a result of the events referenced above. Any of the foregoing could adversely affect our business, reputation, operating results, and financial condition.
Furthermore, we may be required to disclose personal data pursuant to demands from individuals, regulators, government agencies, and law enforcement agencies in various jurisdictions with conflicting privacy and security laws, which could result in a breach of privacy and data protection policies, notices, laws, rules, court orders, and regulations. Additionally, changes in the laws and regulations that govern our collection, use, and disclosure of client data could impose additional requirements with respect to the retention and security of client data, could limit our marketing activities, and could adversely affect our business, operating results, and financial condition.
Our products and services, information technology systems, or the blockchain networks we support may incur significant service interruptions or degradation that could result in a loss of clients or funds.
Our reputation and ability to attract and retain clients and grow our business depends on our ability to operate our service at high levels of reliability, scalability, and performance, including the ability to process and monitor, on a daily basis, a large number of transactions that occur at high volume and frequencies across multiple systems. Our platform, the ability of our clients to trade, and our ability to operate at a high level, are dependent on our ability to access the blockchain networks underlying the supported digital assets, for which access is dependent on our systems’ ability to access the internet. Further, the successful and continued operations of such blockchain networks will depend on a network of computers, miners, or validators, and their continued operations, all of which may be impacted by service interruptions.
Our systems, the systems of our third-party service providers and partners, and certain digital asset and blockchain networks have experienced from time to time, and may in the future experience, service interruptions or degradation because of hardware and software defects or malfunctions, distributed denial-of-service and other cyberattacks, insider threats, break-ins, sabotage, human error, vandalism, earthquakes, hurricanes, floods, fires, and other natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses or other malware, or other events. In addition, extraordinary site usage or transaction volume could cause our computer systems to operate at an unacceptably slow speed or even fail. Some of our systems, including systems of companies we have acquired or may in the future acquire, or the systems of our third-party service providers and partners, are not fully redundant, and our or their disaster recovery planning may not be sufficient for all possible outcomes or events.
If any of our systems, or those of our third-party service providers, are disrupted for any reason, our products and services may fail, resulting in unanticipated disruptions, slower response times and delays in our clients’ transaction processing, trade execution and processing, failed settlement of trades, incomplete or inaccurate accounting, recording or processing of trades, unauthorized trades, loss of client information, increased demand on limited client support resources, client claims, complaints with regulatory organizations, lawsuits, or enforcement actions. A prolonged interruption in the availability or reduction in the availability, speed, or functionality of our products and services could harm our business. Significant or persistent interruptions in our services could cause current or potential clients or partners to believe that our systems are unreliable, leading them to switch to our competitors or to avoid or reduce the use of our products and services, and could permanently harm our reputation and brands. Moreover, to the extent that any system failure or similar event results in damages to our clients or their business partners, these clients or partners could seek significant compensation or contractual penalties from us for their losses, and those claims, even if unsuccessful, would be time-consuming and costly for us to address. Problems with the reliability or security of our systems would harm our reputation and the cost of remedying these problems could negatively affect our business, operating results, and financial condition.
Because we are a regulated financial institution in certain jurisdictions, interruptions in the future may result in regulatory scrutiny, and significant or persistent interruptions could lead to significant fines and penalties, and mandatory and costly changes to our business practices, and ultimately could cause us to lose existing licenses or relationships that we need to operate or prevent or delay us from obtaining additional licenses that may be required for our business.
In addition, we are continually improving and upgrading our information systems and technologies. Implementation of new systems and technologies is complex, expensive, time-consuming, and may not be successful. If we fail to timely and successfully implement new information systems and technologies, or improvements or upgrades to existing information systems and technologies, or if such systems and technologies do not operate as intended, it could adversely affect our internal controls (including internal controls over financial reporting), and our business, operating results, and financial condition.
Laws and regulations regarding conflicts of interest associated with the use of predictive data analytics, digital engagement practices, and similar technologies, if adopted and found to be applicable to our business, may require us to modify, limit, or discontinue our use of certain technologies and features contained within our products and services and may adversely impact the way that we interact with existing and prospective customers.
Our products, services and educational offerings incorporate a holistic, client-centric set of digital engagement practices, including: recommendations, incentives, notifications, educational content and relevant news. Our digital engagement practices are primarily designed to promote financial literacy and awareness and to provide clients, users and the general public with the guidance and information to help them make better informed decisions about the digital asset ecosystem. Certain jurisdictions have proposed or are considering laws and regulations regarding conflicts of interest associated with the use of predictive data analytics, digital engagement practices, and similar technologies by broker-dealers, investment advisers and/or other securities market participants. If adopted and found to apply to our business, such laws or regulations may impose obligations on us that may require us to modify, limit, or discontinue our use of certain technologies and features used in connection with our products and services and/or to change the way that we interact with existing and prospective customers, which could adversely affect our business, operating results, and financial condition.
Risks Related to Finance, Accounting and Tax
We have identified material weaknesses in our internal control over financial reporting. If our remediation of such material weaknesses is not effective, or if we experience additional material weaknesses in the future or otherwise fail to develop and maintain effective internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.
As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), the Sarbanes-Oxley Act, and the rules and regulations of the applicable listing standards of the NYSE. We expect that the requirements of these laws, rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems, and resources.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control over financial reporting. We are continuing to develop and refine our disclosure controls, internal control over financial reporting, and other procedures that are designed to ensure information required to be disclosed by us in our financial statements and in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms, and information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. In order to maintain and improve the effectiveness of our internal controls and procedures, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.
As a public company, we will be required to maintain internal control over financial reporting and to evaluate and determine the effectiveness of our internal control over financial reporting. We are not currently required to publish a formal assessment of the effectiveness of our internal control over financial reporting under the SEC rules that implement Section 404 of the Sarbanes-Oxley Act, and will not be required to do so until we file our second annual report on Form 10-K, which we expect to file in 2027. In addition, our independent registered accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until we file our second annual report on Form 10-K. Accordingly, neither we nor our independent registered public accounting firm were required to, and therefore did not, perform an evaluation of our internal control over financial reporting as of or for any period included in our financial statements included in this prospectus, nor any period subsequent in accordance with the provisions of the Sarbanes-Oxley Act. However, while preparing the financial statements that are included in this prospectus, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
The material weaknesses identified pertained to the lack of effectively designed, implemented, and maintained information technology (“IT”) general controls (logical access to applications and data, software change management including review of reports for third-party service organizations associated with IT systems and related complementary user entity controls maintained by management), over applications that support our financial reporting processes, insufficient manual review controls over key inputs and/or outputs from our applications that support our financial reporting processes, insufficient segregation of duties across financially relevant functions, and lack of sufficient number of qualified personnel within our accounting, finance, and operations functions who possessed an appropriate level of expertise to provide reasonable assurance that transactions were being appropriately recorded and disclosed, including evaluating whether new accounting policies are in accordance with U.S. GAAP. We have concluded that these material weaknesses existed because we did not have the necessary business processes, systems, personnel, and related internal controls due, in part, to the rapid growth we have experienced in the past years, which growth placed considerable strains on our IT and accounting systems, processes and personnel.
To address these material weaknesses, management has taken certain preliminary remedial actions, including to consult with internal experts on technical accounting matters and to initiate efforts to expand our resources and personnel with the appropriate level of expertise within our accounting, finance and operations functions.
While management has taken certain preliminary remedial actions with respect to the identified material weaknesses, the identified material weaknesses remain un-remediated. Management has been developing a plan to remediate the material weaknesses identified, and we currently expect the implementation of such plan to include the following measures:
•designing, developing, and deploying an enhanced IT General Controls (“ITGC”) framework, including the implementation of a number of systems, processes, and tools to enable the effectiveness and consistent execution of these controls;
•continuing to implement ITGCs to support the evaluation, monitoring, and ongoing effectiveness of key application controls, access controls, program changes and key reports;
•implement a process to review third-party attestation reports on financially significant IT applications;
•continuing to implement processes and controls to better manage and monitor our segregation of duties, including enhancing the usage of technology and tools for segregation of duties within the Company’s systems, applications, and tools;
•continuing to enhance manual review controls, as necessary, over key inputs and/or outputs from our applications that support our financial reporting processes;
•implement controls to assess whether accounting for new or changed revenue streams are consistent with U.S. GAAP; and
•continuing to expand our resources and personnel with the appropriate level of expertise within our accounting, finance, and operations functions and to implement, monitor, and maintain business processes and ITGCs.
We may not be able to fully remediate these material weaknesses until these steps have been completed and the internal controls have been operating effectively for a sufficient period of time. In addition, we cannot predict the success of our efforts to remediate these material weaknesses or the outcome of our assessment of the remediation efforts at this time. Additionally, as stated above, we are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Accordingly, we cannot ensure that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when management and our independent registered public accounting firm report on the effectiveness of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act, beginning with our second annual report after the completion of this offering. The failure to remediate the material weaknesses described above or the failure to discover and effectively address any other material weaknesses or deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and make SEC and other regulatory filings on a timely basis.
The process of designing and implementing internal control over financial reporting required to comply with the disclosure and attestation requirements of Section 404 of the Sarbanes-Oxley Act, and the process and efforts in remediating the material weaknesses described above will be time consuming and costly. In order to improve and maintain the effectiveness of our internal control over financial reporting and our disclosure controls and procedures, included to remediate the material weaknesses discussed above, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. In addition, if during the evaluation and testing process we identify additional material weaknesses in our internal control over financial reporting or determine that existing material weaknesses have not been remediated, our management will be unable to assert that our internal control over financial reporting is effective. Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may conclude that there are material weaknesses with respect to our internal control over financial reporting. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our stock could be adversely affected and we could become subject to litigation or investigation by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities which could require additional financial and management resources.
Further, upon becoming a public company, significant resources and management oversight will be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business, operating results, financial condition, and future prospects.
We will incur significant increased costs and management resources as a result of operating as a public company.
As a public company, we will incur significant legal, accounting, compliance, and other expenses that we did not incur as a private company. Our management and other personnel will need to devote a substantial amount of time and incur significant expense in connection with compliance initiatives. For example, in anticipation of becoming a public company, we will adopt additional internal controls and disclosure controls and procedures, retain a transfer agent, and adopt an insider trading policy. As a public company, we will bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws.
In addition, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, and the related rules and regulations implemented by the SEC have increased legal and financial compliance costs and will make some compliance activities more time-consuming. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention from our other business activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies promulgating such new laws, regulations and standards due to ambiguities as to the requirements of such new laws, regulations and standards, regulatory authorities may initiate legal proceedings against us, and our business may be harmed.
In connection with this offering, we intend to increase our directors’ and officers’ insurance coverage, which will increase our insurance costs. In the future, it may be more expensive or more difficult for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain and maintain the same or similar coverage. These factors would also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.
We may be negatively impacted by changes in, or the application of, U.S. and foreign tax laws.
We are subject to complex tax laws and regulations in the U.S. and a variety of foreign jurisdictions. All of these jurisdictions have in the past and may in the future make changes to their corporate income tax rates and other income tax laws which could increase our future income tax provision. For example, our future income tax obligations could be adversely affected by earnings that are lower than anticipated in jurisdictions where we have lower statutory rates and by earnings that are higher than anticipated in jurisdictions where we have higher statutory rates, by changes in the valuation of our deferred tax assets and liabilities, by changes in the amount of unrecognized tax benefits, or by changes in tax laws, regulations, accounting principles, or interpretations thereof, including changes with possible retroactive application or effect.
Our determination of our tax liability is subject to review and may be challenged by applicable U.S. and foreign tax authorities. Any adverse outcome of such a challenge could harm our operating results and financial condition. The determination of our worldwide provision for income taxes and other tax liabilities requires significant judgment and, in the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is complex and uncertain. Moreover, as a multinational business, we have subsidiaries that engage in many intercompany transactions in a variety of tax jurisdictions where the ultimate tax determination is complex and uncertain. Our existing corporate structure and intercompany arrangements have been implemented in a manner we believe is in compliance with current prevailing tax laws. Furthermore, as we operate in multiple taxing jurisdictions, the application of tax laws can be subject to diverging and sometimes conflicting interpretations by tax authorities of these jurisdictions. It is not uncommon for taxing authorities in different countries to have conflicting views with respect to, among other things, the characterization and source of income or other tax items, the manner in which the arm’s-length standard is applied for transfer pricing purposes, or with respect to the valuation of intellectual property. The taxing authorities of the jurisdictions in which we operate may challenge our tax treatment of certain items or the methodologies we use for valuing developed technology or intercompany arrangements, which could impact our worldwide effective tax rate and harm our financial position and operating results.
Further, any changes in the tax laws governing our activities may increase our tax expense, the amount of taxes we pay, or both. For example, the Inflation Reduction Act of 2022 (the “Inflation Reduction Act”), enacted on August 16, 2022, amended the U.S. federal tax code, imposing a 15% minimum tax on “adjusted financial statement income” of certain corporations as well as an excise tax on the repurchase or redemption of stock by certain corporations, beginning in the 2023 tax year. In addition, over the last several years, the Organization for Economic Cooperation and Development has been working on a Base Erosion and Profit Shifting Project that, if implemented, would change various aspects of the existing framework under which our tax obligations are determined in many of the countries in which we do business. As of December 2024, over 140 countries have approved a framework that imposes a minimum tax rate of 15%, among other provisions. As this framework is subject to further negotiation and implementation by each member country, the timing and ultimate impact of any such changes on our tax obligations are uncertain. There can be no assurance that future tax law changes will not increase the rate of the corporate income tax, impose new limitations on deductions, credits or other tax benefits, or make other changes that could impact our cash flows and adversely affect our business, operating results, and financial condition.
In addition, the IRS has yet to issue guidance on a number of important issues regarding the tax treatment of digital assets and the products we provide to our clients and from which we derive our income. In the absence of such guidance, we will take positions with respect to any such unsettled issues. There is no assurance that the IRS or a court will agree with the positions taken by us, in which case tax penalties and interest may be imposed that could adversely affect our business, cash flows or financial performance.
We also are subject to non-income taxes, such as payroll, sales, use, value-added, digital services, net worth, property, and goods and services taxes in the U.S. and various foreign jurisdictions. Specifically, we may be subject to new allocations of tax as a result of increasing efforts by certain jurisdictions to tax activities that may not have been subject to tax under existing tax principles. Companies such as ours may be adversely impacted by such taxes. Tax authorities may disagree with certain positions we have taken. As a result, we may have exposure to additional tax liabilities that could adversely affect our business, operating results, and financial condition.
As a result of these and other factors, the ultimate amount of tax obligations owed may differ from the amounts recorded in our financial statements and any such difference may harm our operating results in future periods in which we change our estimates of our tax obligations or in which the ultimate tax outcome is determined.
Our ability to use our deferred tax assets may be subject to certain limitations under U.S. or foreign law.
Realization of our deferred tax assets, valued for the years ended December 31, 2024 and 2023, at $28.9 million and $35.4 million, respectively, and our valuation allowance valued for the years ended December 31, 2024 and 2023 at $7.5 million and $23.8 million, respectively, in the form of future domestic or foreign tax deductions, credits or other tax benefits, will depend on future taxable income, and there is a risk that some or all of such tax assets could be subject to limitation or otherwise unavailable to offset future income tax liabilities, all of which could adversely affect our operating results. For example, future changes in our stock ownership, the causes of which may be outside of our control, could result in an ownership change under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), which could limit our use of such tax assets in certain circumstances. Similarly, additional changes may be made to U.S. (federal and state) and foreign tax laws which could further limit our ability to fully utilize these tax assets against future taxable income.
Under the Inflation Reduction Act, our ability to utilize tax deductions or losses from prior years may be limited by the imposition of the 15% minimum tax if such minimum tax applies to us. Therefore, we may be required to pay additional U.S. federal income taxes despite any available tax deductions, U.S. federal net operating loss carryforwards, credits, or other tax benefits that we may accumulate.
Based on the available objective evidence, including the Company’s limited operating history and losses, we believe it is more likely than not that our deferred tax assets will not be fully realized. Accordingly, we have applied a valuation allowance against all of our U.S. deferred tax assets at December 31, 2024 and 2023.
If our estimates or judgment relating to our critical accounting estimates prove to be incorrect, our operating results could be adversely affected.
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates” in this prospectus. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of expenses that are not readily apparent from other sources. Significant estimates and judgments that comprise our critical accounting estimates involve general revenue recognition. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” for more information. Our business, operating results, and financial condition could be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to differ from the expectations of analysts and investors, resulting in a decline in the trading price of our Class A common stock.
Our consolidated balance sheets may not contain sufficient amounts or types of regulatory capital to meet the changing requirements of our various regulators worldwide.
We are required to possess sufficient financial soundness and strength to adequately support our regulated subsidiaries. We may from time to time incur indebtedness and other obligations which could make it more difficult to meet these capitalization requirements or any additional regulatory requirements. In addition, although we are not a bank holding company for purposes of U.S. law or the law of any other jurisdiction, as a global provider of financial services and in light of the changing regulatory environment in various jurisdictions, we could become subject to new capital requirements introduced or imposed by our state regulators, U.S. federal regulators, or international regulators. Any change or increase in these regulatory requirements could adversely affect our business, operating results, and financial condition.
In addition, regulators may increase the amount of fiat currency reserves that we are required to maintain for our operations, as has happened in the past, which may lead to sanctions, penalties, changes to our business operations, or the revocation of licenses. Frequent launch of new products and services, margin trading, lending functions, and the addition of new payment rails increase these risks.
A large number of RSUs will vest in connection with this offering, and may expend substantial funds in connection with the tax withholding and remittance obligations related to the settlement of RSUs and/or the exercise of outstanding stock options.
          shares of our Class A common stock will become issuable in connection with this offering upon the settlement of IPO Vesting RSUs. In connection with the settlement of the IPO Vesting RSUs granted prior to the date of this prospectus, we will withhold shares and remit tax liabilities to the relevant tax authorities on behalf of the holders, which we refer to as a “net settlement.” Upon exercise of stock options or settlement of RSUs, in each case, following this offering, holders may be allowed to sell a portion of the resulting shares of our Class A common stock in the public market to satisfy the resulting tax withholding and remittance obligations related to the settlement or exercise of awards, which we refer to as “selling to cover,” or we may net settle such awards. We currently expect that the average rate at which we will withhold for U.S. federal tax obligations will be approximately         % and the income taxes due would be based on the then-current value of the underlying shares of our Class A common stock and the taxable amounts resulting from the exercise of stock options. IPO Vesting RSUs vest upon the satisfaction of both a service-based vesting condition and a liquidity-based vesting condition.
Given the large number of IPO Vesting RSUs that will be net settled in connection with this offering and the number of outstanding stock options and the number of RSUs that could settle following this offering, we may expend substantial funds to satisfy the related tax withholding and remittance obligations in the year in which such awards are settled. To fund those tax withholding and remittance obligations, we may choose to use a substantial portion of our existing cash, including funds raised in this offering.
The nature of our business requires the application of complex financial accounting rules, and there is limited guidance from accounting standard setting bodies on certain topics. If financial accounting standards undergo significant changes, our operating results could fluctuate.
The accounting rules and regulations that we must comply with as a public company are complex and subject to interpretation by the Financial Accounting Standards Board (the “FASB”), the SEC, and various other bodies formed to promulgate and interpret appropriate accounting principles. Recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls and many companies’ accounting policies are being subjected to heightened scrutiny by regulators and the public. Further, there is limited precedent for the financial accounting of digital assets and related valuation and revenue recognition. A change in these principles or interpretations could have a significant effect on our reported financial results and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. For example, in December 2023, the

FASB issued Accounting Standards Update No. 2023-08, Intangibles—Goodwill and Other—Crypto Assets (ASU 2023-08): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”), which represents a significant change in how entities that hold digital assets will account for certain of those holdings. Previously, digital assets held were accounted for as intangible assets with indefinite useful lives, which required us to measure digital assets at cost less impairment. Effective as of January 1, 2023, we adopted ASU 2023-08, which requires us to measure digital assets held at fair value at each reporting date, with fair value gains and losses recognized through Net income (loss). A significant portion of the assets on our balance sheet consists of digital assets, which historically have experienced substantial volatility. As such, fair value gains and losses can increase the volatility of our net income, especially if the underlying digital asset market is volatile. Additionally, on March 31, 2022, the staff of the SEC issued  SAB 121, which represented a significant change regarding how a company safeguarding digital assets held for its platform users reports such digital assets on its balance sheet and required retrospective application as of January 1, 2022. On January 23, 2025, the staff of the SEC issued SAB 122, which rescinded the previously issued interpretive guidance included within SAB 121. We were previously not required to adopt SAB 121 and, with the rescission of SAB 121 through the issuance of SAB 122, we have not adopted SAB 121 for the purposes of the financial statements included in the registration statement of which this prospectus forms a part.
Uncertainties in or changes to regulatory or financial accounting standards could result in the need to change our accounting methods and may retroactively affect previously reported results and impair our ability to provide timely and accurate financial information, which could result in a loss of investor confidence and adversely affect our financial statements and our business, operating results, and financial condition.
We are exposed to transaction losses due to chargebacks, refunds, or returns as a result of fraud or uncollectability.
Certain of our products and services are paid for by electronic transfers from bank accounts, which exposes us to risks associated with returns and insufficient funds. Furthermore, some of our products and services are paid for by credit and debit cards through payment processors, which expose us to risks associated with chargebacks and refunds. These risks could arise from fraud, misuse, unintentional use, settlement delay, insufficiency of funds, or other activities. Also, criminals are using increasingly sophisticated methods to engage in illegal activities, such as counterfeiting and fraud. If we are unable to collect funds from the client, or if the client refuses or is unable, due to bankruptcy or other reasons, to reimburse us, we bear the loss for the amount of the chargeback, refund, or return.
While we have policies and procedures to manage and mitigate these risks, we cannot be certain that such processes will be effective. Our failure to limit chargebacks and fraudulent transactions could increase the number of returns, refunds, and chargebacks that we have to process. In addition, if the number of returns, refunds, and chargebacks increases, card networks or our banking partners could require us to increase reserves, impose penalties on us, charge additional or higher fees, or terminate their relationships with us. Failure to effectively manage risk and prevent fraud could increase our chargeback, refund, and return losses or cause us to incur other liabilities. Increases in chargebacks, refunds, returns, or other liabilities could have an adverse effect on our operating results, financial condition, and cash flows.
Our tax information reporting obligations with respect to digital asset transactions may be subject to further scrutiny in light of changes made to the U.S. and global broker reporting regime for tax reporting.
In November 2021, the U.S. Congress passed the Infrastructure Investment and Jobs Act (the “IIJA”), providing that brokers would be responsible for reporting to the IRS the transactions of their customers in digital assets, including transfers to other exchanges or to digital asset wallets not connected to any exchange. On June 28, 2024, and again on December 27, 2024, the U.S. Treasury Department and the IRS released final regulations and issued other administrative guidance on tax information reporting for digital assets (collectively, the “Final Regulations”) that will be applicable, in certain cases starting January 1, 2025, and in certain other cases starting January 1, 2027. The Final Regulations introduced new rules related to our tax reporting and withholding obligations on our client transactions.
Although we believe we are compliant with U.S. tax reporting and withholding requirements with respect to our clients’ digital asset transactions, our compliance with the Final Regulations, including but not limited to U.S. onboarding requirements through Forms W-9 and W-8, backup withholding, non-resident alien withholding, and Form 1099 and Form 1042-S reporting obligations, may be subject to scrutiny and may be challenged. There is a risk that we may not have proper processes and procedures necessary to comply with the Final Regulations, may not be able to interpret the IIJA, the Final Regulations, or the administrative guidance correctly, or may not be able to build systems within the required timelines to ensure compliance for certain clients or transactions. If the IRS determines that we are not in compliance with our tax reporting or withholding obligations on client transactions, significant taxes and penalties may be imposed, which could adversely affect our financial position. The Final Regulations will require us to invest substantially in new compliance processes and procedures, which also could adversely affect our financial position. Further, the IRS may issue additional guidance in the future with respect to tax reporting and withholding obligations, which could impose additional burdens on us and result in significant taxes and penalties that could adversely affect our financial position.
Similarly, new rules for reporting digital assets under the global “common reporting standard” (CRS) as well as under the “crypto-asset reporting framework” (CARF) will be implemented on our international operations, creating new obligations and a need to invest in new onboarding and reporting infrastructure. Such rules are under discussion by the member and observer states of the “Organization for Economic Cooperation and Development” and by the European Commission on behalf of the member states of the E.U. These new rules may give rise to potential liabilities or disclosure requirements for prior client arrangements and new rules that affect how we onboard our clients and report their transactions to taxing authorities. Additionally, the E.U. has issued a directive, commonly referred to as “CESOP” (the Central Electronic System of Payment information), which requires payment service providers in the E.U. to report cross-border fiat transactions to taxing authorities on a quarterly basis. Any actual or perceived failure by us to comply with the above or any other tax and financial regulations that apply to our operations could harm our business and adversely affect our financial position.
Our exposure to credit risk with clients, market makers, and other counterparties could result in losses.
We extend loans to clients collateralized by digital assets. These loans subject us to the credit risk of our clients, which may not be fully mitigated by collateral. This is especially true during periods of rapidly declining markets (including rapid declines in the trading price of individual digital assets) in which the value of the collateral held by us could fall below the amount of a client’s indebtedness.
We are also exposed to settlement and credit risk in our dealings with the market makers to which we route digital asset orders. Unlike equities, digital asset trades do not settle through an indirect holding system designed to limit settlement risk. Instead, digital asset trades are generally settled by direct delivery between us and each digital asset market maker. Although digital asset trades are usually aggregated and settled on a net basis once per business day with each counterparty, which limits the amount of settlement risk, any default by a counterparty in either delivering cash or delivery digital assets could result in significant losses. If our counterparty fails to deliver digital assets that we have agreed to purchase, and those digital assets subsequently increase in value, we will experience an economic loss even if we do not deliver the purchase price. Conversely, if our counterparty fails to deliver the purchase price of digital assets that we have agreed to sell, and those digital assets subsequently decrease in value, we will experience an economic loss even if we do not deliver the digital assets.
Additionally, selling digital assets typically requires us to deliver such digital assets prior to receiving the purchase price. For these transactions, we are not only exposed to the risk that a settlement does not occur but have the additional credit risk of receiving back the digital assets delivered to our counterparty.

As such these payment obligations are generally unsecured obligations of our counterparty during the interval between delivery and payment. Any payment default by a market maker could have adverse effects on our financial condition and results of operations.
While we have policies and procedures designed to manage credit risk, we face the risk that such policies and procedures may not be fully effective, if at all.
We may require additional capital to support business growth, and this capital might not be available.
We have funded our operations since inception primarily through equity financings, incurrence of debt, and cash flows generated from operations. We cannot be certain that our operations will continue to fund our ongoing operations or the growth of our business. We intend to continue to make investments in our business, which investments may require us to secure additional funds. Additional financing may not be available on terms favorable to us, if at all, including due to general macroeconomic conditions, digital asset market conditions and any disruptions in the digital asset market, instability in the global banking system, increasing regulatory uncertainty and scrutiny or other unforeseen factors. In the event of a downgrade of our credit rating, our ability to raise additional financing may be adversely affected and any future debt offerings or credit arrangements we propose to enter into may be on less favorable terms or terms that may not be acceptable to us. In addition, even if debt financing is available, the cost of additional financing may be significantly higher than our current debt. If we incur additional debt, the debt holders would have rights senior to holders of our Class A common stock to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our Class A common stock. Furthermore, in connection with this offering we will authorize the issuance of “blank check” preferred stock and common stock that our board of directors could use to, among other things, implement a stockholder rights plan. We may issue shares of capital stock to our clients in connection with client reward or loyalty programs. If we issue additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of our currently authorized and issued Class A common stock. The trading prices for our Class A common stock may be highly volatile, which may reduce our ability to access capital on favorable terms or at all. In addition, a slowdown or other sustained adverse downturn in the general economic or digital asset markets could adversely affect our business and the value of our Class A common stock. Because our decision to raise capital in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of securities. As a result, our stockholders bear the risk of future issuances of debt or equity securities reducing the value of our Class A common stock and diluting their interests.
Risks Related to the Offering and Our Class A Common Stock
The market price of our Class A common stock may be volatile, and could, upon listing on the                   , decline significantly and rapidly. Market volatility may affect the value of an investment in our Class A common stock and could subject us to litigation.
Prior to this offering, there has been no public market for shares of our Class A common stock. We cannot predict the extent to which investor interest in us will lead to the development of a trading market on                   or otherwise or how liquid that market might become. If an active market does not develop, you may have difficulty selling any shares of our Class A common stock that you purchase in this offering. The initial public offering price for the shares of our Class A common stock has been determined by negotiations between us and the representatives of the underwriters, and may not be indicative of prices that will prevail in the open market following this offering. An inactive market may also impair our ability to raise capital by selling shares of our Class A common stock and may impair our ability to acquire or make investments in companies, products or technologies for which we may issue equity securities to pay for such acquisition or investment.

Moreover, technology stocks have historically experienced high levels of volatility. Similarly, upon listing on the NYSE, the market price of our Class A common stock also could be subject to wide fluctuations in response to the risk factors described in this prospectus and others beyond our control, including:
•the number of shares of our Class A common stock publicly owned and available for trading;
•overall performance of the equity markets or publicly listed financial services and technology companies;
•our actual or anticipated operating performance and the operating performance of our competitors;
•changes in the projected operational and financial results we provide to the public or our failure to meet those projections;
•failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet the estimates or the expectations of investors;
•any major change in our board of directors, management, or key personnel;
•the issuance of additional shares of capital stock in connection with client reward or loyalty programs;
•issuance of shares of our Class A common stock, whether in connection with an acquisition;
•repurchases by us of any of our outstanding shares of Class A common stock, on unfavorable terms or at all;
•the highly volatile nature of the digital asset economy and the prices of digital assets;
•rumors and market speculation involving the digital asset economy and the regulation thereof, or us or other companies in our industry;
•announcements by us or our competitors of significant innovations, new products, services, features, integrations or capabilities, acquisitions, strategic investments, partnerships, joint ventures, or capital commitments;
•announcements of state or federal regulatory actions, including enforcement actions against us or our competitors, demands to cease and desist, or other similar announcements relating to the digital asset business; and
•other events or factors, including those resulting from political instability and acts of war or terrorism, regional conflicts around the world, government shutdowns, bank failures, or responses to these events.
Furthermore, the stock market has recently experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies and financial services and technology companies in particular. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. Additionally, the market prices of equity securities of companies that actively participate in the digital asset economy may be further impacted by the price and volume fluctuations associated with digital assets. These broad market and industry fluctuations, as well as general macroeconomic, political and market conditions such as recessions, interest rate changes, or international currency fluctuations, may negatively impact the market price of our Class A common stock upon completion of the offering. Accordingly, such fluctuations could cause you to lose all or part of your investment in our Class A common stock since you may be unable to sell your shares at or above the price you paid in this offering.
In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of these types of actions or additional regulatory uncertainty and scrutiny in the future. Securities or regulatory actions against us, regardless of the outcome of such litigation or other action, could result in substantial costs and divert our management’s attention from other business concerns, which could harm our business and adversely affect the market price of our Class A common stock.
Upon completion of the offering, the dual class structure of our common stock may adversely affect the trading market for our Class A common stock.
We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A common stock, in adverse publicity or other adverse consequences. For example, certain stock index providers exclude companies with multiple classes of shares of common stock from being added to certain stock indices. In addition, several stockholder advisory firms and large institutional investors oppose the use of multiple class structures. As a result, the dual class structure of our common stock may prevent the inclusion of our Class A common stock in such indices, may cause stockholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure, and may result in large institutional investors not purchasing shares of our Class A common stock. Any exclusion from stock indices could result in less demand for our Class A common stock. Any actions or publications by stockholder advisory firms or institutional investors critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A common stock.
Upon the completion of this offering, we will be a “controlled company” within the meaning of the corporate governance rules of the NYSE and, as a result, will qualify for exemptions from certain corporate governance requirements. Although we do not currently intend to rely on any such exemptions, we may do so in the future and if we utilize any of the exemptions, you will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements.
Upon the completion of this offering, our founder and Chief Executive Officer, Michael Belshe, will control more than 50% of total voting power. As a result, we will be a “controlled company” under NYSE Listing Rules. Under these rules, a listed company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and is not required to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of our Class A common stock, we have a:
•board of directors that is composed of a majority of “independent directors,” as defined under the rules of such exchange;
•compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.
Although we do not currently intend to rely on any such exemptions, we may do so in the future and if we utilize any of the “controlled company exemptions,” you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of NYSE. See “Management - Controlled Company Status.”

Upon completion of the offering, the dual class structure of our common stock will have the effect of concentrating voting control with Michael Belshe, who will have control over key decision making as a result of control of a majority of the voting power of our outstanding common stock. This ownership structure will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.
Our Class B common stock has fifteen votes per share, and our Class A common stock has one vote per share. Michael Belshe will, upon the completion of this offering, and assuming no exercise of the underwriters’ option to purchase additional shares of our Class A common stock, hold or have the ability to control         shares of our Class A common stock and           shares of our Class B common stock, representing an economic interest in approximately          % of our outstanding capital stock and approximately          % of the voting power of our capital stock, which voting power may increase over time upon the exercise or settlement and exchange of equity awards pursuant to the Equity Exchange Rights. If all currently outstanding stock options to purchase shares of our Class A common stock held by Michael Belshe were exercised and exchanged for an equal number of shares of our Class B common stock pursuant to the Equity Exchange Rights, then immediately following the completion of this offering, Michael Belshe would hold approximately          %, of the voting power of our outstanding capital stock. Because of the 15:1 voting ratio between our Class B common stock and our Class A common stock, upon completion of this offering, Michael Belshe will control a majority of the voting power of our outstanding common stock and therefore be able to control all matters submitted to our stockholders for approval until the Final Conversion Date (as defined elsewhere in this prospectus). Holders of our Class A common stock will not be entitled to vote separately as a single class except under certain limited circumstances. This concentrated control may limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval. In addition, this may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may believe are in your best interest as one of our stockholders.
Each share of Class B common stock will convert automatically into one share of Class A common stock upon certain events described in “Description of Capital Stock - Class A Common Stock and Class B Common Stock - Conversion”, including upon the date fixed by the board of directors, which date will be no more than 61 days following the first date on which Michael Belshe and his permitted affiliates hold less than 70% of the aggregate outstanding shares of our Class A common stock and Class B common stock (including shares underlying outstanding options or other convertible securities) held on the date on which the registration statement of which this prospectus forms a part is declared effective by the SEC. As a result, if Michael Belshe and his permitted affiliates transfer more than 30% of the aggregate outstanding shares of the Class A common stock and Class B common stock held by them on the date the registration statement of which this prospectus forms a part is declared effective by the SEC (other than in connection with certain permitted transfers as described in our Charter), then Michael Belshe will no longer have the ability to control the outcome of matters submitted to stockholders for approval.
See the section titled “Description of Capital Stock” for additional information on our dual class structure.
Sales or distribution of substantial amounts of our Class A common stock, or the perception that such sales or distributions might occur, could cause the market price of our Class A common stock to decline.
The sale or distribution of a substantial number of shares of our Class A common stock, particularly sales by us or our directors, executive officers, and principal stockholders, or the perception that these sales or distributions might occur in large quantities, could cause the market price of our Class A common stock to decline.

We and all of our directors, executive officers, the selling stockholders, and holders of substantially all of our equity securities are subject to lock-up agreements with the underwriters or certain market standoff agreements with us, in each case on the respective terms described in the section titled “Underwriting”, which would prohibit the sale of their shares of Class A common stock during the restricted period described therein, subject to certain exceptions. Upon the expiration of such restricted period, such securityholders will be able to sell our shares of Class A common stock in the public market. In addition, Goldman Sachs & Co. LLC, in its sole discretion as representative of the underwriters, may release the Class A common stock and other securities subject to the lock-up and market standoff agreements in whole or in part at any time. For more information about these lock-up and market standoff agreements, see the sections titled “Shares Eligible for Future Sale” and “Underwriting”.
In addition, in connection with the offering, we expect to file a registration statement to register shares reserved for future issuance under our equity compensation plans. All of the shares of Class A common stock and Class B common stock (following conversion to Class A common stock) issuable upon the exercise of stock options or vesting and settlement of restricted stock units and performance restricted stock units will be able to be freely sold in the public market upon issuance, subject to applicable vesting requirements and compliance by affiliates with Rule 144 under the Securities Act.
Further, certain holders of shares of our Class A common stock will have rights, subject to some conditions, to require us to file registration statements for the public resale of shares of Class A common stock or to include such shares in registration statements that we may file for us or other stockholders. See the section titled “Description of Capital Stock—Registration Rights” for more information. Upon the effectiveness of any such registration statement, all shares of our Class A common stock covered by such registration statement will be eligible for sale in public markets, subject to certain conditions. In addition, any registration statement we file to register additional shares, whether as a result of registration rights or otherwise, could cause the market price of our Class A common stock to decline or be volatile.
We also may issue our capital stock or securities convertible into our capital stock from time to time in connection with a financing, an acquisition, investments, pursuant to client rewards, loyalty programs, and other incentive plans, or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and cause the market price of our Class A common stock to decline.
If securities or industry analysts do not publish or cease publishing research, or publish inaccurate or unfavorable research, about our business, the price of our Class A common stock and its liquidity could decline.
The trading market for our Class A common stock may be influenced by the research and reports that securities or industry analysts publish about us or our business, our market, and our competitors. We do not have any control over these analysts. If securities and industry analysts cease coverage of us altogether or fail to publish reports on us regularly, the market price for our Class A common stock may be negatively affected. If one or more of the analysts who cover us downgrade our Class A common stock, or publish inaccurate or unfavorable research about our business, the price of our Class A common stock may decline.
Our Charter will contain an exclusive forum provision for certain claims, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
Our Charter that will become effective in connection with the completion of this offering, to the fullest extent permitted by law, will provide that the Delaware Court of Chancery will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a claim that is based upon a breach of fiduciary duty; any action asserting a claim against us or any current or former director, officer, stockholder, employee or agent of ours, arising pursuant to the DGCL, our amended and restated certificate of incorporation, or our amended and restated bylaws that will become effective substantially concurrently with the completion of this offering (the “amended and restated bylaws”); any action asserting a claim against us that is governed by the internal affairs doctrine; or any action asserting an “internal corporate claim” as defined in Section 115 of the DGCL.
Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder and our amended and restated certificate of incorporation will provide that the federal district courts of the U.S. are, to the fullest extent permitted by law, the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, or a Federal Forum Provision, unless we consent in writing to the selection of an alternative forum. Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. The Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act to the fullest extent permitted by law. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.
Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities will be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit our stockholders’ ability to bring a claim in a judicial forum they find favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results, and financial condition.
Certain provisions in our amended and restated certificate of incorporation and our amended and restated bylaws and under Delaware law, and certain rules imposed by regulatory authorities, could make an acquisition of us, which may be beneficial to our stockholders, more difficult, limit attempts by our stockholders to replace or remove our current management, limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees, and limit the price of our Class A common stock.
Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws that will become effective substantially concurrently with the completion of this offering may have the effect of delaying or preventing a merger, acquisition, or other change of control of our company that the stockholders may consider favorable. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws will include provisions that:
•provide that our board of directors is classified into three classes of directors with staggered terms;
•provide that our directors may only be removed from office for cause;

•permit our board of directors to establish the number of directors and fill any vacancies and newly created directorships;
•require super-majority voting to amend some provisions in our amended and restated certificate of incorporation and amended and restated bylaws;
•provide that the board of directors is expressly authorized to make, alter, or repeal our amended and restated bylaws;
•authorize the issuance of “blank check” preferred stock and common stock that our board of directors could use to implement a stockholder rights plan or issue other shares of preferred stock or common stock;
•provide that only our Chief Executive Officer, the chairperson of our board of directors, the lead independent director, or a majority of our board of directors will be authorized to call a special meeting of stockholders;
•eliminate the ability of our stockholders to call special meetings of stockholders;
•prohibit cumulative voting in the election of directors;
•provide for a dual class common stock structure in which the sole holder of our Class B common stock, Michael Belshe, has the ability to control the outcome of matters requiring stockholder approval, even if he owns significantly less than a majority of the outstanding shares of our Class A common stock and Class B common stock in the aggregate, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets;
•only permit stockholders to take action at a meeting of our stockholders and not by written consent; and
•provide for advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.
In addition, a third party attempting to acquire us or a substantial position in our common stock may be delayed or ultimately prevented from doing so by change in ownership or control restrictions or regulations to which our regulated money transmitters, trust companies, and broker-dealer subsidiaries are subject. For example, FINRA Rule 1017 generally provides that FINRA approval must be obtained in connection with any transaction resulting in a single person or entity owning, directly or indirectly, 25% or more of a member firm’s equity and would include a change of control of a parent company.
Moreover, Section 203 of the Delaware General Corporation Law (the “DGCL”) may discourage, delay, or prevent a change of control of our company. Section 203 imposes certain restrictions on mergers, business combinations, and other transactions between holders of 15% or more of our common stock. See the section titled “Description of Capital Stock” for additional information.
General Risk Factors
Adverse economic conditions could adversely affect our business.
Our performance is subject to general economic conditions, and their impact on the digital asset markets and our clients. The U.S. and other key international economies have experienced cyclical downturns from time to time in which economic activity declined resulting in lower consumption rates, restricted credit, reduced profitability, weaknesses in financial markets, bankruptcies, and overall uncertainty with respect to the economy. Adverse general economic conditions have impacted in the past, and may impact in the future, the digital asset economy, although the extent of such impacts remain uncertain and dependent on a variety of factors, including market adoption of digital assets, global trends in the digital asset economy, central bank monetary policies, instability in the global banking system, volatility and disruptions in the capital and credit markets, and other events beyond our control. Geopolitical developments, such as trade wars and foreign exchange limitations, have also increased the severity and levels of unpredictability globally and increased, and may further increase, the volatility of global financial and digital asset markets. In the past, the capital and credit markets have experienced extreme volatility and disruptions, resulting in steep declines in the value of digital assets and there can be no assurance that additional such events will not occur. To the extent general economic conditions and digital assets markets materially deteriorate or decline for a prolonged period, our ability to generate revenue and to attract and retain clients could suffer and our business, operating results and financial condition could be adversely affected. Moreover, even if general economic conditions were to improve following any such deterioration, there is no guarantee that the digital asset economy would similarly improve.
In 2022, a number of blockchain protocols and digital asset financial firms, and in particular protocols and firms involving high levels of financial leverage such as high-yield lending products or derivatives trading, suffered from insolvency and liquidity crises leading to the failure of several prominent digital asset trading venues and lending platforms, such as FTX, Celsius Networks, Voyager and Three Arrows Capital. If such market conditions were to become widespread in the digital asset economy again, we could suffer from increased counterparty risk, including defaults or bankruptcies of major clients or counterparties, which could lead to significantly reduced activity on our platform and fewer available digital asset market opportunities in general.
Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry, or the financial services industry generally, or concerns or rumors about any such events or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. Further, if the instability in the global banking system continues or worsens, there could be additional negative ramifications, such as additional all market-wide liquidity problems or impacted access to deposits and investments for clients of affected banks and certain banking partners, and our business, operating results and financial condition could be adversely affected.
We may be adversely affected by natural disasters, pandemics, and other catastrophic events, including by non-naturally occurring events such as terrorism.
Natural disasters or other catastrophic events may also cause damage or disruption to our operations, international commerce, and the global economy, and could have an adverse effect on our business, operating results, and financial condition. Our business operations are subject to interruption by natural disasters, fire, power shortages, attempts by other nations to steal our digital assets with a physical attack on our cold storage systems, and other events beyond our control, including acts of violence against our executives or employees. For example, the digital asset industry has increasingly been subject to attacks against executives, which could lead to theft via ransom, or loss of confidence in BitGo. In addition, our global operations expose us to risks associated with public health crises, such as pandemics and epidemics, which could harm our business and cause our operating results to suffer. Further, acts of terrorism, labor activism or unrest, and other geopolitical unrest, including ongoing regional conflicts around the world, could cause disruptions in our business or the businesses of our partners or the economy as a whole. In the event of a natural disaster, including a major earthquake, blizzard, or hurricane, or a catastrophic event such as a fire, power loss, or telecommunications failure, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in development of our platform, lengthy interruptions in service, breaches of data security, and loss of critical data, all of which could have an adverse effect on our future operating results. We do not maintain insurance sufficient to fully compensate us for the potentially significant losses that could result from disruptions to our services. Additionally, all the aforementioned risks may be further increased if our disaster recovery plan proves to be ineffective or flawed or our partners’ disaster recovery plans prove to be inadequate. To the extent natural disasters or other catastrophic events concurrently impact data centers we rely on in connection with private key restoration, clients will experience significant delays in withdrawing funds, or in the extreme we may suffer loss of client funds.
We are exposed to fluctuations in currency exchange rates.
Our exposure to fluctuations in foreign currency exchange rates through our international operations could have a negative impact on our operating results and financial condition. From time to time, we may engage in currency hedging activities to limit our exposure to foreign currency exchange rate fluctuations that arise in the normal course of business. The use of hedging instruments may not offset any or more than a portion of the adverse financial effects of unfavorable movements in foreign exchange rates and may introduce additional risks if we are unable to structure effective hedges with such instruments.
Interest rate fluctuations could negatively impact us.
The level of prevailing short-term interest rates affects our profitability because we derive a large portion of our revenue from interest earned on funds deposited with us by our clients which we hold on their behalf in custodial accounts at banks, as well as from interest earned on corporate cash and cash equivalents. Higher interest rates increase the amount of interest and finance fee income and stablecoin revenue earned from these activities. When short-term interest rates decline, our revenue derived from interest correspondingly declines. Conversely, when interest rates increase, investors may choose to shift their asset allocations, which could negatively impact our stock price or the digital asset economy more generally.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future operating results and financial condition, our business strategy and plans, market growth and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “target,” “plan,” “expect,” and similar expressions are intended to identify forward-looking statements.
Forward-looking statements contained in this prospectus include, but are not limited to, statements about:
•our future financial performance, including our expectations regarding our revenue, cost of revenue, gross profit or gross margin, operating expenses, including changes in operating expenses, and our ability to maintain profitability;
•our business plan and our ability to effectively manage our growth;
•our total market opportunity;
•anticipated trends, growth rates and challenges in our business, the digital asset economy, the price and market capitalization of digital assets  in the markets in which we operate;
•market acceptance of our products and services;
•beliefs and objectives for future operations;
•our ability to attract and successfully retain new clients and increase adoption and use of our products and services by existing clients;
•our ability to develop and introduce new products and services and bring them to market in a timely manner;
•our expectations concerning relationships with third parties;
•our ability to maintain, protect, and enhance our intellectual property;
•our ability to continue to expand internationally;
•the effects of increased competition in our markets and our ability to compete effectively;
•future acquisitions or investments in complementary companies, products, technologies, or services;
•our key business metrics used to evaluate our business, measure our performance, identify trends affecting our business, and make strategic decisions;
•our ability to stay in compliance with laws and regulations that currently apply or may become applicable to our business both in the U.S. and internationally given the highly evolving and uncertain regulatory landscape;
•economic and industry trends, projected growth or trend analysis;
•general economic conditions in the U.S. and globally, including the effects of global geopolitical conflicts, inflation, interest rates, any instability in the global banking sector and foreign currency exchange rates;
•our ability to operate and grow our business in light of macroeconomic uncertainty;

•our ability to remediate identified material weaknesses in our internal control over financial reporting;
•increased expenses associated with being a public company; and
•other statements regarding our future operations, financial condition, prospects and business strategies.
We have based these forward-looking statements largely on our management’s current expectations and projections about future events and trends that we believe may affect our financial condition, operating results, business strategy, and short-term and long-term business operations and objectives. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.
You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Any forward-looking statement speaks only as of the date of such statement. We undertake no obligation to update or revise, or publicly announce any update or revision to, any of these forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations, except as required by law. These forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus and we undertake no obligation to update or revise, or publicly announce any update or revision to, any of these forward-looking statements for any reason after the date of this prospectus. While we believe such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.
You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, performance, and events and circumstances and the development of the industry and markets in which we operate, may be materially different from what we expect.

USE OF PROCEEDS
We estimate that the net proceeds from the sale of shares of our Class A common stock in this offering at an assumed initial public offering price of $     per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and estimated offering expenses payable by us, will be approximately $       million (or approximately $             million if the underwriters’ option to purchase additional shares of Class A common stock from us is exercised in full). We will not receive any proceeds from the sale of Class A common stock by the selling stockholders.
A $1.00 increase (decrease) in the assumed initial public offering price of $       per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $     million, assuming the number of shares of our Class A common stock offered by us remains the same and after deducting estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 1.0 million shares in the number of shares of our Class A common stock offered would increase (decrease) the net proceeds from this offering by approximately $      million, assuming that the assumed initial public offering price of $     remains the same, and after deducting the estimated underwriting discounts.
The principal purposes of this offering are to obtain additional capital, create a public market for our Class A common stock, increase our visibility in the marketplace, increase our capitalization and financial flexibility, improve our competitive position, facilitate access to the public equity markets for us and our stockholders, and facilitate an orderly distribution of shares for the selling stockholders. We also intend to use a portion of the net proceeds we receive from this offering to pay all of our anticipated tax withholding and remittance obligations related to the RSU Net Settlement (as defined below). Assuming (i) the fair market value of our Class A common stock at the time of settlement will be equal to the assumed initial public offering price per share of $             , the midpoint of the price range set forth on the cover page of this prospectus, and (ii) an assumed           % tax withholding rate, we estimate that the tax withholding and remittance obligations related to the net settlement of the IPO Vesting RSUs will be $     million in the aggregate (the “RSU Net Settlement”). A $1.00 increase (decrease) in the assumed initial public offering price of $       per share, which is the midpoint offering price range set forth on the cover page of this prospectus, assuming no change to the applicable tax rate, would increase (decrease) the amount we would be required to pay to satisfy these tax withholding and remittance obligations by approximately $             million. We intend to use any remaining net proceeds we receive from this offering for working capital and other general corporate purposes, which may include product development, general and administrative matters, capital expenditures, and for the potential acquisition of, or investment in, technologies, solutions, or businesses that complement our business. We do not have agreements or commitments for any material acquisitions or investments at this time. The amount and timing of our actual expenditures will depend upon numerous factors, including those described in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus.
Our management will retain broad discretion in the application of the net proceeds we receive from this offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds. Subject to their use as described above, we intend to invest the remaining portion of the net proceeds in Bitcoin (as part of our Bitcoin treasury strategy) as well as in a variety of capital preservation instruments, including short-term and long-term interest-bearing instruments, investment-grade securities, and direct or guaranteed obligations of the U.S. government. We cannot predict whether the proceeds invested will yield a favorable return.

DIVIDEND POLICY
We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not have current plans to pay any dividends on our capital stock in the foreseeable future. Additionally, our ability to pay dividends or make distributions may be restricted by any indebtedness we may incur. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend, among other things, on our financial condition, operating results, capital requirements, general business conditions, restrictions in any debt instruments, and other factors that our board of directors may deem relevant.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2025, on:
•an actual basis;
•a pro forma basis, giving effect to (i) the Capital Stock Conversion as if such conversion had occurred on June 30, 2025, (ii) the filing and effectiveness of our Charter that will become effective immediately prior to the completion of this offering, (iii) an increase to additional paid-in capital and accumulated deficit related to stock-based compensation of $      million related to RSUs subject to the RSU Net Settlement, (iv) the net settlement and issuance of          shares of Class A common stock in connection with the RSU Net Settlement, after withholding shares to satisfy estimated tax withholding and remittance obligations of $         million (based on the initial public offering price of $  per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and an assumed  % tax withholding rate), (v) the increase in accrued liabilities and an equivalent decrease in additional paid-in capital of $ million in connection with the estimated tax withholding and remittance obligations related to the RSU Net Settlement and (vi) the Option Exercise; and
•a pro forma as adjusted basis, giving effect to (i) the pro forma adjustments set forth above, (ii) the sale and issuance of            shares of our Class A common stock in this offering at an assumed initial public offering price of $     per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and (iii) the use of a portion of the net proceeds from this offering, together with existing cash and cash equivalents, if necessary, to satisfy the estimated tax withholding and remittance obligations related to the RSU Net Settlement.
The information below is illustrative only and our capitalization following this offering will be adjusted based on, among other things, the actual initial public offering price and other terms of this offering determined at pricing, the actual tax withholding rates, as well as the actual amount of IPO Vesting RSUs settled in connection with this offering. You should read this table together with our consolidated financial statements and the accompanying notes, and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” that are included elsewhere in this prospectus.

As of June 30, 2025
	Actual	Pro Forma	Pro Forma as Adjusted(1)
(in thousands, except share and per share data)
Cash, cash equivalents, and short-term investments	$	$	$
Convertible preferred stock; $0.0001 par value per share; shares authorized, shares issued and outstanding, actual; no shares authorized, issued, and outstanding, pro forma and pro forma as adjusted
Stockholders’ (deficit) equity:
Preferred stock; $0.00001 par value per share; no shares authorized, no shares issued and outstanding, actual; shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted
Class A common stock; $0.0001 par value per share;         shares authorized,         shares issued and outstanding, actual;          shares authorized,         shares issued and outstanding, pro forma;        shares authorized,         shares issued and outstanding, pro forma as adjusted

Class B common stock; $0.0001 par value per share; shares authorized, shares issued and outstanding, actual; shares authorized, shares issued and outstanding, pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted	–	–
Additional paid-in capital
Accumulated deficit
Total stockholders’ (deficit) equity
Total capitalization	$	$	$
_______________
(1)Each $1.00 increase (decrease) in the assumed initial public offering price of $       per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ (deficit) equity, and total capitalization by $     million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 1.0 million shares in the number of shares of our Class A common stock offered by us would increase (decrease) the amount of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ (deficit) equity, and total capitalization by $     million, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions. In addition, each 1.0% increase (decrease) in the tax withholding rate would increase (decrease) the amount of tax withholding and remittance obligations related to the RSU Net Settlement and increase (decrease) cash, cash equivalents, and short term investments, additional paid-in capital, total stockholders’ (deficit) equity, and total capitalization by $         million, assuming that the assumed initial public offering price remains the same, that the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering. Each $1.00 increase (decrease) in the assumed initial public offering price of $                    per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the amount of tax withholding and remittance obligations related to the RSU Net Settlement and increase (decrease) cash, cash equivalents, and short term investments, additional paid-in capital, total stockholders’ (deficit) equity, and total capitalization by $                    million, assuming that the tax withholding rate remains the same, that the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering.
The number of shares of our Class A common stock and Class B common stock that will be outstanding after this offering is based on                 shares of our Class A common stock and                      shares of our Class B common stock outstanding as of June 30, 2025 (after giving effect to the Capital Stock Conversion and the RSU Net Settlement), and excludes:
•                 shares of our Class A common stock issuable upon the exercise of stock options to purchase shares of our Class A common stock outstanding as of June 30, 2025 under the 2018 Plan, with a weighted-average exercise price of $         per share  of which                        shares will be exchangeable for an equal number of shares of our Class B common stock at the election of Michael Belshe upon exercise of his Equity Exchange Rights;
•               shares of our Class A common stock issuable upon the exercise of stock options granted after June 30, 2025 under our 2018 Plan with a weighted-average exercise price of $       per share;
•               shares of our Class A common stock issuable upon the vesting and settlement of RSUs outstanding as of June 30, 2025 under the 2018 Plan for which the service-based vesting condition was not satisfied as of June 30, 2025 and for which the liquidity-based vesting condition will be satisfied in connection with this offering (we expect that the satisfaction of the service-based vesting condition of certain of these RSUs through             , 2025, the expected date of this offering, will result in the net issuance of               shares of our Class A common stock in connection with this offering, after withholding an aggregate of               shares of Class A common stock to satisfy the associated estimated tax withholding and remittance obligations (based on the assumed initial public offering price of $         per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and an assumed            % tax withholding rate));
•               shares of our Class A common stock issuable upon the vesting and settlement of RSUs granted after June 30, 2025 under the 2018 Plan;
•93,742 shares of our Class A common stock issuable upon the vesting and settlement of RSUs that were issued in connection with our acquisition of HeightZero;
•               shares of our Class A common stock issuable upon the exercise of the Non-Plan Repriced Stock Option to purchase shares of our Class A common stock outstanding as of June 30, 2025, with a weighted-average exercise price of $               per share, of which             shares will be exchangeable for an equal number of shares of our Class B common stock at the election of Michael Belshe upon exercise of his Equity Exchange Rights; and
•               shares of our Class A common stock reserved for future issuance under our equity compensation plans, consisting of (i)               shares of our Class A common stock reserved for future issuance under our 2018 Plan as of June 30, 2025 (which reserve does not reflect the stock options to purchase shares of our Class A common stock and RSUs settleable for shares of our Class A common stock granted after June 30, 2025), (ii)               shares of our Class A common stock reserved for future issuance under our 2025 Plan, which will become effective on the date immediately prior to the date of this prospectus, and (iii)               shares of our Class A common stock reserved for issuance under our 2025 ESPP, which will become effective on the date of this prospectus.
On the date of this prospectus, any remaining shares of our Class A common stock available for issuance under our 2018 Plan will be added to the shares of our Class A common stock reserved for issuance under our 2025 Plan, and we will cease granting awards under our 2018 Plan. Our 2025 Plan and 2025 ESPP also provide for automatic annual increases in the number of shares reserved thereunder. See the section titled “Executive Compensation—Employee Benefit and Stock Plans” for additional information.
The Equity Exchange Rights apply to equity awards held by Michael Belshe that are outstanding as of                , 2025. As of June 30, 2025, there were                shares of our Class A common stock subject to outstanding equity awards held by Michael Belshe that may be exchanged, upon exercise or settlement, for an equivalent number of shares of our Class B common stock pursuant to the Equity Exchange Rights.
Unless otherwise noted, the information in this prospectus reflects and assumes the following:
•The Capital Stock Conversion;
•The RSU Net Settlement;
•The Option Exercise;
•the filing and effectiveness of our Charter and Bylaws, which will occur substantially concurrently with the completion of this offering;
•no exercise of outstanding stock options or warrants or settlement of RSUs subsequent to June 30, 2025, except for the settlement of IPO Vesting RSUs in connection with the RSU Net Settlement; and
•no exercise by the underwriters of their option to purchase from us up to an additional                    shares of our Class A common stock from us in this offering.
The assumed            % tax withholding rate used in this prospectus is an assumed blended withholding rate for the IPO Vesting RSUs that are subject to withholding in the RSU Net Settlement. The estimates in this prospectus relating to the RSU Net Settlement and related share withholding may differ from actual results due to, among other things, the actual initial public offering price and other terms of this offering determined at pricing, actual forfeitures through the date of this prospectus, and actual tax withholding rates. In addition, information in this prospectus relating to RSUs outstanding as of the date of this prospectus reflect estimated forfeitures through June 30,  2025.

DILUTION
If you invest in our Class A common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma as adjusted net tangible book value per share of our Class A common stock immediately after this offering.
As of June 30, 2025, our pro forma net tangible book value was $      million, or $      per share of our common stock. Our pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding as of June 30, 2025, after giving effect to (i) the Capital Stock Conversion as if such conversion had occurred on June 30, 2025, (ii) the filing and effectiveness of our Charter that will become effective immediately prior to the completion of this offering, (iii) an increase to additional paid-in capital and accumulated deficit related to stock-based compensation of $          million related to RSUs subject to the RSU Net Settlement, (iv) the net settlement and issuance of                 shares of Class A common stock in connection with the RSU Net Settlement, after withholding                 shares to satisfy estimated tax withholding and remittance obligations of $       million (based on the initial public offering price of $           per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and an assumed                 % tax withholding rate), (v) the increase in accrued liabilities and an equivalent decrease in additional paid-in capital of $                million in connection with the estimated tax withholding and remittance obligations related to the RSU Net Settlement and (vi) the Option Exercise.
After giving further effect to (i) the sale and issuance of          shares of our Class A common stock in this offering at an assumed initial public offering price of $     per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and (ii) the use of proceeds to satisfy the withholding tax obligations in connection with the RSU Net Settlement, our pro forma as adjusted net tangible book value as of June 30, 2025 would have been $      million, or $     per share. This represents an immediate increase in pro forma net tangible book value of $     per share to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $     per share to investors purchasing shares of our Class A common stock in this offering at the assumed initial public offering price.
The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share	$
Historical net tangible book value per share as of June 30, 2025
Increase per share attributable to the pro forma adjustments described above
Pro forma net tangible book value per share as of June 30, 2025 before giving effect to this offering
Increase in pro forma net tangible book value per share attributable to new investors purchasing Class A common stock in this offering
Pro forma as adjusted net tangible book value per share immediately after this offering
Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering	$
The dilution information discussed above is illustrative only and will change based on, among other things, the actual initial offering price and other terms of this offering determined at pricing, the actual tax withholding rates, as well as the actual amount of RSUs settled in connection with this offering. A $1.00 increase (decrease) in the assumed initial public offering price of $     per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, would increase (decrease) our pro

forma as adjusted net tangible book value per share after this offering by $      per share and would increase (decrease) the dilution per share to new investors in this offering by $     per share, assuming the number of shares of our Class A common stock offered, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 1.0 million shares in the number of shares of our Class A common stock offered would increase (decrease) the pro forma as adjusted net tangible book value per share after this offering by $      per share and would increase (decrease) the dilution to new investors by $      per share, assuming the assumed initial public offering price, which is the midpoint of the offering price range set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions.
If the underwriters exercise their option to purchase additional shares of Class A common stock from us in full, the pro forma as adjusted net tangible book value after the offering would be $            per share, the increase in pro forma as adjusted net tangible book value per share would be $             per share and the dilution per share to new investors would be $             per share, in each case assuming an initial public offering price of $             per share, the midpoint of the estimated price range set forth on the cover page of this prospectus.
The following table summarizes, on a pro forma as adjusted basis as of June 30, 2025, after giving effect to the pro forma adjustments described above, the difference between existing stockholders and new investors purchasing shares of our Class A common stock in this offering with respect to the number of shares purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and new investors in this offering at an assumed offering price of $       per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders		%		%	$
New public investors
Total		100%		100%
Sales by the selling stockholders in this offering will cause the number of shares held by existing stockholders before this offering to be reduced to      shares, or      % of the total number of shares of our Class A common stock outstanding immediately after the completion of this offering and will increase the number of shares held by new investors to      shares, or      % of the total number of shares of our common stock outstanding immediately after the completion of this offering.
A $1.00 increase (decrease) in the assumed initial public offering price of $     per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, would increase (decrease) total consideration paid by new investors and total consideration paid by all stockholders by approximately $     million, assuming that the number of shares offered by us and the selling stockholders, as set forth on the cover page of this prospectus remains the same and after deducting the estimated underwriting discounts and commissions.
If the underwriters exercise their option to purchase additional shares of Class A common stock from us in full, our existing stockholders would own     % and the investors purchasing shares of our common stock in this offering would own     % of the total number of shares of our Class A common stock outstanding immediately following completion of this offering.
In addition, to the extent we issue any additional stock options or RSUs or any outstanding stock options are exercised or outstanding RSUs vest and settle, or we issue any other securities or convertible debt in the future, investors will experience further dilution.

The number of shares of our Class A common stock and Class B common stock that will be outstanding after this offering is based on          shares of our Class A common stock and shares of our Class B common stock outstanding as of June 30, 2025 (after giving effect to the Capital Stock Conversion and the RSU Net Settlement), and excludes:
•               shares of our Class A common stock issuable upon the exercise of stock options to purchase shares of our Class A common stock outstanding as of June 30, 2025 under the 2018 Plan, with a weighted-average exercise price of $         per share, of which                  shares will be exchangeable for an equal number of shares of our Class B common stock at the election of Michael Belshe upon exercise of his Equity Exchange Rights;
•                shares of our Class A common stock issuable upon the exercise of stock options granted after June 30, 2025 under our 2018 Plan with a weighted-average exercise price of $       per share;
•                shares of our Class A common stock issuable upon the vesting and settlement of RSUs outstanding as of June 30, 2025 under the 2018 Plan for which the service-based vesting condition was not satisfied as of June 30, 2025 and for which the liquidity-based vesting condition will be satisfied in connection with this offering (we expect that the satisfaction of the service-based vesting condition of certain of these RSUs through June 30, 2025, the expected date of this offering, will result in the net issuance of               shares of our Class A common stock in connection with this offering, after withholding an aggregate of               shares of Class A common stock to satisfy the associated estimated tax withholding and remittance obligations (based on the assumed initial public offering price of $         per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and an assumed              % tax withholding rate));
•                 shares of our Class A common stock issuable upon the vesting and settlement of RSUs granted after June 30, 2025 under the 2018 Plan;
•93,742 shares of our Class A common stock issuable upon the vesting and settlement of RSUs that were issued in connection with our acquisition of HeightZero;
•               shares of our Class A common stock issuable upon the exercise of the Non-Plan Repriced Stock Option to purchase shares of our Class A common stock outstanding as of June 30, 2025, with a weighted-average exercise price of $               per share, of which             shares will be exchangeable for an equal number of shares of our Class B common stock at the election of Michael Belshe upon exercise of his Equity Exchange Rights; and
•                  shares of our Class A common stock reserved for future issuance under our equity compensation plans, consisting of (i)                  shares of our Class A common stock reserved for future issuance under our 2018 Plan as of June 30, 2025 (which reserve does not reflect the stock options to purchase shares of our Class A common stock and RSUs settleable for shares of our Class A common stock granted after June 30, 2025), (ii)              shares of our Class A common stock reserved for future issuance under our 2025 Plan, which will become effective on the date immediately prior to the date of this prospectus, and (iii)              shares of our Class A common stock reserved for issuance under our 2025 ESPP, which will become effective on the date of this prospectus.
On the date of this prospectus, any remaining shares of our Class A common stock available for issuance under our 2018 Plan will be added to the shares of our Class A common stock reserved for issuance under our 2025 Plan, and we will cease granting awards under our 2018 Plan. Our 2025 Plan and 2025 ESPP also provide for automatic annual increases in the number of shares reserved thereunder. See the section titled “Executive Compensation—Employee Benefit and Stock Plans” for additional information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with the section titled “Summary Consolidated Financial and Other Data,” our consolidated financial statements and related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should read the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Our historical results are not necessarily indicative of the results to be expected for any period in the future, and results for any interim period should not be construed as an inference of what our results would be for any full year or future period.
Overview
We aim to be the institutional digital asset infrastructure company of choice, allowing our institutional clients to safely secure, manage, utilize and create digital assets through our holistic technology platform.
Over the last 12 years, we have grown to become a critical partner to digital asset ecosystems, financial institutions, technology platforms, corporations, and governments seeking secure, scalable and compliant access to digital assets. Our mission is to accelerate the transition of the financial system to a digital asset economy.
Our platform combines self-custody wallet, qualified custody, liquidity and prime, and infrastructure-as-a-service solutions, including stablecoin issuance and management. This unified suite of solutions is designed to meet the operational and regulatory demands of our clients. We supported over 1,400 digital assets as of June 30, 2025, and helped pioneer institutional-grade multi-sig security architecture and cold storage solutions. With a client base that includes digital asset ecosystem companies, financial institutions, technology platforms, corporations and government agencies, as well as HNWIs, our Number of Clients, who were located across over 100 countries, exceeded 4,600 as of June 30, 2025, and we had approximately $90.3 billion in AoP for the quarter ended June 30, 2025. Our principal markets are the United States and other major financial centers in North America, Europe, and Asia. See “—Key Business Metrics” for a definition of “Number of Clients” and “Assets on Platform”.
We believe we are uniquely positioned at the precipice of growing institutional adoption of digital assets. Today, our team is focused on building out our platform and financial services on top of the foundational technology that our institutional clients depend upon for their business. Our clients range from crypto native companies that use our self-custody wallet technology to traditional financial services firms that leverage our licensed custody, staking and trading capabilities within their own products and services.
We began as a specialized custodian, integrating directly with advanced blockchain technologies, eliminating the need for institutional and retail clients to compromise security for market access. We have continued to innovate in the space having been the first to commercially introduce multi-sig wallet technology through digitally-enabled and software-based wallets (“self-custody wallets”). Over time, we have added the BitGo Trust Companies, allowing us to become one of the first custodians purpose-built for digital assets. In 2020, we expanded our platform’s capabilities through the introduction of BitGo Prime which introduced liquidity solutions on top of our custody and wallet layers. Our platform continues to grow. For the quarter ended June 30, 2025 we had approximately $90.3 billion in AoP, including $25.6 billion in Assets Staked for the quarter ended June 30, 2025. See “—Key Business Metrics” for definitions of “Assets on Platform” and “Assets Staked”.
We believe that our track record of innovation and shaping the digital asset market structure, commitment to security and holistic platform have created a powerful brand. As we continue to build out our product offerings, we believe we can attract additional clients at a lower client acquisition cost and achieve a greater share of our existing client’s wallets allowing us to increase profitability while continuing to reinvest in our business. We believe that this will solidify our position as a leading platform for access to the institutional digital asset economy.
We are proud of the global, diversified platform we have built. We derive revenue from several sources including digital asset sales (which represent the digital asset trading volume on our platform), staking solutions (which represent the total staking rewards earned by digital assets staked on our platform), subscriptions and services (which represent fees generated from our custody and wallet solutions, Crypto-as-a-Service, and our lending solutions), our Stablecoin-as-a-Service solution (which represents service fees charged in connection with our Stablecoin-as-a-Service offering and the interest earned on the reserve management in connection therewith), and interest income. See “—Key Components of Our Results of Operations” for more information on the sources of our total revenue.
Financial and Operational Highlights
With respect to certain of our financial and operating results as of or for the quarters or years, as applicable, ended December 31, 2022, 2023 and 2024, and as of or for the six months ended June 30, 2025:
•AoP grew from $17.0 billion to $30.8 billion to $90.3 billion for the quarters ended December 31, 2022, 2023, and 2024, respectively. AoP for the six months ended June 30, 2025 was $90.3 billion.
•Number of Clients grew from 1,045 to 1,367 to 2,615 to 4,621 as of December 31, 2022, 2023, and 2024, and as of June 30, 2025, respectively.
•Assets Staked evolved from $28.5 million to $6.0 billion to $31.9 billion for the quarters ended December 31, 2022, 2023, and 2024, respectively, and was $25.6 billion for the six months ended June 30, 2025.
•Digital asset sales revenue evolved from $2.4 billion to $793.3 million to $2.5 billion for the years ended December 31, 2022, 2023, and 2024, respectively, and was $3.9 billion for the six months ended June 30, 2025.
•Total revenue evolved from $2.5 billion to $926.3 million to $3.1 billion for the years ended December 31, 2022, 2023, and 2024, respectively, and was $4.2 billion for the six months ended June 30, 2025.
•Net income (loss) evolved from $4.6 billion to $(2.1) million to $156.6 million for the years ended December 31, 2022, 2023, and 2024, respectively, and was $12.6 million for the six months ended June 30, 2025.
•Adjusted EBITDA evolved from $(8.2) million to $(29.7) million to $3.3 million for the years ended December 31, 2022, 2023, and 2024, respectively, and was $6.9 million for the six months ended June 30, 2025.
See “—Non-GAAP Financial Measures” for a definition of Adjusted EBITDA and related reconciliation to net income, the most directly comparable U.S.-GAAP measure, and “—Key Business Metrics” for definitions of our key operational metrics.

Key Milestones
Since 2013 we have achieved multiple milestones in scaling our infrastructure, enhancing our product offerings, expanding across multiple jurisdictions in the U.S. and worldwide and raising capital to finance our expansion. The timeline below summarizes select milestones we have achieved since our inception.

Number of Clients[1]
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
-
2014
• Introduced API-based services
2013
• Pioneered multi-signature security
• Pioneered institutional-grade wallets
2015
• Introduced a single API operative across multiple blockchains
• Introduced $10M in insurance for custodial clients
2018
• BitGo Trust established
• $42.5M raised in Series B
2019
• Bitcoin IRA launched first self-directed crypto IRA with BitGo Trust
• $100M in insurance obtained for custodial customers
• Acquired Hedge
2020
• Launched BitGo Prime Trading
• Introduced BitGo prime trading direct from cold storage
• Acquired Lumina
• Acquired Harbor Digital Securities Platform
2021
• Launched Digital Asset Lending
• Launched BitGo Portfolio & BitGo Tax
• Received NY Trust Charter
2022
• Launched first NFT custody product and DeFi Integration
• Increased insurance to $250M with clients able to buy excess cover up to $750M
• Opened custodial entities in Germany & Switzerland
2023
• Acquired HeightZero
• $100M raised in Series C
2024
• Launched OTC trading desk
• Acquired Brassica
• Received MAS license to operate in Singapore
• Established South Korean JV
2025
• Launched stablecoin-as-a-service and crypto-as-a-service offerings
• Received VARA license to operate in Dubai
• Received MiCA license to operate in the EU
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
Financial and Operational Milestones
Capital Markets Milestones
Geographic Expansion

_______________
(1) “Number of Clients” is a key business metric. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” for a definition of “Number of Clients”.
Our Business Model
We are a leading infrastructure provider of digital asset solutions for businesses, offering solutions including custody, wallets, staking, trading, settlement and digital asset management. Our business model is designed to capitalize on the increasing institutional adoption of digital assets by delivering secure, scalable, and compliant solutions across the digital asset lifecycle.
Our growth strategy has been, and we expect will continue to be predominantly organic resulting from the increased utilization of our services and is centered on increasing our share of wallets with existing clients through cross-selling and increased product penetration, increasing institutional adoption, expanding into new markets and protocols, and enhancing our product offerings.
Because our core business revolves around providing custody, security, staking, trading and infrastructure solutions for a broad range of digital assets, our business is reliant on trends in the broader digital assets markets. Accordingly, while we have grown rapidly since 2013, our growth has not always been linear. For example, during the periods of declining digital asset prices due to broader macroeconomic pressures in the digital asset market and softer institutional investor trading activity in the second half of 2022 and into 2023, our total revenue was $2.5 billion and $926.3 million for the years ended December 31, 2022 and 2023, respectively. Conversely, our total revenue increased to $3.1 billion in the year ended December 31, 2024, primarily driven by improving macroeconomic conditions and stronger investor sentiment in the digital asset market, and correspondingly higher digital asset prices, which supported total revenue across key products, including digital asset sales. Therefore, we believe it is important to evaluate our business, operating performance and key business metrics over longer time periods and across digital asset price cycles, rather than quarter-over-quarter or year-over-year results, which provide a more representative and informative view of our operating performance.
Despite the volatility in digital asset price cycles and corresponding fluctuations in our historical results, we have continued to prioritize growth through consistent investment in our platform, people and client service because of our belief in the long-term benefits of the digital asset ecosystem and our belief that greater scale would increase our ability to best serve our clients. We believe this sustained prioritization and investment has made us a leading company in the digital asset economy.
We believe we have demonstrated a consistent track record of investing time and resources into research and development (R&D) efforts in pursuit of building the industry’s leading technology platform for securing, storing and utilizing digital assets, resulting in the expansion of our products and services to better serve our clients and the broader ecosystem. Since the launch of BitGo Prime, through which we introduced our liquidity and lending solutions, we have focused on adding additional features for our clients including staking solutions and infrastructure solutions, such as Stablecoin-as-a-Service and Crypto-as-a-Service.
As regulatory clarity continues to improve, we believe our position as a regulated, security-first platform will further differentiate us and support sustained revenue growth, operating leverage, and long-term value creation.
The continued growth of our business and successful execution of our growth strategy and related investments will depend on, among other things, broader digital asset market conditions, increased adoption of digital assets, our ability to retain and add new clients, our ability to identify new business opportunities and investments and our ability to maintain our competitive advantage in a growing industry. These risks, among others, are more fully described in the section titled “Risk Factors.”
Key Business Metrics
In addition to the measures presented in our consolidated financial statements, we use the following key business metrics to assess our operations, track performance, identify trends impacting our business and inform our strategic decision-making.
Assets on Platform
We define Assets on Platform (“AoP”) as the median of the daily balances of total assets on our platform over the measured period, where daily balances represent the fair value of both fiat currency and digital assets, whether custodied or non-custodied, held by clients in their accounts on our platform at the end of each day, calculated based on the market price of the applicable assets at the end of such day. We believe that presenting a median of the daily balances of total assets on our platform over a measured period is a more accurate representation than presenting the sum of balances of total assets on our platform at the end of such measured period due, in part, to the volatility of the prices of digital assets, which may change significantly in any given day. AoP demonstrates the scale of balances held across our suite of products and services, as well as the underlying performance of the digital asset economy and corresponding trends in prices of digital assets.
We view AoP as a key measure of the fundamental health, direction and monetization opportunity of our platform. AoP also has a correlation with our total revenues as we earn revenues from the suite of products and services we provide in connection with the balances held by our clients on our platform. We have also found that increasing AoP tends to result in more client services being requested, since our institutional clients often go on to seek out other value added services that we offer, such as trading and staking.
Despite short term fluctuations due, in part, to fluctuations in the digital asset economy and corresponding fluctuations in the prices of digital assets, our AoP has generally increased over time,

reaching $17.0 billion, $30.8 billion and $90.0 billion for the quarters ended December 31, 2022, 2023, and 2024, respectively, and reaching a new peak of $90.3 billion for the quarter ended June 30, 2025. Over the past two and a half years through June 30, 2025, our AoP has grown at a compound annual growth rate (“CAGR”) of 95.1%, which has been predominantly driven by organic growth and the resulting increased utilization of our services rather than acquisitions.
AoP is influenced by multiple factors, including certain market-dependent factors, and thus can fluctuate based not only on the quantity of assets held on our platform, but also the price of such assets. For example, over the one year period from December 31, 2021 through December 31, 2022, the digital assets market capitalization fell 64% from a high of $2.3 trillion to $0.8 trillion. In comparison, AoP for the quarters ended December 31, 2021 and 2022 were $59.4 billion and $17.0 billion, respectively, representing a 71% decrease.

	For the Three Months Ended
	Dec. 31, 2022	Mar. 31, 2023	Jun. 30, 2023	Sep. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sep. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30 2025
Assets on Platform	$16,982	$19,597	$25,108	$24,287	$30,807	$54,893	$59,287	$52,582	$89,994	$90,272	$90,274
The value of a majority of our AoP has been, and continues to be, concentrated in a few digital assets held by our clients, including Bitcoin, Sui, Solana, XRP and Ethereum, which constitute 48.5%, 20.1%, 5.7%, 3.9% and 3.0% of our AoP as of June 30, 2025, respectively. In addition to digital assets, our AoP includes a negligible amount of fiat currencies. In line with the historical market cap dominance of Bitcoin, Bitcoin has consistently been the largest single digital asset in our AoP. Our mix of digital assets does, however, fluctuate depending on the price performance of individual digital assets as well as the onboarding and offboarding of client accounts. See “Risk Factors—Risks Related to Our Business, Operations and Financial Position—Dependence on a relatively concentrated number of digital assets could expose us to significant revenue and operational risks” for further information on certain risks relating to our concentration of AoP in certain digital assets.
Number of Clients
We define Number of Clients as the cumulative number as of the end of the measured period of (i) institutional clients that have (A) an executed service agreement with us that has not been terminated as of the end of such measured period and (B) have been onboarded to at least one of our core solutions, (i.e., custody, wallet platform or trading) and (ii) HNWIs, which we define as any individual with a net worth of $1 million or more, who (A) have an executed service agreement with us that has not been terminated as of the end of such measured period and (B) have been onboarded to at least one of our core solutions (i.e., custody, wallet platform or trading). We frequently observe that our clients, who may initially begin by using one of our products or service offerings, expand into multiple products and/or services across our platform as we deepen our relationship with them. Therefore, we view Number of Clients as a key indicator of our market penetration, client adoption and platform monetization potential, and Number of Clients informs our client acquisition strategy.

	As of
	Dec. 31, 2022	Mar. 31, 2023	Jun. 30, 2023	Sep. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sep. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025
Number of Clients	1,045	1,098	1,211	1,282	1,367	1,547	1,723	1,871	2,615	3,921	4,621
While our Number of Clients was less than 100 prior to January 1, 2017, as of June 30, 2025, our Number of Clients exceeded 4,600. Our Number of Clients has grown at a CAGR of 81.2% over the past two and a half years, through June 30, 2025, which has been predominantly driven by organic growth and the resulting increased utilization of our services rather than through acquisitions.

Our Number of Clients is calculated on a cumulative basis commencing in 2013. Therefore, although our Number of Clients metric (i) indicates the number of institutional clients and HNWIs that have demonstrated an interest in our platform or a direct intent to transact with digital assets and (ii) removes institutional clients and HNWIs with terminated contracts as of the end of such measured period, it does not measure the type, frequency or duration of such clients’ or HNWIs interaction with our platform. Further, Number of Clients may also (i) include clients that have not interacted with our platform at all for extended periods of time and (ii) overstate the number of unique institutional clients who have entered into service agreements with us and been onboarded, since one client may enter into multiple service agreements (either for itself or through its affiliates). Nonetheless, we view Number of Clients as an indication of our scale and a representation of a potential revenue opportunity for us given these users have demonstrated an interest in our platform or intent to potentially perform revenue generating activities within our platform by executing service agreements with us.
In addition, while our Number of Clients is calculated on a cumulative basis since 2013, a majority of our institutional clients and HNWIs regularly conduct revenue generating activity. For instance, of the approximately 2,600 Number of Clients as of December 31, 2024, 45%, 36%, and 6% of our Number of Clients used solutions that contributed to Digital Assets Sales revenue, Subscriptions and Services revenue and Staking revenue, respectively, for the year ended December 31, 2024. The remaining 13% of our Number of Clients used solutions that contributed to two or more of our revenue components for the year ended December 31, 2024.
Our Number of Clients is influenced by several factors, including broader digital asset market conditions, the highly speculative and volatile nature of digital assets, level of market adoption of digital assets, level of our investment in sales and marketing efforts, our ability to effectively compete with other digital asset market participants and the quality of our services and products.
As we continue to expand our platform, we intend to deepen our relationships with our existing clients to increase their adoption of additional products and services across our platform, and to onboard new institutional clients on our platform in line with increased adoption of digital assets and new use cases on top of blockchain. We believe that this strategy, combined with increasing regulatory clarity and institutional demand for secure custody and capital-efficient trading solutions, positions BitGo to capture a growing share of the expanding market. Just like traditional banking services, we have found that clients tend to prefer dealing with an entity registered and regulated in their local domain. To that end, BitGo is constantly exploring ways in which we can responsibly expand our worldwide presence. Recent examples of geographic expansion include our opening of offices in Singapore and Dubai in 2024. We believe that tracking the Number of Clients on our platform assists us in executing effectively on the foregoing growth strategy.
Number of Users
We define Number of Users as the cumulative number as of the end of the measured period of (i) individuals authorized to access the account of any of our institutional clients on such institutional client’s behalf, which institutional client (A) has an executed service agreement with us that has not been terminated as of the end of such measured period and (B) has been onboarded to at least one of our core solutions (i.e., custody, wallet platform or trading), (ii) HNWIs, which we define as any individual with a net worth of $1 million or more, who (A) have an executed service agreement with us that has not been terminated as of the end of such measured period and (B) have been onboarded to at least one of our core solutions (i.e., custody, wallet platform or trading) and (iii) retail users that have registered an account with BitGo, in each case who have conducted at least one of the following activities at any point since onboarding our platform (through the applicable methods described above) and prior to the end of such measured period. We believe the following activities indicate meaningful interactions with our platform.
•An API Call, which is a programmatic interaction with our platform using our APIs (e.g., initiating a transaction, querying wallet balance, or generating an address). Passive or system-generated pings (such as uptime monitoring) are excluded from our definition of “API Call”.
•A UI Session, which is a web-based login session where a user accesses our wallet user interface. A session must include a successful login and at least one interaction (e.g., viewing wallet balances, initiating a transfer, or downloading reports) to be counted.
•An Event in Audit Logs, which includes user-initiated actions that are recorded in our audit logs, such as transaction approvals, policy changes or wallet configuration updates. These events are meaningful indicators of platform usage and exclude purely background or system-automated entries.
We view Number of Users as a key indicator of our scale as it portrays not only the number of institutional clients and HNWIs who have demonstrated an interest in our platform or direct intent to transact with digital assets (which we track through the Number of Clients metric), but also the number of retail users who have conducted at least one meaningful usage of, and meaningful activity with, our platform. Although we generally do not generate incremental revenue solely from an institutional client adding any one additional authorized user, we have observed that the number of users authorized by our institutional clients positively correlates with overall client activity, engagement with our solutions and revenue generated from such client. For example, with respect to institutional clients, there are typically many individuals who are authorized to interact with our platform through a single institutional client account. As of June 30, 2025, the average number of authorized individuals using our platform through a single institutional client was 4.6. By assessing the Number of Users, together with the Number of Clients, we can assess our total platform usage as well as the rate of the general market adoption of digital assets. In addition, because we generate revenue from certain activities by retail users (e.g., when retail users engage in transactional activities on our platform), the “Number of Users” metric provides meaningful insight into the revenue-generating retail activity on our platform.

	As of
	Dec. 31, 2022	Mar. 31, 2023	Jun. 30, 2023	Sep. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sep. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30 2025
Number of Users	939,614	943,084	946,945	955,959	959,813	966,716	972,696	992,687	1,042,353	1,121,502	1,148,542
However, because our Number of Users is calculated on a cumulative basis commencing in 2013, the Number of Users metric could include clients who have only had one meaningful interaction since onboarding onto the platform. Therefore, Number of Users does not measure the frequency or duration of such clients’ interaction with our platform and may also include clients that have not interacted with our platform at all for extended periods of time. In addition, Number of Users may also overstate the number of unique individuals authorized to access accounts of institutional clients who have entered into service agreements with us and been onboarded, since one client may enter into multiple service agreements (either themselves or through their affiliates) and one individual could be authorized to access such multiple accounts. Our Number of Users metric also includes individuals that may have not engaged in any economic activity (for example, where the individual has been authorized by an institutional client to access an account for operational purposes). A substantial majority of Number of Users is comprised of the individuals who are authorized to access the account of any of our institutional clients on such institutional clients’ behalf and HNWIs, particularly since the number of our retail users is currently relatively low, albeit growing in number. Accordingly, our Number of Users is largely an extension of our Number of Clients. Therefore, while our Number of Users is calculated on a cumulative basis since 2013, the regular interaction of a majority of our institutional clients and HNWIs with our platform as described under “—Number of Clients” can largely be attributed to our Number of Users.

Our Number of Users is influenced by several factors, including broader digital asset market conditions, level of market adoption of digital assets, level of our investment in sales and marketing efforts, our ability to effectively compete with other digital asset market participants and the quality of our services and products.
Assets Staked
We define Assets Staked as the median of the daily balances of total client assets actively delegated to proof-of-stake (“PoS”) and restaking protocols through our staking solutions over the measured period. The daily balances of total client assets represent the fair value of digital assets staked by our clients on our platform at the end of each day, calculated by the market prices of the applicable assets at the end of such day. Assets Staked is a subset of our AoP and, similar to AoP, we believe that presenting a median of the daily balances of total staked assets on our platform over a measured period is a more accurate representation than presenting the sum of balances of total staked assets on our platform at the end of such measured period due, in part, to the volatility of the prices of digital assets, which may change significantly in any given day. We believe Assets Staked serves as a key indicator of our clients’ engagement with our staking solutions and reflects the scale of assets entrusted to our secure and regulated platform. In addition, Assets Staked has a direct impact on our financial results in that we earn staking revenue by participating in proof-of-stake blockchain networks, as well as rewards in the form of the networks’ digital assets by providing validation and block-creation services, and the more Assets Staked, the more staking revenue and rewards we earn.

	For the Three Months Ended
	Dec. 31, 2022	Mar. 31, 2023	Jun. 30, 2023	Sep. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024	Sep. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025
Assets Staked	$28	$78	$4,832	$4,189	$6,011	$16,833	$14,945	$12,976	$31,868	$28,304	$25,592
Similar to AoP, Assets Staked is influenced by multiple factors, including certain market-dependent factors, and thus can fluctuate based not only on the quantity of assets staked on our platform, but also the price of such assets. In addition, similar to AoP, the value of a majority of our Assets Staked has been, and continues to be, concentrated in a few digital assets held by our clients, including namely Sui, Solana and Ethereum, which constitute approximately 71.6%, 17.8% and 1.2% of our Assets Staked as of June 30, 2025, respectively. See the section titled “Risk Factors—Risks Related to Our Business, Operations and Financial Position—Dependence on a relatively concentrated number of digital assets could expose us to significant revenue and operational risks” for further information on certain risks relating to our concentration of Assets Staked in certain digital assets.
Non-GAAP Financial Measures
We collect and analyze operating and financial data to evaluate the health of our business, allocate our resources and assess our performance. In addition to total revenue, net income (loss) and net income (loss) margin, we utilize the non-GAAP calculation of Adjusted EBITDA. This non-GAAP measure is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in our industry, may calculate Adjusted EBITDA differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our disclosure of such non-GAAP measure as a tool for comparison. Investors are encouraged to review the related U.S. GAAP financial measure and the reconciliation of net income (loss), the most directly comparable U.S. GAAP measure, to Adjusted EBITDA, and not to rely on any single financial measure to evaluate our business.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss), excluding (i) provision for income taxes, (ii) depreciation and amortization, (iii) stock-based payment expense, (iv) goodwill impairment charge, (v) net changes in unrealized appreciation / (loss) on digital assets, (vi) gains on disposal of assets related to asset purchase agreements, (vii) gain on return of digital intangible asset loans, (viii) gain on exchange of digital intangible assets – restricted, (ix) gain on disposal of digital intangible assets received as collateral, (x) change in fair value of embedded derivative related to obligations to return digital intangible assets, (xi) change in fair value of embedded derivative related to obligations to exchange digital intangible assets, (xii) impairment of digital assets, and (xiii) certain non-recurring charges (which are specified in detail below)..
The above items are excluded from our Adjusted EBITDA measure because they are non-cash in nature, their amount and timing are volatile and influenced by digital asset prices, they are unpredictable, or they are not driven by the core results of operations. In any case, including such items would reduce the comparability of our financial performance across periods and with industry peers. We believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as providing a useful measure for period-to-period comparisons of our business performance in a consistent manner. Moreover, Adjusted EBITDA is a key measure used by our management internally for financial, risk management and operational decision-making.

The following table provides a reconciliation of net income (loss), the most directly comparable U.S. GAAP measure, to Adjusted EBITDA for the past three years:

	Year ended December 31,			Six Months ended June 30,
	2024	2023	2022	2025	2024
		(in thousands)
Net income (loss)	$156,554	$(2,118)	$4,605,082	$12,581	$30,905
Provision for income taxes	29,394	843	705	7,871	3,719
Depreciation and amortization	3,216	1,139	3,021	1,741	832
Stock-based payment expense	2,676	872	1,144	1,798	929
Goodwill impairment charge	36,496	—	—	—	—
Net change in unrealized appreciation/loss on digital assets(1)	(112,001)	(35,134)	—	(22,034)	(38,328)
Gain on disposal of assets related to asset purchase agreement(2)	(115,000)	—	—	—	—
Gain on return of digital intangible asset loans(3)	—	—	(1,939)	—	—
Gain on exchange of digital intangible assets - restricted(3)	—	—	(1,584,415)	—	—
Gain on disposal of digital intangible assets received as collateral(3)	—	—	(266,177)	—	—
Change in fair value of embedded derivative related to obligations to return digital intangible assets(3)	—	—	54,041	—	—
Change in fair value of embedded derivative related to obligations to exchange digital intangible assets(3)	—	—	(7,649,926)	—	—
Impairment of digital assets	—	—	4,821,400	—	—
Accrued legal contingencies, settlements and related costs(4)	1,892	4,668	8,898	4,907	30
Adjusted EBITDA(5)	$3,279	$(29,731)	$(8,166)	$6,864	$(1,913)
Total revenue	$3,080,967	$926,286	$2,511,295	$4,185,126	$1,122,817
Net income (loss) Margin	5.1%	(0.2)%	183.4%	0.3%	2.8%
_______________
(1)Fluctuating and volatile digital asset prices primarily drive net change in unrealized appreciation/loss on digital assets, which we exclude from the definition of Adjusted EBITDA because (i) such net change is not driven by the core results of the Company’s operations; (ii) removing such net change illustrates the way in which the Company’s products and services, instead of fluctuating and volatile digital asset prices, drive the sustainability of the Company’s operations, margins and growth; and (iii) digital assets on our balance sheet are considered long-term holdings and our investing activities in digital assets are not part of our revenue generating activities, which are based on transactions on our platform, staking revenue, subscriptions and services revenue and revenue generated from our Stablecoin-as-a-Service solution..

(2)Gain on disposal of assets related to asset purchase agreement represents the net proceeds from the sale of certain non-financial assets related to our WBTC solution. We received $115 million, which includes the release of restricted Bitcoin assets, and corresponding liabilities in connection with the transaction with BiT Global that moved our WBTC solution to the world’s first multi-jurisdictional and multi-institutional custody, as discussed elsewhere in this prospectus.
(3)On December 13, 2023, the FASB issued ASU 2023-08. We adopted this guidance effective January 1, 2023. ASU 2023-08 requires us to measure digital assets at fair value, with changes in fair value recorded in net income in each reporting period. Prior to our adoption of ASU 2023-08, we measured digital assets at historical cost less impairment, which we believe did not accurately represent our financial results and consequently, no longer applies given our adoption of ASU 2023-08 effective January 1, 2023. See “Note 2. Summary of Significant Accounting Policies” of the consolidated financial statements included in the registration statement of which this prospectus forms a part for more information relating to the impact of the Company’s adoption of ASU 2023-08.
(4)Accrued legal contingencies, settlements, and related costs includes (i) transaction costs of $0.5 million and $0.2 million, in 2022 and 2023, respectively and retention plan payments made to certain employees, of $7.9 million and $2.9 million, in 2022 and 2023, respectively, (ii) litigation costs of $0.5 million, $0.5 million, $0.3 million, and $4.2 million in 2022, 2023, 2024, and 2025, respectively, associated with our ongoing suit against Galaxy alleging that Galaxy breached and wrongfully repudiated the terms of the Merger Agreement, by terminating Galaxy’s proposed $1.2 billion acquisition of the Company, (iii) legal fees borne by the Company of $0.6 million and $0.2 million, in 2023 and 2024, respectively, and one-time bonus payments of $1.0 million made in 2024, in connection with the sale of certain assets related to our WBTC solution to BiT Global, as discussed elsewhere in this prospectus, (iv) legal fees borne by us of (a) $0.3 million and $0.3 million, in 2023 and 2024, respectively, in connection with our acquisition of Brassica in 2024, (b) $22,000 in connection with a contemplated acquisition of the Company in 2023 (which transaction has since been abandoned) and (c) $0.1 million and $0.1 million, in 2023 and 2024, respectively, in connection with the settlement of a dispute over an issuance of certain shares of our convertible preferred stock, and (v) professional fees borne by us of $0.4 million related to this offering in the six months ended June 30, 2025. See the section titled “Business—Legal Proceedings” for more information relating to our ongoing litigation with Galaxy.
(5)May not foot due to rounding.
Key Factors Impacting Our Performance
Price and Volatility of Digital Assets
Our core business revolves around providing custody, security, and trading and infrastructure solutions for a range of digital assets. Accordingly, our business correlates to trends in the broader digital assets market, including client sentiment and macroeconomic ongoings.
These factors largely impact price and volatility of digital assets, which underlie the foundation of our business model. Significant price increases or declines in digital assets can substantially influence the value of the assets on our platform, directly impacting our revenue due to our percentage-based fee model. Similarly, high volatility in the digital assets market continues to impact our operations, generating user and investor uncertainty that may potentially lower transaction volumes on our platform and revenue outcomes. In addition, while we support a wide range of digital assets, the digital assets, whether custodied or non-custodied, held by our clients in their accounts on our platform has historically been, and continues to be, concentrated in a small number of distinct digital assets (including Bitcoin, Ethereum, Sui, Solana and XRP). Therefore, declines in demand for such digital assets or in the prices of such digital assets could negatively impact our operating performance and financial condition.
While we have experienced fluctuations in our business related to these pricing and volatility uncertainties, we believe that the fundamentals of our business continue to be strong and resilient over time, which has resulted in trading activity on our platform progressively increasing since our inception.
See “Risk Factors – Risks Related to Our Business, Operations and Financial Positions – Our operating results have and will significantly fluctuate, including due to the highly volatile nature of digital assets” and “Risk Factors –Risks Related to Our Business, Operations and Financial Positions – Dependence on a relatively concentrated number of digital assets could expose us to significant revenue and operational risks” for further information on the risks relating to the price and volatility of digital assets.

Adoption of Digital Assets
Our origin story and go-forward mission have closely tracked the development of the digital asset economy. Increased adoption of digital assets and new use cases on top of blockchain in the past decade have translated to higher demand for secure custody, trading infrastructure and other related solutions that we provide.
Our business has expanded rapidly over time, and our conviction in the strength of the digital assets market is unwavering. The digital assets market has grown approximately 1,097% in size over the last five years to reach a total market capitalization of over $3.4 trillion as at June 1, 2025, with use cases continuing to expand. We believe that our unified suite of solutions: self-custody wallet, qualified custody, liquidity and prime, and infrastructure-as-a-service, will enable us to offer a variety of products and services to a growing total addressable market. In addition, we support over 1,400 digital assets as of June 30, 2025 and have helped pioneer institutional-grade multi-sig security architecture and cold storage solutions, which we believe provide a strong foundation for success.
See “Risk Factors – Risks Related to Our Business, Operations and Financial Positions – The future development and growth of digital assets is subject to a variety of factors that are difficult to predict and evaluate, and may not achieve future acceptance, or grow or develop as expected” for further information on the risks relating to the impact of the level of market adoption of digital assets on our business and financial condition.
Regulation in U.S. and International Markets
Our business is subject to various regulations in both the U.S. and international markets. In addition, the rules and regulations surrounding digital assets continue to evolve and the international regulatory landscape remains fragmented. As a result, we monitor regulatory changes closely and we expect to continue to invest significant resources in our legal, compliance, product and engineering teams to ensure our business practices comply with, and plan and prepare for, current and future regulations.
See “Business – Government Regulation” for further information on the regulatory framework to which we are subject, and “Risk Factors – Risks Related to Industry-Specific Regulatory and Public Policy” for further information on the risks relating to compliance with applicable laws and regulations or our failure to do so.
Client acquisition, Retention and Expansion
Our business is significantly impacted by our ability to acquire, retain and expand our client base, which presents several risks for us. Expansion of our client base, and increasing the services used by existing clients, are essential for our revenue growth as our total revenues are driven by the use of our services and products by our clients. Successfully managing user acquisition, retention and expansion strategies is crucial for our sustained growth and market leadership in the digital asset industry.
We have an ambitious goal to onboard a significant percentage of the institutional market, and believe that this is an achievable target even as institutional digital asset stakeholders proliferate with increasing digital asset adoption. Although the customer acquisition cost for institutional clients is generally higher than retail clients, we believe there is significantly more upside potential in deepening our relationship with institutional clients and in turn, offering additional solutions to them once they are within our ecosystem.
See “Risk Factors – Risks Related to Our Business, Operations and Financial Positions – We may fail or be unable to retain existing clients, add new clients, or prevent our clients from decreasing their level of engagement with our products, services and platform” for further information on the risks relating to our dependence on client acquisition, retention and expansion strategies.

Types and Number of Assets that We Provide Services for on Platform
Our business is significantly influenced by the types and number of digital assets we custody, presenting several associated risks. Not only does AoP correlate with our total revenues, but the range of digital assets supported also directly impacts our market appeal and potential client base. If we support fewer digital assets than our competitors, we risk losing clients to platforms that offer broader custody options. Conversely, supporting obscure or illiquid assets could expose us to increased operational and regulatory complexities, without a commensurate increase in revenue.
Adding new digital assets to our custody platform necessitates significant investment in research, development and security protocols. Failure to adequately protect these digital assets could result in breaches and loss of client assets, leading to financial loss and reputational damage. Furthermore, regulatory classifications of different digital assets are not uniform across jurisdictions. Uncertainty surrounding the legal status of certain assets could also limit our ability to custody them in specific regions, impacting our global reach.
Successfully navigating the challenges and unknowns related to the breadth and nature of custodied digital assets is crucial for our long-term viability and competitive positioning, and we believe that we have a demonstrated track record of success in this regard. We were one of the first to commercialize the multi-sig wallet, one of the first to introduce a trust structure to keep our clients’ assets safe from theft and loss, and one of the first to introduce prime brokerage services to allow our clients to better access the broader digital asset market. In addition, when the broader digital asset industry undergoes downturns, we are often chosen as the distributor of assets in bankruptcies due to our strong reputation and track record of “getting it right.” We played a key role in the Mt. Gox bankruptcy in 2014 by facilitating the distribution of digital assets during its bankruptcy process, and in 2024, we were selected by FTX Trading Ltd. and its affiliated debtors to assist in distributing recoveries to retail and institutional clients in supported jurisdictions, per the U.S. bankruptcy court-approved FTX Chapter 11 Plan of Reorganization.
See “Risk Factors – Risks Related to Our Business, Operations and Financial Positions” for a discussion of a variety of risks relating to the types and number of digital assets that we support on our platform.
Competitive Landscape
Our success as a business is dependent on our ability to win market share against our competitors and to keep pace in an ever-evolving competitive landscape. The digital assets services industry is increasingly crowded and also seeing increasing threats from new entrants, along with ongoing risk from traditional finance institutions that are increasingly entering the digital assets markets. We must continually invest in research and development to enhance our service offerings, maintain a competitive advantage, and reliably differentiate ourselves in the market. While we are confident in our ability to continue to lead across custody, staking, and our broad range of products and services, our ability to do so is subject to certain limitations and risks.
See “Risk Factors – Risks Related to Our Business, Operations and Financial Positions – We may be unable to keep pace with rapid industry changes to provide new and innovative products and services, which would cause a decline in the use of our products and services” and “Risk Factors – Risks Related to Our Business, Operations and Financial Positions – We may be unable to compete effectively as we operate in a highly competitive industry that also has unregulated or less regulated companies and companies with greater financial and other resources”, among other risk factors in “Risk Factors”, for further information on the risks relating to the potential impact of the competitive digital assets landscape on our business and financial condition.

Key Components of Results of Operations
Revenue
Digital Assets Sales Revenue
Digital assets sales revenue consists of (a) the gross sales proceeds from the purchase and sales of digital intangible assets on our platform, expressed in U.S. dollar equivalent value, and (b) the net gain or loss, if any, recognized in connection with the purchase and sales of certain stablecoins that are classified as financial assets under ASC 860. We present digital assets sales revenue on a gross basis (other than the portion of digital assets sales revenue recognized in connection with sales and purchases on our platform of certain stablecoins that are classified as financial assets, which is recognized on a net basis). See the section titled “—Critical Accounting Policies and Estimates” for further information on how we recognize and present digital assets sales revenue, including gross revenue reporting.
Digital assets sales revenue is primarily driven by overall market dynamics, such as digital asset pricing, volatility and macroeconomic trends.
Staking Revenue
Staking revenue consists of the total rewards earned in connection with our staking solutions. Through our staking solutions, our clients may stake their digital intangible assets by delegating such assets to us or a third-party staking validator selected by us. The decision to use a third-party validator is based primarily on providing our clients with the ability to leverage a variety of providers or where we do not yet provide internal support for a newly launched network. We or such third-party staking validator participate in PoS blockchain networks on behalf of our clients, and earn rewards in the form of the networks’ native tokens in exchange for providing validation or block creation services to such networks. We present staking revenue on a gross basis. See the section titled “—Critical Accounting Policies and Estimates” for further information on how we recognize and present staking revenue, including gross revenue reporting.
Subscriptions and Services Revenue
Subscriptions and services revenue consists primarily of providing digital intangible asset wallet solutions to institutional and retail customers in exchange for certain up-front, plus monthly fees for providing access to our platform for multi-sig wallets that provide security and custody for digital assets. Subscriptions and services revenue is recognized monthly based on usage each month, with any onboarding fees recognized ratably over the contract duration, commencing when the service is made available to the customer (generally upon onboarding).
Subscriptions and services revenue also encompass our Crypto-as-a-Service offering, which allows clients to issue and manage the issuance of their own digital assets. Subscriptions and services revenue also consists of interest income from loan receivables and fee income from digital intangible assets loan receivables. Interest income generated from our loan receivables is accrued when interest payments become contractually due. Fee income from digital intangible asset loans includes revenue generated from lending digital intangible assets. In some instances, we may charge a fee for loan origination.
In addition, subscriptions and services revenue also includes fees related to our WBTC solution. Fee income is recognized when the performance obligation of issuing a WBTC, referred to as a mint event, occurs. Fee income is also recognized upon the redemption of the WBTC, referred to as a burn event.
Stablecoin-as-a-Service Revenue
Stablecoin-as-a-Service, which we launched in 2025, allows institutional clients to issue U.S. dollar-backed stablecoins using our regulated trust infrastructure. We earn implementation and ongoing service fees for the issuance, reserve management, and transaction processing of white-labeled stablecoins.

These fees can be paid based on the interest earned on the reserve management as defined in the fee schedule of the agreement.
Interest Income
Interest income consists primarily of interest earned on the portion of our cash and cash equivalents in our treasury that is held in money market accounts and money market funds.
Expenses
Digital Assets Sales Costs
Digital assets sales costs represents the cost basis of the digital intangible assets transferred corresponding to our digital assets sales revenues.
Staking Fees
Staking fees consist primarily of rewards earned by, and distributed to, customers utilizing the Company’s validation infrastructure corresponding to our staking revenues.
Stablecoin sponsor fees
Stablecoin sponsor fees primarily consist of interest income earned on fiat reserves owed to the institutional client that issues US-dollar backed stablecoins through our Stablecoin-as-a-Service Solution.
Interest Expense
Interest expense includes charges related to servicing our borrowing obligations to support its lending product.
Compensation and Benefits
Compensation and benefits expenses consist primarily of employees’ salaries, bonuses, travel, amortization of equity awards, and other items, such as benefits.
General and Administrative Expenses
General and administrative expenses consist of professional fees, equipment and technology, occupancy, insurance, marketing, sales-related and other expenses.
Amortization and Depreciation
Amortization and depreciation expenses consist of amortization of intangible assets and equipment and software.
Other Income
Net Change in Unrealized Appreciation on Digital Assets
Net change in unrealized appreciation on digital assets reflects the remeasurement of our owned and controlled digital assets to fair value at each financial reporting date.
Gain on Disposal of Assets
The gain on disposal of assets represents the net proceeds from the sale of digital assets and assets associated with an asset purchase agreement.
Impairment of Digital Assets

During the fiscal year ended December 31, 2022, we accounted for digital assets, including borrowed assets, collateral, and corporate treasury holdings in cryptocurrency, as indefinite-lived intangible assets in accordance with ASC 350. Under ASC 350, digital intangible assets were initially recorded at cost and tested for impairment annually. An impairment loss on digital intangible assets was recorded if the carry value of the digital asset exceeded the estimated fair value based on the closing price on an exchange during the fiscal year. Gains on such assets were not recorded or recognized until their final disposition. Effective January 1, 2023, we prospectively adopted ASU 2023-08. As such, we no longer account for Impairment of Digital Assets.
Goodwill Impairment
Goodwill is tested for impairment at least annually, or more frequently if events or changes in circumstances suggest that the fair value of a reporting unit may be less than its carrying amount. An impairment loss is recognized when the carrying amount of a reporting unit exceeds its estimated fair value.
Net Income
Provision for Income Taxes
Provision for income taxes includes the provision for income taxes in the U.S. and other jurisdictions. As we expand our international business activities, any changes in a jurisdiction’s taxation of such activities may increase our overall provision for income taxes in the future.
Results of Operations
The following table summarizes our results of operations for each of the periods presented:
Consolidated Statement of Operations
(in thousands, except per share data)

	For the Year ended December 31,			For the Six Months ended June 30,
	2024	2023	2022	2025	2024
Revenue
Total revenue	$3,080,967	$926,286	$2,511,295	$4,185,126	$1,122,817
Expenses
Digital assets sales cost	$2,531,063	$787,244	$2,442,039	$3,876,124	$873,172
Staking fees	419,286	76,248	—	209,532	195,140
Stablecoin sponsor fees	—	—	—	15,249	—
Interest expense	1,630	1,363	6,104	2,937	703
Compensation and benefits	79,939	62,995	77,941	47,828	35,815
General and administrative expenses	52,817	33,893	56,469	33,025	22,481
Amortization and depreciation	3,216	1,139	3,021	1,741	832
Total expenses	$3,087,951	$962,882	$2,585,574	$4,186,436	$1,128,143
Loss from operations	$(6,984)	$(36,596)	$(74,279)	$(1,310)	$(5,326)
Other income

	For the Year ended December 31,			For the Six Months ended June 30,
	2024	2023	2022	2025	2024
Net change in unrealized appreciation on digital assets	$112,001	$35,134	$7,595,885	22,034	38,328
Goodwill impairment charge	(36,496)	—	—	—	—
Gain on disposal of assets	117,427	187	1,905,581	(272)	1,622
Impairment of digital assets	—	—	(4,821,400)	—	—
Total other income	$192,932	$35,321	$4,680,066	$21,762	$39,950
Income before income taxes	$185,948	$(1,275)	$4,605,787	20,452	34,624
Provision for income taxes	29,394	843	705	7,871	3,719
Net income (loss)	$156,554	$(2,118)	$4,605,082	12,581	30,905
Net income (loss) attributable to common stockholders, basic and diluted	$54,124	$(2,118)	$1,877,080	$1,267	$8,415
Net income (loss) per share:
Basic Net Income (loss) per common share - Common A	$1.38	$(0.06)	$51.59	$0.03	$0.22
Basic Net Income (loss) per common share - Common F	$1.38	$(0.06)	$51.59	$0.03	$0.22
Diluted Net Income (loss) per common share - Common A	$0.90	$(0.06)	$39.54	$0.02	$0.15
Diluted Net Income (loss) per common share - Common F	$0.90	$(0.06)	$39.54	$0.02	$0.15
Weighted-average common shares used to compute Net Income (loss) per share
Basic - Common A	31,602	30,297	28,891	31,209	31,116
Basic - Common F	7,601	7,601	7,492	7,601	7,601
Diluted - Common A	52,060	30,297	39,414	47,712	48,529
Diluted - Common F	8,164	7,601	8,055	8,164	8,164
Unaudited pro forma net income (loss) attributable to common stockholders
Pro forma net income (loss) per share attributable to common stockholders, basic and diluted

The following table summarizes our results of operations as a percentage of total revenue and total expenses for each of the periods presented:

	For the Year ended December 31,			For the Six Months ended June 30,
	2024	2023	2022	2025	2024
Revenue
Total revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Expenses
Digital assets sales cost	82.0%	81.8%	94.4%	92.6%	77.8%
Staking fees	13.6%	7.9%	0.0%	5.0%	17.4%
Stablecoin sponsor fees	—%	—%	—%	0.4%	—%
Interest expense	0.1%	0.1%	0.2%	0.1%	0.6%
Compensation and benefits	2.6%	6.5%	3.0%	1.1%	3.2%
General and administrative expenses	1.7%	3.5%	2.2%	0.8%	2.0%
Amortization and depreciation	0.1%	0.1%	0.1%	0.0%	0.1%
Total expenses	100.0%	100.0%	100.0%	100.0%	100.0%
Loss from operations	(0.2)%	(4.0)%	(3.0)%	0.0%	(0.5)%
Income
Net change in unrealized appreciation on digital assets	3.6%	3.8%	302.5%	0.5%	3.4%
Goodwill impairment charge	(1.2)%	0.0%	0.0%	0.0%	0.0%
Gain on disposal of assets	3.8%	0.0%	75.9%	0.0%	0.1%
Impairment of digital assets	0.0%	0.0%	(192.0)%	0.0%	0.0%
Total other income	6.3%	3.8%	186.4%	0.5%	3.6%
Profit (Loss) before income taxes	6.0%	(0.1)%	183.4%	0.5%	3.1%
Provision for income taxes	1.0%	0.1%	0.0%	0.2%	0.3%
Net income (loss)	5.1%	(0.3)%	183.4%	0.3%	2.8%

Comparison of the Years Ended December 31, 2024 and 2023
Total Revenue

	For the Year ended December 31,
	2024	2023
	(in thousands)
Digital assets sales revenue	$2,543,019	$793,281
Staking revenue	459,573	79,018
Subscriptions and services revenue	77,443	52,691
Interest Income	932	1,296
Total Revenue	$3,080,967	$926,286
Digital assets sales revenue
Digital asset sales revenue increased by $1,749.7 million, or 220.6%, for the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase was primarily driven by a rise in institutional investors’ trading activity, improving macroeconomic conditions, stronger investor sentiment, and higher digital asset prices. We present digital assets sales revenue on a gross basis (other than the portion of digital assets sales revenue recognized in connection with sales and purchases on our platform of certain stablecoins that are classified as financial assets, which is recognized on a net basis) because of our role as principal for accounting purposes in sales and purchases of digital intangible assets. The significant volume of digital intangible asset transactions on our platform results in significant digital assets sales revenue with corresponding digital assets sales costs. For example, digital assets sales costs increased by $1,743.8 million, or 221.5%, over the corresponding period.
Staking revenue
Staking revenue increased by $380.6 million, or 481.6%, for the year ended December 31, 2024 compared to the year ended December 31, 2023, primarily driven by an increase in the total rewards earned in connection with our staking solutions derived from both greater Assets Staked and higher digital asset prices. We present staking revenue on a gross basis because of our role as principal for accounting purposes in connection with our clients’ staking activities. The significant volume of staking activities on our platform results in staking revenue with corresponding staking fees. For example, staking fees increased by $343.0 million, or 449.9%, over the corresponding period.
Subscriptions and services revenue
Subscriptions and services revenue increased by $24.8 million, or 47.0%, for the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase was primarily driven by an increase in digital intangible asset wallet solutions due to higher volume and higher digital asset prices.
Interest income
Interest income decreased by $0.4 million, or 28.1% for the year ended December 31, 2024 compared to the year ended December 31, 2023. The decrease was primarily driven by a decrease in loan receivables and fee income from digital intangible assets loan receivables.

Expenses

	For the Year ended December 31,
	2024	2023
	(in thousands)
Expenses:
Digital assets sales cost	$2,531,063	$787,244
Staking fees	419,286	76,248
Interest expense	1,630	1,363
Compensation and benefits	79,939	62,995
General and administrative expenses	52,817	33,893
Amortization and depreciation	3,216	1,139
Total expenses	$3,087,951	$962,882
Digital Assets Sales Costs
Digital assets sales costs increased by $1,744 million, or 221.5%, for the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase was primarily driven by a higher volume of digital intangible asset sales and purchases on our platform, with such higher volume resulting from a rise in institutional investors’ trading activity, improving macroeconomic conditions, stronger investor sentiment, and higher digital asset prices.
Staking fees
Staking fees increased by $343.0 million, or 449.9%, for the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase was primarily driven by higher staking revenue derived from both greater Assets Staked and higher digital asset prices.
Interest Expense
Interest expense increased by $0.3 million, or 19.6%, for the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase in interest expense was primarily driven by higher borrowings and interest charges to support the expansion of our lending product.
Compensation and Benefits
Compensation and benefits expenses increased by $16.9 million, or 26.9%, for the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase was primarily driven by the April 2023 reduction in force and subsequent hiring of additional staff to advance product innovation and strengthen support functions in 2024.
General and Administrative Expenses
General and administrative expenses increased by $18.9 million, or 55.8%, for the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase was driven primarily by higher costs for temporary staff and consultants, along with increased legal expenses to support product development and international expansion initiatives, higher subscription platform fees, increased investments in marketing and conference activities and a higher bad debt allowance.
Amortization and Depreciation Expenses
Amortization and depreciation expenses increased by $2.1 million, or 182.4%, for the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase was driven primarily by an increase in amortization of our digital intangible assets due to our acquisition of Brassica in February 2024 .

Other income

	Year ended December 31,
	2024	2023
	(in thousands)
Net change in unrealized appreciation/(loss) on digital assets	$112,001	$35,134
Goodwill impairment charge	(36,496)	—
Gain on disposal of assets	117,427	187
Total other income	$192,932	$35,321
Net Change in Unrealized Appreciation on Digital Assets
Net change in unrealized appreciation on digital assets increased by $76.9 million, or 218.7%, for the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase in net change in unrealized appreciation of digital assets was primarily driven by the price appreciation of digital assets held in our treasury, 89% of which consisted of BTC as of December 31, 2024. The trading price of BTC increased from $44,160 on January 1, 2024 to $93,800 on December 31, 2024.
Goodwill Impairment
We recognized goodwill impairment of $36.5 million for the fiscal year ended December 31, 2024, resulting from a non-cash impairment charge recorded to reduce the carrying amount of goodwill related to a specific reporting unit related to our acquisition of Brassica in February 2024.
Gain on Disposal of Assets
Gain on disposal of assets increased by $117.2 million, or 62,695.2%, for the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase in gain on disposal of assets was primarily driven by the net proceeds from the sale of assets under an asset purchase agreement in connection with the sale of certain assets related to our WBTC solution in which we received $114.9 million (which includes the release of restricted Bitcoin assets, and corresponding liabilities in connection with the transaction), as well as gains from the disposal of digital assets held in the Company’s treasury.
Net Income (Loss)

	Year ended December 31,
	2024	2023
	(in thousands)
Income before income taxes	$185,948	$(1,275)
Provision for income taxes	29,394	843
Net income (loss)	$156,554	$(2,118)
Provision for Income Taxes
Income taxes increased by $28.6 million, or 3,386.8%, for the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase was primarily due to our increased taxable income in 2024, which resulted from an increased amount of digital asset sales revenue, staking revenue and subscription and services revenue.

Comparison of the years ended December 31, 2023 and 2022
Revenue

	For the Year ended December 31,
	2023	2022
	(in thousands)
Digital assets sales revenue	$793,281	$2,445,536
Staking revenue	79,018	—
Subscriptions and services revenue	52,691	65,685
Interest income	1,296	74
Total revenue	$926,286	$2,511,295
Digital Assets Sales revenue
Digital assets sales revenue decreased by $1,652.3 million, or 67.6%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease was primarily driven by a reduced volume of digital intangible assets sales and purchases on our platform compared to the prior year as overall activity in the digital asset space declined during 2023. In addition, one of our largest customers accounting for digital assets sales revenue (and corresponding digital assets sales costs) that was previously reliant on us as the primary liquidity provider for its retail user base diversified its operations to include additional liquidity providers. This resulted to a substantial reduction in our sales volume.
We present digital assets sales revenue on a gross basis (other than the portion of digital assets sales revenue recognized in connection with sales and purchases on our platform of certain stablecoins that are classified as financial assets, which is recognized on a net basis) because of our role as principal for accounting purposes in sales and purchases of digital intangible assets. The significant volume of digital intangible asset transactions on our platform results in significant digital assets sales revenue with corresponding digital assets sales costs. For example, digital assets sales costs decreased by $1,654.8 million, or 67.8%, over the corresponding period.
Staking Revenue
Staking revenues increased by $79.0 million for the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase was primarily attributable to the introduction of our staking new product offering in fiscal year 2023. We present staking revenue on a gross basis because of our role as principal for accounting purposes in connection with our clients’ staking activities. The significant volume of staking activities on our platform results in significant staking revenue with corresponding staking fees. For example, staking fees increased by $76.2 million over the corresponding period.
Subscriptions and Services revenue
Subscriptions and services revenue decreased by $13.0 million, or 19.8%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease was primarily driven by a decrease in digital intangible asset wallet solutions resulting from lower activity and decreased digital asset prices.
Interest Income
Interest income increased by $1.2 million, or 1,651.4%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase was primarily driven by an increase in interest earned on cash and cash equivalents through money market accounts and money market funds.

Expenses

	Year ended December 31,
	2023	2022
	(in thousands)
Digital assets sales cost	$787,244	$2,442,039
Staking fees	76,248	—
Interest expense	1,363	6,104
Compensation and benefits	62,995	77,941
General and administrative expenses	33,893	56,469
Amortization and depreciation	1,139	3,021
Total expenses	$962,882	$2,585,574
Digital Assets Sales Costs
Digital assets sales costs decreased by $1,654.8 million, or 67.8%, for the year ended December 31, 2023, compared to the year ended December 31, 2022. The decrease was primarily driven by reduced digital assets sales volume, lower digital asset prices and an overall decline in activity in the digital asset space declined during 2023. In addition, one of our largest customers accounting for digital assets sales costs that was previously reliant on us as the primary liquidity provider for its retail user base diversified its operations to include additional liquidity providers. This resulted to a substantial reduction in our sales volume.
Staking Fees
Staking fees increased by $76.2 million for the year ended December 31, 2023 compared to the year ended December 31, 2022. The increase was primarily attributable to the introduction of our staking product offering in fiscal year 2023.
Interest Expense
Interest expense decreased by $4.7 million, or 77.7%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease in interest expense was primarily driven by reduced borrowings and lower interest charges associated with the Company’s lending product offset by interest expense related to servicing interest obligations of a promissory note.
Compensation and Benefits
Compensation and benefits decreased by $14.9 million, or 19.2%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease was primarily driven by headcount cost-efficiency initiatives aimed at better aligning the Company’s cost structure with the broader macroeconomic environment
General and Administrative Expenses
General and administrative expenses decreased by $22.6 million, or 40.0%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease was driven by reduced spending on temporary staff and consultants, along with lower audit, assurance, and legal fees following the termination of a merger transaction in fiscal year 2022, and reduced loan losses compared to fiscal year 2022.
Amortization and Depreciation Expenses

Amortization and depreciation expenses decreased by approximately $1.9 million, or 62.3%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease was driven primarily by a decrease in amortization of our digital assets that were acquired in prior years.
Other Income

	Year ended December 31,
	2023	2022
	(in thousands)
Net change in unrealized appreciation on digital assets	$35,134	$7,595,885
Gain on disposal of assets	187	1,905,581
Impairment of digital assets	—	(4,821,400)
Total other income	$35,321	$4,680,066
Net Change in Unrealized Appreciation on Digital Assets
Net change in unrealized appreciation on digital assets decreased by $7.6 billion, or 99.5%, for the year ended December 31, 2023 compared to the year ended December 31, 2022. The decrease in net change in unrealized appreciation on digital assets was primarily driven by a required change in accounting treatment of assets and liabilities related to the Company’s lending and wrapped digital asset businesses. Prior to the adoption of ASU 2023-08 on January 1, 2023, assets were accounted for under the impairment model, while related liabilities were measured at fair value. The significant gain recorded in fiscal year 2022 resulted from a decline in asset prices, which reduced the fair value of liabilities associated with the obligation to exchange and return digital assets.
Gain on Disposal of Assets
Gain on disposal of assets decreased by $1.9 billion, or 100.0%, for the year ended December 31, 2023, compared to the year ended December 31, 2022. The decrease in gain on asset disposals was primarily driven by the reduction in the Company’s lending and wrapped digital assets business during fiscal year 2022 and the adoption of ASU 2023-08, Accounting for and Disclosure of Crypto Assets on January 1, 2023.
Impairment of Digital Assets
Impairment of digital assets decreased by $4.8 billion, for the year ended December 31, 2023, compared to the year ended December 31, 2022. During the fiscal year ended December 31, 2022, the Company accounted for digital assets, including borrowed assets, collateral, and corporate treasury holdings in cryptocurrency, as indefinite-lived intangible assets in accordance with ASC 350. In accordance with ASC 350, the Company recognized an impairment charge of $4.8 billion, primarily attributable to significant declines in market prices of certain digital assets held during the period. Effective January 1, 2023, the Company prospectively adopted ASU 2023-08. Therefore, the decrease in impairment of digital assets was primarily driven by the adoption of ASU 2023-08 on January 1, 2023. See “Note 2. Summary of Significant Accounting Policies” of the consolidated financial statements included in the registration statement of which this prospectus forms a part for more information relating to the impact of the Company’s adoption of ASU 2023-08.

Net Income (Loss)

	Year ended December 31,
	2023	2022
	(in thousands)
Income before income taxes	$(1,275)	$4,605,787
Provision for income taxes	843	705
Net income (loss)	$(2,118)	$4,605,082
Provision for Income Taxes
Income taxes increased by $0.1 million, or 19.6%, for the year ended December 31, 2023 compared to the year ended December 31, 2022 primarily driven by changes in U.S. tax laws.
Comparison of the six months ended June 30, 2025 and 2024
Revenue

	For the Six months ended June 30,
	2025	2024
	(in thousands)
Digital assets sales revenue	$3,883,630	$879,204
Staking revenue	236,858	206,719
Subscriptions and services revenue	48,365	36,543
Stablecoin-as-a-Service revenue	15,659	—
Interest income	614	351
Total revenue	$4,185,126	$1,122,817
Digital assets sales revenue
Digital asset sales revenue increased by $3,004.4 million, or 341.8%, for the six months ended June 30, 2025 compared to the six months ended June 30, 2024. The increase was primarily driven by a rise in institutional investors’ trading activity, improving macroeconomic conditions, stronger investor sentiment, and higher digital asset prices, along with an expansion of our product offerings. We present digital assets sales revenue on a gross basis (other than the portion of digital assets sales revenue recognized in connection with sales and purchases on our platform of certain stablecoins that are classified as financial assets, which is recognized on a net basis) because of our role as principal for accounting purposes in sales and purchases of digital intangible assets. The significant volume of digital intangible asset transactions on our platform results in significant digital assets sales revenue with corresponding digital assets sales costs. For example, digital assets sales costs increased by $3,003.0 million, or 343.9%, over the corresponding period.
Staking Revenue
Staking revenues increased by $30.1 million, or 14.6% for the six months ended June 30, 2025 compared to the six months ended June 30, 2024. The increase was primarily driven by additional assets, extended partnerships with third party validators, higher digital asset prices and increased staking activity. We present staking revenue on a gross basis because of our role as principal for accounting purposes in connection with our clients’ staking activities. The significant volume of staking activities on our platform results in significant staking revenue with corresponding staking fees. For example, staking fees increased by $14.4 million, or 7.3%, over the corresponding period.

Subscriptions and Services revenue
Subscriptions and services revenue increased by $12.2 million, or 33.5%, for the six months ended June 30, 2025 compared to the six months ended June 30, 2024. The increase was primarily driven by increased volume, additional Number of Clients and increased lending activity.
Stablecoin-as-a-Service revenue
Stablecoin-as-a-Service revenue increased by $15.7 million, for the six months ended June 30, 2025 compared to the six months ended June 30, 2024. The increase was primarily driven by the launch of this new service during the six months ended June 30, 2025. We earn interest on stablecoin reserve assets and recognize that revenue on a gross basis. We recognize stablecoin sponsor fees, which largely offset the interest revenue. Stablecoin sponsor fees increased by $15.2 million over the corresponding period.
Interest Income
Interest income increased by $0.26 million, or 74.9%, for the six months ended June 30, 2025 compared to the six months ended June 30, 2024. The increase was primarily driven by an increase in interest earned on cash and cash equivalents through money market accounts and money market funds.
Expenses

	Six months ended June 30,
	2025	2024
	(in thousands)
Digital assets sales cost	$3,876,124	$873,172
Staking fees	209,532	195,140
Stablecoin sponsor fees	15,249	—
Interest expense	2,937	703
Compensation and benefits	47,828	35,815
General and administrative expenses	33,025	22,481
Amortization and depreciation	1,741	832
Total expenses	$4,186,436	$1,128,143
Digital Assets Sales Costs
Digital sales costs increased by $3,003.0 million, or 343.9%, for the six months ended June 30, 2025, compared to the six months ended June 30, 2024. The increase was primarily driven by increased transaction volume and higher digital asset prices.
Staking Fees
Staking fees increased by $14.4 million, or 7.3% for the six months ended June 30, 2025 compared to the six months ended June 30, 2024. The increase was primarily attributable to increased staking volume and higher digital asset prices.
Stablecoin sponsor fees
Stablecoin sponsor fees increased by $15.2 million, for the six months ended June 30, 2025 compared to the six months ended June 30, 2024. The increase was driven by the launch of this new service during the six months ended June 30, 2025.

Interest Expense
Interest expense increased by $2.2 million, or 317.7%, for the six months ended June 30, 2025 compared to the six months ended June 30, 2024. The increase in interest expense was primarily driven by higher borrowings undertaken to support the expansion of the Company's loan business in 2025.
Compensation and Benefits
Compensation and benefits increased by $12.0 million, or 33.5%, for the six months ended June 30, 2025 compared to the six months ended June 30, 2024. The increase was primarily driven by continued investments in research and development initiatives and go-to-market teams. Additionally, the Company continued to add key personnel to support activities related to its initial public offering initiatives.
General and Administrative Expenses
General and administrative expenses increased by $10.5 million, or 46.9%, for the six months ended June 30, 2025 compared to the six months ended June 30, 2024. The increase was driven by higher legal expenses related to an ongoing legal matter, as well as increases in professional service fees, audit, and accounting costs to support the Company’s initial public offering initiatives.
Amortization and Depreciation Expenses
Amortization and depreciation expenses increased by approximately $0.9 million, or 109.2%, for the six months ended June 30, 2025 compared to the six months ended June 30, 2024. The increase was primarily driven by amortization and depreciation charges related to assets acquired through the Brassica and HeightZero transactions, as well as higher capital expenditures and capitalized development costs incurred during the first half of 2025.
Other Income

	Six months ended June 30,
	2025	2024
	(in thousands)
Net change in unrealized appreciation on digital assets	$22,034	$38,328
Gain (loss) on disposal of assets	(272)	1,622
Total other income	$21,762	$39,950
Net Change in Unrealized Appreciation on Digital Assets
Net change in unrealized appreciation on digital assets decreased by $16.3 million, or 42.5%, for the six months ended June 30, 2025 compared to the six months ended June 30, 2024. The decrease in net change in unrealized appreciation on digital assets was primarily driven by digital asset price volatility.
Gain (loss) on Disposal of Assets
Gain (loss) on disposal of assets decreased by $1.9 million, or 116.8%, for the six months ended June 30, 2025, compared to the six months ended June 30, 2024. The decrease in gain on asset disposals was primarily due to lower transaction volumes, a decline in digital asset prices, and reduced proceeds from the sale of the Company’s digital asset treasury.

Net Income (Loss)

	Six months ended June 30,
	2025	2024
	(in thousands)
Income before income taxes	$20,452	$34,624
Provision for income taxes	7,871	3,719
Net income	$12,581	$30,905
Provision for Income Taxes
The provision for income taxes increased by $4.2 million, or 111.6%, for the six months ended June 30, 2025 compared to the six months ended June 30, 2024,
Liquidity and Capital Resources
Since inception, we have financed operations primarily through issuances of preferred stock, cash flow from operating activities and holdings in our Bitcoin treasury reserve.
As of June 30, 2025, our primary sources of liquidity were our cash and cash equivalents of $55.6 million and our Bitcoin treasury, which held over 2,300 BTC with a fair value of $253.7 million based on observable market prices, representing approximately 25.6% of our total assets, excluding cash and cash equivalents segregated for the benefit of stablecoin holders - restricted, as of June 30, 2025.
Based on our current level of operations, we believe our available cash, available borrowings and cash provided by operations will be adequate to meet our future liquidity needs for at least the next twelve months. Our future capital requirements will depend on many factors, including but not limited to price and volatility of digital assets, the adoption of digital assets, our growth rate, client acquisition, retention and expansion, our ability to increase our Bitcoin holdings as part of our Bitcoin treasury strategy, our headcount, our sales and marketing activities, the introduction of new products and offerings, and potential merger and acquisition activity and other strategic initiatives. We may be required to seek additional equity or debt financing from time to time. In the event that we require additional financing, we may not be able to raise such financing on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in continued innovation, we may not be able to compete successfully, which would harm our business, results of operations and financial condition. See “Risk Factors—Risks Related to Finance, Accounting and Tax—We may require additional capital to support business growth, and this capital might not be available” for more information.
Operating Activities
Net cash generated from operating activities was $10.7 million for the year ended December 31, 2024. The increase in operating cash flow was primarily driven by net income generated during the period of $156.6 million, partially offset by non-cash adjustments totaling $145.9 million. These adjustments primarily consisted of fair value changes related to digital assets, impairment charges, stock-based compensation, and depreciation and amortization. Additionally, changes in working capital contributed to operating cash flow, including $115.9 million generated from the sale of digital assets, offset by net cash use of $45.3 million from changes in accounts receivable (net), other assets, accounts payable and other liabilities.
Net cash used in operating activities was $51.1 million for the year ended December 31, 2023. The net use in operating cash flow was primarily driven by net loss incurred during the period of $2.1 million and non-cash adjustments totaling $50.0 million. These adjustments primarily consisted of fair value changes related to digital assets, impairment charges, stock-based compensation, depreciation and amortization. Additionally, changes in working capital contributed to operating cash flow, including $1.1 million generated from the sale of digital assets which was offset by a net cash use of $5.3 million from changes in accounts receivable (net), other assets, accounts payable and other liabilities.
Net cash used in operating activities was $25.1 million for the year ended December 31, 2022. The net use in operating cash flow was primarily driven by net income during the period of $4.61 billion offset by non-cash adjustments totaling $4.6 billion. These adjustments primarily consisted of fair value changes related to digital assets, impairment charges, stock-based compensation, depreciation and amortization. Additionally, changes in working capital contributed to operating cash flow, including $79.8 million generated from the sale of digital assets, offset by a net cash received of $7.2 million from changes in accounts receivable (net), other assets, accounts payable and other liabilities.
Investing Activities
Net cash used in investing activities was $58.9 million for the year ended December 31, 2024. This cash outflow was primarily driven by $41.2 million in net loan originations and repayments, $20.6 million invested in digital assets, and $2.1 million in equipment and software purchases. These uses of cash were partially offset by $4.9 million received from a business combination completed during the period.
Net cash used in investing activities was $34.8 million for the year ended December 31, 2023. This use of cash was primarily driven by $35.0 million invested in digital assets, $24.0 million in net loan originations and repayments, $25.0 million in the disposition of digital assets received for asset sale, and $0.3 million invested in equipment and software.
Net cash generated from investing activities was $230.4 million for the year ended December 31, 2022. Net cash generated was primarily driven by $231.4 million in net loan repayments during the period, partially offset by $1.0 million in investments in equipment and software.
Financing Activities
Net cash generated from financing activities was $89.5 million for the year ended December 31, 2024, primarily driven by $30.0 million in borrowings to support loan originations, $29.3 million from fiat currency received as collateral, $41.0 million of customer activity pending settlement, $2.4 million in proceeds from a joint venture and $1.5 million in proceeds from the issuance of preferred stock. These inflows were partially offset by $15.0 million in cash used to repurchase certain previously issued preferred shares.
Net cash generated by financing activities was $50.2 million for the year ended December 31, 2023. Net cash generated from financing activities was primarily driven by $49.9 million in proceeds from the issuance of preferred stock and $0.3 million of cash received from the issuance of common stock through option exercises.
Net cash used in financing activities was $149.4 million for the year ended December 31, 2022, primarily driven by a $200.0 million paydown of borrowings that were used to support loans. This outflow was partially offset by $50.0 million in proceeds from the issuance of convertible preferred debt and $0.6 million of cash received from the issuance of common stock through option exercises.
Critical Accounting Policies and Estimates
Revenue Recognition — We record revenue from total revenue, including sales of digital asset sales revenue, staking revenues, subscriptions and services revenue, Stablecoin-as-a-Service revenues, wallet solutions revenues, and lending fees. In addition, we also record other revenue, which include interest income from corporate treasury. The Company recognizes revenue when control of promised services or software is transferred to customers at an amount that reflects the consideration which we expect to be entitled to in exchange for those services or software.

We determine revenue recognition through the following steps:
•Identification of the contract, or contracts, with a customer.
•Identification of the performance obligations in the contract.
•Determination of the transaction price.
•Allocation of the transaction price to the performance obligations in the contract.
•Recognition of revenue when, or as, a performance obligation is satisfied.
Digital Assets Sales Revenue
Digital assets sales revenue consists of the sales and purchases of digital assets on our platform. Accounting for the sale and purchase of digital assets depends on the nature of the asset, i.e., whether it is classified as a financial asset in accordance with ASC 860 or a digital intangible asset under ASU 2023-08. We account for such transactions in digital assets in the following ways:
•Financial assets, including certain stablecoins: Certain stablecoins, classified as financial assets, are accounted for in accordance with ASC 860. Under this guidance, such transactions are treated as transfers of financial assets, and only the net gain or loss, if any, is recognized as digital asset sales revenue.
•Digital Intangible Assets: We present revenue from the sale and purchase of digital intangible assets on a gross basis. When a trading customer requests a transaction for the purchase or sale of digital intangible assets, we may enter into an offsetting transaction with similar terms with a liquidity provider or exchange. However, these offsetting transactions are a customary practice and not a contractual requirement. We act as a counterparty in the separate transactions with the trading customer and the liquidity provider or exchange for the purchase or sale of digital intangible assets. Thus, the customer for revenue recognition purposes may be either the trading customer or the liquidity provider or exchange, depending to whom we are selling digital assets. Additionally, the we are primarily responsible for fulfilling the promise to the customer to transfer the digital intangible assets, the Company has inventory risk before the digital intangible assets have been transferred to the customer, and the Company has discretion in establishing the price of the digital intangible assets in the transaction with the customer, including adding discretionary spreads to current market price quotes. Accordingly, the Company controls the digital intangible assets prior to the settlement of the transaction and has determined that it acts as the principal which requires gross treatment for revenue and for corresponding costs. Revenue recognition is satisfied through a single performance obligation when control of the digital intangible asset purchased or proceeds from the sale of digital intangible assets have transferred to the customer, which occurs upon the execution of the purchase or sale transaction.
Staking Revenues
Staking revenue consists of revenues associated with our staking services. We allow customers to stake their assets on selected proof-of-stake blockchain networks. Our customers may select the amount and type of assets they wish to stake, and while such assets are staked, the customer retains ownership and control over the staked assets. Blockchain protocols, or the participants operating within them, compensate users for engaging in network-supporting activities—most commonly through participation in proof-of-stake mechanisms, although other consensus algorithms also exist. Customers who chose to stake their assets will delegate such assets to us or third-party staking validators selected by us. In exchange for providing validation and block creation services on proof-of-stake networks, the entity providing staking services is entitled to earn rewards in the form of the networks’ native tokens. Customers who have delegated assets to us or the third-party staking validator we selected are entitled to a percentage of the staking rewards, which are deposited into the platform customer’s account. The

Company considers itself the principal in these transactions and, as such, presents such rewards earned on a gross basis.
Revenue is recognized when the block is successfully created or validated, and the reward is earned. The amount of revenue is measured at the fair value of the tokens at the time they become earned and claimable. Payments to customers who have delegated their assets are reported as staking fees, and payments to third-party staking validators are reported as a reduction in staking revenue.
Receivables related to staking services are denominated in digital assets and are measured at fair value. The changes in fair value of receivables denominated in digital assets are recognized in net income.
Subscriptions and Services Revenue
Subscriptions and services revenue consists primarily of providing digital intangible asset wallet solutions to institutional and retail customers in exchange for certain up-front fees plus monthly fees for providing access to the Company’s platform for multi-signature wallets that provide security and custody for digital assets. Subscriptions and services revenue is recognized monthly based on usage each month, with any onboarding fees recognized ratably over the contract duration, commencing when the service is made available to the customer (generally upon onboarding). Arrangements are generally for one year. The Company’s wallet solutions arrangements do not provide customers with the right to take possession of the software supporting the platform and, as a result, are accounted for as a right to access the services. The right to access the services relating to digital intangible assets is a single performance obligation, which represents a series of distinct service periods over the duration of the contract. Contracts for wallet solutions contain fixed fees for onboarding and certain features, as well as variable usage-based fees subject to a monthly minimum. The Company does not include usage-based fees in the transaction price as such fees represent variable consideration allocable to the period in which it is earned. Customers are typically invoiced monthly in arrears based on usage subject to minimum monthly fees with payment terms of 30 days. In addition, as a separate distinct performance obligation, the Company custodies fiat currency on behalf of clients. BitGo is entitled to receive revenue from its underlying banking institution partners at which the client fiat is held. The Company recognizes revenue based on the volume of client fiat custodied and earning rates.
In addition, the Company also earns revenue from development fees for customized blockchain and software development kits. These fees are not subject to variability and the transaction price is allocated to the separate performance obligations on a relative stand-alone selling price basis, but if the performance obligations are delivered concurrently with the same pattern of transfer, the Company accounts for such obligations as if they were a single performance obligation.
Subscriptions and services revenue also includes lending fees. Interest income is generated from the Company’s loan receivable and is accrued when interest payments become contractually due. Fee income from digital intangible asset loans include revenue generated from lending digital intangible assets. The delivery of assets represents a single performance obligation and fees are accrued and recognized as they contractually become due. The Company may charge a fee for loan origination. Loans are placed on non-accrual status once they are delinquent for over 90 days.
Stablecoin-as-a-Service Revenue
The Company launched Stablecoin-as-a-Service offering during fiscal year 2025. All issued and outstanding stablecoins are fully backed by equivalent fiat-denominated assets held in segregated reserve accounts. The Company segregates assets backing stablecoins issued by the Company to satisfy its obligations under all applicable regulatory requirements and commercial laws and classifies these assets as current based on their purpose and availability to fulfill its direct obligation to customers. The Company maintains no legal, equitable, financial or other ownership interest over the reserve assets. The reserve assets are maintained on a basis where they are held for the benefit of the Company’s stablecoin holders. Deposits received from customers from the issuance of stablecoins represent claims which are reflected as a liability classified as Deposits from stablecoin holders on the Consolidated Balance Sheet. The Company is obligated to redeem all stablecoins on a one for one basis for U.S. dollars, except in limited circumstances, such as when prohibited by law or court order or instances where fraud is suspected. As such, the Company does not have an unconditional right to deny a valid stablecoin redemption requests from customers.
The Company earns interest on these reserve assets and recognizes revenue on a gross basis, based on the total interest income earned. The Company also earns implementation and ongoing service fees for the issuance, reserve management, and transaction processing of white-labeled stablecoins. These fees can be paid based on the interest earned on the reserve management as defined in the fee schedule of the agreement.
Stock-Based Compensation
The Company measures and records the expenses related to stock-based payment awards based on the estimated fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, which is generally equal to the vesting period, and uses the straight-line method. The Company uses the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to estimate the fair value of stock options. The Black-Scholes option-pricing model requires the use of subjective and complex assumptions, including the fair value of common stock, the option’s expected term and the price volatility of the underlying stock. The Company calculates the estimated fair value of options granted by using the Black-Scholes option-pricing model with the following assumptions:
Fair Value of our Common Stock
Because our Class A common stock is not yet publicly traded, we must estimate the fair value of our Class A common stock. Our board of directors considers numerous objective and subjective factors to determine the fair value of our common stock as discussed in the section titled “—Common Stock Valuations” below.
Expected Volatility
Expected volatility is a measure of the amount by which the stock price is expected to fluctuate. Because we do not have sufficient trading history of our Class A common stock, the Company estimated volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected term.
Expected Term
The expected term of the Company’s options represents the period that the stock options are expected to be outstanding. The Company uses a simplified method available to non-public companies to determine the expected term for the valuation of options. The Company has elected to use the midpoint of the stock options vesting term and contractual expiration period to compute the expected term, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post vesting employment termination behavior.
Risk-Free Interest Rate
The risk-free interest rate is based on the implied yield currently available on US Treasury zero-coupon issues with a term that is equal to the options’ expected term at the grant date.
Expected Dividend Yield
The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

Forfeiture Rate
The Company elected to record forfeitures as they occur in accordance with ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting.
Pursuant to ASU 2016-09, the Company recognized all excess tax benefits and tax deficiencies in the income statement in the period the deduction arises.
The Company records compensation expenses related to stock options issued to nonemployees, including advisors, based on the fair value of the stock options calculated using the Black-Scholes option-pricing model over the service performance period as the equity instruments vest. As a result, the fair value of options granted to nonemployees is measured at grant date and recognized as an expense related to unvested equity instruments over the period the services are rendered.
Given the absence of a public trading market for our Class A common stock and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held Company Equity Securities Issued as Compensation, the Company’s management exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of fair value of our common stock (e.g., independent third-party valuations of our Class A common stock, the prices paid for common or convertible preferred stock sold to third-party investors by us and prices paid in secondary transactions, including any tender offers and valuation of comparable companies).
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, trade accounts receivable and loans and digital asset loans. The Company invests its excess cash in Bitcoin or in low-risk, highly liquid money market funds with major financial institutions. The Company closely monitors the extension of credit to its customers, while maintaining allowances, if necessary, for potential credit losses. On a regular basis, the Company evaluates its accounts receivable and establishes an allowance for credit losses, based on a history of partial write-offs and collections and current credit conditions. Risks related to digital asset and loan receivables, including customer concentration limits, collateral and margin requirements, are monitored on a daily basis.
Class A Common Stock Valuations
Prior to this offering, given the absence of a public trading market for our Class A common stock and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of fair value of our common stock. These factors included:
•independent third-party valuations of our Class A common stock;
•the prices paid for common or convertible preferred stock sold to third-party investors by us and prices paid in secondary transactions, including any tender offers;
•the rights, preferences and privileges of our convertible preferred stock relative to those of our Class A common stock;
•our financial condition, results of operation and capital resources;
•the industry outlook;
•the valuation of comparable companies;

•the lack of marketability of our Class A common stock;
•the likelihood of achieving a liquidity event, such as an IPO or a sale of our company, given prevailing market conditions;
•the history and nature of our business, industry trends and competitive environment; and
•general macroeconomic outlook including economic growth, inflation, unemployment, interest rate environment and global economic trends.
Our board of directors determined the fair value of our common stock by first determining the enterprise value of our business, and then allocating the value among the various classes of our equity securities to derive a per share value of our Class A common stock. The enterprise value of our business was primarily estimated by reference to the closest round of equity financing or tender transaction preceding the date of the valuation. In a few cases, we also utilized the income or market approaches.
The income approach estimates enterprise value based on the estimated present value of future cash flows the business is expected to generate over its remaining life. The estimated present value is calculated using a discount rate reflective of the risks associated with an investment in a similar company in a similar industry or having a similar history of revenue growth. The market approach estimates value based on a comparison of the subject company to comparable public companies. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of the subject company.
In allocating the enterprise value of our business among the various classes of stock prior, we primarily used the option pricing method, which models each class of stock as a call option with a unique claim on our assets. After the allocation to the various classes of stock, a discount for lack of marketability (“DLOM”), is applied to arrive at a fair value of the common stock. A DLOM is meant to account for the lack of marketability of a stock that is not traded on public exchanges.
In addition, we also considered any secondary transactions involving our capital stock. In our evaluation of those transactions, we considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange and assigned the transactions an appropriate weighting in the valuation of our common stock. Factors considered include the number of different buyers and sellers, transaction volume, timing relative to the valuation date, whether the transactions occurred between willing and unrelated parties, and whether the transactions involved investors with access to our financial information.
Application of these approaches involves the use of estimates, judgments, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.
Following this offering, it will not be necessary to determine the fair value of our Class A common stock, as the shares of our Class A common stock will be traded in the public market.
Performance-based RSUs
We have granted RSUs that vest upon the satisfaction of both time-based service and performance-based conditions. The fair value of these RSUs is estimated based on the fair value of our common stock on the date of grant. The time-based service condition for these awards is generally satisfied over four years. The performance-based conditions are satisfied upon the occurrence of a qualifying event, defined as the earlier of (i) the closing of certain, specific liquidation or change in control transactions, or (ii) an initial public offering with aggregate gross proceeds to the Company of at least $50,000,000. We record stock-based compensation expense for performance-based equity awards on an accelerated attribution method over the requisite service period, and only if performance-based conditions are considered probable to be satisfied. As of June 30, 2025, we had not recognized stock-based compensation for awards with performance-based conditions because the qualifying event described above could not be considered probable. In the period in which our qualifying event is probable, we will record a cumulative one-time stock-based compensation expense determined using the grant-date fair values. Stock-based compensation related to remaining time-based service after the qualifying event will be recorded over the remaining requisite service period.
Employee Benefit Plan
The Company sponsors a qualified 401(k) defined contribution plan covering eligible employees. Participants may contribute a portion of their annual compensation limited to a maximum annual amount set by the Internal Revenue Service. The Company matches up to 4% of the employees’ salary annual contribution. The defined contribution expenses recorded in the Company’s consolidated statement of operations were not material during the year.
Leases
Effective January 1, 2022, the Company adopted ASC 842, Leases (“ASC 842”) which requires the recognition of lease liabilities and right-of-use (“ROU”) assets on the consolidated balance sheets, while recognizing expenses on the consolidated statement of operations in a manner similar to legacy guidance. The Company applied the provisions of ASC 842 using the modified transition approach to all leases existing at the date of initial application and not by restating comparative periods.
Under ASC 842, at the commencement date of a lease, the Company recognizes lease liabilities which represent its obligation to make the lease payments, and ROU assets which represent its right to use the underlying asset during the lease term. The lease liability is measured at the present value of the lease payments over the lease term. As the Company’s leases typically do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at the lease commencement date. The ROU asset is measured at cost, which includes the initial measurement of the lease liability and initial direct cost incurred by the Company and excludes lease incentives. Current and noncurrent lease liabilities are recorded in other current liabilities and other liabilities, respectively. The ROU assets are recorded in other assets.
The lease term includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Operating lease expenses are recognized on a straight-line basis over the lease term. Lease agreements that contain both lease and non-lease components are generally accounted for separately. The Company does not recognize lease liabilities and ROU assets for short-term leases with terms of twelve months or less.
Contractual Obligations and Commitments
Capital Requirements and Contractual Obligations
Certain regulators and jurisdictions in which the Company operates require it to maintain specific eligible liquid assets, as defined by applicable regulatory requirements and commercial law. Depending on the regulator and jurisdiction, eligible liquid assets may include cash, cash equivalents, and digital assets. As of December 31, 2024, 2023, and 2022, the Company was in compliance with all applicable capital requirements.

As of December 31, 2024, the Company’s contractual obligations arising in the normal course of business due within the next 12 months and in total consisted of the following:

	Amount Due
	Next 12 months	Total
	(in thousands)
Operating leases(1)	$1,442	$4,361
Total	$1,442	$4,361
_______________
(1)Primarily relating to lease payments due for corporate offices.
Off-Balance Sheet Arrangements
Off-balance sheet arrangements include segregated client funds. The Company holds cash and digital assets on behalf of its clients and frequently acts as a custodian, trustee, or in other fiduciary capacities under various arrangements. These roles involve holding assets for the benefit of its clients. Such assets are maintained in segregated accounts or segregated digital asset wallets in accordance with applicable regulatory and legal frameworks. The users retain legal and beneficial ownership of these assets.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and the fluctuation in the market value of digital assets.
Interest Rate Risk
Prevailing short-term interest rates have a significant impact on our profitability, as a portion of our revenue and net income is generated from interest earned on client funds held in segregated accounts, as well as on the Company’s corporate cash and cash equivalents. Higher interest rates typically increase the interest income earned. The Company also generates interest income through its lending products, with the rates charged being influenced by the broader short-term interest rate environment. While rising rates can enhance lending-related income, they may also increase borrowing costs, potentially limiting our access to capital on favorable terms. Conversely, declining interest rates may reduce both interest income and lending fees, which could adversely affect the Company’s profitability. As of June 30, 2025 and 2024, a hypothetical 100 basis points increase or decrease in interest rates would not have had a material effect on our financial results.
Foreign Currency Translation Risk
Fluctuations in the functional currencies of our international subsidiaries expose us to foreign currency translation risk, as changes in exchange rates may impact our results of operations when translated into U.S. dollars. As of June 30, 2025, a 10% increase or decrease in the exchange rates used to translate the financial statements of subsidiaries with functional currencies other than the U.S. dollar would not have had a material effect on our financial results.
Foreign Currency Transaction Risk
The revenues, expenses, and financial results of our foreign subsidiaries are recorded in their respective functional currencies. Our exposure to foreign currency risk primarily arises from transactions denominated in Euros, British Pounds, Korean Won, and Singapore Dollars. These exposures relate to cash and cash equivalents, customer custodial funds and related liabilities, as well as intercompany transactions conducted in currencies other than a subsidiary’s functional currency. Fluctuations in foreign exchange rates, particularly the depreciation of foreign currencies relative to the U.S. dollar, can negatively impact our reported results of operations when translated into U.S. dollars. We have experienced, and may continue to experience, volatility in our financial performance and cash flows due to foreign currency movements, including gains or losses resulting from the settlement and remeasurement of monetary assets and liabilities denominated in non-functional currencies. Although we may use derivative instruments or other financial tools to manage foreign currency exposure, no such instruments were outstanding or entered into during the years ended December 31, 2024, 2023, or 2022 and for the six months ended June 30, 2025.
Market Risk of Digital Assets
A significant portion of our total revenue is generated from transaction fees associated with the purchase, sale and trading of digital assets on our platform. These fees are structured either as a fixed amount or as a percentage of the transaction value and may vary based on payment method and transaction size. In addition to transaction-based revenue, we also derive substantial income from our subscription and services offerings.
Our financial performance is subject to digital asset price risk, with profitability partially dependent on the market value of certain digital assets. Historically, digital asset prices—and by extension, our operating results—have exhibited considerable volatility on a quarterly basis. There is no guarantee that future price movements will mirror historical patterns. Declines in the market value of key digital assets have adversely affected our earnings in the past and could negatively impact future profitability, cash flows, liquidity, and our ability to meet ongoing and future financial obligations.
As part of our treasury strategy, we also hold digital assets, primarily Bitcoin, as long-term investments. Effective January 1, 2023, we adopted ASU 2023-08, which requires the presentation of these assets at fair value at each reporting date, with changes in fair value recognized in net income. Digital asset prices have been historically volatile; for example, Bitcoin has exhibited an average annualized standard deviation of daily price returns of approximately 50%, as measured over the last 3 year period ending December 31, 2024. A hypothetical 50.0% increase or decrease in the fair value of our Bitcoin holdings would have resulted in an impact on net income of approximately $109.5 million, $40.6 million, and $3.3 million for the fiscal years ended December 31, 2024, 2023, and 2022, respectively and an impact on net income of approximately $126.9 million for the six months ended June 30, 2025.

BUSINESS
Overview
We aim to be the digital asset infrastructure company of choice, allowing our institutional clients to safely secure, manage, utilize, and create digital assets through our holistic technology platform.
Our mission is to accelerate the transition of the financial system to a digital asset economy. We seek to achieve this mission by providing the trust, technology, and infrastructure institutions seek to participate confidently in digital assets. Through our platform, we deliver secure and scalable solutions, offering self-custody wallet, qualified custody, liquidity and prime, and infrastructure-as-a-service to investors, builders, and other participants in the digital asset ecosystem. Today, our team is focused on expanding our platform to include a broader suite of financial services offerings, built on our foundational technology that institutional clients rely on to power their businesses.
Our clients range from crypto-native companies that use our self-custody wallet technology to traditional financial services firms that leverage our licensed custody, staking and trading capabilities within their own products and services. The Number of Clients and Number of Users we provided custody, wallet, liquidity (including staking, trading and settlement) and infrastructure solutions to were over 4,600 and over 1.1 million, respectively, including digital asset ecosystem companies, financial institutions, technology platforms, corporations and government agencies, as well as HNWIs, in over 100 countries as of June 30, 2025. We supported over 1,400 digital assets and had approximately $90.3 billion in AoP as of June 30, 2025. Our principal markets are the United States and other major financial centers in North America, Europe, and Asia. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” for definitions of “Assets on Platform”, “Number of Clients” and “Number of Users”.
The foundations of today’s financial system were laid decades prior to the advent of modern computers. As a result, many aspects of trading, clearing, and settlement are conducted using archaic processes and procedures designed for a previous era. These manifest in a financial system that can be limited and inefficient in several ways. The digital asset economy and blockchain technology address the limitations and inefficiencies of the current financial system by:
•Providing the Potential for Faster, 24/7 Global Settlement: The current financial system is tied to traditional banking hours and select geographies, and settlement can take multiple days given antiquated payments systems hindering capital flows. In contrast, digital asset transactions can typically settle significantly more quickly (often instantaneously), with less timing restraints driven by operational hours of any given institution.
•Reducing the Need for Intermediaries: Block-chain based systems may reduce reliance on certain intermediaries, such as banks, brokers, clearing houses, exchanges, and payment processors which could reduce complexity, inefficiency and fees. Digital assets often involve peer-to-peer systems that are trustless, involve true self ownership, and enable finalized and immutable transactions on the blockchain.
•Enhancing Transparency and Security: Traditional financial institutions concentrate control, decision-making, and custody of assets within a small set of trusted entities, which could introduce vulnerabilities such as single points of failure, concentration of governance risk, and systemic risk. In contrast, the digital asset economy has the potential to be much more robust and decentralized.
•Promoting Greater Financial Inclusion: Users generally need to have a bank account in order to participate in the current financial system, and the World Bank estimates that there are 1.4 billion people globally that are unbanked due to geographic, economic, or political barriers as of December 31, 2024. In contrast, digital assets are often more accessible, particularly for those traditionally excluded from banking, with lower transaction costs and other barriers to entry; and

•Increasing Programmability and Innovation: The core banking systems and messaging rails of the current financial system are batch-based and not designed for 24/7 programmable assets or robust and evolving cryptographic custody.
We were built on top of blockchain technology which is intended to address these concerns and provides a new paradigm for how institutions and individuals interact with decentralized networks. Over the last decade, blockchain technology has evolved from a peer-to-peer electronic cash system (Bitcoin) into a foundational technology underpinning the digital economy. It now supports a much wider range of assets, ranging from fungible cryptocurrencies, non-fungible tokens, stablecoins, and tokenized real-world assets (“RWAs”) to self-executing smart contract protocols that disintermediate and disrupt traditional business models. This proliferation is often viewed as a market response to the opacity, latency, costs and high take rates embedded in legacy payment rails and centralized corporate networks. Over time, we believe that digital assets and the systems in which they function will drive the global economy as traditional asset classes across equities, debt, currencies, commodities, collectibles, intellectual property rights, and other real world assets increasingly move on-chain and centralized corporate networks face competition from decentralized consumer driven networks.
We began as a specialized custodian for managing and storing digital assets, integrating directly with advanced blockchain technologies and eliminating the need for our clients to compromise security for market access. This was made possible by our investments in creating seamless connectivity with leading exchanges through our storage and custody solutions, including accounts structured to be bankruptcy remote. Such structure includes that digital assets held in custody by the BitGo Trust Companies are held in segregated accounts for the benefit of clients and are never commingled with our other assets, which we believe results in our client’s digital assets not being available to satisfy the claims of our general creditors in the event of a bankruptcy. We believe the trust and confidence we have earned from our clients is rooted in two pillars: (i) our impartiality, driven by our pure-play custody and related services, and the fact that we do not trade against, lend against, or rehypothecate client assets, which we believe eliminates inherent conflicts of interest that exchanges and other market participants often encounter, and (ii) our technology, which is designed to allow our clients to safely and securely store, access and utilize digital assets in a manner we believe is philosophically and structurally aligned with global regulators’ focus on consumer protection. We believe that by maintaining a distinct separation between custody and trading, we serve as a trusted central User Interface (“UI”) for clients to conduct trades across a broad selection of exchanges.
We were one of the first to commercially introduce multi-sig wallet technology allowing our clients to manage their assets through digitally-enabled and software-based wallets (“hot wallets”) and our innovation engine has allowed us to continue to grow our platform. In 2018, we launched BitGo Trust Company, Inc., which made us one of the first custodians purpose-built for digital assets. By developing a fully regulated and qualified offline digital asset platform (“cold wallets”) that is stored in trust accounts structured to be bankruptcy remote to complement our hot wallets, we played a key role in building out the trust-protected environment and shaping the current digital asset custody market structure.
In 2020, we expanded our platform’s capabilities through the introduction of BitGo Prime. BitGo Prime leverages our custody and wallet technology layers to provide liquidity solutions allowing our clients to trade, borrow and lend digital assets. We also provide staking services, which had $25.6 billion of Assets Staked for the quarter ended June 30, 2025. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” for a definition of “Assets Staked”.
In the past few years we have introduced new product offerings to include infrastructure services for digital asset issuance and management through our Stablecoin-as-a-Service and Crypto-as-a-Service offerings. In both the Stablecoin-as-a-Service offering and Crypto-as-a-Service offering, we offer a unified, customizable API that enables our clients to integrate a variety of our stablecoin and cryptocurrency functionalities and services into their platform, permitting our clients to leverage our regulated and secure infrastructure (including our regulatory licenses) to build various crypto-applications, offering a pathway to integrate cryptocurrency functionalities into broader services. Specifically, our Stablecoin-as-a-Service offering provides clients with direct solutions to launch and manage stablecoins reserve management and the ability to create smart contracts. Meanwhile, our Crypto-as-a-Service offering provides our clients with comprehensive crypto and fiat capabilities, including holding, buying, selling and trading assets for their end customers.
Having helped build the current digital asset market structure, we believe in and advocate for thoughtful regulation to support increasing access to and adoption of digital assets. Today, we are a qualified custodian in Wyoming, South Dakota, New York, and Germany and have completed System and Organization Controls (“SOC”) 1 Type 2 and SOC 2 Type 2 examinations. In addition, we are globally regulated and licensed across multiple other jurisdictions including Europe, Asia and the Middle East allowing us to partner with some of the world’s leading institutions. Our platform is supported by a full-reserve deposit system designed to ensure that clients’ digital assets are always available to them anywhere and anytime.
We believe that our track record of innovation, critical role shaping the digital asset market structure, unwavering commitment to security, and holistic platform have created a powerful and trusted brand. As we continue to scale and build out our product offerings, we believe we can attract additional clients at a lower client acquisition cost and achieve a greater share of our existing clients’ wallets, allowing us to increase profitability while continuing to reinvest in our business. We believe that this will allow us to solidify our position as one of the leading platforms for access to the digital asset economy.
Our total revenue is derived from several sources, including digital asset sales (derived from total value of trading volume of digital asset trades executed during the reporting period), staking services (primarily comprised of revenues associated with our staking rewards), subscriptions and services revenues (primarily comprised of (i) fees generated in connection with providing digital intangible asset wallet solutions to institutional and retail clients and (ii)) lending fees generated from interest income and fee income from loan receivables), Stablecoin-as-a-Service revenues and interest income (comprised of interest income earned on our treasury of cash and cash equivalents through money market accounts and money market funds). For the year ended December 31, 2024, digital asset sales revenues, staking revenues, subscriptions and services revenue, and interest income represented 82.5%, 14.9%, 2.5%, and 0.03%, respectively, of our total revenue. Our total revenue for the year ended December 31, 2024 was $3.1 billion, with net income of $156.5 million and Adjusted EBITDA of $3.3 million. Adjusted EBITDA is a non-GAAP financial measure. For more information on Adjusted EBITDA, including the definition and limitations of such measure, and a reconciliation of net income (loss) to Adjusted EBITDA, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”
The Rise of the Digital Asset Economy
We believe that we are on the precipice of a technological paradigm shift. In the same way mainframes, personal computers, the internet, mobile phones, and the cloud were distinct revolutionary epochs of technology that ushered in profound improvements to human society, blockchain technology holds the promise of being the next foundational step in human innovation.
Applications built on blockchains address many of the issues associated with the current financial system. A defining feature of digital assets is their programmability, which enables the development of smart contracts—self-executing agreements coded directly into blockchain protocols. These smart contracts remove the need for centralized intermediaries and enable near-instantaneous, round-the-clock, peer-to-peer trustless transactions.
The digital asset economy began with the groundbreaking development of Bitcoin in 2009. Conceptualized in the wake of the 2008 financial crisis, Bitcoin was introduced to the public through a simple 9-page whitepaper titled Bitcoin: A Peer-to-Peer Electronic Cash System. Created by an individual or group using the pseudonym Satoshi Nakamoto, Bitcoin was designed as a decentralized digital currency that enabled decentralized value exchange over the internet without reliance on financial intermediaries. Instead, by leveraging a distributed ledger known as the blockchain, Bitcoin was designed to address the long-standing “double spend” problem and introduced a transparent, immutable system of record validated by a global network of miners. The Bitcoin genesis block, mined by Nakamoto on January 3, 2009 marked the launch of the Bitcoin network, and kickstarted a foundational shift in how value could be created, stored, and transferred digitally without reliance on centralized institutions.
Since then, digital assets have grown rapidly and now extend beyond cryptocurrencies to encompass programmable contracts, tokenized securities, art, decentralized identity, and more. Notably, similar ecosystems have been created, including Ethereum and Solana, further expanding the addressable market for blockchain as a smart contracting platform. Over time, blockchain networks have evolved from the simple storage and transfer of value to software applications built on distributed computing. In the 16 years since Bitcoin’s launch, digital asset adoption has grown exponentially, largely mirroring the early adoption of the internet.
The digital asset market capitalization is over $3 trillion as of June 1, 2025. The global decentralized infrastructure supports a diverse range of financial and non-financial use cases including:
1.Store of Value: Digital assets provide a disinflationary and censorship-resistant digital asset class that can serve as a store of value over time and a hedge against expanding money supply.
2.Stablecoins: Stablecoins are digital assets designed to maintain a relatively stable value by pegging to a reserve asset, such as fiat currency or an exchange-traded commodity. They offer the benefits of cryptocurrencies, such as fast and low-cost transactions, while mitigating the volatility typically associated with digital assets. Stablecoins are increasingly used for various purposes, including remittances, payments, trading, and as a reserve asset in DeFi applications. As of May 2025, the total market capitalization of stablecoins is over $240 billion.
3.Layer 2 Solutions: Layer 2 solutions are designed to enhance the scalability and efficiency of blockchain networks. These solutions operate on top of the primary blockchain (Layer 1) and aim to process transactions faster and at lower costs.
4.Decentralized Physical Infrastructure Networks (“DePIN”): DePIN represents a novel approach to integrating physical infrastructure with blockchain technology. These networks leverage decentralized protocols to manage and optimize physical assets such as telecommunications networks, energy grids, and transportation systems. By utilizing blockchain for transparent and efficient coordination, we believe DePIN can reduce operational costs, enhance security, and foster innovation in traditionally centralized industries.
5.Gaming: Blockchain technology is revolutionizing the gaming industry by introducing decentralized and transparent ecosystems. Blockchain gaming allows for true ownership of in-game assets, secure transactions, and decentralized game development and maintenance. This innovation enables players to trade, sell, and monetize their in-game assets across different platforms, creating new revenue streams and enhancing the gaming experience.
6.Digital Identity and KYC: The identity ecosystem can be fragmented, expensive, and inconsistent, and traditional cybersecurity measures and rules-based authentication methods have often been unable to keep pace with the types of threats that have arisen in connection with continuing technological advancements. Digital asset-driven products, such as decentralized identifiers, zero-knowledge proofs and immutable identity records, allow institutions, governments, and users to better control and substantiate identity data.
BitGo has been an early and leading contributor to the emergence of the digital asset economy and its emerging infrastructure. Since 2013, we have served as an entry point to the emerging digital asset economy for a broad swath of institutional clients as they seek access to drive innovation and create value.

Our Market Opportunity
We believe most assets will eventually be digital or have a digital representation. There is the potential for new forms of value to be created, while traditional physical asset classes such as real estate and gold can be digitized. This shift would fundamentally revolutionize our global financial system. Some of the key aspects of digital assets and blockchain networks including digital native format, decentralization, transparency, and security have widespread use cases within finance and beyond. These include instantaneous payments, digital store of value, smart contracts, tokenization of real-world-assets, and creation of new digital assets. We believe the value of these digital assets could eventually represent a multi-trillion dollar opportunity and may match or exceed the current values of physical assets.
While we are in the early stages of adoption, we believe digital assets will continue to be embraced in the coming decades. We have already seen the market value of digital assets grow to over $3 trillion as of June 30, 2025, which represents only a fraction of the global value of equities and bonds of $131 trillion as of the same period. In addition, as of January 2024, it was estimated that up to 10% of global gross domestic product could be tokenized and stored on the blockchain by 2027.
We view BitGo as a gateway for institutions to securely access the digital asset economy. We provide core technology infrastructure, including: regulated custody, wallet solutions, borrowing and lending, trading, settlement, and tokenization services, enabling our clients to access the broader digital asset ecosystem with confidence. We believe the institutional adoption of digital assets presents significant growth potential, potentially mirroring the adoption patterns of several of the past technological revolutions described above.
We believe three secular forces are accelerating the institutional and retail uptake of digital assets and the infrastructure that supports them:
1.Growing regulatory clarity in the U.S. and other G-20 markets.
United States. In January 2024, the SEC approved the first spot bitcoin exchange-traded funds, providing a clear path for broker-dealers and registered investment advisers to offer bitcoin exposure in a familiar wrapper. In January 2025, the SEC rescinded Staff Accounting Bulletin No. 121, eliminating the requirement for entities that have obligations to safeguard users’ digital assets to recognize both a safeguarding liability and asset on the balance sheet, which had historically discouraged traditional financial institutions from providing digital asset custody solutions. In March 2025, the Office of the Comptroller of the Currency issued Interpretive Letter 1183, which rescinded the requirement for national banks or federal savings associations to receive prior written supervisory non-objection before engaging in crypto-asset-related activities, including crypto-asset custody solutions, certain stablecoin activities and participating in distributed ledger networks to engage in and facilitate payment activities. In July 2025, Congress enacted the GENIUS Act, establishing the first federal framework for stablecoin issuance and providing a path for U.S.-dollar-backed stablecoins to be issued subject to prudential oversight and regulatory supervision.
International. MiCA became fully effective in December 2024, and the U.K. introduced draft legislation in April 2025 which identified the types of digital asset activities that would become subject to regulation under the U.K. Financial Conduct Authority. Other global regulators such as the Monetary Authority in Singapore and the Securities and Futures Commission in Hong Kong have also indicated that they are continuing to work toward establishing new regulatory frameworks for digital assets. Collectively, these measures have begun to reduce legal uncertainty, which is an important consideration for traditional financial institutions when deciding whether to participate in the digital asset market.
2.Broader market access channels and institutional infrastructure. Institution-grade products and service-providers are rapidly lowering the operational barriers to participation. Within 15 months of launch, U.S. spot-bitcoin ETFs have amassed $143.3 billion in assets under management as of June 30, 2025, marking one of the fastest growth trajectories in ETF history.

Specifically, BlackRock’s IBIT spot-bitcoin ETFs has surpassed $87 billion in assets under management within 19 months as of July 31, 2025. In parallel, following the rescission of SAB 121, global custodians such as BNY Mellon and State Street announced digital-asset custody platforms, and major index providers started including modest crypto allocations in diversified model portfolios. Complementing these developments, open interest in Bitcoin and Ether futures traded on the Chicago Mercantile Exchange reached record levels in April 2025, signaling heightened institutional hedging and trading activity. A growing number of companies have also adopted Bitcoin treasury strategies, allocating a portion of their balance sheet to Bitcoin as a hedge against currency debasement. These companies are also increasingly issuing innovative financial instruments such as zero coupon convertible bonds and preferred stock to raise capital to acquire Bitcoin, thereby allowing them to build a Bitcoin treasury. Collectively, these channels offer compliant, familiar on-ramps for investors while underscoring the market’s increasing reliance on independent, qualified custodians and prime-brokerage solutions like those we provide.
3.Improving sentiment to the tokenization of RWAs. Blockchain technology is increasingly being used to issue, trade, and settle traditional financial instruments. BlackRock’s USD Institutional Digital Liquidity Fund (“BUIDL”) surpassed $2.5 billion in tokenized U.S. treasury assets less than a year after its launch in March 2024, and Franklin Templeton’s on-chain U.S. Government Money Market Fund continues to grow on public networks. Several Global Systemically Important Banks have piloted tokenized commercial paper and short-term repo facilities. In June 2024, McKinsey & Company projected that the market capitalization of tokenized real world assets could reach approximately $2 trillion by 2030. We believe the ability to hold programmable, bearer-effect versions of high-quality collateral, combined with atomic, 24/7 settlement, will be a significant long-term tailwind for regulated custodians, settlement agents and tokenization platforms.
As an early entrant in institutional-grade digital-asset infrastructure, we have spent more than a decade building custody and transaction technology designed to mitigate both theft and loss. Because we provide pure-play custody and related services—and do not trade against, lend against, or rehypothecate client assets—we believe our model avoids the conflicts of interest that can arise at vertically integrated platforms. We believe this combination of security, regulatory alignment, and business-model neutrality positions us to deepen our share of wallet with existing clients and to attract additional institutions as adoption of digital assets continues to expand. Ultimately, we believe our opportunity is expansive and secular, and that we are well positioned to capture broad market growth, take market share, and grow our breadth and depth of service offerings.
Our Platform and Business
We have invested in building our technology and platform to enable clients to secure, store and utilize digital assets. Every new product we introduce is designed to complement and reinforce our existing offerings, creating a unified, full suite platform that meets our clients’ needs. As a pioneer in the broader digital asset ecosystem, we believe our deep experience enables us to remain at the forefront of the digital asset industry by building market structure before it is defined.
Our core focus since 2013 has been delivering trust to our clients, empowering them to easily access and interact with the digital asset ecosystem. This is at the heart of everything we do, including our physical and software-based security, segregated funds that are structured to be bankruptcy remote and stored using separate private keys, advanced compliance requirements, and institutional-grade procedures. As a result, we have created a globally regulated and licensed business that can serve clients across over 100 countries in North America, Europe, and Asia.
We leverage over 10 years of product and market leadership to create and deploy products that address our clients’ needs. We were one of the first to commercialize the multi-sig wallet, one of the first to introduce a trust structure to keep our clients’ assets safe from theft and loss, and one of the first to introduce prime brokerage solutions to allow our clients to better access the broader digital asset market. Our leadership and world-class engineering team continuously evolve with, and strive to help shape, the digital asset economy.

# A Robust, Full-Service Infrastructure Platform

Infrastructure Services
Stablecoin-as-a-Service
Crypto-as-a-Service
Liquidity Services
Trading
Staking
Borrowing and Lending
Collateral Management
Token Management
Qualified Custody Services
Go Network Settlement
Qualified Custody
Self-Custody Wallet Services
Multi-sig & MPC Self Custody Wallet Platform

## Key Platform Highlights

- **Industry Defining Security Platform:** We believe our platform continuously sets the standard in safety and security whether by creating one of the first bankruptcy-remote qualified custody services or pushing the standards of Multi-sig and MPC wallets
- **Impartiality and Neutrality:** Clients have freedom of choice to trade, stake, and borrow and lend with whomever they choose
- **Bolstered by Network Effects:** With every client onboarded to BitGo, more counterparties are available for settlement and trade via the BitGo platform
- **Global Compliance and Reach:** Our infrastructure services leverages our relationships and standing with over 35 state, federal and international regulators to provide out-of-the box solutions to support our client's products and services
- **Research and Product Driven Organization:** We are a product led organization. Over 50% of our company is focused on engineering, product, and operations[1]

Note: [1]As of December 31, 2024.

Our technology platform is structured into four distinct layers: self-custody wallet, qualified custody, liquidity and prime, and infrastructure-as-a-service solutions. Each layer is designed to provide comprehensive solutions for the secure storage, management, and utilization of digital assets for a diverse range of clients. Our platform is designed to fit our clients’ needs. We frequently observe that our clients start with one layer of our services, typically our custody solutions, before expanding into our other products and services.
•Self-Custody Wallet Solutions: At the core of our offerings is our foundational self-custody solutions built upon patented multi-sig and MPC wallet technology. By leveraging advanced cryptographic techniques, our platform is designed to provide a robust and secure set of solutions for the self-custody of digital assets, allowing our clients to maintain control over their digital assets while minimizing the risk of unauthorized access.
•Qualified Custody Solutions: The second layer to our technology platform is our qualified custody solutions. A qualified custodian holds clients’ funds in a segregated manner and must meet rigorous regulatory standards aimed at protecting client funds from loss, theft, or misuse. As a qualified custodian under applicable U.S. state trust law, we owe fiduciary duties to our clients with respect to the safekeeping of custodied assets, including duties of care and loyalty under the laws of the jurisdictions in which our trust company subsidiaries are chartered. These fiduciary obligations are a key feature of our trust company structure and differentiate us from custodians that are not subject to comparable requirements. In jurisdictions outside the United States that do not impose equivalent fiduciary duties on custodians, we strive to apply the same U.S. standards in connection with its operations outside of the U.S., subject to applicable contractual provisions and applicable local law. Our qualified custody solutions are 100% supported by cold storage which means storage that is offline for maximal security. Assets held through our qualified custody solutions are structured to be bankruptcy remote. Such structure includes that digital assets held in custody by the BitGo Trust Companies are held in segregated accounts for the benefit of our clients and are never commingled with our other assets, which we believe results in our client’s digital assets not being available to satisfy the claims of our general creditors in the event of a bankruptcy . In addition, we have completed SOC 1 Type 2 and SOC 2 Type 2 audits, numerous security audits, and we have up to $250 million of insurance coverage for digital assets held in qualified custody. Our qualified custody solutions are designed to meet the stringent requirements of institutional investors and regulatory agencies and fulfill the fiduciary responsibilities that we owe our clients to look out for their best interests. Our qualified custody solutions are integrated with our other offerings, including our liquidity and prime solutions and our Go Network, which provides our clients with near-instantaneous settlement infrastructure to support their custody and trading activities.
•Liquidity and Prime Solutions: The third layer of our technology platform focuses on providing a robust suite of liquidity-focused solutions for flexible and ongoing asset management. This layer includes solutions such as staking, borrowing and lending, collateral management, trading and end-to-end digital asset management (e.g. token vesting, unlocking, and on-chain activities) through our token management platform. We believe these offerings enable our clients to optimize the use of their digital assets, providing opportunities to earn yields, access liquidity solutions, and manage risk. Our liquidity and prime solutions are designed to support the dynamic needs of our clients, ensuring that they can effectively manage their portfolios and capitalize on market opportunities.
•Infrastructure-as-a-Service Solutions: The fourth and final layer of our technology platform is our dedicated white-glove infrastructure solutions for digital asset issuance and management. Our Stablecoin-as-a-Service offering is tailored to meet the needs of organizations looking to create and manage stablecoins. Stablecoins are digital assets pegged to a stable value, such as a fiat currency. Our solutions include the technical infrastructure, regulatory compliance, and operational support necessary for the successful creation, issuance, and management of stablecoins. This is designed to ensure that clients can confidently launch and maintain stablecoins within a robust security and compliance framework. Our Crypto-as-a-Service offering, on the other hand, provides a flexible and secure platform for the issuance and management of various types of digital assets. This service is designed to cater to the unique requirements of businesses and institutions that need customized solutions for their digital asset initiatives. Our Crypto-as-a-Service offering includes features such as secure storage, transaction management, and regulatory compliance, enabling clients to efficiently manage their digital assets while adhering to industry standards and regulations. Finally, our token management offering includes end-to-end digital asset management solutions, such as token vesting, unlocking, and on-chain activities.
Each layer of our platform is highly complementary, which we believe provides our clients safe and seamless access to the digital asset ecosystem.

Our Flywheel
Our digital asset platform benefits from four virtuous cycles:
1.Onboard Ecosystems and Institutions: Capture entire blockchain ecosystems by becoming the token infrastructure for protocols, their investors, and end users.
a)As we onboard L1 and L2 blockchain protocols onto our token management platform, we offer our token management services to the corresponding ecosystems including venture capital investors, employees, and members of their community. These ecosystem participants are more likely to adopt additional BitGo products including custody and wallet offerings and our other value added services. As we deepen our penetration amongst ecosystem participants, we believe that these participants are inclined to refer our products and services across ecosystems ensuring that new projects are built using our infrastructure.
b)Grow Users and Assets: Attract market makers, exchanges, and partners with additional users and assets.
c)Our ability to onboard major protocols, FinTechs, and issuers allows us to integrate our digital asset solutions, such as custody and trading, directly into our clients’ user experiences. As end users adopt crypto products powered by our infrastructure, we believe our clients are then able to attract new users and grow user activity, driving deeper integration and attracting more buy-in to our digital asset ecosystem. As a result, we have the potential to become the financial infrastructure provider of choice behind key products and apps serving millions of clients.
2.Deepen Liquidity and Activity: Build liquidity by attracting market makers, traders, and exchanges to our settlement and financing network.
a)We look to onboard market makers and liquidity providers to our settlement network which in turn attracts counterparties that benefit from faster, cheaper, and safer settlement. We believe that increases in our settlement volume will attract exchanges to our settlement network, which in turn makes it more likely they will adopt our custody, settlement and financing solutions across additional counterparties, exchanges, and traders, making us a go-to destination for settlement and prime services across digital assets.

3.Expand Platform Utility: Capture more protocols, FinTechs, and issuers, as product offerings expand.
a) Platform utility is expanded as a result of economies of scale and network effects. We believe that our rich product suite, dense network of counterparties, and proven infrastructure capabilities attract the next wave of protocols, FinTechs, and issuers to build on BitGo, perpetuating our flywheel of growth. Subsequently, we expect that a new wave of protocols, FinTechs, and issuers are more likely to be attracted to our platform to take advantage of the new product offering and robust infrastructure, and the cycle continues.
We view our networks as highly complementary. Our ability to serve new ecosystems attracts new clients that use our custody, settlement, and trading solutions and build on our infrastructure. Similarly, we believe that each new financial institution we attract can bring thousands of users who grow user activity and assets on platform providing increased liquidity to our platform. A new market maker could attract exchanges and traders providing faster settlement and more market depth for better service and pricing to our client base creating reduced friction in buying and selling digital assets. In addition, we believe that each new stablecoin or digital asset issued through our platform expands its reach and creates opportunities to grow our network effects, making our products better for all of our clients.
Bitcoin Treasury Strategy and Market Resilience
We have maintained a significant Bitcoin treasury reserve, a practice initiated in 2014. Our Bitcoin treasury holds over 2,300 BTC with a fair value of $253.7 million based on observable market prices, representing approximately 89.9% of total digital intangible asset value and approximately 7.9% of our total assets on our consolidated balance sheets, as of June 30, 2025. Our Bitcoin treasury strategy involves the custody of Bitcoin that we receive as payment for our services (rather than converting such client payments to fiat), acquiring Bitcoin with cash on our balance sheets and selectively retaining Bitcoin that we receive as payment for our services (rather than converting such payments to fiat). We believe that this deliberate strategy and consistent custody of Bitcoin has positioned us as a leader among digital asset infrastructure providers, enabling us to navigate the volatility of crypto markets, including multiple crypto winters, with what we view as greater stability and financial independence than our competitors. We believe that holding Bitcoin as a core treasury asset has contributed to our ability to minimize reliance on external capital raises, strengthen our balance sheet, and leverage our operational expertise in secure Bitcoin custody to drive long-term value creation. For example, we believe that our Bitcoin treasury strategy strengthens us as a prime broker and that our significant Bitcoin holdings may contribute to our proof of creditworthiness as Bitcoin becomes a universally recognized asset. In addition, we use our Bitcoin as reserve capital with some regulators, which allows for an efficient use of our Bitcoin and creates a corresponding increase in our reserve requirements as the price of Bitcoin rises.
Our Bitcoin treasury has been a cornerstone of our financial resilience. Unlike many competitors in the digital asset space, who have raised significant amounts of capital to fuel growth, we have achieved comparable or superior growth with relatively modest fundraising of less than $200 million over 12 years. For example, our AoP grew from $17.0 billion for the quarter ended December 31, 2022 to $90.0 billion for the quarter ended December 31, 2024, a CAGR of 130%, primarily driven by the organic growth of our custody, trading solutions, and staking platform, while also maintaining leaner equity dilution due to the relatively modest external fundraising efforts. The appreciation of Bitcoin during market upcycles, such as the 2020-2021 bull run, bolstered our liquidity, enabling strategic investments in technology (e.g., BitGo Prime, launched in 2020) and global expansion (e.g., offices in Singapore and Dubai, each opened in 2024). During crypto winters, such as the 2022-2023 bear market when Bitcoin’s price fell from $69,000 to $16,000, our Bitcoin treasury reserves, combined with our diversified revenue streams (e.g., $793.3 million in digital asset sales revenue, $79.0 million in staking revenue and $52.7 million in subscriptions and services revenue for the year ended December 31, 2023), provided a buffer against reduced transaction volumes, allowing us to avoid significant layoffs or restructuring that impacted companies in the digital assets industry.

Our Bitcoin treasury strategy is deeply integrated with our operational strengths. As a leading provider of institutional-grade custody solutions, with approximately $90.3 billion in AoP for the six months ended June 30, 2025, including significant Bitcoin holdings in cold storage, we seek to leverage our proprietary multi-sig and qualified custody solutions to safeguard our treasury assets. We believe that this operational expertise not only ensures the security of our Bitcoin holdings but also enhances client trust, as evidenced by our Number of Clients reaching over 4,600 across over 100 countries as of June 30, 2025. By accepting Bitcoin as payments for our services and retaining these assets on our balance sheet, we align our financial strategy with our mission to deliver trust in the digital economy, capitalizing on Bitcoin’s long-term value potential. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” for definitions of “Assets on Platform” and “Number of Clients”.
We view our Bitcoin holdings as long-term holdings and, looking forward, we plan to increase our Bitcoin treasury holdings subject to market conditions and operational cash flow requirements. This strategy would involve continuing to accept Bitcoin payments and selectively retaining these assets rather than converting to fiat, thereby deepening our exposure to Bitcoin’s upside potential. We also plan to continue to use our Bitcoin holdings to satisfy our reserve requirements with certain regulators. We believe this approach could further differentiate BitGo from our competitors, who often rely on diversified crypto or fiat-heavy balance sheets, and enhance our ability to continue our growth and generate value despite periods of market volatility. We believe our Bitcoin treasury reserves, combined with our technology platform—which supported over 1,400 digital assets as of June 30, 2025, and $25.6 billion in Assets Staked for the quarter ended June 30, 2025—positions us to capitalize on the growing institutional adoption of digital assets. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” for a definition of “Assets Staked”.
The volatility of Bitcoin prices presents both opportunities and risks, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Impacting Our Performance—Price and Volatility of Digital Assets.” and “Risk Factors—Risks Related to our Bitcoin Treasury Strategy.” A hypothetical 50% increase or decrease in Bitcoin’s fair value would have impacted our net income for the six months ended June 30, 2025 by approximately $126.9 million, reflecting the fair value accounting under ASU 2023-08. However, we believe our long-term holding strategy, robust custody infrastructure, and diversified revenue streams (e.g., digital asset sales revenue up $3.0 billion and staking revenue up $30.1 million, in each case as of June 30, 2025 from June 30, 2024) mitigate downside risks, enabling us to weather market downturns. By maintaining a significant Bitcoin treasury, we believe we can not only reinforce our financial stability but also align our interests with those of our clients and shareholders, who value our commitment to the digital asset ecosystem.
We believe our Bitcoin treasury strategy has been instrumental in navigating the up-and-down landscape of crypto markets, delivering stable growth, and positioning us as a leader in the digital asset economy. As we pursue our IPO and future growth, we remain committed to leveraging our Bitcoin holdings and operational expertise to drive sustained value creation, outpacing competitors and capitalizing on the transformative potential of blockchain technology.
What Makes Us Different
•Early-Mover with History of Innovation and Technology Leadership. We pride ourselves on being one of the pioneers of the digital asset economy. Since 2013 we have helped lead innovation in the digital asset ecosystem, including early adoption and commercialization of multi-sig wallet and cold storage technology solutions that helped set industry standards. Members of our founding team have been early adopters and builders within the digital asset ecosystem, and our leadership in the digital asset space has allowed us to shape the markets and work with regulators in an effort to seek regulatory clarity in our industry.
•Leading R&D Supports Continued Product Development. We are first and foremost a technology company. Over 50% of our employees are focused on R&D as of June 30, 2025, and our strong market position is underpinned by having a robust platform that enables clients to freely store, access, and trade digital assets. Led by our Co-Founder and CEO, Mike Belshe, who helped develop HTTP/2 protocols while working at Google, we have developed and maintained an exceptional engineering team to lead our product development.
•API-First Technology Platform. Our developer platform is designed to be quick and easy to use while providing robust coverage across wallets, deposits, and other products and services. We believe that as developers use our APIs, we are able to create a stickier ecosystem based on our infrastructure while developers are able to create programmatically more rigorous and efficient tools with granular customization and controls.
•Comprehensive Platform Enables One-Stop Access for Clients. Our platform aims to bring together wallet and qualified-custody solutions with staking, trading, settlement, and token-management capabilities, allowing clients to obtain multiple digital asset solutions from a single provider. In our experience, many clients begin with one product and subsequently adopt additional services, streamlining their vendor relationships and deepening their engagement with us. In fiscal year 2024, approximately 74% of our revenue was generated from clients that used more than one BitGo offering, and approximately 54% of our total revenue was generated from clients that used more than two BitGo offerings.
•Integrated and Regulated Platform Underpinned by End-To-End Security, Safety and Compliance. We emerged in the digital asset ecosystem with a focus on allowing our clients to easily secure and access their digital assets across the globe. As a result, we offer our full suite of solutions ranging from our qualified custody solutions to principal trading solutions that are designed to avoid conflicts of interest with our clients who are located in over 100 countries. Our principal markets are the United States and other major financial centers in North America, Europe, and Asia.
•Relentless Focus on Our Institutional Client Base. As of June 30, 2025, we have over 4,600 Number of Clients, ranging from leading exchanges to corporations, and private investors to nation states. We aim to meet our clients where they need us, whether that is using our technology platform on a standalone basis or embedding our services within their broader offerings. Our broad and diversified client base provides us with differentiated and real-time feedback, which we use to continue developing our platform. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” for a definition of “Number of Clients”.
•White Glove Service. Our go-to-market (“GTM”) team supports each client from initial onboarding through the entire relationship. Dedicated onboarding and trust operations specialists guide account setup and integration, after which client success managers provide ongoing, proactive support and rapid issue resolution. As a result, we are able to offer additional products and services to meet our clients’ evolving needs.
•Built with Market Structure In Mind. We are uncompromising on qualified custody because the foundation of a secure digital asset economy is built on it. While others blur the lines by moving client assets onto their own balance sheets to support trading, staking, or other features, we take a fundamentally different approach: your assets remain your assets, always held in a qualified custody account. As a result, your assets are never mixed with anyone else’s providing a level of security that few other platforms offer. We’ve engineered around the gaps in today’s evolving market structure, building the infrastructure that doesn’t yet exist, so you don’t have to compromise on safety, control, or compliance. This is what institutional clients demand, and what we provide to our clients.

Growth Strategies
•Deepen and Expand our Trust-Based Relationships with Existing Clients. Since our inception, security and trust have been at the foundation of our business. We believe that our clients initially engage with us for the trust, safety and security that underpin our core custody solutions. As we demonstrate our value and reliability, starting with our white glove onboarding service through ongoing safety and security in a way that we believe differentiates us from our peers, we see our clients begin to adopt additional products and solutions across our platform – including our liquidity and infrastructure solutions. This allows us to continue to grow with our clients on their journey towards increased digital asset usage.
•Build the Largest Institutional Client Base and Deepen Network Effects. We design and build institutional-grade products in service of our client base. As our platform expands, we believe we will be able to serve more clients along the digital asset adoption curve. Our ability to effectively expand our client base also increases our impact on the broader digital asset economy, including by providing more liquidity and infrastructure solutions to our clients and the various ecosystems we serve.
•Expand Internationally. We serve a global client base, and we aim to be able to service them wherever they require. As a result, we are focused on obtaining licenses across key regions for our clients. As we expand our footprint, we believe we will also be able to onboard new clients through our international entities.
•Serve New Coins, Tokens and Protocols, and their Ecosystems. We intend to continue evaluating and supporting new digital assets and ecosystems. As we become the provider of choice for an ecosystem, we believe we play a key role in providing liquidity and infrastructure solutions that expand our reach with a whole new set of users that have the potential to translate into clients. As of June 30, 2025, we supported over 1,400 digital assets, which is amongst the most comprehensive offerings amongst our competitors.
•Become the Leading Stablecoin Platform. As use cases for stablecoins continue to grow, we believe we are well positioned to become a leading platform for stablecoin issuance and management. Our Stablecoin-as-a-Service offering provides clients a full suite of management tools and the ability to customize for their given needs. We aim to become the platform of choice for stablecoin ecosystems, similar to how we have done with tokens and other foundations.
•Continued Product Innovation and Addition of Value-Add Solutions. We leverage our R&D function to continue innovating and expanding on the quantity and quality of our product offerings. As a result, we aim to ensure that our platform is connected to all aspects of the digital asset ecosystem including traditional and DeFi. We expect continued product innovation to allow us to better serve our existing client base and identify new clients on their digital asset adoption journey.
•Own More of the Value Chain. We explore opportunities to own more of the value chain, including expanding operations of our own nodes, which are computers that help run and support a blockchain network, to conduct our operations. Specifically, although we own and operate all of the nodes we use to conduct our wallet solutions, including nodes to custody client assets in connection with our staking solutions, we currently own and operate a subset of nodes used to conduct our staking solutions. In connection with our staking solutions, clients’ digital assets are delegated to us or a third-party validator selected by us. The decision to use a third-party validator is based primarily on providing our clients with the ability to leverage a variety of providers or where we do not yet provide internal support for a newly launched network. By operating more of our own validator nodes, we believe that there is significant potential for our clients’ digital assets to be staked directly through us rather than through our third-party validators, thereby allowing us to capture more of the economics of the staking value chain. In addition, increasing direct operation of validator nodes will provide us with the ability to ensure greater security, speed, control and reliability with respect to our staking solutions, which are all key factors for delivering trusted and scalable solutions to our clients, and which we believe will result in increased client engagement and drive the acquisition of new clients. We believe that these initiatives can enable us to capture more of the revenue that we generate on behalf of our clients, which we currently share with our platform partners.
Our Clients
We offer solutions for clients across the digital asset adoption curve, and our client base and segments reflect this. The Number of Clients we served was over 4,600 across more than 100 countries as of June 30, 2025, principally in the United States and other major financial centers in North America, Europe, and Asia. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” for a definition of “Number of Clients”.
Within our client base, we segment our clients as follows:
Digital Asset Ecosystems – The digital asset ecosystem is one of the most rapidly evolving technology landscapes in the world today. New blockchains, novel cryptographic primitives, innovative token designs, and entirely new business models are emerging at an unprecedented pace. With each new protocol or network, a fresh ecosystem is born—one that must immediately facilitate the custody, trading, and distribution of its native token, security, utility, and legitimacy.
When new blockchains or tokens launch, their creators invariably require a suite of infrastructure solutions to help their ecosystems thrive. These foundational needs typically include secure wallet infrastructure, institutional-grade custody for early investors and foundations, token cap-table and vesting management, native stablecoin issuance and support, and—increasingly—interoperability solutions such as WBTC. We believe BitGo is well positioned today to deliver all of these services in a fully integrated, compliant, and scalable way.
Beyond technology, BitGo brings a trusted brand that we believe enhances the credibility and perceived safety of new ecosystems. As a regulated platform designed to be conflict-free and servicing over 4,600 Number of Clients globally as of June 30, 2025, BitGo provides instant distribution and legitimacy for new digital assets. Any blockchain integrated into the BitGo platform becomes immediately accessible across our institutional network—accelerating adoption, liquidity, and developer traction. For this reason, BitGo is often the first infrastructure partner engaged by new Layer 1 and Layer 2 protocols seeking enterprise-grade connectivity and ecosystem momentum.
BitGo does not simply support digital asset ecosystems—we seek to help activate and grow them. Through a combination of trusted infrastructure, institutional distribution, and brand credibility, we believe BitGo has become a preferred on-ramp for new networks to enter the institutional digital asset economy.
Financial Institutions – As the digital asset ecosystem continues to mature, we have found it complements and in many instances surpasses the capabilities found in the existing financial ecosystem. As we receive more regulatory clarity, we have seen our financial institution clients increase their digital asset usage and we believe there is still a very large adoption opportunity ahead. Our track record as pioneers within digital assets, depth of platform and reach within the broader digital asset ecosystem make us an attractive partner for firms looking to engage in this ecosystem. We are proud to work alongside some of the leading financial institutions including some of the leading venture capital firms investing in digital assets.
Our platform is designed to scale with the needs of our clients. As a result we work with the world’s leading financial institutions ranging from venture capital firms to hedge funds, ETFs and family offices to trading firms to payment providers and other retail aggregators. Our clients are able to choose the offerings that meet their level of activity and sophistication. This often starts with providing custody and liquidity solutions to funds that hold or buy and sell digital assets. As our clients’ use cases evolve, we see them adopt our staking solutions. Within our liquidity offerings, we also see institutions rely on our settlement networks for risk-free settlement across counterparties as part of their market making services. Finally, we work with some of our most advanced clients to build out their own infrastructure and digital asset products for their client base, which sits on top of our platform and leverages our APIs and leading technology platform.
Last, security and trust are the foundation of our business. When the broader digital asset industry undergoes downturns, we are often chosen as the distributor of assets in bankruptcies due to our strong reputation and track record of “getting it right”. We played a key role in the Mt. Gox bankruptcy in 2014 by facilitating the distribution of digital assets during its bankruptcy process and we were recently selected by FTX Trading Ltd. and its affiliated debtors to assist in distributing recoveries to retail and institutional clients in supported jurisdictions, per the U.S. bankruptcy court-approved FTX Chapter 11 Plan of Reorganization.
Technology Platforms – The extensibility of our platform is a key differentiator for our technology platform client segment. We provide APIs and infrastructure as well as direct access to liquidity and storage solutions that make us an attractive partner for this advanced and fast moving segment, so that our clients can rapidly scale their digital asset support without having to invest in resources to cover the intricacies of different blockchains. Several key client bases we serve include:
Exchanges – We work closely with many traditional financial and cryptocurrency exchanges. We offer these companies a range of solutions from custody and wallet management to value add solutions such as staking and settlement. We believe that our regulated nature, and our commitment to regulatory compliance, helps our exchange clients reduce operational complexity and regulatory risk. By leveraging our compliance-first infrastructure, we believe that our exchange clients can more easily meet their own regulatory obligations.
Fintech Platforms – Fintech platforms and neobanks represent a dynamic and expanding segment of our client base. These Business-to-Business-to-Consumer clients leverage our secure custody solutions, wallet infrastructure, and settlement technology to offer digital asset products directly to their end consumers. By outsourcing their digital asset infrastructure needs to us, these platforms can focus on their customer experience and product differentiation, while relying on us to provide the scalable institutional-grade infrastructure for secure custody and transactions. We empower this client segment to accelerate time-to-market while maintaining high levels of trust, compliance and technical performance.
Corporations – Corporations and corporate treasuries represent another important component of our institutional client base. We have observed corporations become more comfortable using digital assets, leading an increasing number of companies across sectors to allocate a portion of their balance sheet to digital assets and adopt digital asset treasury and payment strategies. Our corporate clients include publicly listed and private companies that require institutional-grade custody and associated services, with features such as multi-user access controls, policy engines, multi-sig security, and integration with enterprise resource planning and accounting systems. We provide customized onboarding, reporting, and governance solutions to meet these clients’ fiduciary and audit requirements. Corporate clients rely on us for a range of solutions including custody, liquidity access, and staking. Increasingly, this segment of clients are beginning to leverage our Stablecoin-as-a-Service offering, allowing corporations to issue and manage their own branded stablecoins, enabling new use cases such as cross-border payments and on-chain settlements.
Governments – We serve government agencies across the world including those in the U.S., El Salvador, Bhutan, and other countries. As governments across the world develop their digital asset policies, we expect there will be continued opportunity to deepen our penetration with this client segment. We view our geographic reach, with licenses and registrations obtained from over 50 regulators in various jurisdictions, including the U.S. (including 23 U.S. state regulators), the E.U., Singapore, Switzerland and Dubai, as a key asset as we look to extend our work with our government clients. Our government clients are able to onboard directly across any of our seven regulated custody entities and we can serve as qualified custodians within a matter of days. For our government clients focused on security, we also provide on-premise solutions where we provide the software, hardware, process and talent to stand up on-premise solutions powered by our technology foundations. We believe these entities will continue to choose us because of our unwavering security standards and commitment to regulatory compliance.

BitGo | World Liberty Financial

Case Study

## Background

World Liberty Financial is a decentralized finance platform offering U.S. dollar-pegged stable coins (USD1). The platform is designed to allow customers to transact, invest, and participate in DeFi in an accessible way.

## The Challenge

World Liberty Financial was looking for an all-encompassing turnkey solution to rapidly launch and scale its institutional-ready dollar-pegged stablecoin.

## Solution & Outcomes

- ➔ Earlier this year, BitGo launched its Stablecoin-as-a-service platform that allows clients to use our secure, compliant, and scalable infrastructure to launch and manage their own stablecoins.
- ➔ BitGo was able to launch the USD1 stablecoin project, manage all mints and burns, and provide qualified custody; **all in 6 weeks**.
- ➔ Within the first two weeks of launch, the USD1 project scaled to more than $2 billion in market capitalization. BitGo provides the underlying infrastructure for the World Liberty Financial project and continues to partner closely with the team to support ongoing growth.

> *"We were in the market for a partner who could help USD1 in a matter of weeks, not months or years. We became the fastest growing stablecoin of all time. We needed someone who could help us remain compliant, issue from the United States, and provide bankruptcy remote custodianship for all assets being held. BitGo was very willing to help and do whatever needed to be done from a customization standpoint and ensure we had exactly what we needed for a finished product."*
>
> *Zak Folkman, COO and Co-Founder of World Liberty Financial*

WLFI World Liberty Financial
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BitGo | Bullish

Case Study

## Background

Bullish is a global institutional digital asset exchange founded in 2021 and designed to integrate blockchain technology into traditional market infrastructure. From the start, Bullish prioritized becoming a regulated entity with the highest standards of trust, security, and compliance, while also focusing on maintaining deep liquidity and providing innovative trading products for institutional clients.

## The Challenge

To operate as a globally regulated exchange, Bullish needed to combine speed, compliance, and security. The team required an infrastructure partner that could deliver custody, risk management, and settlement tools capable of supporting institutional-grade performance while building investor confidence around the world.

## Solution & Outcomes

- ➔ BitGo provided turnkey custody infrastructure through BitGo Trust Company, Inc. and BitGo Europe GmbH, assisting Bullish to launch quickly without building custody systems from scratch.
- ➔ Bullish layered custom approvals and internal alerting on top of BitGo's APIs and native security controls, creating a multi-layered operational risk framework tailored to their needs.
- ➔ We believe that with BitGo's reputation—over a decade of experience, seven global custody licenses, SOC 1 Type 2 and SOC 2 Type 2 certifications, and BitGo's $250M insurance for digital assets held in qualified custody—Bullish gained instant credibility and increased adoption among institutional investors.

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BitGo | Mysten Labs

Case Study

## Background

Mysten Labs creates foundational infrastructure for builders, web3 enthusiasts, and explorers to enable a more decentralized internet. Mysten Labs’ technology helps developers and users access faster, more reliable, and lower cost blockchain applications.

## The Challenge

With the goal of full decentralization, Mysten Labs must address the simultaneous demands of speed and security. They needed a solution that could help them launch, manage, and secure SUI coins, specifically on a Layer-1 blockchain.

## Solution & Outcomes

- ➔ For over 2 years, BitGo has offered treasury and broad token support for Mysten Labs, enabling SUI token access across platforms and qualified custody for Mysten Labs’ treasury of SUI.
- ➔ Mysten Labs’ customers were able to enhance liquidity through the staking and trading solutions provided to the community of token holders.
- ➔ BitGo’s self-custody wallet was also provided to all participants of the ecosystem to secure and utilize their digital assets.

> *“Our partnership with BitGo is evidence of our commitment to widening the ecosystem and creating a diverse community of users inclusive of both institutions and individuals,”*
>
> *“Together, we make meaningful inroads in broadening the number of people interacting with the ecosystem and ultimately advance our goal of mass Web3 adoption.”*
>
> Evan Cheng, Co-Founder and Chief Executive Officer of Mysten Labs

$4,690.42

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BitGo | COINMENA | كوين مينا

Case Study

## Background

Founded in 2019, CoinMENA is a rapidly growing cryptocurrency exchange serving the Middle East and North Africa (MENA) region. Operating under regulatory frameworks in the UAE and Bahrain, CoinMENA simplifies on- and off-ramps between traditional banking systems and crypto markets, serving as a compliant and seamless conduit for users into and out of digital assets.

## The Challenge

With more than 1.5 million users and stated ambitions to onboard 100 million, CoinMENA needed a custody partner that could deliver institutional-grade security, rigorous regulatory compliance, and operational scalability—without compromising on agility or technology innovation.

## Solution & Outcomes

- ➔ BitGo has been CoinMENA's trusted custody partner, delivering enterprise-grade security and regulatory compliance.
- ➔ CoinMENA implemented a dual strategy: keeping a small portion of funds in hot wallets (under 5%) for liquidity and storing the vast majority in BitGo's cold storage, with multi-signature key management to mitigate risks.
- ➔ BitGo supports CoinMENA's operations across the MENA region with both cold qualified custody and hot wallet functionality, enabling scalable operations designed to comply with regulatory requirements.
- ➔ The partnership has enabled CoinMENA to focus its internal resources on innovating its exchange offerings—without diverting effort to managing custody or compliance infrastructure.

> *"You want a company that is responsive to feedback and sees you not only as a customer, but as a partner like we've been... BitGo's help has been instrumental in getting CoinMENA where we are today."*
>
> *Talal Tabbaa, CEO of CoinMENA*

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Our Products and Solutions
We believe the market structure for digital asset-focused products is not optimized for the success of market participants; solutions are spread unevenly across the technology ecosystem, and resources are allocated inefficiently. Our full-service offerings aim to provide a unified set of solutions across major markets.
While we started in custody and wallets and continue to invest in such solutions, we have since created a comprehensive suite of solutions built on top of our custody and storage layers allowing our clients to access and utilize their digital assets efficiently. These solutions, which include staking, trading, borrowing and lending, collateral management, stablecoin (tokenization and infrastructure), and network settlement are detailed as follows:
Self-Custody Wallet and Solutions
Our self-custody solutions empower institutions to directly manage their digital assets while leveraging our security expertise. By using multi-sig and MPC technology, we are focused on eliminating single points of failure, and enhancing oversight and control. By separating and securing numerous private keys per client, we provide the infrastructure and support for clients to meet ever-evolving governance and regulatory compliance requirements, while providing incredible utility for users that want to utilize their assets. We charge recurring account and custody fees, as well as transaction fees for certain movements of assets.
Qualified Custody Solutions
We provide regulated and insured custody of over 1,400 digital assets on our platform as of June 30, 2025, ensuring high levels of regulatory compliance and security. As a qualified custodian, we hold digital assets in trust, separating them from our operational funds, in line with established regulatory practices. Our proprietary multi-sig technology and cold storage systems are designed to protect a range of digital assets from unauthorized access and cyber threats. We charge recurring account and custody fees, as well as transaction fees for certain movements of assets.
Liquidity and Prime Solutions
Staking: We offer staking solutions that allow clients to stake their digital assets, to validate transactions on eligible blockchains and earn staking rewards thereon while maintaining custody and ownership of their digital assets. We do not offer liquid staking. For the quarter ended June 30, 2025, we had $25.6 billion of Assets Staked, and as of June 30, 2025, supported over 1,400 digital assets. Clients who stake their digital assets receive compensation, otherwise referred to as “staking rewards”, issued by the applicable blockchain protocol, typically in the form of the network’s digital asset. In return for the services we provide, we earn a fixed percentage commission on all staking rewards received by our clients. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” for a definition of “Assets Staked”.
Trading: We offer institutional-grade trading solutions designed for secure and efficient digital asset transactions. Our platform connects our clients to a global network of liquidity providers, ensuring optimal execution and pricing. Our trading solutions, through which we provide agency execution services to clients in connection with their purchase or sale of digital assets, are integrated within custody solutions, eliminating the need to move assets between platforms and reducing counterparty risk, and we support a wide range of digital assets and trading pairs. These activities are conducted through BitGo Prime, which acts as an agent and routes orders to liquidity providers. We do not, however, directly engage in trading nor do we trade digital assets as a principal, which we believe mitigates the potential for conflicts of interest that can arise at vertically integrated platforms. With advanced order types and real-time market data, we are focused on empowering institutions to implement sophisticated trading strategies. We earn spreads and/or transaction fees on client trades executed through our trading platform.For the year ended December 31, 2024, we had approximately $2.5 billion of digital assets sales revenue, which is derived from the total trading volume of digital asset sales on our platform, representing a 220.6% increase from the year ended December 31, 2023.
Borrowing and Lending: We facilitate borrowing and lending of digital assets for our institutional clients, enabling them to optimize capital efficiency and generate yield. We provide secured lending to institutional clients and counterparties, typically on an over-collateralized basis. We may fund loans using our own capital or, in some cases, through short-term financing arrangements with institutional liquidity providers. Through our transparent and secure platform, clients can lend their digital assets to us to earn interest payable by us or borrow digital assets from us for a fee to fund trading and investment activities. We earn interest income or financing spreads on lending arrangements. For the year ended December 31, 2024, we generated approximately $5.8 million in lending fees, which represent interest income from loan receivables and fee income from digital intangible assets loan receivables on our platform, as compared to $0.46 million for the year ended December 31, 2023.
Collateral Management: Our collateral management services provide our institutional clients with tools to manage risk and optimize capital efficiency in digital asset lending, borrowing, and trading. We work with our clients to ensure that collateral levels are maintained according to predefined parameters, mitigating liquidity risk. Our clients can use a wide range of digital assets as collateral, providing flexibility in managing their portfolios. Real-time reporting and analytics provide transparency into risk exposures, which we believe allows our institutional clients to confidently participate in digital asset markets while adhering to regulatory requirements and internal risk management policies. Digital assets that are pledged as collateral are custodied within segregated accounts on our platform and are subject to daily monitoring and margin requirements in accordance with the applicable loan or collateral management agreement. We do not rehypothecate or otherwise use client collateral for proprietary purposes. We collect management and monitoring fees in connection with collateral management services.
Infrastructure-as-a-Service Solutions
Stablecoin-as-a-Service: Stablecoin-as-a-Service, which we launched in 2025, allows institutional clients to issue U.S. dollar-backed stablecoins using our regulated trust infrastructure. Depending on the client’s needs, we can provide any or all elements of the service, including (i) token issuance, (ii) smart contract management, and (iii) reserve custody and administration that hold and manage assets backing stablecoins with automatic rebalancing, daily reconciliation, and compensation attestations from top accounting firms. In addition, we provide regulatory infrastructure including access to our licenses, banking relationships, fiat rails and smart contract structuring to support bespoke creation, tracking and auditing of self-executing digital asset agreements. As of the date of this prospectus we have one active Stablecoin-as-a-Service client. We can earn implementation and ongoing service fees for the issuance, reserve management, and transaction processing of white-labeled stablecoins.These fees can be paid based on the interest earned on the reserve management as defined in the fee schedule of the agreement.
Crypto-as-a-Service: Crypto-as-a-Service is intended for clients (e.g., payment platforms, fintechs and financial institutions) that require access to digital asset infrastructure but do not wish to operate it directly. These clients may utilize individual components of our technology stack (e.g., wallets, custody, trading and settlement rails) in order to enable digital asset functionality within their own platforms. In addition, we provide a platform that enables our clients to issue and manage the issuance of their own digital assets. This turnkey modular offering includes customized solutions such as secure storage, transaction management, and regulatory compliance. By leveraging our crypto-as-a-service platform, clients stand to benefit from faster time-to-market, reduced operational burden, and institutional-grade security and execution capabilities. We earn platform access and usage-based fees based on the client’s use of one or more components of our infrastructure stack (e.g., custody, settlement, trading, on-ramp / off-ramp, regulatory reporting). As of the date of prospectus, we have less than ten active Crypto-as-a-Service clients.

Token Management: Our network settlement service facilitates efficient and secure on-chain and off-chain settlement of digital asset transactions between participants. Our solution reduces counterparty risk and operational overhead by providing a neutral platform for clearing and settling transactions. Our offering supports a variety of digital assets and settlement models, accommodating the diverse needs of institutional clients. We believe that our clients benefit from real-time visibility into settlement status and reduced settlement times, enabling them to streamline their digital asset operations, improve capital efficiency, and confidently engage in transactions. Client-to-client movements over the Go Network are generally free of charge, although we may charge fees for certain value-added solutions or custody.
Sample of BitGo-supported coins and tokens:
Digital Engagement Practices
Our products, services and educational offerings incorporate a holistic, client-centric set of digital engagement practices, including: recommendations, incentives, notifications, educational content and relevant news. Our digital engagement practices are primarily designed to promote financial literacy and awareness and to provide clients, users and the general public with the guidance and information we believe will allow them to make more informed decisions about the digital asset ecosystem. Examples include:
Educational Materials: Consistent with our mission, we provide our clients, users and the general public with financial education and guidance as part of an online collection of how-to guides and tutorials relating to the digital asset ecosystem that are intended to help clients and users safely secure, access and utilize their digital assets. These materials, including our blog and webinars, are available at no cost and are regularly updated because we believe this enhanced understanding will accelerate the transition of the financial system to a digital asset economy. We designed the user interface of our platform to ensure clear and conspicuous communications with easy access to additional help and details. As clients, users and the general public engage with this content, we are able to measure what topics and materials are being engaged with more frequently which allows us to optimize future information to the benefit of users while also potentially increasing engagement with our products and services. The more time clients and users spend accessing our platform and its range of education resources, the more informed and the better equipped we believe they will be to safely secure, access and utilize their digital assets, which we believe aligns our interests with theirs and enhances the user experience.
Targeted marketing: Our marketing efforts include a range of digital engagement practices aimed at driving new and existing clients and users to engage with our products and services. Examples include paid digital and social media marketing campaigns, as well as email campaigns, search engine optimization, paid search, and affiliate marketing and sweepstakes.
See the section titled “Risk Factors—Risks Related to Our Business, Operations and Financial Position—”Although we believe we are acting solely as a fiduciary custodian, claims that we provided investment advice or encouraged specific client actions could lead to legal and regulatory challenges” for information regarding risks related to providing these types of educational materials.
Go to Market
Historically we have relied on our first move advantage, leadership in the digital assets, and growing product suite as efficient ways to organically acquire new clients. We believe that our brand built on our diverse and modular offerings, focus on trust, security and compliance and presence across geographies have all served as tremendous benefits in our GTM strategy. In addition, we observe complementary benefits in the clients we serve as our work with digital asset ecosystems and institutions provides word of mouth referrals and access to more clients. As we reach more clients, we expand our product offerings to meet their needs and extend our reach within the digital asset ecosystem.
Our organic GTM motion is complemented with a robust sales team focused on increasing and continuing to serve our leading institutional client base. Our GTM team is organized through both a client target segment and regional coverage model, which allows us to provide tailored solutions and leads based on our product offerings and presence. This strategy is designed to scale efficiently by targeting institutional and high net worth clients through a combination of direct sales, channel partnerships, and inbound-driven network effects. As of June 30, 2025, we have GTM teams located in the U.S., Europe, Asia, Middle East and North Africa, and Latin America.
A key driver of our client acquisition efficiency is the network effect embedded in our platform, particularly in services such as Delivery-Versus-Payment (“DVP”) settlement where there is simultaneous settlement of assets between two parties to a trade on our platform. As more institutions, exchanges, and counterparties join our platform, the utility of our services increases for each participant through enhanced liquidity access, reduced transaction friction, and accelerated settlement speed. We believe this dynamic incentivizes existing clients to onboard their counterparties and trading partners to our platform. These client-driven referrals function as organic, high-intent inbound leads that require significantly less sales and marketing investment than traditional outbound efforts. For example, when an exchange joins our DVP network, it is often in the exchange’s interest to encourage its institutional clients to adopt our custody or trading workflows, since doing so improves settlement finality and operational efficiency. Similarly, OTC desks, fund administrators, and asset managers refer clients to us to ensure seamless interoperability, compliance alignment, and security continuity across their ecosystem.
As a result, our client acquisition cost benefits from both lower marginal spend per new account, and shorter sales cycles. We are below industry averages on our overall marketing expenses as a ratio of company expenses. Over time, as participation in our platform expands, we believe these network effects will continue to compound - driving scalable growth, enhancing client retention, and reinforcing our competitive moat.
In addition to our direct sales team which prospects for new clients, we also have a Customer Service Management (“CSM”) team which is focused on business development and maintenance of our existing client relationships. This leads to increased share of wallet with our existing client base and is an important part of our growth initiatives. Our CSM team is responsible for finding new solutions for our client’s evolving needs and educating clients on our newest products.

As part of our GTM efforts, we also look to expand our global regulatory footprint, as we believe that our ability to offer new products in new countries is a key contributor to our international growth. Recent examples of our international expansion include the receipt of a broker-dealer license to operate BitGo MENA FZE in the Middle East and the creation of a subsidiary in India, which may allow us to better serve our India-based clients.
Competition
The digital asset economy is highly competitive, and dynamics among market players are evolving rapidly. The competitive landscape continues to evolve as new entrants emerge and existing providers expand their capabilities, and as such, we face a range of competition for our services. That said, as a leading provider of custody solutions, we believe we have successfully differentiated our exceptional platform from those of our competitors.
Competitive Landscape
The digital asset economy has seen the emergence of several notable participants that hold significant market share; these players battle for market share, benefitting from positioning as large public companies with sizable balance sheets.
Furthermore, a range of custody-first players that may compete more directly with us may have strong holds on various parts of the digital asset stack or have differentiated offerings. Due to the wide range of products we offer, we also face competitive threats from leaders in each specific service, such as players specifically offering brokerage or stablecoin services.
Similar to other digital asset firms, we also see competition from traditional financial institutions, financial technology companies, and brokerage firms.
Our Competitive Differentiation
Trusted Brand: We were founded by leaders in the digital asset ecosystem and have built a reputation for the high quality of our products since 2013. Our products are built with our clients’ trust and safety in mind and our business model and structure is designed to avoid conflicts of interest that inherently arise with taking a principal role in trading and other solutions that might be at odds with our clients’ best interest.
Full-Suite of Products: While we are one of the largest custodians in the market, we have a robust set of offerings in addition to our custody solutions. Our work across all of our solutions (staking, collateral management, etc.) allows us to be a full-service solutions provider for our client base and a leading infrastructure provider in digital assets.
Building the Market: We believe that our unique position enables us to be one of a handful of companies in the digital asset ecosystem that is directly building the market structure and are defining the infrastructure in which other firms are operating. We believe that this ownership has made us a leading franchise, trusted all across the globe.
Technology Stack: Our vertically-integrated technology stack allows us to operate the key product-related infrastructure for the blockchains we support. We primarily run our own product-related technologies, including all of the nodes that we use to conduct wallet solutions and a subset of nodes that we use to conduct our staking operations. We believe, based on our analysis of the products and services offered by our competitors through a review of their websites, blogs and other publicly available information, a number of our competitors do not maintain a technology stack with as much breadth and vertical integration as that of ours, and are therefore likely to be more reliant on third-party infrastructure providers (e.g., cloud-based node operators, outsourced custody solutions, or third-party API providers) for critical portions of their products and solutions. In contrast, because we primarily operate our own product-related technologies, we are able to exercise greater control over the security of our systems, the scalability of our operations and timing of support for new protocols, which we believe provides us with a competitive advantage. The dynamic integration of our settlement components, our success with early stage tokens (such as Avalanche and Sui), and our flexible APIs that allow us to integrate our digital asset solutions, such as custody and trading, directly into our clients’ user experiences are just a few examples of how we manage to excel across the technology stack.
Regulatory Stronghold: As a leading custodian, we prioritize compliance with regulatory frameworks in the industries and jurisdictions in which we operate. We are subject to rigorous oversight and regulation by more than 50 U.S. federal, U.S. state and foreign regulators, which we believe reinforces our position as a trusted platform for clients in each of the jurisdictions in which we operate. With regulated BitGo entities across the globe, we are able to partner with a variety of the world’s leading institutions.
With our proven infrastructure, trusted brand, and strategic positioning, we believe we are uniquely equipped to lead the next wave of digital asset adoption, both as a partner and a platform.
See the section titled “Risk Factors—Risks Related to our Business, Operations and Financial Position—We may be unsuccessful in our efforts to develop, maintain, and enhance our brand and reputation due to negative publicity, unfamiliarity or other reasons” and “Risk Factors—Risks Related to Industry-Specific Regulation and Public Policy—Policymakers are continuing to develop new rules applicable to the digital asset economy, resulting in an uncertain regulatory landscape that is subject to the potential for substantial change” for more information.
Our Culture and Employees
At BitGo, we believe that digital assets will play an increasingly important role in the global economy, and we are focused on promoting trust in the digital asset ecosystem. We are fortunate to attract an employee base that believes in this mission. Our teams work tirelessly to reshape and redefine the digital asset economy, empowering institutions to be bold and inventive with their digital assets.
Our core values are as follows:
Open Communication
Open communication is consistently a top priority at BitGo. In an effort to integrate this principle within the fabric of our operations, our management team provides insights to our employees on our monthly financial performance. Transparency and direct dialogues are fundamental to every interaction across every team.
Craftsmanship
The digital asset economy is constantly evolving, requiring us and our employees to be creative within our daily work and our research and development efforts. BitGo employees are regularly encouraged to ask questions such as: Are we making good products? How strong are our contributions to our broader vision for digital assets?
Accountability
The digital asset economy is complicated, and the responsibilities of a BitGo employee are nuanced. We center accountability in every task and across every team, encouraging individuals to consider where they are bringing in value and keeping track of everything we are doing as an organization.
Client-First
At BitGo, we aim to instill a company-wide culture where our employees put themselves in the shoes of the client. We encourage our employees to think of the client first and foremost with each task, a mindset that enables us to deliver best-in-class products and solutions across the digital asset economy.

Collaboration
We succeed when every one of our valued employees succeeds. We pride ourselves on open collaboration, and we benefit daily from being aligned in how we are executing our goals as a company.
As of June 30, 2025, we had approximately 565 full-time employees across the U.S., Canada, Europe, Asia, Latin America, and the Middle East. We are committed to finding and retaining a diverse, passionate talent pool, and we are invested in maintaining our relationship with each and every one of our BitGo employees.
See the section titled “Risk Factors” for more information.
Intellectual Property
Our intellectual property is an important aspect of our business and helps us to maintain our competitive position. To establish and protect our rights in our proprietary technology, we rely on and comply with a combination of patent, copyright, trademark, and trade secret laws, in the U.S. and other jurisdictions. Our proprietary technology consists of multi-sig wallets, which require multiple private keys to authorize a transaction, and a threshold signature scheme, an advanced cryptographic protocol that enhances the security of digital asset transactions. Our material software consists of our BitGo Platform, which serves as an umbrella for various key APIs such as Wallet, Trade and Crypto-as-a-Service, and our mobile application BitGo Verify, which became available for Android and iOS in July 2025.
To protect our brand, as of June 30, 2025, we owned [eight] registered trademarks in [five] countries and the E.U, and had one pending U.S. trademark application. In addition, as of June 30, 2025, we held one issued U.S. patent and had one pending U.S. patent application. Our issued U.S. patent, is scheduled to expire on February 4, 2034, excluding any additional term for patent term adjustments or extensions. Finally, we have registered domain names for websites that we use in our business, such as www.bitgo.com.
To establish and protect our rights in our proprietary technology, we also rely on a combination of contractual restrictions such as confidentiality agreements and confidentiality procedures, license agreements and intellectual property assignment agreements. For example, we maintain a policy requiring our employees, contractors, consultants, and other third parties to enter into confidentiality and proprietary rights agreements to control access to, and non-disclosure of, our proprietary information and to ensure that we own, or take assignment of, intellectual property created by such parties. We also seek to preserve the confidentiality of our trade secrets and proprietary rights through appropriate technological restrictions, such as physical and electronic security measures. We actively police our trademarks and domain names and take actions to enforce our trademark and domain name rights when infringement is detected
Although we take steps to protect our intellectual property and proprietary rights, we cannot be certain that the steps we have taken will be sufficient or effective to prevent the unauthorized access, use, copying, or the reverse engineering of our technology and other proprietary information, including by third parties who may use our technology or other proprietary information to develop solutions that compete with ours. Moreover, others may independently develop technologies or solutions that infringe on, misappropriate, or otherwise violate our intellectual property and proprietary rights. Intellectual property laws and our procedures and restrictions provide only limited protection, and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed, misappropriated, or violated, or expire or become unenforceable. Policing the unauthorized use of our intellectual property and proprietary rights can be difficult. This is particularly true in digital spaces, including, but not limited to, third party websites that misappropriate our brand.
We have made an irrevocable public patent pledge on our website that we will not initiate a lawsuit against any party for infringing a BitGo patent owned now or in the future, through activity relating to cryptocurrencies or digital assets for so long as such party has not marketed or sold or assisted others to market or sell a knock-off of a BitGo product, has not asserted against us or assisted other third parties or had a financial stake in asserting against us a patent or other intellectual property right, or any patent right against a third party for its use of technologies relating to cryptocurrencies or digital assets, challenged or helped others to challenge or taken a financial stake in any challenge to any BitGo patent, or fraudulently claimed to be Satoshi Nakamoto. We also pledged to only transfer BitGo patents to third parties who agree that they, and any subsequent transferee, will provide the protections under the patent pledge. We made this patent pledge to encourage the advancement of a common, rapidly-evolving set of technologies for digital assets, thereby benefiting us, other companies building in the cryptocurrency and digital asset sector, and the world. We state in the pledge that it is not a waiver of any patent claims (including claims for damages for past acts of infringement) and is not a license, covenant not to sue, or authorization to engage in patented activities or a limitation on remedies, damages or claims.
Government Regulation
Operating on a global scale, we navigate a complex and ever-shifting regulatory framework imposed by numerous U.S. federal, state, local, and international authorities. Our operations are subject to a wide array of legal requirements—including those governing financial services, banking, trust companies, consumer protection, money transmission, and electronic payments—as well as laws and rules specific to stored value activities, securities, commodities, derivatives, secured transactions, trust accounts, fiduciary services, and emerging digital asset regulations. Because these laws and regulations are continuously being updated, interpreted differently across jurisdictions, and sometimes conflict with one another, determining which rules apply to our business can be challenging. Moreover, due to the unique and rapidly evolving nature of the digital asset market, we must frequently exercise our own judgment about regulatory applicability, with the possibility that regulators or courts might ultimately disagree with our interpretations.
Although certain of our subsidiaries are regulated by state or foreign banking authorities as custodians, it is also important to note that, as of the date of this prospectus, we were not directly examined or overseen by federal banking regulators—such as the Office of the Comptroller of the Currency, the FDIC, the Federal Reserve Board, or the Consumer Financial Protection Bureau—and are not regulated as a state or foreign bank. In addition, as of the date of this prospectus, we were not regulated by the CFTC as a futures commission merchant, designated contract market, or derivatives clearing organization. As of the date of this prospectus, BitGo Holdings, Inc. was not registered as a broker-dealer, an investment company or an investment adviser with U.S. federal or state regulators. Furthermore, as of the date of this prospectus, our trading solutions did not operate as part of an SEC-regulated national securities exchange or alternative trading system. Several of our subsidiaries are, however, regulated and examined by U.S. federal, state or foreign regulators.
Globally, our business must comply with strict legal and regulatory standards designed to combat illicit activities like terrorist financing, money laundering, fraud, tax evasion, as well as to promote investor protection, ensure high prudential standards, enforce competition, economic and trade sanctions, and protect privacy, cybersecurity, and data security. Recognizing that the scope of these requirements is rapidly growing, we dedicate substantial resources across our legal, compliance, product, and engineering teams. This enables us to not only meet current regulatory demands but also to anticipate and prepare for new interpretations, additional regulations, and evolving legal standards in the future.
See the section titled “Risk Factors—Risks Related to Industry-Specific Regulations and Public Policy for more information on the various risks we face related to government regulation.
Regulation of Qualified Custodians
We are subject to regulation in South Dakota, New York and Dubai by their respective divisions of banking related to our custodial business. Specifically, our subsidiaries, BitGo Trust Company, Inc., BitGo New York Trust Company, LLC and BitGo Custody MENA FZE operate as a South Dakota chartered trust company, New York chartered limited purpose trust company and Free Zone

Establishment providing digital asset custody solutions, regulated by the Dubai VARA, respectively. In addition, we are subject to regulation by certain foreign regulators tasked with overseeing custodial activities in their jurisdictions, including the Federal Financial Supervisory Authority of Germany, the Dubai VARA, the Swiss Financial Services Standards Association, and the Danish Financial Supervisory Authority. In general, pursuant to the requirements under such applicable regulations, we must remain adequately capitalized, have appropriate insurance and bonding and operate in compliance with other regulatory guidelines, including with respect to the U.S. Bank Secrecy Act (“BSA”), and international anti-money laundering program requirements. Additionally, we submit to and are subject to regular regulatory examinations to oversee, among other things, administration of custodial accounts held for our clients.
BitGo Trust Company, Inc. has formally submitted an application to the OCC for a federally regulated trust charter in order to establish a national trust bank and operate as a federally regulated trust institution in the United States. If such trust charter is obtained, we will become subject to further requirements and regulations of the OCC, including maintaining ongoing compliance with capital adequacy, risk management, AML and fiduciary oversight standards. There is no guarantee that we will be able to ultimately obtain the licenses and qualifications for which we have applications pending on a timely basis or at all, and any failure or delay of receiving such licenses and qualifications could require additional time and resources, limit certain of our business activities until such licenses and qualifications are obtained, delay or preclude planned expansions of business opportunities and result in reputational harm.
See the section titled “Risk Factors—Risks Related to Industry-Specific Regulations and Public Policy—We are subject to a complex framework of U.S. and non-US laws, rules and regulations. The expansion of our global footprint may lead to heightened scrutiny by both U.S. and foreign regulatory and governmental bodies, potentially resulting in inquiries, investigations or enforcement actions” for more information on the various risks related to our ability to obtain and maintain our licenses.
See the section titled “Risk Factors—Risks Related to Industry-Specific Regulation and Public Policy—We are subject to a complex framework of U.S. and non-US laws, rules, and regulations. The expansion of our global footprint may lead to heightened scrutiny by both U.S. and foreign regulatory and governmental bodies, potentially resulting in inquiries, investigations or enforcement actions” for additional information.
Anti-money Laundering and Counter-terrorist Financing
We are subject to various anti-money laundering and counter-terrorist financing laws, in the U.S., including the BSA, and similar laws and regulations abroad. In the U.S., our subsidiaries BitGo Trust Company, Inc. and BitGo Technologies LLC are registered as money services businesses with the Financial Crimes Enforcement Network (“FinCEN”), and therefore are subject to the BSA, which requires us to, among other things, develop, implement, and maintain a risk-based anti-money laundering program, provide an anti-money laundering related training program, report suspicious activities and transactions to FinCEN, comply with certain reporting and recordkeeping requirements, and collect and maintain information about our clients. In addition, the BSA requires us to comply with certain due diligence requirements as part of our anti-money laundering obligations, including developing risk-based policies, procedures, and internal controls reasonably designed to verify a client’s identity. Other local and foreign regulatory bodies impose similar and, in some cases, more stringent requirements related to anti-money laundering and counter-terrorist financing. Several of our subsidiaries are licensed as money transmitters, money services businesses, virtual asset service providers or their respective equivalent in jurisdictions where such requirements are applicable, and therefore are subject to U.S. and foreign laws and regulations related to the detection and prevention of money laundering and terrorist financing. Accordingly, we have implemented a compliance program designed to prevent our platform from being used to facilitate money laundering, terrorist financing, and other illicit activity in countries, or with persons or entities, included on designated lists promulgated by OFAC and equivalent foreign authorities. Our compliance program includes policies, procedures, reporting protocols, and internal controls, and is designed to address legal and regulatory requirements as well as to assist us in managing risks associated with money laundering and terrorist financing. Anti-money laundering regulations are constantly evolving and vary from jurisdiction-to-jurisdiction. We continuously monitor our compliance with anti-money laundering and counter-terrorist financing regulations and industry standards in an effort to implement policies, procedures and controls in light of the most current legal requirements.
See the section titled “Risk Factors—Risks Related to Industry-Specific Regulation and Public Policy—We are subject to a complex framework of U.S. and non-US laws, rules, and regulations. The expansion of our global footprint may lead to heightened scrutiny by both U.S. and foreign regulatory and governmental bodies, potentially resulting in inquiries, investigations or enforcement actions,” “Risk Factors—Risks Related to Industry-Specific Regulation and Public Policy—Our platform may be exploited to facilitate illegal activity such as fraud, money laundering, sanctions violations, illicit gambling, market manipulation, tax evasion, and scams” and “Risk Factors—Risks Related to Industry-Specific Regulation and Public Policy—Our business requires obtaining and maintaining compliance with regulatory licenses and qualifications that may be costly and time-consuming to obtain and, if obtained, may subsequently be revoked” for additional information.
Money Transmission and Virtual Currency Business Activity
Our subsidiaries, BitGo Trust Company, Inc., BitGo Technologies LLC and Portum Capital LLC have obtained licenses to operate as money transmitters or its equivalent in the states of the U.S. where we operate and such licenses are required, as well as in the District of Columbia and Puerto Rico. The licensing statutes vary from state to state and prescribe different requirements, and subject us, among other things, to record-keeping requirements, reporting requirements, bonding requirements, limitations on the investment of client funds, maintenance of permitted investments, and inspection by state regulatory agencies. These state licensing laws also cover matters such as notification requirements for changes in principal officers, stock ownership or corporate control and restrictions on advertising.
Our subsidiaries have also obtained licenses to provide digital asset custody and trading solutions outside of the United States. Specifically, our subsidiary BitGo Europe GmbH is a licensed crypto asset service provider (“CASP”) under MiCA, the provisions of which entered into full application on December 30, 2024, and is therefore regulated by BaFIN in connection with the digital asset services that we provide in the E.U. Among other provisions, MiCA introduces a comprehensive authorization and compliance regime for crypto asset service providers, including requirements related to governance, reserves, capital, asset safeguarding, segregation and security. Under MiCA, licensed CASPs can operate across all 27 E.U. member states through a passporting process after receiving authorization in one member state. A transition period applies, the length of which varies by member state and at the latest runs until July 2026, during which (i) existing licensed or registered providers may continue operating under national laws until they obtain MiCA authorization and (ii) MiCA licensed CASPs cannot rely on such MiCA license to operate in a member state until such state has fully implemented MiCA. Certain of our subsidiaries also hold (i) a major payment institution license issued by the Monetary Authority of Singapore, (ii) virtual asset service provider (“VASP”) licenses issued by the Dubai VARA as well as VASP licenses issued by certain member states of the E.U. and (iii) a foreign money services business registration issued by the Financial Transactions and Reports Analysis Centre of Canada. Certain of our subsidiaries have also applied for registration as a “reporting entity” with the Financial Intelligence Unit of India, a VASP license with the Korea Financial Intelligence Unit and a VASP license and related AML registration with the Financial Supervisory Commission of Taiwan. Under these current and pending licenses and registrations, we are, and will be, subject to a broad range of rules and regulations including in respect of anti-money laundering, safeguarding of customer assets and funds, regulatory capital requirements, fit and proper management, operational controls, corporate governance, customer disclosures, reporting, and record keeping. There is no guarantee that we will be able to ultimately obtain the licenses and qualifications for which we have applications pending on a timely basis or at all, and any failure or delay of receiving such licenses and qualifications could require additional time and resources, limit certain of our business activities until such licenses and qualifications are obtained, delay or preclude planned expansions of business opportunities and result in reputational harm. See the section titled “Risk Factors—Risks Related to Industry-Specific Regulations and Public Policy—We are subject to a complex framework of U.S. and non-US laws, rules and regulations. The expansion of our global footprint may lead to heightened scrutiny by both U.S. and foreign regulatory and governmental bodies, potentially resulting in inquiries, investigations or enforcement actions” for more information on the various risks related to our ability to obtain and maintain our licenses.
Broker-Dealer
Our broker-dealer business, operated by Portum Capital LLC, is registered with the SEC as a broker-dealer under the Exchange Act and in the states in which it conducts business. It is also a member of, and subject to the rules of, FINRA. Our subsidiary BitGo MENA FZE is also registered as a broker-dealer with the Dubai VARA. All of our broker-dealer activities are subject to regulation, examination, investigation, and disciplinary action by the SEC, FINRA, and applicable state securities regulators, as well as other governmental authorities and self-regulatory organizations with which they are registered or licensed or of which they are a member. The regulation of broker-dealers encompass all aspects of their business and operations, including sales and trading practices, client onboarding, adversities and marketing, research publication and distribution best execution of customer orders, order handling, conflicts of interest, fee arrangements, capital adequacy, financial reporting and information security. Broker-dealers must also comply with anti-money laundering rules and requirements issued by FinCEN under the BSA as well as similar rules issued by the Dubai VARA. See the section titled “Risk Factors—Risks Related to Industry-Specific Regulation and Public Policy” for additional information.
Lending law
We originate secured commercial loans, and may in the future, originate secured consumer loans in certain states in the U.S. As a result, we are subject to, or may become subject to, certain federal laws, including the Truth-in-Lending Act and its implementing Regulation Z, which require creditors to provide consumers with uniform information regarding the terms of their loan and credit transactions; the Equal Credit Opportunity Act and its implementing Regulation B, which prohibits creditors from discriminating on the basis of race, color, sex, age, religion, national origin, marital status, the fact that all or part of an applicant’s income derives from public assistance, or the fact that the applicant has exercised any right under the federal Consumer Credit Protection Act; and the Fair Debt Collection Practices Act, which imposes guidelines and limitations on the conduct of debt collectors in connection with the collection of consumer debts. Our lending activities are also subject to state lending laws within various states with respect to lending activities within each such state. These state lending laws may be enforced by state attorneys general, state financial regulators, and private litigants, among others, and may require licensure in certain states.
See the section titled “Risk Factors—Risks Related to Industry-Specific Regulation and Public Policy—We are subject to a complex framework of U.S. and non-US laws, rules, and regulations. The expansion of our global footprint may lead to heightened scrutiny by both U.S. and foreign regulatory and governmental bodies, potentially resulting in inquiries, investigations or enforcement actions” for additional information.
U.S. Securities Regulation Generally
In recent years, the SEC and U.S. state securities regulators have stated that certain digital assets may be classified as securities under U.S. federal and state securities laws. A number of enforcement actions and regulatory proceedings have since been initiated against digital assets and their developers and proponents. Several foreign governments have also issued similar warnings cautioning that digital assets may be deemed to be securities under the laws of their jurisdictions.
We have performed and continue to perform legal analysis under applicable federal securities laws, informed by, among other things, relevant Supreme Court precedent (e.g., Howey, Reves), subsequent binding judicial decisions, SEC staff guidance (e.g, the Framework for “Investment Contract” Analysis of Digital Assets), and other authority, and where appropriate, in consultation with outside counsel, to assess whether a particular digital asset, product or service could be deemed a security under applicable laws. Our internally developed policies and procedures to determine whether a particular digital asset should be classified as a security, which are predicated upon a risk-based assessment, do not constitute a legal standard and are not binding on any regulatory body or court, and therefore, we could in the future be subject to legal or regulatory action in the event the SEC or a state or foreign regulatory authority were to assert, or a court were to determine, that a digital asset, product or service supported or available on our platform is a security under applicable securities laws. An adverse determination could expose us to significant regulatory scrutiny, inquiries, investigations, fines and other sanctions, potentially impacting our business operations, strategic initiatives and financial results. We offer and may continue to offer different digital assets in the U.S. as compared to other jurisdictions.
See the section titled “Risk Factors—Risks Related to Industry-Specific Regulation and Public Policy” for additional information.
Commodities and Derivatives
The CFTC has stated, and CFTC enforcement actions have confirmed, that at least some digital assets, including Bitcoin, fall within the definition of a “commodity” under the Commodity Exchange Act (“CEA”). Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital asset markets. In addition, CFTC regulations and CFTC oversight and enforcement authority apply with respect to futures, swaps, other derivative products, and certain retail leveraged commodity transactions involving digital assets, including the markets on which these products trade. In general, we seek to ensure that our transactions do not constitute U.S. retail leveraged commodity transactions. In addition, security-based swaps are subject to SEC regulation and oversight. To the extent we enter into digital assets transactions that constitute futures, swaps, security-based swaps or other derivative products, we consider and comply with these applicable rule and regulations. Given our novel business model and uncertainty regarding application of some of these laws and regulations, we may become subject to regulatory scrutiny or legal challenge with respect to our compliance with these requirements.
See the section titled “Risk Factors—Risks Related to Industry-Specific Regulation and Public Policy—Many of the digital assets which we custody, or facilitate trading and lending in, are subject to regulatory authority by the SEC or the CFTC. If certain digital assets or transactions in such digital assets are deemed to be securities, “leveraged retail commodity transactions”, commodity interests or security-based swaps, we could be subject to additional regulatory requirements, licenses and approvals, and potentially face regulatory enforcement actions, civil liability, and significant increased compliance and operational costs” for additional information.
Prohibitions on Bribery and Anti-corruption
We are subject to regulations imposed by the Foreign Corrupt Practices Act in the U.S. and similar laws in other countries, such as the Bribery Act of 2010 in the U.K. (the “Bribery Act”), which generally prohibit companies and those acting on their behalf from making improper payments to foreign government officials for purposes of obtaining or retaining business. Some of these laws, such as the Bribery Act, also prohibit improper payments between private entities and persons. We have implemented policies and procedures designed to comply with such laws, and continuously monitor our compliance with such laws in light of the most current legal requirements.
See the section titled “Risk Factors—Risks Related to Industry-Specific Regulation and Public Policy—We are subject to a complex framework of U.S. and non-U.S. laws, rules, and regulations. The expansion of our global footprint may lead to heightened scrutiny by both U.S. and foreign regulatory and governmental bodies, potentially resulting in inquiries, investigations, or enforcement actions” and “Risk Factors—Risks Related to our Business, Operations and Financial Position—Because our long-term success depends, in part, on our ability to expand our sales to clients outside the U.S., our business is susceptible to risks associated with international operations” for additional information.

Privacy and Protection of User Data
We collect personal data about our clients and users in connection with their use of our products and services. This includes basic account and identifying information, such as a client’s or user’s contact details. For clients and users that engage in transactions through our platform, we collect information necessary to comply with applicable know-your-customer and anti-money laundering laws and to facilitate those transactions. We also collect information about how clients and users interact with our solutions in order to provide and improve those solutions, protect the platform’s security and integrity, communicate with clients and users when needed, and comply with applicable legal requirements. We also require our third party providers to have similar limitations in place with respect to their collection and use of client and user data.
We are subject to a number of laws, rules, directives, and regulations relating to the collection, use, retention, security, processing, and transfer of personally identifiable information about our clients and employees in the countries where we operate. Our business relies on the processing of personal data in many jurisdictions and the movement of data across national borders. As a result, much of the personal data that we process, which may include certain financial information associated with individuals, is regulated by multiple privacy and data protection laws and, in some cases, the privacy and data protection laws of multiple jurisdictions. In many cases, these laws apply not only to third-party transactions, but also to transfers of information between or among us, our subsidiaries, and other parties with which we have commercial relationships and may regulate the transfer of information between jurisdictions.
See the section titled “Risk Factors—Risks Related to Cybersecurity, Data Privacy, and Information Technology—We, our clients or third parties we rely on may be victims of cyberattacks and security breaches” and “Risk Factors—Risks Related to Cybersecurity, Data Privacy, and Information Technology—We may be unable to prevent or effectively mitigate real or perceived improper use of, disclosure of, or access to sensitive data that we obtain and process” for additional information.
Consumer Protection
The Federal Trade Commission (“FTC”), the Consumer Financial Protection Bureau (“CFPB”), and other U.S. federal, state, and local and foreign regulatory agencies regulate financial products. These agencies, as well as certain other governmental bodies, in particular state attorneys general, have broad consumer protection mandates and discretion in enforcing consumer protection laws, including matters related to unfair or deceptive, and, in the case of the CFPB, Unfair, Deceptive, or Abusive Acts or Practices (“UDAAPs”), and they promulgate, interpret, and enforce rules and regulations that affect our business. See the section titled “Risk Factors—Risks Related to Our Business, Operations and Financial Position—Disputes with our clients could adversely affect our brand, reputation, business, operating results, regulatory status and financial condition” for additional information.
Economic and Trade Sanctions
We are required to comply with economic and trade sanctions administered by the U.S., the E.U., relevant E.U. member states, and other jurisdictions in which we operate. Economic and trade sanctions programs administered by OFAC and by certain foreign jurisdictions prohibit or restrict transactions to or from (or dealings with or involving) certain countries, regions, governments, and in certain circumstances, specified individuals and entities such as narcotics traffickers, terrorists, and terrorist organizations, as well as certain digital asset addresses.
See the section titled “Risk Factors—Risks Related to Industry-Specific Regulation and Public Policy—We are subject to a complex framework of U.S. and non-US laws, rules, and regulations. The expansion of our global footprint may lead to heightened scrutiny by both U.S. and foreign regulatory and governmental bodies, potentially resulting in inquiries, investigations or enforcement actions” for additional information.

Escheatment and Unclaimed Property Regulations
We are subject to unclaimed property laws in the U.S. and in other jurisdictions where we operate. These laws require us to turn over to certain government authorities the property of others held by us that has been unclaimed for a specified period of time, including airdropped tokens and forked digital assets. We hold property subject to unclaimed property laws, however, there is significant regulatory uncertainty with how states and foreign jurisdictions treat digital assets under unclaimed property rules.
Public Reporting Company Requirements
As a public reporting company we will be subject to reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the rules subsequently implemented by the SEC, and other applicable securities rules and regulations. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We expect our independent registered public accounting firm will be required to formally attest to the effectiveness of our internal control over financial reporting. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.
We could become subject to additional legal or regulatory requirements if laws or regulations change in the jurisdictions in which we operate. The regulatory framework for our business is evolving and uncertain as governments consider the application of existing laws and adoption of new laws to our products and services, including recently adopted laws, legislative proposals or other initiatives for the regulation of digital asset markets in the U.S. and globally. Additional laws or regulations or interpretations of laws or regulations could require us to obtain new and different types of licenses and/or adjust our practices in order to conduct our business.
See the section titled “Risk Factors—Risks Related to Industry-Specific Regulation and Public Policy—Policymakers are continuing to develop new rules applicable to the digital asset economy, resulting in an uncertain regulatory landscape that is subject to the potential for substantial change” for additional information.
Our Facilities
We are headquartered in Palo Alto, California, where we occupy approximately 9,514 square feet of office space pursuant to a lease that is expected to expire in February 2028, subject to the terms thereof. As of June 30, 2025, we also have offices in San Francisco, New York, Sioux Falls, India, Germany, Singapore, South Korea and Dubai. We lease or rent each of our offices.
We believe that our current facilities are adequate to meet our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.
Legal Proceedings
From time to time, we are involved in various legal proceedings arising from the normal course of business activities. We are not presently a party to any litigation the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, results of operations, cash flows or financial condition. We have received, and may in the future continue to receive, claims from third parties asserting, among other things, infringement of their intellectual property rights. Defending such proceedings is costly and can impose a significant burden on management and employees, we may receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurances that favorable final outcomes will be obtained.
In September 2022, we filed suit against Galaxy alleging that Galaxy breached and wrongfully repudiated the terms of the Merger Agreement, by terminating Galaxy’s proposed $1.2 billion acquisition of us. In November 2022, we filed an Amended Complaint, which seeks at least $100 million in damages. In June 2023, the Court of Chancery of the State of Delaware (the “Delaware Court of Chancery”) granted Galaxy’s motion to dismiss the suit, concluding that the financial statements we provided to Galaxy did not comply with the requirements of the Merger Agreement, thus providing Galaxy with a valid basis to terminate the Merger Agreement. We appealed that ruling and in May 2024 the Delaware Supreme Court reversed the dismissal ruling and remanded the case to the Delaware Court of Chancery, finding that the definition of the financial statements in the Merger Agreement is ambiguous, necessitating consideration of extrinsic evidence. The matter is now in pre-trial proceedings and trial is set for November 2025.

MANAGEMENT
Executive Officers, Non-Employee Directors
The following table provides information as of [June 30], 2025 regarding individuals who are expected to serve as our executive officers and directors following the completion of this offering:

Name	Age	Position(s)
Executive Officers:
Michael Belshe	54	Chief Executive Officer, Chief Technology Officer, President, and Director
Edward Reginelli	54	Chief Financial Officer
Chen Fang	37	Chief Revenue Officer and Director
Jody Mettler	46	Chief Operating Officer
Jeff Horowitz	57	Chief Compliance Officer
Non-Employee Directors:
Brian Brooks	56	Director
Justin Evans(1)(2)	48	Director
Brian Murray(1)(2)	38	Director
Sunita Parasuraman(1)(3)	52	Director
Vivek Pattipati(2)(3)(4)	39	Director
_______________
(1) Member of the audit committee.
(2) Member of the compensation committee.
(3) Member of the nominating and corporate governance committee.
(4) Lead independent director.
Executive Officers
Mike Belshe is our co-founder and has served as our Chief Executive Officer and Chief Technology Officer since 2013. Prior to founding BitGo, Mr. Belshe held software engineering positions at Google, Microsoft Corporation, Lookout Software, LLC, Good Technology Corporation, Remarq Communities Inc., Netscape Communications Corporation and HP Inc. Mr. Belshe earned a bachelor’s degree in computer science from California Polytechnic State University, San Luis Obispo. We believe Mr. Belshe is qualified to serve as a member of our Board of Directors due to the perspective and experience he brings as our co-founder, Chief Executive Officer, and Chief Technology Officer.
Edward Reginelli has served as our Chief Financial Officer since May 2021. Prior to his time with us, Mr. Reginelli served as the Chief Financial Officer of Cargomatic, Inc. from August of 2018 to May 2021. Earlier in his career, Mr. Reginelli held various positions in finance at RhythmOne Plc, Purple Communications, Inc., Burke Industries, Inc., Compass Aerospace Corporation, PPG Industries, Inc. and Nestle S.A.. Mr. Reginelli earned a bachelor’s degree in business administration and accounting from John Carroll University and is a licensed CPA in the State of Illinois.
Chen Fang has served as our Chief Revenue Officer since January 2025 and as a member of our board of Directors since August 2022. He previously served as our Chief Operating Officer from August 2022 to March 2025 and as our Chief Product Officer from February 2020 to August 2022. From August 2022 to April 2024, he also served as Interim Chief Information Security Officer of BitGo New York Trust Company. Prior to joining us, Mr. Fang co-founded and was the Chief Executive Officer of Lumina from January 2018 to February 2020, served as Senior Director of Product Management at Zenefits, a human resources company, from February 2015 to January 2018, and as Senior Product Manager at Microsoft Corporation from July 2010 to January 2015. Mr. Fang earned a bachelor’s degree in economics and computer Science from Harvard University. We believe Mr. Fang is qualified to serve as a member of our Board of Directors due to his extensive experience in operations and product management.
Jody Mettler has served as our Chief Operating Officer since September 2021 and as the President of BitGo Trust since August 2022. Prior to her time with us, Ms. Mettler spent 22 years in various roles at Citibank, including as the Senior Vice President of Operations and Transformation from October 2012 until January 2021 and the Director of Global Service and Operations Transformation from February 2020 to October 2021. Ms. Mettler earned a bachelor’s degree in Accounting and Business Management from the University of South Dakota.
Jeff Horowitz has served as our Chief Compliance Officer since January 2021. Prior to joining us, Mr. Horowitz served as the Chief Compliance Officer of Coinbase from July 2018 to December 2020. From December 2006 to July 2018, Mr. Horowitz served in various roles at Pershing LLC, including as Chief AML and OFAC Officer, Chief Compliance Officer, and Global Head of Compliance. Earlier in his career, Mr. Horowitz served in various compliance roles at Citigroup, Lehman Brothers, Goldman Sachs, Salomon Brothers, Paine Webber, and the FDIC. Mr. Horowitz earned a bachelor’s degree in economics from the College of New Jersey (Trenton State College).
Non-Employee Directors
Brian Brooks has served as a member of our Board of Directors since September 2025. Mr. Brooks has served as a member of the Board of Directors of Strategy Inc. (Nasdaq: MSTR) since December 2024 and as the Chairman and Chief Executive Officer of Meridian Capital Group since April 2024. Prior to joining Meridian Capital Group, Mr. Brooks was a Partner at the law firm O’Melveny & Myers LLP from September 2023 to August 2024, served as a Partner and Senior Advisor to Valor Capital Group from January 2021 to April 2024, the Chief Executive Officer of Bitfury Group from October 2021 to December 2022, and the Chief Executive Officer of Binance U.S. from May 2021 to August 2021. Mr. Brooks served as the Acting Comptroller of the Currency from May 2020 to January 2021. Earlier in his career, Mr. Brooks served on the Boards of Directors of the Federal Deposit Insurance Corporation, a federal government corporation; Fannie Mae, a public company; and Avant Inc., a privately held company. Mr. Brooks also served as Chief Legal Officer of Coinbase Global, Inc., EVP, General Counsel and Corporate Secretary of Fannie Mae; Vice Chairman of OneWest Bank, N.A.; and D.C. Managing Partner and financial services practice group leader of O’Melveny & Myers LLP. Mr. Brooks earned a bachelor’s degree from Harvard University and a juris doctorate from the University of Chicago Law School. We believe Mr. Brooks is qualified to serve as a member of our Board of Directors due to his extensive legal, regulatory and management experience in the financial service and digital assets industries.
Justin Evans has served as a member of our Board of Directors since September 2025. Mr. Evans currently serves as the Chief Financial Officer of KiwiCo, Inc., a role he has held since May 2025 and also held between May 2024 and January 2025. Between his tenures as the Chief Financial Officer of KiwiCo, Inc., Mr. Evans served as the Chief Financial Officer of Blockchain.com from January 2025 until April 2025. Prior to joining KiwiCo, Mr. Evans served as a Managing Director of Goldman Sachs from November 2019 to May 2024 where his role also included serving as Head of Digital Asset Investment Banking. Prior to joining Goldman Sachs, Mr. Evans was a Managing Director and Head of Western U.S. Financial Institutions and Emerging FinTech Investment Banking at Barclays from May 2025 to August 2019. Earlier in his career, Mr. Evans held various financial roles at J.P. Morgan and Belvedere Capital Partners. Mr. Evans earned a bachelor’s degree in computer science and economics from Dartmouth College and an M.B.A. from the Stanford University Graduate School of Business. We believe Mr. Evans is qualified to serve as a member of our Board of Directors due to his experience as a Chief Financial Officer of multiple companies and his extensive knowledge of the digital asset industry.
Brian Murray has served as a member of our Board of Directors since January 2020. Mr. Murray currently serves as Partner and COO of Craft Ventures, an early-stage and growth fund that focuses on building and scaling SaaS businesses, which he helped start in 2017 and where he oversees all operational activities. Prior to joining Craft Ventures, Mr. Murray held various executive roles at technology companies. Mr. Murray earned a bachelor’s degree in economics from UCLA. Mr. Murray currently serves on the Board of Directors of several private companies. We believe Mr. Murray is qualified to serve as a member of our Board of Directors due to his extensive operational, business planning, and investment expertise within the technology industry.
Sunita Parasuraman has served as our Audit Committee Chair and as a member of our Board of Directors since September 2025. Ms. Parasuraman has served as a member of the Board of Directors and the Audit and Risk Committee Chair of IREN Limited (Nasdaq: IREN) since July 2023, and as a member of the Board of Directors, Audit Committee and Technology and Cyber Risk Committee of the Baldwin Group (Nasdaq: BWIN) since January 2022. Between July 2011 and June 2023, Ms. Parasuraman held various roles at Meta, including the Head of Investments, New Product Experimentation, the Head of Treasury for Meta’s blockchain initiative, building the Reserve for the Libra/Diem digital stablecoin, and as Senior Director, Global Head of Treasury. Earlier in her career, Ms. Parasuraman held various roles in treasury management and analytics at VMware, Genentech, Apple, Barra, and Bloomberg. Ms. Parasuraman earned a bachelor’s degree in metallurgical engineering from the Indian Institute of Technology, Bombay, a master’s degree in materials science and engineering from the University of Pennsylvania, and an M.B.A. from the Haas School of Business. We believe that Ms. Parasuraman is qualified to serve as a member of our Board of Directors and as our Audit Committee Chair due to her extensive accounting and risk experience, including serving as the Audit Committee Chair and member of various public companies.
Vivek Pattipati has served as a member of our Board of Directors since 2019. Mr. Pattipati is a Partner at Valor Equity Partners, an operational growth investment firm that focuses on high growth companies across various stages of development. Prior to joining Valor Equity Partners in September 2017, Mr. Pattipati served as a Director, Vice President, and Associate at Madison Dearborn Partners, a private equity investment fund, and as an Investment Banking Analyst at Goldman Sachs. Mr. Pattipati earned B.A. degrees in Economics and Statistics from the University of Chicago and an M.B.A. from Harvard Business School. Mr. Pattipati currently serves on the Board of Directors of several private companies. We believe Mr. Pattipati is qualified to serve as a member of our Board of Directors due to his extensive investment expertise within the technology industry.
Family Relationships
There are no family relationships among any of our executive officers or directors.
Code of Business Conduct and Ethics
Our board of directors will adopt, effective immediately prior to the completion of this offering, a code of business conduct and ethics that applies to all of our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our code of business conduct and ethics will be posted on the investor relations page on our website. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.
Board of Directors
Our business and affairs are managed under the direction of our board of directors.
Current Board of Directors. Our board of directors currently consists of seven directors. Pursuant to our Pre-IPO Charter, and the Eighth Amended and Restated Voting Agreement by and among us and certain other holders of our capital stock, dated February 1, 2024 (the “Voting Agreement”), the individuals who currently serve as directors prior to the completion of this offering and who will continue to serve as directors following the completion of this offering were elected as follows:
•Vivek Pattipati and Brian Murray were elected by holders of our Series B convertible preferred stock as the designees nominated by Valor Digital Investments, LLC (“Valor”) and Craft Ventures I, L.P. (“Craft”), respectively;
•Michael Belshe was elected by holders of Class A common stock and Class F common stock, voting together as a single class on an as-converted to Class A common stock basis; and
•Chen Fang was elected by holders of Class F common stock, voting as a separate class.
Our Voting Agreement will terminate and the provisions of our Pre-IPO Charter by which our directors were elected will be amended and restated in connection with this offering and, following this offering, the contractual obligations regarding the election of our directors will no longer be effective. After this offering, the number of directors will be fixed by our board of directors, subject to the terms of our Charter and restated bylaws (our “Bylaws”), each of which will become effective substantially concurrently with the completion of this offering. Each of our current directors will continue to serve as a director until the election and qualification of their successor, or until their earlier death, resignation, or removal.
Classified Board of Directors
Our Charter will provide that, immediately upon the effectiveness of our Charter, our board of directors will consist of seven members and be divided into three classes of directors that will serve staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors will be divided among the three classes as follows:
•the Class I directors will be Justin Evans and Chen Fang and their terms will expire at the first annual meeting of stockholders to be held after the completion of this offering;
•the Class II directors will be Brian Brooks and Brian Murray and their terms will expire at the second annual meeting of stockholders to be held after the completion of this offering; and
•the Class III directors will be Michael Belshe, Sunita Parasuraman and Vivek Pattipati and their terms will expire at the third annual meeting of stockholders to be held after the completion of this offering.
Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Our Charter and Bylaws will authorize only our board of directors to fill vacancies on our board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company. See the section titled “Description of Capital Stock—Anti-Takeover Provisions” for additional information.
Director Independence
In connection with this offering, we have applied to list our Class A common stock on the NYSE. Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors within a specified period after the completion of this offering. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Additionally, compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries. We intend to satisfy the audit committee independence requirements of Rule 10A-3 as of the completion of this offering.
Our board of directors has undertaken a review of the independence of each director in accordance with the foregoing and relevant rules of the NYSE and the SEC. As a result of this review, our board of directors determined that each director other than Michael Belshe, Chen Fang and Brian Brooks is an “independent director” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. In making these determinations, our board of directors reviewed and discussed information provided by the directors and by us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
Lead Independent Director
Our Board of Directors has adopted corporate governance guidelines which will become effective upon the effectiveness of this registration statement that provide that one of our independent directors will serve as our lead independent director. Our Board of Directors has appointed Vivek Pattipati to serve as our lead independent director. As lead independent director, Mr. Pattipati will provide leadership to our Board of Directors if circumstances arise in which the role of Chief Executive Officer and chair of our Board of Directors may be, or may be perceived to be, in conflict, and perform such additional duties as our Board of Directors may otherwise determine and delegate.
Role of Board in Risk Oversight
Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks we face. Throughout the year, senior management reviews these risks with our board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations, or strategies, and presents the steps taken by management to mitigate or eliminate such risks.
Our board of directors does not have a standing risk management committee. Our board of directors administers this oversight function directly and through various standing committees that address risks in their respective areas of oversight. While our board of directors is responsible for monitoring and assessing strategic risk exposure, our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also reviews any related person transactions. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Controlled Company Status
Upon completion of this offering, our co-founder and Chief Executive Officer will control more than 50% of our total voting power. As a result, we will be a “controlled company” under NYSE Listing Rules and may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of our Class A common stock, we have a:
•board of directors that is composed of a majority of “independent directors,” as defined under the rules of such exchange;
•compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.
Although we do not currently intend to rely on any such exemptions, we may do so in the future and if we utilize any of the exemptions, you will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of Nasdaq’s corporate governance requirements. See “Risk Factors - Risks Related to the Offering and Our Class A Common Stock - Upon the completion of this offering, we will be a “controlled company” within the meaning of the corporate governance rules of the NYSE and, as a result, we will qualify for exemptions from certain corporate governance requirements. Although we do not currently intend to rely on any such exemptions, we may do so in the future and if we utilize any of the exemptions, you will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements.”
Committees of the Board of Directors
Our board of directors will establish an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which, pursuant to its respective charter, will have the composition and responsibilities described below upon the completion of this offering. Pursuant to our Bylaws, our board of directors may establish other committees to facilitate the management of our business from time to time. Following the completion of this offering, copies of the charters for each committee will be available on the investor relations portion of our website. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.
Audit Committee
Upon completion of this offering, our audit committee will be composed of Justin Evans, Brian Murray, and Sunita Parasuraman. Ms. Parasuraman will serve as the chair of our audit committee. Our board of directors has determined that each member of our audit committee satisfies the independence requirements under the listing standards of the NYSE and SEC rules, and is financially literate. In addition, our board of directors has determined that Ms. Parasuraman is an “audit committee financial expert” as that term is currently defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not, however, impose on him or her any supplemental duties, obligations or liabilities beyond those that are generally applicable to the other members of our audit committee and board of directors. Upon completion of this offering, our audit committee’s principal functions will be to assist our board of directors in its oversight of:
•selecting a firm to serve as our independent registered public accounting firm to audit our consolidated financial statements;
•ensuring the independence of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
•considering the adequacy of our internal controls and internal audit function;
•reviewing our consolidated financial statements and our critical policies and estimates;
•reviewing processes and procedures relating to the assessment and management of financial, disclosure and reporting risks;
•reviewing related party transactions that are material or otherwise implicate disclosure requirements; and
•approving, or as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.
Compensation Committee
Upon completion of this offering, our compensation committee will be composed of Justin Evans, Brian Murray, and Vivek Pattipati. Mr. Evans will serve as the chair of our compensation committee. Our board of directors has determined that each member of our compensation committee satisfies the independence requirements under the listing standards of the NYSE and SEC rules, and is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. Upon completion of this offering, our compensation committee will be responsible for, among other things:
•reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;
•reviewing and recommending to our board of directors to approve the compensation of our non-employee directors;
•reviewing and approving, or recommending that our board of directors approve, the terms of any compensatory agreements with our executive officers;
•administering our stock and equity incentive plans;
•reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and
•establishing our overall compensation philosophy.
Nominating and Corporate Governance Committee
Upon completion of this offering, our nominating and corporate governance committee will be composed of Sunita Parasuraman and Vivek Pattipati. Mr. Pattipati will serve as the chair of our nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee satisfies the independence requirements under the listing standards of the NYSE and SEC rules. Upon completion of this offering, our nominating and corporate governance committee’s principal functions will include:
•identifying and recommending candidates for membership on our board of directors;
•recommending directors to serve on board committees;
•reviewing and recommending to our board of directors any changes to our corporate governance guidelines;
•reviewing proposed waivers of the code of conduct for directors and executive officers;

•overseeing any program relating to corporate responsibility and sustainability, including ESG matters;
•overseeing the process of evaluating the performance of our board of directors; and
•advising our board of directors on corporate governance matters.
Compensation Committee Interlocks and Insider Participation
None of the members of the compensation committee is currently, or has been at any time, one of our officers or employees, or was party to a related party transaction since the beginning of our last fiscal year. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board or directors or compensation committee during the year ended December 31, 2024.
Director Compensation
In the year ended December 31, 2024, no compensation was paid to the non-employee members of our board of directors. All compensation paid to Michael Belshe and Chen Fang, our employee directors, is set forth below in the section titled “Executive Compensation—Summary Compensation Table.”
Outside Director Compensation Policy
Before this offering, we did not have a formal policy to provide any cash or equity compensation to our non-employee directors for their service on our board of directors or committees of our board of directors. In connection with this offering, our board of directors approved a non-employee director compensation policy, pursuant to which our non-employee directors will be eligible to receive certain equity awards following the completion of this offering.
Under the non-employee director compensation policy, each person who first becomes a non‑employee director after the completion of this offering will receive an initial grant of RSUs with a grant date fair value of $575,000, vesting in three equal annual installments on the first, second and third anniversaries of the grant date, provided the director continues to serve through each vesting date.
At the first annual meeting of stockholders following the completion of this offering, and at each annual meeting thereafter, each continuing non‑employee director who has served at least six months prior to the meeting will receive an annual RSU grant with a grant date fair value of $300,000, vesting in full on the earlier of the one‑year anniversary of the grant date or the next annual meeting of stockholders, subject to continued service through the vesting date.
The number of shares subject to each grant will be determined by dividing the applicable dollar amount by the average closing price of our Class A common stock over the last completed full calendar month preceding the grant, rounded down to the nearest whole share. In the event of a change in control, the vesting of all outstanding initial and annual awards will accelerate in full immediately prior to the consummation of such transaction, subject to continued service on that date.
Director compensation is subject to the annual limits set forth in our 2025 Plan. Non‑employee directors may elect to decline all or any portion of their compensation by providing advance notice to us. We also reimburse our non‑employee directors for reasonable out‑of‑pocket expenses incurred in connection with attending board and committee meetings.
Employee directors will receive no additional compensation for their service as a director.

EXECUTIVE COMPENSATION
This Compensation Discussion and Analysis discusses the compensation programs and policies and describes the material elements of the compensation awarded to, earned by, or paid to our named executive officers, or “NEOs” for the year ended December 31, 2024, who were:
•Michael Belshe, co-founder, Chief Executive Officer, Chief Technology Officer, President, and Director;
•Edward Reginelli, Chief Financial Officer;
•Chen Fang, Chief Revenue Officer and Director;
•Jody Mettler, Chief Operating Officer; and
•Jeff Horowitz, Chief Compliance Officer.
This Compensation Discussion and Analysis also provides an overview of our executive compensation philosophy and objectives, and how and why our Board arrived at the specific compensation decisions for our named executive officers in the year ended December 31, 2024. This discussion may also contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The information contained in this Compensation Discussion and Analysis should be read together with the compensation tables below, which provide additional details of the compensation paid to our named executive officers in the year ended December 31, 2024. As part of our transition to a publicly traded company in connection with this offering, we will evaluate our executive compensation program which may differ in several respects from our historical program.
Compensation Objectives and Philosophy
Our executive compensation program is designed to support and align with the achievement of our business success and creation of long-term value for our stockholders. Consistent with this philosophy, we designed our executive compensation program to achieve the following key objectives:
•Provide compensation that attracts, retains and rewards talented executive officers in a highly competitive market;
•Align our compensation structures with our strategic needs and market practices;
•Promote consistency and internal equity amongst our executive team; and
•Align the interests of our executive officers with those of our stockholders.
We believe this program is in the best interests of and aligned with our stockholders and maximizes the incentives for our executive officers to deliver stockholder value.

Our executive compensation program adheres to the following practices that were either in place during 2024, or that we expect to adopt in connection with this offering, including the following:

What we do	What we don’t do
•Our NEOs participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried team members
•We determine incentive opportunities based on corporate and individual performance.
•We maintain a clawback policy for recovery of erroneously awarded compensation.

•We do not provide tax gross-ups related to change in control payments
•We do not provide guaranteed compensation increases or bonuses to any of our NEOs.
•We do not provide single-trigger vesting acceleration on equity awards in the event of a change in control
•We do not maintain defined benefit pension plans or supplemental executive retirement plans.

Our Compensation-Setting Process
Role and Authority of the Board
Our board was responsible for reviewing and approving the compensation of our named executive officers and members of our senior management team, including reviewing and approving performance objectives to which compensation may be subject and administration of our 2018 Plan pursuant to which equity awards were and, up until the effectiveness of this registration statement, may be granted to our executive officers
Role of the Compensation Committee
Our compensation committee will be responsible for establishing and overseeing our executive compensation programs following this offering, as described in greater detail below in the section entitled “Compensation Committee.” References to our board of directors below will refer to our compensation committee with respect to compensation actions following this offering.
Role of Management
As a result of his close working relationship with the other executive officers, our Chief Executive Officer is asked by our board of directors periodically to provide his assessment of their performance, input regarding appropriate levels of various elements of compensation, and recommendations regarding strategic and other business objectives to be established as performance criteria upon which compensation may be provided under our executive compensation program. While our board of directors considered the recommendations of management in determining executive compensation, its decisions are based on its own judgment and our board of directors is not required to follow any such recommendations.
Role of Compensation Consultant
We did not use a compensation consultant with respect to compensation decisions in 2024.

Executive Compensation Elements
The compensation of our named executive officers consists of the following key elements and for the following primary objectives:

Element of Compensation	Objectives
Base salary
Retain individual executive services, provide financial stability, predictability and security of compensation through a fixed amount of cash for fulfilling core duties and recognize their day-to-day contributions.

Annual cash incentive
Motivate and reward executive officers on an annual basis for achieving important annual business and personal objectives that are intended to contribute incrementally and cumulatively to our long-term success.

Long-term equity-based incentives
Promote closer alignment between the interests of our executive officers and those of our stockholders and encourage a long-term view on decision-making; and
Assist in retaining key talent for longer time horizon.

We consider each of these key elements of our executive compensation program to be necessary to attract, retain and motivate our executive officers, on whom our success depends significantly. In setting these compensation components, our board of directors considers various factors, including, as some examples:
•The executive’s tenure, skills and experience;
•Assessments of the executive’s individual performance;
•The executive’s responsibilities and criticality of his or her role at the Company;
•The company’s overall performance;
•Internal pay equity;
•The impact of the compensation on the company’s stockholders and other stakeholders;
•The costs and other business impacts on the company of such compensation;
•Retentive value of company equity held by the executive;
•Competitive labor market pressures and factors relating to recruiting a replacement for the role filled by such executive;
•Our Chief Executive Officer’s recommendations (other than for himself).
Our board of directors determines in its discretion any of these as well as other factors that it may consider appropriate in setting compensation for our named executive officers. Our board of directors does not assign relative weights or rankings to any of these factors and does not solely use any quantitative formula or measure to establish compensation for our named executive officers or in relation to the market data. Our board of directors instead relies on its members’ experience, knowledge and judgment in assessing the various qualitative and quantitative inputs it receives regarding each named executive officer and determines compensation accordingly.
Compensation Risk Oversight and Assessment
Our board reviews and discusses with management the risks arising from our compensation philosophy and practices generally applicable to our employees, including our named executive officers, to determine whether they encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks. Based on conversations with management, our board of directors has determined that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse impact on us.
Base Salaries
Our named executive officers receive a base salary to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities. We typically conduct annual performance assessments during the last quarter of the fiscal year and make merit-based adjustments to base salaries that become effective starting in the beginning of the next fiscal year. Mr. Belshe’s annual base salary for 2024 was $393,075, and Mr. Reginelli’s, Mr. Fang’s, Ms. Mettler’s and Mr. Horowitz’s base salaries for 2024 were $419,250, $415,537, $249,397 and $424,428, respectively.
Annual Cash Incentive Compensation
We did not maintain a formal performance bonus plan during fiscal year 2024, but our board of directors, with input from our Chief Executive Officer regarding the performance of the named executive officers (other than himself), provided discretionary cash bonuses to each of our named executive officers in recognition of individual and company performance in the amounts shown below.

Name	Bonus Amount Paid in 2024 ($)
Michael Belshe	1,000,000
Edward Reginelli	180,000
Chen Fang	1,000,000
Jody Mettler	250,000
Jeff Horowitz	237,500
Long-Term Equity Incentive Compensation
A significant portion of executive pay is delivered as long-term incentives (equity awards), which are designed to align executive officers’ interests with stockholder interests, promote retention through the reward of long-term company performance, and encourage ownership in our stock. Historically, we have granted stock options to our employees, including our named executive officers, in order to attract and retain them, as well as to align their interests with the interests of our stockholders. Since 2023, we have started granting restricted stock units (RSUs) to certain of our employees (including certain of our named executive officers as set forth below), while continuing to grant stock options.  All equity awards (whether stock options or RSUs) are subject to vesting based on each of our named executive officer’s continued service with us. The RSUs that were previously granted also require a change in control or initial public offering to occur within either 6 or 7 years of the date of grant to vest, a so-called “liquidity trigger.” The completion of this offering will satisfy the liquidity trigger. Each of our named executive officers currently holds outstanding equity awards as set forth in the “Outstanding Equity Awards at Fiscal 2024 Year-End” table below.

In April and December 2024, we granted annual equity awards to certain of our named executive officers under our 2018 Plan in the form of RSUs with respect to shares of our Class A common stock, as set forth below.

Named Executive Officer	Position	Number of RSUs Granted (#)
Michael Belshe	Chief Executive Officer, Chief Technology Officer and President	1,000,000
Edward Reginelli	Chief Financial Officer	—
Chen Fang	Chief Revenue Officer	—
Jody Mettler	Chief Operating Officer	—
Jeff Horowitz	Chief Compliance Officer	100,000
Employee Benefits and Perquisites
Generally, our named executive officers are only eligible to receive the same benefits as our U.S. salaried employees. Our board of directors believes this approach is reasonable and consistent with the overall compensation objectives to attract and retain employees. These benefits include medical, dental, vision and disability benefits, a qualified defined contribution retirement plan (or 401(k) plan), and other plans and programs made available to other eligible employees in the applicable country of residence. We provide a matching contribution of up to 4% under the Section 401(k) plan that is applicable to all eligible participants, including our named executive officers. Employee benefits and perquisites are reviewed periodically to ensure that benefit levels remain competitive but are not included in our board of directors’ annual determination of the total compensation for each of our named executive officers. From time to time, we additionally may provide benefits based on the particular circumstances and any business needs.
Severance Benefits
Employment of each of our named executive officers is on an “at-will” basis. We anticipate adopting arrangements for our executive officers, including each of our named executive officers, that would provide for compensation and benefits upon qualifying terminations of employment including in connection with our change in control.
Our goal in providing cash severance benefits is to offer sufficient cash continuity protection to enable the named executive officer to focus his or her full time and attention on the requirements of our business rather than the potential for an involuntary termination from his or her respective position. Further, we believe that the severance benefits are necessary to attract and retain our executive officers and that the change in control-related severance benefits are in our best interests or our stockholders’ best interests because they help assure the continued dedication and objectivity of our executives, notwithstanding the possibility or occurrence of an involuntary termination that may result from or in connection with a change in control of the Company.
Tax, Accounting and Other Considerations
We account for the equity compensation awarded to our executive officers and other employees under ASC 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.
Section 162(m) of the Internal Revenue Code of 1986, as amended (or the Code), generally limits the tax deductibility of compensation paid to any individuals serving as the CEO or CFO during the tax year, the next three most highly compensated executive officers during the tax year and any other individual who was considered a covered employee for any prior tax year, to the extent that such compensation exceeds $1 million in any tax year of a public company. Following our initial public offering, we generally will not be able to take a deduction for any compensation paid to each of our named executive officers annually in excess of $1 million. Our board of directors has not adopted a formal policy regarding the tax deductibility of compensation paid to our named executive officers.
Stockholder Advisory Vote on Executive Compensation
We have not held, and while a private company have not been required to hold, any stockholder advisory vote on executive compensation pursuant to section 14A of the Exchange Act. At our first annual meeting of stockholders following the completion of this offering, we expect to ask our stockholders to vote in a non-binding, advisory vote to approve the compensation of our NEOs (the “Say-on-Pay Vote”) and we also expect to ask our stockholders to vote in a non-binding advisory vote regarding the frequency in which we will conduct the Say-on-Pay Vote. We expect that following future stockholder advisory votes, our compensation committee of our board of directors will review the results of such applicable votes and take into consideration such results in connection with its executive compensation decisions and policies.
Anti-Hedging and Anti-Pledging
In connection with this offering, we anticipate adopting policies that would prohibit our executives, including our named executive officers, and our directors from engaging in derivatives trading and hedging involving our securities and pledging or margining our common stock.
2024 Summary Compensation Table
The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, or paid to our named executive officers for fiscal 2024.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Michael Belshe Chief Executive Officer, Chief Technology Officer and President	2024	393,075	1,000,000	—	—	—	—	1,393,075
Edward Reginelli Chief Financial Officer	2024	419,250	180,000	—	—	—	13,800	613,050
Chen Fang Chief Revenue Officer	2024	415,537	1,000,000	—	—	—	—	1,415,537
Jody Mettler Chief Operating Officer	2024	249,397	250,000	—	—	—	13,800	513,197
Jeff Horowitz Chief Compliance Officer	2024	424,428	237,500	—	—	—	13,800	675,728
_______________
(1)The amounts represent discretionary bonuses paid for contributions to our performance.
(2)Mr. Belshe and Mr. Horowitz were granted RSU awards that were subject to a time-based component and a liquidity event-based component (which constitutes the performance condition). As of the applicable grant date, we had not recognized stock-based compensation expense for these awards because achievement of the liquidity event-based vesting condition was not deemed probable. As a result, no value is included in the table for these awards. Assuming achievement of the liquidity event-based vesting condition, the aggregate grant-date fair values of the RSU awards for Mr. Belshe would have been $5,360,000 and $536,000 for Mr. Horowitz, computed in accordance with ASC Topic 718, and representing the highest level of achievement for these awards. Note that the performance condition will be achieved at the completion of this offering. For information regarding the assumptions used in determining the fair value of these awards, please refer to Note 2 of the consolidated financial statements included elsewhere in this prospectus.

(3)The amounts represent $13,800 in company 401(k) matching contributions for each of Mr. Reginelli, Ms. Mettler and Mr. Horowitz.
2024 Grants of Plan-Based Awards Table
The following table provides information concerning each grant of an award made to the named executive officers during the year ended December 31, 2024.

			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Type of Award	Grant Date	Threshold (#)	Target (#)	Maximum(1) (#)
Michael Belshe	RSU	12/29/2024	0	—	1,000,000	—
Edward Reginelli	—	—	—	—	—	—
Chen Fang	—	—	—	—	—	—
Jody Mettler	RSU	—	—	—	—	—
Jeff Horowitz	RSU	4/17/2024	0	—	25,000	—
	RSU	12/29/2024	0	—	75,000	—
_______________
(1)Amounts represent restricted stock units with respect to shares of our Class A common stock granted under our 2018 Plan that are subject to service-based and liquidity event-based vesting conditions. The liquidity event-based vesting condition will be satisfied upon the completion of this offering.
(2)As of the applicable grant date and December 31, 2024, we had not recognized stock-based compensation expense for the RSU awards because achievement of the liquidity event-based vesting condition, as the performance condition, was not deemed probable as of any such date. Assuming achievement of the liquidity event-based vesting condition, the aggregate grant-date fair values of the RSU awards for each of Mr. Belshe and Mr. Horowitz were $5,360,000 and $536,000, respectively, computed in accordance with ASC Topic 718 and representing the highest level of performance condition achievement for these awards.
Timing of Grants and Certain Equity Awards
We grant equity awards on a discretionary basis in connection with certain events such as the commencement of employment, annual or other performance reviews, or promotion. We do not grant awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation.
Outstanding Equity Awards at Fiscal 2024 Year-End
The following table presents, for each of our named executive officers, information regarding outstanding stock options to purchase shares of Class A common stock and, with respect to one stock option granted to Mr. Belshe, Class F common stock, and outstanding restricted stock units with respect to Class A common stock, in each case held as of December 31, 2024.

					Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Michael Belshe(1)	06/23/2020	09/18/2019	562,860	—	0.18	9/17/2029	—	—	—	—
	09/28/2022 (3)	09/14/2022	1,125,000	875,000	0.21	10/5/2032	—	—	—	—
	12/29/2024 (4)	12/22/2024	—	—	—	—		—	1,000,000	—
Edward Reginelli(1)	10/07/2022 (5)	09/15//2022	36,000	28,000	0.21	10/6/2032	—	—	—	—
	6/30/2022 (5)	08/17/2020	125,000		0.21	6/29/2032	—	—	—	—
Chen Fang(1)	7/22/2020 (5)	02/07/2020	178,890	—	0.18	7/21/2030	—	—	—	—
	10/07/2022 (5)	09/15/2022	225,000	175,000	0.21	10/6/2032	—	—	—	—
Jody Mettler(1)	09/28/2022 (5)	09/27/2021	18,437	6,563	0.21	10/5/2032	—	—	—	—
	09/28/2022 (5)	08/10/2022	3,750	6,250	0.21	10/5/2032	—	—	—	—
	05/12/2023 (5)	04/15/2023	62,083	107,917	0.21	5/11/2033	—	—	—	—
Jeff Horowitz(1)	01/20/2021 (5)	03/04/2022	340,026	10,001	0.21	1/19/2031	—	—	—	—
	04/17/2024 (6)	03/01/2024	—	—	—	—	—	—	25,000
	12/29/2024 (4)	12/18/2024	—	—	—	—	—	—	75,000
_______________
(1)All of the outstanding stock options and stock awards held by Mr. Reginelli, Mr. Fang, Mrs. Mettler and Mr. Horowitz were granted under the 2018 Plan and are for shares of Class A common stock. The outstanding stock options held by Mr. Belshe granted on September 14, 2022 and his outstanding stock awards were granted under the 2018 Plan and are for shares of Class A common stock. The outstanding stock option held by Mr. Belshe granted on September 18, 2019 was granted outside of a plan and are for shares of Class F common stock.
(2)There was no public market for our Class A common stock as of December 31, 2024. The fair market value of our Class A common stock as of December 31, 2024, as determined by our board of directors, was $5.36 per share.
(3)Vests with respect to 1/48th of the shares of our Class A common stock underlying the stock option in equal monthly installments over four years, in each case, subject to continued service.
(4)Service vests as to 1/4th of the total number of shares subject to the RSU on the first anniversary of the vesting commencement date and as to 1/48th of the total number of shares upon the expiration of each full calendar month for each of the next 48 months, in each case subject to the grantee’s continuous service to the company. Shares that are service-vested will vest upon the earlier of (i) a change in control of the company or (ii) a firm commitment underwritten public offering of common stock of the company with aggregate gross proceeds to the company of at least $50,000,000, in each case, which occurs prior to the 6th anniversary of the date of grant.
(5)Vests with respect to 1/4th of the shares of our Class A common stock underlying the stock option on the one-year anniversary of the vesting commencement date and the remaining 3/4th of the shares underlying the option vest in equal monthly installments over three years, in each case subject to continued service.
(6)Service vests as to 1/4th of the total number of shares subject to the RSU on the first anniversary of the vesting commencement date and as to 1/48th of the total number of shares upon the expiration of each full calendar month for each of the next 48 months, in each case subject to the grantee’s continuous service to the company. Shares that are service-vested will vest upon the earlier of (i) a change in control of the company or (ii) a firm commitment underwritten public offering of common stock of the company with aggregate gross proceeds to the Company of at least $50,000,000, in each case, which occurs prior to the 7th anniversary of the date of grant.
2024 Stock Option Exercises and Stock Vested Table
The following table presents, for each of our named executive officers, the number of shares of our common stock acquired upon the exercise of stock options or vesting and settlement of RSUs during the year ended December 31, 2024 and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Belshe	—	—	—	—
Edward Reginelli	35,000	180,250	—	—
Chen Fang	40,000	207,200	—	—
Jody Mettler	25,000	125,850	—	—
Jeff Horowitz	—	—	—	—
_______________
(1)As there was no public market for our common stock on the date the options were exercised, the value realized on exercise reflected in the table above is equal to the difference between (i) the fair market value of our common stock on the exercise date as determined by our board of directors in good faith (which was equal to $5.07 for options exercised between January 1, 2024 and August 8, 2024 and to $5.36 for options exercised between August 9, 2024 and December 31, 2024) and (ii) the exercise price of the options.
Executive Offer Letters
We entered into an offer letter setting forth the terms and conditions of employment with each of our named executive officers. Each offer letter provides for at-will employment and other standard terms of employment.
Cash Bonus Plan
Our board of directors has adopted a discretionary Omnibus Bonus Plan (the “Bonus Plan”) to be effective upon the closing of our initial public offering, to motivate and reward employees for their contributions to our success. The plan is administered by our compensation committee, which has broad authority to determine eligibility, performance goals, award opportunities, and amounts earned and paid.
Eligibility for participation is limited to our employees, and employees of our subsidiaries, as selected by the compensation committee, and generally excludes contractors, interns, and temporary or leased employees, unless the compensation committee determines otherwise. Participants must generally remain employed in good standing through the payment date to receive an award.
The compensation committee may establish one or more performance periods and related performance goals, which may vary by participant or award, and may be based on company-wide, business unit, or individual measures. Performance goals may be financial, operational, or strategic in nature, including any of a broad range of metrics such as revenue, earnings, cash flow, return measures, market share, or other corporate, business unit, or individual objectives. The compensation committee may also grant wholly discretionary bonus awards not tied to specific performance goals and may fund awards from a discretionary bonus pool.
Following the applicable performance period, the compensation committee will certify performance results, determine actual award amounts, and may adjust payouts upward or downward in its sole discretion. Awards are typically paid in cash, but the compensation committee may settle them in the form of equity awards under our equity incentive plans. Payment timing is determined by the compensation committee, subject to applicable law, with any equity awards granted subject to our insider trading policies.
The compensation committee administers and interprets the Bonus Plan, and may generally amend, suspend, or terminate it at any time, provided that such actions generally may not adversely affect the payments of awards already earned. Awards are subject to our clawback policy, and compliance with applicable laws, and represent unsecured obligations of the company.
Potential Payments Upon Termination or Change of Control
In connection with this offering, each of our named executive officers have entered into a Change in Control and Severance Agreement (a “CIC severance agreement”) pursuant to which, in the event that the named executive officer is terminated without “cause” or resigns for “good reason” within three months before or twelve months following a “change of control” of the company (as such terms will be defined in such CIC severance agreements), he or she will be entitled to: (i) an amount equal to the sum of (A) eighteen months of his or her base salary at the rate in effect immediately prior to such termination and (B) 100% of his or her then-current target bonus, payable in a cash lump-sum, and (ii) to the extent the named executive officer timely elects to receive continued coverage under our group healthcare plans, we will continue to pay the employer portion of the participant’s premium payments for such continued coverage for a period ending on the earlier of (x) eighteen months following the termination date and (y) the date that the named executive officer becomes eligible for coverage under another employer’s plans. In addition, each of the named executive officer’s outstanding equity awards, other than performance vesting awards, will become vested and exercisable, as applicable, with respect to 100% of the underlying shares. Performance vesting awards will be treated as set forth in the applicable award agreement. All such severance payments and benefits will be subject to each named executive officer’s execution of a general release of claims against us.
Additionally, in the event that our named executive officers are terminated without “cause” or resign for “good reason” outside of the period three months before or twelve months after a “change of control” (as such terms are defined in such CIC severance agreements), each of our named executive officers will be entitled to (i) an amount equal to twelve months of his or her base salary at the rate in effect immediately prior to such termination, payable in a cash lump-sum and (ii) to the extent the named executive officer timely elects to receive continued coverage under our group healthcare plans, we will continue to pay the employer portion of the participant’s premium payments for such continued coverage for a period ending on the earlier of (x) twelve months following the termination date and (y) the date that the named executive officer becomes eligible for coverage under another employer’s plans. All such severance payments and benefits will be subject to each named executive officer’s execution of a general release of claims against us.
Stock Plans
We believe that our ability to grant equity-based awards is a valuable compensation tool that enables us to attract, retain, and motivate our employees, consultants, and members of our board of directors by aligning their financial interests with those of our stockholders. The principal features of our equity incentive plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which are filed as exhibits to the registration statement of which this prospectus is a part.
Amended & Restated 2018 Stock Incentive Plan
In October 2018, we assumed BitGo Inc.’s 2011 Stock Incentive Plan, which became the 2018 Plan, in connection with a holding company reorganization. The purpose of the 2018 Plan is to attract, retain and motivate eligible employees, directors and consultants whose contributions are important to the success of our business.
Share Reserve. As of December 31, 2024, we had 2,643,867 shares of our Class A common stock reserved for issuance pursuant to grants under our 2018 Plan of which            shares remained available for grant. As of December 31, 2024, options to purchase 21,049,925 shares had been exercised and options to purchase 31,300,688 shares remained outstanding, with a weighted-average exercise price of $0.20 per share. As of December 31, 2024, 1,842,907 awards of RSUs were granted under the 2018 Plan. As of December 31, 2024, no shares of restricted stock were granted under the 2018 Plan, and no such awards are expected to be granted prior to this offering. No new awards will be granted under the 2018 Plan after this offering.
Administration. Our 2018 Plan is administered by our board of directors or a committee appointed by our board of directors, referred to herein as the “administrator.” Subject to the terms of the 2018 Plan, the administrator has the authority to, among other things, select the persons to whom awards will be granted, interpret our 2018 Plan as well as to prescribe, adopt and amend, such rules and guidelines as it deems appropriate relating to the 2018 Plan and awards granted thereunder. The administrator may modify awards subject to the terms of the 2018 Plan.
Eligibility. Pursuant to the 2018 Plan, we may grant incentive stock options only to our employees or the employees of our parent or subsidiaries, as applicable (including officers and directors who are also employees). We may grant non-statutory stock options, RSUs, and shares of restricted stock to our employees (including officers and directors who are also employees), non-employee directors, and consultants, or the employees, directors, and consultants of our parent and subsidiaries, as applicable.
Stock Options. The 2018 Plan provides for the grant of both (i) incentive stock options, which are intended to qualify for tax treatment as set forth under Section 422 of the Code and (ii) non-statutory stock options to purchase shares of our Class A common stock, each at a stated exercise price. The exercise price of each option must be at least equal to the fair market value of our common stock on the date of grant, unless otherwise determined by the administrator. However, the exercise price of any incentive stock option granted to an individual who owns more than ten percent of the total combined voting power of all classes of our capital stock must be at least equal to 110% of the fair market value of our common stock on the date of grant. The administrator will determine the vesting schedule applicable to each option. The maximum permitted term of options granted under our 2018 Plan is ten years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who owns more than ten percent of the total combined voting power of all classes of our capital stock is five years from the date of grant.
Restricted Stock Units. The 2018 Plan also allows for the grant of RSUs with terms as generally determined by the administrator in accordance with the 2018 Plan and set forth in an award agreement. RSUs granted under the 2018 Plan represent the right to receive shares of our Class A common stock at a specified date in the future, subject to satisfaction of certain vesting conditions. Generally, RSUs granted under the 2018 Plan vest upon satisfaction of a time-based vesting schedule on or before the expiration date of such RSUs. Upon a termination of employment, generally any time-vested RSUs will remain outstanding and eligible to vest if the liquidity-event vesting condition is satisfied within the term of such RSUs, unless the terms of the award agreement requires continued employment through the date the liquidity event vesting condition is satisfied.
Restricted Stock Awards. Awards of restricted stock represent an offer by us to sell shares of our common stock subject to restrictions which may lapse based on terms and conditions determined by our board of directors or applicable committee. Holders of restricted stock are entitled to vote and, unless otherwise determined by the board of directors, are entitled to receive all dividends and distributions with respect to such shares, provided that the restricted stock agreement may require that holders of restricted stock invest any cash dividends received in additional shares of our common stock, with such additional shares subject to the same conditions and restrictions as the award with respect to which the dividends were paid.
Limited Transferability. Unless otherwise determined by the administrator, options shall not be transferable other than by beneficiary designation, will or the laws of descent and distribution and, with respect to non-statutory stock options by transfer to a revocable trust or to one or more family members or a trust established for the benefit of the optionee and/or one or more family members to the extent permitted by section 260.140.41(c) of Title 10 of the California Code of Regulations and Rule 701 of the Securities Act.

Acquisition or Other Combination. In the event that the we are party to a merger or other consolidation, or in the event of a transaction providing for the sale of all or substantially all of the company’s stock or assets, the 2018 Plan provides that outstanding awards shall be subject to the agreement of merger, consolidation or sale, and may be continued, assumed, or substituted with substantially equivalent awards of any successor corporation or affiliate, or become vested or exercisable, provided that the Board may provide, in its sole discretion, for the cancellation of awards in exchange for a payment equal to the fair market value of these awards, and provided further that if any portion of an award is not then vested, the Board may cancel such unvested portion of such award without the payment of any consideration.
Adjustments. In the event of a subdivision of our Class A common stock, a declaration of a dividend payable in shares of our Class A common stock, a declaration of an extraordinary dividend payable in a form other than shares of our Class A common stock in an amount that has a material effect on the fair market value of our Class A common stock, a combination or consolidation of the outstanding shares of our Class A common stock into a lesser number of shares, a recapitalization, a spin-off, a reclassification,  or a similar occurrence, our Board shall make appropriate adjustments to (i) the number of shares of our Class A common stock available for future awards under the 2018 Plan, (ii) the number of shares of our Class A common stock covered by each outstanding option, (iii) the exercise prices under each outstanding options, and (iv) the purchase prices of shares subject to our right of repurchase.
Repricing awards. The administrator may, without prior stockholder approval, reduce the exercise price of options, subject to the terms of the 2018 Plan.
Amendment; Termination. Our board of directors may amend or terminate the 2018 Plan at any time and may terminate any and all outstanding options and RSUs upon a dissolution or liquidation of us, provided that certain amendments will require stockholder approval or participant consent. We expect to terminate the 2018 Plan and will cease issuing awards thereunder upon the effective date of our 2025 Plan, which is the date immediately prior to the date of the effectiveness of the registration statement of which this prospectus forms a part. Any outstanding awards granted under the 2018 Plan will remain outstanding following this offering, subject to the terms of our 2018 Plan and applicable award agreements, until such awards are exercised or until they terminate or expire by their terms.
2019 Non-Plan Option Award
On September 18, 2019, the Company granted a non-statutory option to Mr. Belshe to acquire 1,500,960 shares of our Class F common stock outside of our 2018 Plan, as a non-Plan grant (the “Non-Plan Option Grant”). On June 23, 2020, the Non-Plan Option Grant was repriced from an exercise price of $0.97 to an exercise price of $0.18 (the “Repricing”). To effectuate the Repricing, the Company cancelled the Non-Plan Grant Option and regranted it as a non-Plan Option (the “Non Plan Repriced Option”), with all terms, other than the exercise price, remaining unchanged, including the vesting schedule. On March 30, 2021, and on April 8, 2022, Mr. Belshe exercised the Non-Plan Repriced Option for respectively 531,590 and 406,510 shares. The Non-Plan Repriced Option remains outstanding for 562,860 shares.
2023 Non-Plan RSU Award
On October 11, 2023, the Company granted an RSU Award outside of the 2018 Plan to an entity for 93,742 shares of our Class A common stock (the “Non-Plan RSU Award”). The vesting of the Non-Plan RSU Award is subject to a four-year time-based service requirement, as well as a liquidity event requirement that the Company consummates an IPO or a Change in Control within 6 years from the date of grant of the Non-Plan RSU Award. The Non-Plan RSU Award will only vest if and to the extent that both the service requirement and the liquidity event requirement are met.
2025 Equity Incentive Plan
In               2025, our board of directors and our stockholders approved our 2025 Plan as a successor to our 2018 Plan, which will become effective on the date immediately prior to the effectiveness of the registration statement of which this prospectus forms a part. The 2025 Plan authorizes the award of both incentive stock options, which are intended to qualify for tax treatment under Section 422 of the Code, and non-statutory stock options, as well for the award of RSAs, stock appreciation rights, RSUs, and performance and stock bonus awards. Pursuant to the 2025 Plan, incentive stock options may be granted only to our employees. We may grant all other types of awards to our employees, directors, and consultants.
Share Reserve. We have initially reserved            shares of our Class A common stock, plus any reserved shares of Class A common stock not issued or subject to outstanding grants under the 2018 Plan on the effective date of the 2025 Plan, for issuance as Class A common stock pursuant to awards granted under our 2025 Plan. The number of shares reserved for issuance under our 2025 Plan will increase automatically on January 1 of each of 2026 through 2035 by the number of shares equal to 5% of the aggregate number of outstanding shares of all classes of our common stock as of the immediately preceding December 31, or a lesser number as may be determined by our board of directors.
In addition, the shares set forth below will again be available for issuance pursuant to awards granted under our 2025 Plan:
•shares subject to options or stock appreciation rights granted under our 2025 Plan that cease to be subject to the option or SAR for any reason other than exercise of the option or stock appreciation right;
•shares subject to awards granted under our 2025 Plan that are subsequently forfeited or repurchased by us at the original issue price;
•shares subject to awards granted under our 2025 Plan that otherwise terminate without such shares being issued;
•shares subject to awards granted under our 2025 Plan that are surrendered, canceled, or exchanged for cash or a different award (or combination thereof);
•shares issuable upon the exercise of options granted under our 2018 Plan that, after the effective date of the 2025 Plan, are forfeited;
•shares subject to awards granted under our 2018 Plan that are forfeited or repurchased by us at the original price after the effective date of the 2025 Plan; and
•shares subject to awards under our 2018 Plan, or our 2025 Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award.
Shares of our common stock that that were either reserved, but not issued under the 2018 Plan as of the date of this prospectus, or issued under the 2018 Plan and later become available for grant under our 2025 Plan, either as set forth above, shall be issued under the 2025 Plan only as shares of Class A common stock.
Administration. Our 2025 Plan will be administered by our compensation committee or by our board of directors acting in place of our compensation committee. Subject to the terms and conditions of the 2025 Plan, the administrator will have the authority, among other things, to select the persons to whom awards may be granted, construe and interpret our 2025 Plan as well as to determine the terms of such awards and prescribe, amend, and rescind the rules and regulations relating to the plan or any award granted thereunder. The 2025 Plan provides that the administrator may delegate its authority, including the authority to grant awards, to one or more executive officers to the extent permitted by applicable law, provided that awards granted to non-employee directors may only be determined by our board of directors.
Options. The 2025 Plan provides for the grant of both incentive stock options intended to qualify under Section 422 of the Code, and non-statutory stock options to purchase shares of our Class A common stock at a stated exercise price. Incentive stock options may only be granted to employees, including officers and directors who are also employees. The exercise price of stock options granted under the 2025 Plan must be at least equal to the fair market value of our Class A common stock on the date of grant. Incentive stock options granted to an individual who holds, directly or by attribution, more than ten percent of the total combined voting power of all classes of our capital stock must have an exercise price of at least 110% the fair market value of our Class A common stock on the date of grant.
Options may vest based on service and/or achievement of performance conditions, as determined by the administrator. The administrator may provide for options to be exercised only as they vest or to be immediately exercisable, with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. No more than           shares may be issued pursuant to incentive stock options. The maximum term of options granted under our 2025 Plan is ten years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who holds, directly or by attribution, more than ten percent of the total combined voting power of all classes of our capital stock is five years from the date of grant.
Restricted Stock Awards. An RSA is an offer by us to grant or sell shares of our Class A common stock subject to restrictions, which may lapse based on the satisfaction of service and/or achievement of performance conditions. The price, if any, of an RSA will be determined by the administrator. Holders of RSAs, unlike holders of options, will have the right to vote and any dividends or distributions paid with respect to such shares will be subject to the same vesting terms and other restrictions as the RSA and will be accrued and paid when the vesting terms on such shares lapse. Unless otherwise determined by the administrator, vesting will cease on the date the participant no longer provides services to us and unvested shares may be forfeited to or repurchased by us.
Stock Appreciation Rights. A SAR provides for a payment, in cash or shares of our Class A common stock up to a specified maximum of shares, if determined by the administrator , to the participant based upon the difference between the fair market value of our Class A common stock on the date of exercise and a predetermined exercise price, multiplied by the number of shares. Stock appreciation rights may vest based on service and/or achievement of performance conditions. No SAR may have a term that is longer than ten years from the date of grant.
Restricted Stock Units. RSUs represent the right to receive shares of our Class A common stock at a specified date in the future and may be subject to vesting based on service and/or achievement of performance conditions. RSUs may be settled in cash, shares of our Class A common stock, or a combination of both as soon as practicable following vesting or on a later date subject to the terms of the 2025 Plan and any applicable award agreement, which may provide for settlement only in shares . No RSU may have a term that is longer than ten years from the date of grant.
Performance Awards. Performance awards granted pursuant to the 2025 Plan may be in the form of a cash bonus, or an award of performance shares or performance units denominated in shares of our Class A common stock that may be settled in cash, property, or by issuance of those shares, subject to the satisfaction or achievement of specified performance conditions.
Stock Bonus Awards. A stock bonus award provides for payment in the form of cash, shares of our Class A common stock or a combination thereof, based on the fair market value of shares subject to such award as determined by the administrator. The awards may be granted as consideration for services already rendered, or at the discretion of the administrator, may be subject to vesting restrictions based on continued service and/or performance conditions.
Dividend Equivalent Rights. Dividend equivalent rights may be granted at the discretion of the administrator and represent the right to receive the value of dividends, if any, paid by us in respect of the number of shares of our Class A common stock underlying an award. Dividend equivalent rights will be subject to the same vesting or performance conditions as the underlying award and will be paid only when the underlying award becomes vested or may be deemed to have been reinvested by us.

Change of Control. Our 2025 Plan provides that, in the event of a corporate transaction that constitutes a change of control of our company under the terms of the plan, outstanding awards will be subject to the agreement evidencing the change of control, which need not treat all outstanding awards in an identical manner, and may include one or more of the following: (1) the continuation of the outstanding awards, (2) the assumption of the outstanding awards by the surviving corporation or its parent, (3) the substitution by the surviving corporation or its parent of new options or equity awards for the outstanding awards, (4) the full or partial acceleration of exercisability or vesting or lapse of our right to repurchase or other terms of forfeiture and accelerated expiration of the award, (5) the settlement of the full value of the outstanding awards, whether or not then vested or exercisable, in cash, cash equivalents, or securities of the successor entity with a fair market value equal to the required amount, as determined in accordance with the 2025 Plan, which payments may be deferred until the date or dates the award would have become exercisable or vested, or (6) the cancellation of outstanding awards for no consideration. Notwithstanding the foregoing, upon a change of control the vesting of all awards granted to our non-employee directors will accelerate and such awards will become exercisable, to the extent applicable, and vested in full immediately prior to the consummation of the change of control. In the event the successor refuses to assume, convert, replace, or substitute awards as provided above pursuant to a corporate transaction, our compensation committee will notify each participant that such award will, if exercisable, be exercisable or vested for a period of time determined by the committee and expire after such period.
Adjustment. In the event of a change in the number or class of outstanding shares of our Class A common stock by reason of a stock dividend, extraordinary dividend or distribution (other than a regular cash dividend), recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off, or similar change in our capital structure, proportional adjustments will be made to (1) the number and class of shares reserved for issuance under our 2025 Plan, (2) the exercise prices, number and class of shares subject to outstanding options or stock appreciation rights, (3) the number and class of shares subject to other outstanding awards, and (4) the maximum number of shares that may be issued as incentive stock options under the 2025 Plan, subject to any required action by our board of directors or our stockholders and compliance with applicable laws.
Exchange, Repricing, and Buyout of Awards. The administrator may, without prior stockholder approval, (1) reduce the exercise price of outstanding options or stock appreciation rights without the consent of any participant and (2) pay cash or issue new awards in exchange for the surrender and cancellation of any, or all, outstanding awards, subject to the consent of any affected participant to the extent required by the terms of the 2025 Plan.
Director Compensation Limits. No non-employee director may receive awards under our 2025 Plan with a grant date value that when combined with cash compensation received for his or her service as a director, exceed $1,000,000 in any calendar year of his or her initial service as a non-employee director on our board of directors.
Clawback; Transferability. All awards will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by our board of directors or required by law, to the extent set forth in such policy or applicable agreement. Except in limited circumstances, awards granted under our 2025 Plan may generally not be transferred in any manner other than by will or by the laws of descent and distribution.
Sub-plans. Subject to the terms of the 2025 Plan, the plan administrator may establish a sub-plan under the 2025 Plan and/or modify the terms of awards granted to participants outside of the U.S. to comply with any laws or regulations applicable to any such jurisdiction.
Amendment; Termination. Our board of directors or compensation committee may amend our 2025 Plan at any time, subject to stockholder approval as may be required. Our 2025 Plan will terminate ten years from the date our board of directors adopts the plan, unless it is terminated earlier by our board of directors. No termination or amendment of the 2025 Plan may adversely affect any then-outstanding award without the consent of the affected participant, except as is necessary to comply with applicable laws or as otherwise provided by the terms of the 2025 Plan.
2025 Employee Stock Purchase Plan
In         , 2025, our board of directors and our stockholders approved our 2025 ESPP, which will become effective upon the date the registration statement of which this prospectus forms a part becomes effective to enable eligible employees to purchase shares of our Class A common stock with accumulated payroll deductions.
The 2025 ESPP includes two components: a “423 Component” and a “Non-423 Component.” We intend the 423 Component to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the 2025 ESPP or determined by the board of directors or the compensation committee, the Non-423 Component (if any) will operate and be administered in the same manner as the 423 Component.
Share Reserve. We have initially reserved              shares of our Class A common stock for issuance and sale under our 2025 ESPP. The number of shares reserved for issuance and sale under our 2025 ESPP will increase automatically on January 1 of each of 2026 through 2035 by the number of shares equal to 1% of the aggregate number of outstanding shares of all classes of our common stock as of the immediately preceding December 31, or a lesser number as may be determined by our board of directors. Subject to stock splits, recapitalizations, or similar events, no more than           shares of our Class A common stock may be issued over the term of our 2025 ESPP.
Administration. Our 2025 ESPP will be administered by our compensation committee or by our board of directors acting in place of our compensation committee, subject to the terms and conditions of our 2025 ESPP. Among other things, the administrator will have the authority to determine eligibility for participation in our 2025 ESPP (to the extent permitted by applicable law), designate separate offerings under the plan, determine the length of such offerings, and construe, interpret, and apply the terms of the plan.
Eligibility. Employees eligible to participate in any offering pursuant to our 2025 ESPP generally include any employee that is employed by us or certain of our designated subsidiaries at the beginning of the offering period. However, the administrator may exclude employees who have been employed for less than two years, are customarily employed for 20 hours or less per week, are customarily employed for five months or less in a calendar year, certain highly compensated employees as determined in accordance with applicable tax laws, and certain employees who are citizens or residents of a foreign jurisdiction if such participation is prohibited under applicable local laws or would violate the requirements of Section 423 of the Code (with respect to an offering under a 423 Component). In addition, any employee who owns, or is deemed to own because of attribution rules, 5% or more of the total combined voting power or value of all classes of our capital stock, or the capital stock of one of our qualifying subsidiaries, or who will own such amount because of participation in our 2025 ESPP, will not be eligible to participate in our 2025 ESPP. The administrator may impose additional restrictions on eligibility from time to time.
Offerings. Under our 2025 ESPP, eligible employees will be offered the option to purchase shares of our Class A common stock at a discount over a series of offering periods through accumulated payroll deductions over the period. Each offering period may itself consist of one or more purchase periods. No offering period may be longer than 27 months. The purchase price for shares purchased under our 2025 ESPP during any given purchase period will be 85% of the lesser of the fair market value of our Class A common stock on (1) the first trading day of the applicable offering period or (2) the last trading day of the applicable purchase period.
No participant may purchase more than 2,500 shares of our Class A common stock during any one purchase period and may not subscribe for more than $25,000 in fair market value of shares of our Class A common stock, determined as of the date the offering period commences, in any calendar year in which the offering is in effect. The administrator in its discretion may set a lower maximum number of shares which may be purchased.
Adjustments Upon Recapitalization. If the number or class of outstanding shares of our Class A common stock is changed by stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in our capital structure without consideration, then the administrator will proportionately adjust the number or class of shares of our Class A common stock that are available under our 2025 ESPP, the purchase price and number or class of shares any participant has elected to purchase as well as the maximum number of shares which may be purchased by participants.
Change of Control. If we experience a change of control transaction as determined under the terms of our 2025 ESPP, any offering period then in effect will be shortened and terminated on a final purchase date established by the administrator. The final purchase date will occur on or prior to the effective date of the change of control transaction, and our 2025 ESPP will terminate on the closing of the change of control.
Transferability. Participants may generally not assign, transfer, pledge, or otherwise dispose of payroll deductions credited to their account or any rights regarding an election to purchase shares pursuant to our 2025 ESPP other than by will or the laws of descent or distribution.
Amendment; Termination. The board of directors or compensation committee may amend, suspend, or terminate our 2025 ESPP at any time without stockholder consent, except as required by law. Unless earlier terminated, our 2025 ESPP will terminate upon the earlier to occur of the issuance of all shares of Class A common stock reserved for issuance under our 2025 ESPP, or the tenth anniversary of the effective date.
Compensation Recovery Policy
In September 2025, we adopted a Compensation Recovery Policy (the “Compensation Recovery Policy”). The Compensation Recovery Policy is in accordance with the final rules regarding recovery of erroneously awarded executive officer compensation in connection with an accounting restatement, as adopted by the SEC in October 2022, and consistent with the corresponding listing standards (together, the “Clawback Rules”). Pursuant to the Compensation Recovery Policy, and subject to certain limited exceptions in the Clawback Rules, in the event we are required to restate our financial statements, we are required to recoup erroneously awarded incentive-based compensation (as described in the Clawback Rules), including both cash and equity compensation paid to any current or former executive officer (as described in the Clawback Rules) during the three completed fiscal years immediately prior to the date the accounting restatement was required. The amount recoverable is the amount of any incentive-based compensation received by the executive officer based on the financial statements prior to the restatement that exceeds the amount that such executive officer would have received had the incentive-based compensation been determined based on the financial restatement. Our Compensation Recovery Policy also permits the compensation committee, in its discretion, to seek recovery of incentive-based compensation paid to executive officers in the event of fraud or intentional misconduct that materially contributes to our causes economic loss to our company, whether or not a financial restatement occurs.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements discussed in the sections titled “Management” and “Executive Compensation,” the following is a description of each transaction since January 1, 2022 and each currently proposed transaction in which:
•we have been or are to be a participant;
•the amount involved exceeded or will exceed $120,000; and
•any of our directors, executive officers, or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.
Equity Exchange Rights Agreement
In           , we entered into an Equity Exchange Rights Agreement with Michael Belshe, pursuant to which  Michael Belshe will have a right (but not an obligation), to require us to exchange, for shares of our Class B common stock, any shares of our Class A common stock received by Michael Belshe upon the exercise or settlement of equity awards for shares of our Class A common stock (the “Equity Exchange Rights”). The Equity Exchange Rights only apply to equity awards held by Michael Belshe that are outstanding as of           . As of June 30, 2025, there were           shares of our Class A common stock subject to outstanding stock options to purchase shares of our Class A common stock held by Michael Belshe that may be exchanged, upon exercise, for an equivalent number of shares of our Class B common stock pursuant to the Equity Exchange Rights.
The Equity Exchange Rights terminate (a) with respect to shares of our Class A common stock subject to equity awards that are held by Michael Belshe, on the date on which such shares are forfeited pursuant to the terms of the applicable equity award, and (b) with respect to shares of our Class A common stock issued upon the exercise or settlement of equity awards held by Michael Belshe, (i) when Michael Belshe sells, transfers, or otherwise disposes of such shares of our Class A common stock or (ii) upon the earlier of (A) a date fixed by our board of directors that is no more than 61 days following the first date on which Michael Belshe and his permitted affiliates hold less than 70% of the aggregate outstanding shares of our Class A common stock and Class B common stock (including shares underlying outstanding options or other convertible securities) held on the date on which the registration statement of which this prospectus forms a part is declared effective by the SEC, (B) a date to be fixed by our board of directors that is no more than 61 days following the fifteenth anniversary of this offering, (C) the date specified by the affirmative vote of two-thirds of the outstanding voting power of the Class B common stock, (D) no more than 61 days following Michael Belshe’s Service Termination (as defined herein), (E) a date Michael Belshe’s employment is terminated for cause and (F) a date fixed by the board of directors after the death or disability of Michael Belshe, which date will be no more than 61 days following such Service Termination.
Other Transactions
In January 2024, we entered into a series of agreements to acquire Brassica. In connection with such acquisition, as prior equity holders of Brassica, entities affiliated with Valor, a holder of more than 5% of our outstanding capital stock and where Mr. Pattipati, a member of our board of directors, is a Partner, received 183,098 shares of our Series C-2 Preferred Stock as consideration.
Investors’ Rights Agreement
We are party to an amended and restated investors’ rights agreement (the “Rights Agreement”), dated February 1, 2024, which provides, among other things, that certain holders of our capital stock, including entities affiliated with Bridgescale, Redpoint, Valor, and Craft, which each hold more than 5% of our outstanding capital stock, have the right to demand that we file a registration statement or request that their shares of our capital stock be included on a registration statement that we are otherwise filing. See the section titled “Description of Capital Stock—Registration Rights” for more information regarding these registration rights.
ROFR and Co-Sale Agreement
We are party to an amended and restated right of first refusal and co-sale agreement (the “ROFR and Co-Sale Agreement”), dated February 1, 2024, which provides, among other things, that we and certain investors have a right to purchase shares of our capital stock which stockholders propose to sell to other parties. This right will terminate upon completion of this offering. Michael Belshe and entities affiliated with Bridgescale, Redpoint, Valor, and Craft, which each hold more than 5% of our outstanding capital stock, are parties to the ROFR and Co-Sale Agreement.
Voting Agreement
Pursuant to the Voting Agreement, certain holders of our capital stock have agreed to vote their shares on certain matters, including with respect to the election of members of our board of directors. See the section titled “Management—Board of Directors” for more information regarding the election of members of our board of directors pursuant to our Voting Agreement. Holders of our capital stock, including entities affiliated with Bridgescale, Redpoint, Valor, and Craft, which each hold more than 5% of our outstanding capital stock, as well as Michael Belshe and certain other stockholders of which Mr. Belshe is an affiliate, are parties to our Voting Agreement. The Voting Agreement will terminate upon the completion of this offering.
Indemnification Agreements
We have entered into, and intend to continue to enter into, separate indemnification agreements with each of our executive officers and directors, including those affiliated with certain of our 5% stockholders. The indemnification agreements, our Charter and our Bylaws will require us to indemnify our directors and officers to the fullest extent not prohibited by the Delaware General Corporation Law (the “DGCL”). Subject to very limited exceptions, our Bylaws will also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see the section titled “Description of Capital Stock—Limitations on Liability and Indemnification Matters.”
Policies and Procedures for Related Party Transactions
Following the completion of this offering, our audit committee will have the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest.
Upon completion of this offering, our policy regarding transactions between us and related persons will provide that a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our securities, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter that will be in effect upon completion of this offering will provide that our audit committee shall review and approve or disapprove any related party transactions.
Related Party Digital Asset Purchases
Certain of our directors, executive officers and principal stockholders, including immediate family members and affiliated trusts and entities, are users of our platform, and use our products and services in the ordinary course. Similar to our other clients, such related persons pay us transaction and other fees related to such use. Due to the presentation of a portion of our revenue on a gross basis, we recognized revenue from such related party users of $92.4 million, $209.7 million and $818.0 million during the years ended December 31, 2024, 2023 and 2022, respectively. We recognized expenses corresponding with digital assets sales revenue and staking revenue, which are components of our total revenue, from such related party users of $84.5 million, $197.6 million and $1,097.5 million during the years ended December 31, 2024, 2023 and 2022, respectively. As of December 31, 2024 and 2023, accounts receivable, net from related party users were $2.2 million and $0.1 million, respectively. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Components of Results of Operations—Total Revenue” and “Note 23. Related Party Transactions” in our audited consolidated financial statements included in the registration statement of which this prospectus forms a part for further information about our total revenue reporting and the accounting treatment of these transactions.

DESCRIPTION OF CAPITAL STOCK
The following description summarizes the material terms of our capital stock, our Charter and our Bylaws as they will be in effect upon completion of this offering. Because it is only a summary, it does not contain all the information that may be important to you and is qualified in its entirety by reference to all of the provisions of our Charter and our Bylaws, the forms of which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the DGCL.
General
Upon the completion of this offering, our authorized capital stock will consist of (a)                 shares of common stock, $0.0001 par value per share, (i) of which             shares will be designated as Class A common stock, $0.0001 par value per share, and (ii) of which          shares will be designated as Class B common stock, $0.0001 par value per share and (b)              shares of undesignated preferred stock, $0.00001 par value per share. Pursuant to our Charter, our board or directors will have the authority, without stockholder approval except as required by the listing standards of the NYSE, to issue additional shares of our Class A common stock and our Class B common stock.
Assuming the occurrence of the Capital Stock Conversion and the RSU Net Settlement, as of June 30, 2025, there were:
•           shares of our Class A common stock issued and outstanding, held by           stockholders of record;
•           shares of our Class B common stock issued and outstanding, held by           stockholders of record (which consist of             ); and
•no shares of our undesignated preferred stock issued or outstanding.
In addition, the assumed number of shares of Class A common stock and Class B common stock issued and outstanding as of June 30, 2025 excludes:
•           shares of our Class A common stock issuable upon the exercise of stock options to purchase shares of our Class A common stock outstanding as of June 30, 2025 under the 2018 Plan, with a weighted-average exercise price of $      per share  of which           shares will be exchangeable for an equal number of shares of our Class B common stock at the election of Michael Belshe upon exercise of his Equity Exchange Rights;
•           shares of our Class A common stock issuable upon the exercise of stock options granted after June 30, 2025 under our 2018 Plan with a weighted-average exercise price of $          per share;
•           shares of our Class A common stock issuable upon the vesting and settlement of RSUs outstanding as of June 30, 2025 under the 2018 Plan for which the service-based vesting condition was not satisfied as of June 30, 2025 and for which the liquidity-based vesting condition will be satisfied in connection with this offering (we expect that the satisfaction of the service-based vesting condition of certain of these RSUs through               , 2025, the expected date of this offering, will result in the net issuance of                shares of our Class A common stock in connection with this offering, after withholding an aggregate of                shares of Class A common stock to satisfy the associated estimated tax withholding and remittance obligations (based on the assumed initial public offering price of $           per share, which is the midpoint of the offering price range set forth on the cover page of this prospectus, and an assumed                % tax withholding rate));
•                shares of our Class A common stock issuable upon the vesting and settlement of RSUs granted after June 30, 2025 under the 2018 Plan;

•93,742 shares of our Class A common stock issuable upon the vesting and settlement of RSUs that were issued in connection with our acquisition of HeightZero;
•               shares of our Class A common stock issuable upon the exercise of the Non-Plan Repriced Stock Option to purchase shares of our Class A common stock outstanding as of June 30, 2025, with a weighted-average exercise price of $               per share, of which             shares will be exchangeable for an equal number of shares of our Class B common stock at the election of Michael Belshe upon exercise of his Equity Exchange Rights; and
•                shares of our Class A common stock reserved for future issuance under our equity compensation plans, consisting of (i)                 shares of our Class A common stock reserved for future issuance under our 2018 Plan as of June 30, 2025 (which reserve does not reflect the stock options to purchase shares of our Class A common stock and RSUs settleable for shares of our Class A common stock granted after                 , 2025), (ii)             shares of our Class A common stock reserved for future issuance under our 2025 Plan, which will become effective on the date immediately prior to the date of this prospectus, and (iii)                shares of our Class A common stock reserved for issuance under our 2025 ESPP, which will become effective on the date of this prospectus.
Class A Common Stock and Class B Common Stock
Dividend Rights
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of shares of our Class A common stock and Class B common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See the section titled “Dividend Policy” for additional information.
Voting Rights
Holders of shares of our Class A common stock are entitled to one vote for each share of Class A common stock held on all matters submitted to a vote of stockholders and holders of our Class B common stock are entitled to fifteen votes for each share of Class B common stock held on all matters submitted to a vote of stockholders.
Upon the completion of this offering, and assuming no exercise of the underwriters’ option to purchase additional shares of our Class A common stock, Michael Belshe will hold or have the ability to control        shares of our Class A common stock and                  shares of our Class B common stock, representing an economic interest in approximately                  % of our outstanding capital stock and approximately        % of the voting power of our outstanding capital stock, which voting power may increase over time. If all currently outstanding equity awards held by Michael Belshe were exercised or settled and exchanged for an equal number of shares of our Class B common stock pursuant to the Equity Exchange Rights, then immediately following the completion of this offering, Michael Belshe would hold approximately          % of our outstanding capital stock and          % of the voting power of our outstanding capital stock.
Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by the DGCL. The DGCL could require either holders of our Class A common stock or Class B common stock to vote separately as a single class if we were to seek to amend our Charter in a manner that (i) increases or decreases the par value of the applicable class of common stock or (ii) alters or changes the powers, preferences, or special rights of the applicable class of common stock in a manner that affected its holders adversely.

In addition, our Charter will provide that a separate vote of the holders of our Class B common stock will be required in connection with any amendment to the Charter that would alter the rights of the Class B common stock, reclassify any shares of Class A common stock into shares senior to the Class B common stock, or authorize the issuance of any shares of capital stock with voting rights greater than one vote per share (other than the Class B common stock). Our Charter will not provide for cumulative voting for the election of directors.
No Preemptive or Similar Rights
Our Class A common stock and Class B common stock are not entitled to preemptive rights and are not subject to redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences on any outstanding shares of preferred stock.
Conversion
Each outstanding share of Class B common stock is convertible at any time at the option of Michael Belshe into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock (i) upon any transfer by Michael Belshe, whether or not for value, which occurs after the closing of this offering, except for certain permitted transfers described in our Charter, including transfers to family members, certain trusts, estate planning vehicles or similar entities over which Michael Belshe holds dispositive power and voting control with respect to the shares of Class B common stock held thereby, certain Individual Retirement Accounts as defined in Section 408(a) of the Internal Revenue Code, and certain partnerships, corporations, and other entities over which Michael Belshe holds dispositive power and voting control with respect to the shares of Class B common stock held thereby (ii) upon the date fixed by the board of directors, which date will be no more than 61 days following the first date on which Michael Belshe and his permitted affiliates hold less than 70% of the aggregate outstanding shares of our Class A common stock and Class B common stock (including shares underlying outstanding options or other convertible securities) held on the date on which the registration statement of which this prospectus forms a part is declared effective by the SEC; (iii) a date that is fixed by our board of directors that is no more than 61 days following the fifteenth anniversary of this offering, (iv) the date specified by the affirmative vote of two-thirds of the outstanding voting power of the Class B common stock (v) upon the date fixed by the board of directors following the first date Michael Belshe is no longer providing services that occupy substantially all of his working time and business efforts to us as an officer, employee, or consultant, as determined by the board of directors (other than as a result of termination of Michael Belshe employment without cause) (a “Service Termination”), which date will be no more than 61 days following such Service Termination; (vi) upon the date Michael Belshe employment is terminated for cause; and (vii) upon the date fixed by the board of directors after the death or disability of Michael Belshe, which date will be no more than 61 days following such Service Termination (any of such, the “Final Conversion Date”). Following such conversion, each share of Class A common stock will have one vote per share and the rights of the holders of all outstanding common stock will be identical. Once converted or transferred and converted into our Class A common stock, the Class B common stock will not be reissued.
In addition, pursuant to the Equity Exchange Rights, Michael Belshe has a right (but not an obligation) to require us to exchange, for shares of our Class B common stock, any shares of our Class A common stock received by him upon the exercise or settlement of equity awards. The Equity Exchange Rights only apply to equity awards held by Michael Belshe outstanding as of            . As of June 30, 2025, there were           shares of our Class A common stock subject to outstanding stock options to purchase shares of our Class A common stock held by Michael Belshe that may be exchanged, upon exercise, for an equivalent number of shares of our Class B common stock pursuant to the Equity Exchange Rights
Preferred Stock
Pursuant to the provisions of our Pre-IPO Charter, each share of convertible preferred stock outstanding immediately prior to the completion of this offering will automatically be converted into one share of Class A common stock in connection with the closing of this offering. Following this offering, no shares of convertible preferred stock will be outstanding.
Following this offering, our board of directors will be authorized, subject to limitations prescribed by the DGCL, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by a vote of the holders of stock entitled to vote thereon, without a separate vote of the holders of the preferred stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a separate vote of the holders of one or more series is required pursuant to the terms of any applicable certificate of designation. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our Class A common stock and Class B common stock. We have no current plan to issue any shares of preferred stock.
Options
As of June 30, 2025, we had outstanding stock options to purchase an aggregate of          shares of our Class A common stock under our 2018 Plan, with a weighted-average exercise price of $                per share. After June 30 , 2025, we granted options to purchase          shares of our Class A common stock under our 2018 Plan, with a weighted-average exercise price of $     per share.
As of June 30, 2025, we had outstanding stock options to purchase an aggregate of          shares of our Class F common stock, with a weighted-average exercise price of $     per share. After June 30, 2025, we had outstanding stock options to purchase an aggregate of          shares of our Class F common stock, with a weighted-average exercise price of $     per share. Following the Capital Stock Conversion, we had outstanding stock options to purchase an aggregate of          shares of our Class A common stock, with a weighted-average exercise price of $          per share.
In connection with the Option Exercise,       shares of our Class A common stock will be cash exercised, with a weighted-average exercise price of $      per share.
RSUs
As of June 30, 2025, we had outstanding RSUs that may be settled for an aggregate of          shares of our Class A common stock under our 2018 Plan. After June 30, 2025, we granted RSUs that may be settled for an aggregate of          shares of our Class A common stock under our 2018 Plan.
As of June 30, 2025, we had outstanding RSUs that may be settled for an aggregate of 93,742 shares of our Class A common stock that were granted outside the 2018 Plan in connection with our acquisition of HeightZero. After December 31, 2024, we did not grant any RSUs that may be settled for shares of our Class A common stock outside of our 2018 Plan.

In connection with the RSU Net Settlement, we will issue                 shares of our Class A common stock, after withholding an aggregate of shares of Class A common stock, to satisfy associated estimated tax withholding and remittance obligations.
Registration Rights
Following the completion of this offering, certain holders of shares of our Class A common stock (including holders of our Class B common stock, which are convertible into or exchangeable for shares of our Class A common stock) will be entitled to rights with respect to the registration of their shares under the Securities Act. These rights are provided under the terms of our Rights Agreement, which was entered into in connection with our convertible preferred stock financings, and include demand registration rights, Form S-3 registration rights, and piggyback registration rights. In any registration made pursuant to our Rights Agreement, all fees, costs, and expenses of underwritten registrations will be borne by us and all selling expenses, including estimated underwriting discounts, selling commissions, stock transfer taxes, and fees and disbursements of counsel for any holder will be borne by the holders of the shares being registered, provided, however, that we will pay the reasonable fees and disbursements of one counsel for the selling holders.
The registration rights terminate (i) with respect to any particular stockholder, at the time that such stockholder can sell all of its registrable securities (as defined in our Rights Agreement) under Rule 144(b)(1)(i) of the Securities Act or any successor rule thereto during any one hundred and twenty (120) day period or (ii) five years following the completion of this offering, provided, however, that the foregoing shall not apply to any holder of more than 4% of our securities.
Demand Registration Rights
Following the completion of this offering, and as of June 30, 2025, holders of                 shares of our Class A common stock will, pursuant to the Rights Agreement, be entitled to certain demand registration rights at any time after 180 days after the effective date of the registration statement of which this prospectus forms a part. From and after such time, under the terms of our Rights Agreement, we will be required, upon the request of any holder or holders who in the aggregate hold at least 50% of the then-outstanding shares that are entitled to registration rights under our Rights Agreement, to file a registration statement on Form S-1 to register, as soon as practicable, all or a portion of these shares for public resale, if the aggregate price to the public of the shares offered is at least $5.0 million, net of underwriters’ discounts and selling expenses. We are required to effect only two registrations pursuant to this provision of the Rights Agreement. We may postpone the filing of a registration statement no more than once during any 12-month period for a period of not more than 180 days if our board of directors determines that the filing would be seriously detrimental to us. We are not required to effect a demand registration under certain additional circumstances specified in our Rights Agreement. The underwriters of any underwritten offering will have the right to limit the number of shares registered by these holders if they determine that marketing factors require limitation, in which case the number of shares to be registered will be apportioned pro rata among these holders, according to the total amount of securities entitled to be included by each applicable holder. However, the number of shares to be registered by these holders cannot be reduced unless all other securities (other than securities to be sold by us) are first excluded from the offering.
Form S-3 Registration Rights
Following the completion of this offering, and as of June 30, 2025, holders of            shares of our Class A common stock will, pursuant to the Rights Agreement, be entitled to certain Form S-3 registration rights. The holders of shares having registration rights can request that we register all or part of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and if the aggregate price to the public of the shares offered is at least $1.0 million. The holders may only require us to effect at most two registration statements on Form S-3 in any 12-month period if the registration is to be effected more than five years following this offering. We may postpone the filing of a registration statement on Form S-3 no more than once during any 12-month period for a period of not more than 180 days if our board of directors determines that the filing would be seriously detrimental to us.
Piggyback Registration Rights
Pursuant to the Rights Agreement, if we register any of our securities for public sale, as of June 30, 2025, holders of             shares of our Class A common stock have the right to include their shares in the registration statement. However, this right does not apply to a registration relating to employee benefit plans, a registration relating to an SEC Rule 145 transaction, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of our common stock, or a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities that are also being registered. We are required to include such shares in our registration statement in connection with no more than two offerings. The underwriters of any underwritten offering will have the right to limit the number of shares registered by these holders if they determine that marketing factors require limitation, in which case the number of shares to be registered will be apportioned pro rata among these holders, according to the total amount of securities entitled to be included by each holder. However, the number of shares to be registered by these holders cannot be reduced (i) unless all other securities (other than securities to be sold by us) are first excluded from the offering or (ii) below 25% of the total shares covered by the registration statement, other than in the initial public offering.
Anti-Takeover Provisions
The provisions of the DGCL, our Charter, and our Bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of our company to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We will be subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•before the stockholder became interested, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, certain statutorily excluded shares (including shares owned by persons who are directors and also officers, and employee stock plans in some instances, but not the outstanding voting stock owned by the interested stockholder); or
•at or after the time the stockholder became interested, the business combination was approved by our board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, lease, pledge, or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;
•subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person associated or affiliated with or controlling or controlled by the entity or person.
Charter and Bylaw Provisions
Our Charter and Bylaws will include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our board of directors or our governance or policy, including the following:
•Dual Class Common Stock. As described above in the section titled “—Class A Common Stock and Class B Common Stock—Voting Rights,” our Charter will provide for a dual class common stock structure pursuant to which Michael Belshe will, until the Final Conversion Date, have the ability to control the outcome of matters requiring stockholder approval, even if he owns significantly less than a majority of the aggregate shares of our outstanding Class A common stock and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.
•Board of Directors Vacancies. Our Charter and our Bylaws will authorize generally only our board of directors to fill vacant directorships resulting from any cause or created by the expansion of our board of directors. In addition, the number of directors constituting our board of directors may be set only by resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.
•Classified Board. Our Charter and our Bylaws will provide that our board of directors is classified into three classes of directors. The existence of a classified board of directors could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company because it is more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board. For additional information, see the section titled “Management—Classified Board of Directors” for additional information.
•Directors Removed Only for Cause. Our Charter will provide that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding capital stock.
•Supermajority Requirements for Amendments of Our Charter and Bylaws. Our Charter will further provide that the affirmative vote of holders of at least two-thirds of the voting power of all of the then-outstanding shares of capital stock will be required to amend certain provisions of our Charter, including provisions relating to the classified board, the size of our board of directors, removal of directors, special meetings, actions by written consent and designation of our preferred stock. The affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of capital stock will be required to amend or repeal our Bylaws, although our Bylaws may be amended by a simple majority vote of our board of directors. Additionally, in the case of any proposed adoption, amendment, or repeal of any provisions of our Bylaws that is approved by our board of directors and submitted to the stockholders for adoption, if two-thirds of our board of directors has approved such adoption, amendment, or repeal of any provisions of our Bylaws, then only the affirmative vote of a majority of the voting power of all of the then outstanding shares of capital stock shall be required to adopt, amend, or repeal any provision of our Bylaws.
•Stockholder Action; Special Meetings of Stockholders. Our Charter will provide that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, holders of our capital stock would not be able to amend our Bylaws or remove directors without holding a meeting of our stockholders called in accordance with our Bylaws. Our Charter and our Bylaws will provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors or our chief executive officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.
•Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our Bylaws also will specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
•No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Charter and our Bylaws will not provide for cumulative voting.
•Issuance of Undesignated Preferred Stock. Pursuant to our Charter, our board of directors will have the authority, without further action by the stockholders, to issue up to           shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.
•Choice of Forum. In addition, our Charter will provide that, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our Charter and our Bylaws; any action asserting a claim against us that is governed by the internal affairs doctrine; or any to interpret, apply, enforce, or determine the validity of the our Charter or Bylaws. Our Charter will also provide that any complaint asserting a cause of action under the Securities Act and the Exchange Act must be brought in federal court and cannot be brought in state court (the “Federal Forum Provision”). Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. The enforceability of similar choice of forum provisions, including the Federal Forum Provision, in other companies’ organizational documents have been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. In that case, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could harm our business.
Transfer Agent and Registrar
Upon the completion of this offering, the transfer agent and registrar for our Class A common stock and Class B common stock will be          . The transfer agent’s address is          .
Exchange Listing
We have applied to list our Class A common stock on the NYSE under the symbol “BTGO.”
Limitations on Liability and Indemnification Matters
Our Charter will include provisions that will limit the liability of our directors and officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors and officers will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors or officers, except liability for:
•any breach of the director’s or officer’s duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•with respect to directors, unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL;
•any transaction from which the director or officer derived an improper personal benefit; and
•with respect to officers, any action by or in the right of us.
Our Charter and Bylaws will require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as set forth in the DGCL. Subject to certain limitations and to the fullest extent permitted under the DGCL, our Bylaws will also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.
We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, including those affiliated with certain of our 5% stockholders, and executive officers. These agreements, among other things, will require us, to the fullest extent permitted under the DGCL, to indemnify our directors and officers, for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts actually and reasonably incurred by such director or officer, in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. Subject to certain limitations and to the fullest extent permitted under the DGCL, our indemnification agreements also require us to advance expenses incurred by our directors, and officers for the defense of any action for which indemnification is required or permitted.
We believe that these provisions in our Charter, Bylaws and indemnification agreements are necessary to attract and retain qualified persons such as directors, officers, and key employees. We also maintain standard directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Charter and Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties. They may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers, or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE
Before this offering, there has been no public market for our Class A common stock, and we cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time.
Nevertheless, sales of substantial amounts of our Class A common stock, including shares issued upon exercise of outstanding stock options or settlement of RSUs, in the public market following this offering, or the possibility of these sales or issuances occurring, could adversely affect market prices prevailing from time to time and could impair our ability to raise equity capital.
Upon the completion of this offering, based on the           shares of our capital stock outstanding as of June 30, 2025, and after giving effect to (i) the Capital Stock Conversion as if such conversion had occurred on June 30, 2025, (ii) the filing and effectiveness of our Charter, (iii) an increase to additional paid-in capital and accumulated deficit related to stock-based compensation of $     million associated with the RSU Net Settlement, and (iv) the net issuance of                shares of Class A common stock in connection with the RSU Net Settlement, after withholding shares to satisfy estimated tax withholding and remittance obligations of $                      million (based on the initial public offering price of $    per share, and an assumed  % tax withholding rate), we will have               shares of our Class A common stock and            shares of our Class B common stock outstanding (or               shares of our Class A common stock if the underwriters exercise their option to purchase additional shares of our Class A common stock in full). Of these outstanding shares, all of the shares of the Class A common stock sold in this offering will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, only would be able to be sold in compliance with the Rule 144 limitations described below.
The remaining outstanding shares of our Class A and Class B common stock will be deemed “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act, which rules are summarized below.
As a result of the lock-up and market standoff agreements described herein and the provisions of our Rights Agreement described in the section titled “Description of Capital Stock—Registration Rights,” and subject to the provisions of Rule 144 or Rule 701, shares of our common stock will be available for sale in the public market as follows:
•beginning on the date of this prospectus,           shares of our Class A common stock sold in this offering will be immediately available for sale in the public market; and
•beginning           days after the date of this prospectus, subject to extension as described in the section titled “Underwriting” below,           additional shares of Class A common stock will become eligible for sale in the public market, of which           shares will be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below.
Lock-Up and Market Standoff Agreements
We and all of our directors and executive officers, the selling stockholders and certain other holders that together represent approximately      % of our outstanding Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock (including our Class B common stock) (before giving effect to the issuance of shares in this offering) have agreed , subject to certain exceptions, that, without the prior written consent of Goldman Sachs & Co. LLC on behalf of the underwriters, for a period of 180 days after the date of this prospectus (the “Lock-Up Period”) we and they will not:

a) offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, purchase any option or contract to sell, lend or otherwise transfer or dispose of any shares of Class A common stock, or any options or warrants to purchase any shares of Class A common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Class A common stock (collectively, the “Lock-Up Securities”);
b) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition, or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of common stock or other securities, in cash or otherwise;
c) with respect to our directors and executive officers, the selling stockholders and such other holders, make any demand for or exercise any right with respect to the registration of any Lock-Up Securities;
d) with respect to us, file any registration statement with the SEC relating to the offering of any Lock-Up Securities; or
e) otherwise publicly announce any intention to engage in or cause any action, activity, transaction or arrangement described in clause (a), (b), (c) or (d) above, as applicable,
Furthermore, an additional approximately [ ]% of our outstanding Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock are subject to market standoff provisions, pursuant to which such holders agreed not to sell, make any short sale of, contract to sell, transfer the economic ownership in, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions, directly or indirectly, with respect to any shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for our Class A common stock held immediately prior to the effectiveness of this registration statement during the Lock-Up Period. The forms and specific restrictive provisions within these market standoff provisions vary among security holders. For example, although some of these market standoff agreements do not specifically restrict hedging transactions and others may be subject to different interpretations between us and security holders as to whether they restrict hedging, our insider trading policy prohibits hedging by all of our current directors, officers, employees, contractors, and consultants. Sales, short sales, or hedging transactions involving our equity securities, whether before or after this offering and whether or not we believe them to be prohibited, could adversely affect the price of our Class A common stock.
As a result of the foregoing, all of our outstanding Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock are subject to a lock-up agreement or market standoff provisions during the Lock-Up Period. We have agreed to enforce all such market standoff restrictions on behalf of the underwriters and not to amend or waive any such market standoff provisions during the Lock-Up Period without the prior written consent of Goldman Sachs & Co. LLC, on behalf of the underwriters, provided that we may release shares from such restrictions to the extent such shares would be entitled to release under the form of lock-up agreement with the underwriters entered into by our directors and executive officers, the selling stockholders and certain other holders of our securities as described herein.
The restrictions imposed by the lock-up agreements and market standoff provisions applicable to our directors and executive officers, the selling stockholders and our other stockholders are subject to certain exceptions, including the following:

(a)transfers of Lock-Up Securities
(i)as one or more bona fide gifts or charitable contributions, or for bona fide estate planning purposes,
(ii)upon death by will, testamentary document or the laws of intestate succession,
(iii)if the lock-up party is a natural person, to any member of the lock-up party’s immediate family (“immediate family” means any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin) or to any trust for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party or, if the lock-up party is a trust, to a trustor, trustee or beneficiary of the trust or the estate of a beneficiary of such trust,
(iv)to a partnership, limited liability company or other entity of which the lock-up party or any member of the immediate family of the lock-up party is the legal and beneficial owner of all of the outstanding equity securities or similar interests,
(v)to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under (i) through (iv) above,
(vi)if the lock-up party is a corporation, partnership, limited liability company or other business entity, (A) to another corporation, partnership, limited liability company or other business entity that is an affiliate (within the meaning set forth in Rule 405 under the Securities Act of 1933 of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or affiliates of the lock-up party (including, for the avoidance of doubt, where the lock-up party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution, transfer or disposition by the lock-up party to its stockholders, partners, members or other equityholders or to the estate of any such stockholders, partners, members or other equityholders (or in each case its nominee or custodian),
(vii)by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement,
(viii)to the Company from an employee of the Company upon death, disability or termination of employment, in each case, of such employee,
(ix)if the lock-up party is not an officer or director of the Company, in connection with a sale of the lock-up party’s shares of common stock acquired (A) from the underwriters in this offering or (B) in open market transactions after this offering,
(x)to the Company in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of common stock (including, in each case, by way of “net” or “cashless” exercise), including any transfer to the Company for the payment of exercise price and tax (including estimated tax) and remittance payments due as a result of the vesting, settlement or exercise of such restricted stock units, options, warrants or other rights, or in connection with the conversion or exchange of convertible or exchangeable securities of the Company or any of its subsidiaries, in all such cases pursuant to equity awards granted under a stock incentive plan or other equity award plan or arrangement, or pursuant to the terms of convertible or exchangeable securities, as applicable, each as described herein,
(xi)in connection with the sale or other transfer of the lock-up party’s shares of common stock, in each case to generate such amount of net proceeds in an aggregate amount up to the amount of taxes (including estimated taxes) that become due as a result of (the vesting, settlement or exercise of restricted stock units or options pursuant to equity awards granted under a stock incentive plan or other equity award plan or arrangement described in this prospectus,
(xii)to the Company in connection with the conversion, exchange or reclassification of any outstanding equity securities of the Company into shares of common stock in connection with the consummation of this offering and as described in this prospectus, or any exchange or conversion of shares of Class B common stock into shares of Class A common stock as described in this prospectus and as permitted by the Company’s organizational documents, and
(xiii)to the Company pursuant to arrangements under which the Company has the option to repurchase such shares of common stock or any security convertible into or exercisable or exchangeable for common stock or a right of first refusal with respect to such securities.
(b)enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act relating to the transfer, sale or other disposition of the Lock-Up Securities, if then permitted by the Company, provided that none of the securities subject to such plan may be transferred, sold or otherwise disposed of until after the expiration of the Lock-Up Period (except to the extent otherwise expressly permitted under the lock-up agreement) and no public announcement, report or filing under the Exchange Act, or any other public filing, report or announcement, shall be voluntarily made regarding the establishment of such plan during the Lock-Up Period, and if any such filing, report or announcement shall be legally required during the Lock-Up Period, such filing, report or announcement shall clearly indicate therein that that none of the securities subject to such plan may be transferred, sold or otherwise disposed of pursuant to such plan until after the expiration of the Lock-Up Period;
(c)transfer the Lock-Up Securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors and made to all holders of the Company’s capital stock involving a change of control; provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the Lock-Up Securities shall remain subject to the provisions of the lock-up agreement; and
(d)if the lock-up party is a selling stockholder, sell the Lock-Up Securities in connection with this offering, provided that:
•in the case of any transfer pursuant to clauses (a)(i), (ii), (iii), (iv), (v) and (vi) above, such transfer does not involve a disposition for value;
•in the cases of any transfer pursuant to clauses (a)(i), (ii), (iii), (iv), (v), (vi) and (vii) above, each permitted transferee shall be bound by the lock-up restrictions applicable to the relevant transferor;
•in the case of any transfer pursuant to clauses (a)(iii), (iv), (v) and (vi) above, no filing under the Exchange Act or other public announcement would be required or be voluntarily made; and
•in the case of any transfer pursuant to clauses (a)(i), (ii), (vii), (viii), (x), (xi), (xii) and (xiii) above, any filing under the Exchange Act or other public report or announcement would clearly indicate the nature and conditions of the transfer.

In addition, the lock-up restrictions applicable to us are subject to specified exceptions, including the following:
(i)shares of our Class A common stock to be sold to the underwriters in connection with this offering;
(ii)grants of stock options, stock awards, restricted stock, restricted stock units or other equity awards, and the issuance of shares of common stock with respect thereto or upon the exercise, vesting or settlement thereof (including any “early,” “net” or “cashless” exercises or settlements), pursuant to the terms of the Company’s equity plans described in this prospectus;
(iii)the issuance of shares of Class A common stock upon the exchange or conversion of shares of Class B common stock;
(iv)the issuance of Lock-Up Securities in connection with (x) the acquisition by the Company or any of its subsidiaries of the securities, businesses, technology, property or other assets of another person or entity or pursuant to an employee benefit plan assumed by the Company in connection with such acquisition, and the issuance of any such securities pursuant to any such benefit plan, or (y) the Company’s joint ventures, commercial relationships and other strategic relationships, provided that the aggregate number of Lock-Up Securities that the Company may sell or issue or agree to sell or issue pursuant to clause (iv) shall not exceed 7.5% of the total number of shares of common stock outstanding immediately following the issuance of the shares of our Class A common stock in connection with this offering; or
(v)the filing of any registration statement on Form S-8 relating to the securities granted or to be granted pursuant to (a) the Company’s equity plans that are described in this prospectus or (b) any assumed employee benefit plan contemplated by clause (iv).
Notwithstanding the foregoing, the Lock-Up Period will be earlier terminated for certain of our stockholders as follows:
•Employees (excluding any of our executive officers or directors): If the reported closing price per share of our Class A common stock on NYSE is at least 30% greater than the initial public offering price per share of Class A common stock set forth on the cover page of this prospectus both (i) on the first trading day immediately following the date that the Company publicly announces its earnings for the first completed quarterly period (which, for this purpose, shall not include “flash” numbers or preliminary, partial earnings) following the most recent period for which financial statements are included in this prospectus (such announcement date, the “Initial Post-Offering Earnings Release Date” and such first trading day, the “Pricing Condition Measurement Date”) and (ii) for at least five of the 10 consecutive trading days ending on the Pricing Condition Measurement Date, then 10% of such employees’ Lock-Up Securities will be automatically released from the restrictions contained in the lock-up agreement and may be sold in the public market, subject to certain exceptions, beginning at the commencement of trading on the second trading day following the Initial Post-Offering Earnings Release Date.
•All other stockholders (excluding any of our executive officers): If the reported closing price per share of our Class A common stock on NYSE is at least 30% greater than the initial public offering price per share of Class A common stock set forth on the cover page of this prospectus both (i) on the Pricing Condition Measurement Date and (ii) for at least five of the 10 consecutive trading days ending on the Pricing Condition Measurement Date, then 5% of such stockholders’ Lock-Up Securities will be automatically released from the restrictions contained in the lock-up agreement and may be sold in the public market, subject to certain exceptions, beginning at the commencement of trading on the second trading day following the Initial Post-Offering Earnings Release Date.

In addition, notwithstanding the foregoing, to the extent such date occurs earlier than the expiration of the Lock-Up Period, the Lock-Up Period with respect to our directors and executive officers, the selling stockholders and our other stockholders will terminate on the open of trading on the second trading day immediately following the date that the Company publicly announces its earnings (which for this purpose shall not include “flash” numbers or preliminary, partial earnings) for the second quarter following the most recent period for which financial statements are included in this prospectus.
Rule 144
In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.
In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up and market standoff agreements described above, within any three-month period, a number of shares that does not exceed the greater of:
•1% of the number of shares of our Class A common stock then outstanding, which will equal approximately shares immediately after this offering; or
•the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.
Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 701
Rule 701 generally allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701, subject to the expiration of the lock-up and market standoff agreements described herein.
Registration Statements
As soon as practicable after the completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act covering all of the shares of our Class A common stock subject to outstanding options and RSUs and the shares of our Class A common stock reserved for issuance under our equity incentive plans. We expect to file this registration statement as soon as permitted under the Securities Act. However, certain of the shares registered on Form S-8 may be subject to the volume limitations and the manner of sale, notice and public information requirements of Rule 144 and will not be eligible for resale until expiration of the lock-up and market standoff agreements to which they are subject.

Registration Rights
We have granted demand, piggyback, and Form S-3 registration rights to certain of our stockholders to sell our common stock. Registration of the sale of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates or shares subject to the lock-up and market standoff agreements described above. For a further description of these rights, see the section titled “Description of Capital Stock—Registration Rights.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK
The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxes, does not discuss the potential application of the alternative minimum tax, the Medicare contribution tax on net investment income, or the special tax accounting rules under Section 451(b) of the Code, and does not deal with any state or local taxes, U.S. federal gift or estate tax laws (except to the limited extent provided below), or any non-U.S. tax consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances.
Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code, such as:
•insurance companies, banks, and other financial institutions;
•tax-exempt organizations, including private foundations, and tax-qualified retirement plans;
•“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;
•non-U.S. governments and international organizations;
•brokers, dealers or traders in securities;
•U.S. expatriates and certain former citizens or long-term residents of the U.S.;
•persons that own, or are deemed to own, more than 5% of our capital stock;
•“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•persons that hold our Class A common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or integrated investment or other risk reduction strategy;
•persons who do not hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); and
•partnerships and other pass-through entities and arrangements, and investors in such pass-through entities and arrangements, regardless of their places of organization or formation.
Such Non-U.S. Holders are urged to consult their tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them of the acquisition, ownership and disposition of our Class A common stock.
Furthermore, the discussion below is based upon the provisions of the Code, Treasury Regulations promulgated thereunder, judicial decisions thereunder, and rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”) all as of the date hereof, and such authorities may be repealed, revoked, or modified, possibly retroactively, and are subject to differing interpretations which could result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences described herein or that any such contrary position would not be sustained by a court.

PERSONS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK PURSUANT TO THIS OFFERING SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF OUR CLASS A COMMON STOCK IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, INCLUDING ANY STATE, LOCAL, OR NON-U.S. TAX CONSEQUENCES OR ANY U.S. FEDERAL NON-INCOME TAX CONSEQUENCES, AND THE POSSIBLE APPLICATION OF TAX TREATIES.
Definition of a Non-U.S. Holder
For purposes of this discussion, a Non-U.S. Holder is a beneficial owner of our Class A common stock that is not a U.S. Holder (as defined below) or a partnership or other pass-through entity or arrangement for U.S. federal income tax purposes. A U.S. Holder is a beneficial owner of our Class A common stock that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the U.S., (2) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.
If you are an individual non-U.S. citizen, you may be deemed to be a resident alien (as opposed to a nonresident alien) by virtue of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. Generally, for this purpose, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are generally subject to U.S. federal income tax as if they were U.S. citizens. Individuals who are uncertain of their status as resident or nonresident aliens for U.S. federal income tax purposes are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of our Class A common stock.
Distributions
We do not anticipate paying any dividends on our Class A common stock in the foreseeable future (see “—Dividend Policy” above). If we do make distributions on our Class A common stock, however, such distributions made to a Non-U.S. Holder will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a Non-U.S. Holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or exchange of our Class A common stock as described below under the section titled “—Gain on Disposition of Our Class A Common Stock.”
Any distribution on our Class A common stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the U.S. will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the U.S. and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding tax under an applicable income tax treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that income tax treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you should consult with your tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.
We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the holder maintains in the U.S.) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to the applicable withholding agent. In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30%, or such lower rate as may be specified by an applicable treaty, on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.
See also the section titled “Material U.S. Federal Income Tax Consequences for Non-U.S. Holders of Our Class A Common Stock—Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.
Gain on Disposition of Our Class A Common Stock
Subject to the discussions below under the sections titled “—Backup Withholding and Information Reporting” and “—Foreign Accounts,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on a sale or other disposition of our Class A common stock unless (1) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the Non-U.S. Holder maintains in the U.S.), (2) the Non-U.S. Holder is a nonresident alien individual and is present in the U.S. for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (3) we are or have been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or the Non-U.S. Holder’s holding period in the Class A common stock.
If you are a Non-U.S. Holder, gain described in (1) above will be subject to tax on the net gain derived from the sale at the regular U.S. federal income tax rates applicable to U.S. persons. If you are a corporate Non-U.S. Holder, gain described in (1) above may also be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (2) above, you will be required to pay a flat 30% income tax (or such lower tax specified by an applicable income tax treaty) on the gain derived from the sale, which may be offset by certain U.S. source capital losses (even though you are not considered a resident of the U.S.), provided you have timely filed U.S. federal income tax returns with respect to such losses. With respect to (3) above, in general, we would be a United States real property holding corporation if U.S. real property interests (as defined in the Code and the Treasury Regulations) comprised (by fair market value) at least half of our worldwide real property and our other assets which are used or held for use in a trade or business. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. However, there can be no assurance that we will not become a United States real property holding corporation in the future. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our Class A common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly, and constructively, no more than five percent of our Class A common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the Non-U.S. Holder’s holding period and (2) our Class A common stock is regularly traded on an established securities market for purposes of the relevant rules. There can be no assurance that our Class A common stock will qualify as regularly traded on an established securities market for this purpose.

U.S. Federal Estate Tax
The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our Class A common stock will be U.S. situs property and, therefore, will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the U.S. and the decedent’s country of residence provides otherwise. The terms “resident” and “nonresident” are defined differently for U.S. federal estate tax purposes than for U.S. federal income tax purposes. Investors are urged to consult their tax advisors regarding the U.S. federal estate tax consequences of the acquisition, ownership or disposition of our Class A common stock.
Backup Withholding and Information Reporting
Generally, we or an applicable withholding agent must report information to the IRS with respect to any distributions we pay on our Class A common stock, including the amount of any such distributions, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such distributions are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.
Dividends paid by us or our paying agents to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person.
Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our Class A common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise meets documentary evidence requirements for establishing non-U.S. person status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes only, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.
Backup withholding is not an additional tax. If backup withholding is applied to you, you should consult with your tax advisor to determine whether you are able to obtain a tax refund or credit of the overpaid amount.
Foreign Accounts
In addition, U.S. federal withholding taxes may apply under the Foreign Account Tax Compliance Act (“FATCA”) on certain types of payments, including dividends on our Class A common stock, made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution agrees to undertake certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. The 30% federal withholding tax described in this paragraph is not generally subject to reduction under income tax treaties with the U.S. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% tax on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. While under the applicable Treasury Regulations and administrative guidance, withholding taxes under FATCA generally also would have applied to payments of gross proceeds from the sale or other disposition of Class A common stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. The preamble to the proposed regulations specifies that taxpayers are permitted to rely on such proposed regulations pending finalization.
Prospective investors should consult their tax advisors regarding the potential application of withholding taxes under FATCA to their investment in our Class A common stock.
EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF OUR CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS SUCH AS ESTATE AND GIFT TAX, AND THE POSSIBLE APPLICATION OF TAX TREATIES.

UNDERWRITING
The Company, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares of Class A common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of Class A common stock indicated in the following table. Goldman Sachs & Co. LLC is the representative of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Mizuho Securities USA LLC
Wells Fargo Securities, LLC
Keefe, Bruyette & Woods Inc.
Canaccord Genuity LLC
Cantor Fitzgerald & Co.
Clear Street LLC
Compass Point Research & Trading, LLC
Craig-Hallum Capital Group LLC
Wedbush Securities Inc.
Rosenblatt Securities Inc.
SoFi Securities LLC
Total
The underwriters are committed to take and pay for all of the shares of Class A common stock being offered, if any are taken, other than the shares of Class A common stock covered by the option described below unless and until this option is exercised.
The underwriters have an option to buy up to an additional                           shares of Class A common stock from the Company to cover sales by the underwriters of a greater number of shares of Class A common stock than the total number set forth in the table above. They may exercise that option for 30 days. If any shares of Class A common stock are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase                           additional shares of Class A common stock.
Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by the Selling Stockholders

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
Shares of Class A common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares of Class A common stock sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the initial public offering price. After the initial offering of the shares of Class A common stock, the representative may change the offering price and the other selling terms. The offering of the shares of Class A common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We and all of our directors and executive officers, the selling stockholders and certain other holders that together represent approximately      % of our outstanding Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock (including our Class B common stock) (before giving effect to the issuance of shares in this offering) have agreed , subject to certain exceptions, that, without the prior written consent of Goldman Sachs & Co. LLC on behalf of the underwriters, for a period of 180 days after the date of this prospectus (the “Lock-Up Period”) we and they will not:
a) offer, sell, contract to sell, pledge, grant any option, right or warrant to purchase, purchase any option or contract to sell, lend or otherwise transfer or dispose of any shares of Class A common stock, or any options or warrants to purchase any shares of Class A common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Class A common stock (collectively, the “Lock-Up Securities”);
b) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition, or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of common stock or other securities, in cash or otherwise;
c) with respect to our directors and executive officers, the selling stockholders and such other holders, make any demand for or exercise any right with respect to the registration of any Lock-Up Securities;
d) with respect to us, file any registration statement with the SEC relating to the offering of any Lock-Up Securities; or
e) otherwise publicly announce any intention to engage in or cause any action, activity, transaction or arrangement described in clause (a), (b), (c) or (d) above, as applicable,
Furthermore, an additional approximately [ ]% of our outstanding Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock are subject to market standoff provisions, pursuant to which such holders agreed not to sell, make any short sale of, contract to sell, transfer the economic ownership in, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions, directly or indirectly, with respect to any shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for our Class A common stock held immediately prior to the effectiveness of this registration statement during the Lock-Up Period. The forms and specific restrictive provisions within these market standoff provisions vary among security holders.

For example, although some of these market standoff agreements do not specifically restrict hedging transactions and others may be subject to different interpretations between us and security holders as to whether they restrict hedging, our insider trading policy prohibits hedging by all of our current directors, officers, employees, contractors, and consultants. Sales, short sales, or hedging transactions involving our equity securities, whether before or after this offering and whether or not we believe them to be prohibited, could adversely affect the price of our Class A common stock.
As a result of the foregoing, all of our outstanding Class A common stock and securities directly or indirectly convertible into or exchangeable or exercisable for our Class A common stock are subject to a lock-up agreement or market standoff provisions during the Lock-Up Period. We have agreed to enforce all such market standoff restrictions on behalf of the underwriters and not to amend or waive any such market standoff provisions during the Lock-Up Period without the prior written consent of Goldman Sachs & Co. LLC, on behalf of the underwriters, provided that we may release shares from such restrictions to the extent such shares would be entitled to release under the form of lock-up agreement with the underwriters entered into by our directors and executive officers, the selling stockholders and certain other holders of our securities as described herein.
The restrictions imposed by the lock-up agreements and market standoff provisions applicable to our directors and executive officers, the selling stockholders and our other stockholders are subject to certain exceptions, including the following:
(a)transfers of Lock-Up Securities
(i)as one or more bona fide gifts or charitable contributions, or for bona fide estate planning purposes,
(ii)upon death by will, testamentary document or the laws of intestate succession,
(iii)if the lock-up party is a natural person, to any member of the lock-up party’s immediate family (“immediate family” means any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin) or to any trust for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party or, if the lock-up party is a trust, to a trustor, trustee or beneficiary of the trust or the estate of a beneficiary of such trust,
(iv)to a partnership, limited liability company or other entity of which the lock-up party or any member of the immediate family of the lock-up party is the legal and beneficial owner of all of the outstanding equity securities or similar interests,
(v)to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under (i) through (iv) above,
(vi)if the lock-up party is a corporation, partnership, limited liability company or other business entity, (A) to another corporation, partnership, limited liability company or other business entity that is an affiliate (within the meaning set forth in Rule 405 under the Securities Act of 1933 of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or affiliates of the lock-up party (including, for the avoidance of doubt, where the lock-up party is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution, transfer or disposition by the lock-up party to its stockholders, partners, members or other equityholders or to the estate of any such stockholders, partners, members or other equityholders (or in each case its nominee or custodian),
(vii)by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement,

(viii)to the Company from an employee of the Company upon death, disability or termination of employment, in each case, of such employee,
(ix)if the lock-up party is not an officer or director of the Company, in connection with a sale of the lock-up party’s shares of common stock acquired (A) from the underwriters in this offering or (B) in open market transactions after this offering,
(x)to the Company in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of common stock (including, in each case, by way of “net” or “cashless” exercise), including any transfer to the Company for the payment of exercise price and tax (including estimated tax) and remittance payments due as a result of the vesting, settlement or exercise of such restricted stock units, options, warrants or other rights, or in connection with the conversion or exchange of convertible or exchangeable securities of the Company or any of its subsidiaries, in all such cases pursuant to equity awards granted under a stock incentive plan or other equity award plan or arrangement, or pursuant to the terms of convertible or exchangeable securities, as applicable, each as described herein,
(xi)in connection with the sale or other transfer of the lock-up party’s shares of common stock, in each case to generate such amount of net proceeds in an aggregate amount up to the amount of taxes (including estimated taxes) that become due as a result of (the vesting, settlement or exercise of restricted stock units or options pursuant to equity awards granted under a stock incentive plan or other equity award plan or arrangement described in this prospectus,
(xii)to the Company in connection with the conversion, exchange or reclassification of any outstanding equity securities of the Company into shares of common stock in connection with the consummation of this offering and as described in this prospectus, or any exchange or conversion of shares of Class B common stock into shares of Class A common stock as described in this prospectus and as permitted by the Company’s organizational documents, and
(xiii)to the Company pursuant to arrangements under which the Company has the option to repurchase such shares of common stock or any security convertible into or exercisable or exchangeable for common stock or a right of first refusal with respect to such securities.
(b)enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act relating to the transfer, sale or other disposition of the Lock-Up Securities, if then permitted by the Company, provided that none of the securities subject to such plan may be transferred, sold or otherwise disposed of until after the expiration of the Lock-Up Period (except to the extent otherwise expressly permitted under the lock-up agreement) and no public announcement, report or filing under the Exchange Act, or any other public filing, report or announcement, shall be voluntarily made regarding the establishment of such plan during the Lock-Up Period, and if any such filing, report or announcement shall be legally required during the Lock-Up Period, such filing, report or announcement shall clearly indicate therein that that none of the securities subject to such plan may be transferred, sold or otherwise disposed of pursuant to such plan until after the expiration of the Lock-Up Period;
(c)transfer the Lock-Up Securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors and made to all holders of the Company’s capital stock involving a change of control; provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the Lock-Up Securities shall remain subject to the provisions of the lock-up agreement; and
(d)if the lock-up party is a selling stockholder, sell the Lock-Up Securities in connection with this offering,

provided that:
•in the case of any transfer pursuant to clauses (a)(i), (ii), (iii), (iv), (v) and (vi) above, such transfer does not involve a disposition for value;
•in the cases of any transfer pursuant to clauses (a)(i), (ii), (iii), (iv), (v), (vi) and (vii) above, each permitted transferee shall be bound by the lock-up restrictions applicable to the relevant transferor;
•in the case of any transfer pursuant to clauses (a)(iii), (iv), (v) and (vi) above, no filing under the Exchange Act or other public announcement would be required or be voluntarily made; and
•in the case of any transfer pursuant to clauses (a)(i), (ii), (vii), (viii), (x), (xi), (xii) and (xiii) above, any filing under the Exchange Act or other public report or announcement would clearly indicate the nature and conditions of the transfer.
In addition, the lock-up restrictions applicable to us are subject to specified exceptions, including the following:
(i)shares of our Class A common stock to be sold to the underwriters in connection with this offering;
(ii)grants of stock options, stock awards, restricted stock, restricted stock units or other equity awards, and the issuance of shares of common stock with respect thereto or upon the exercise, vesting or settlement thereof (including any “early,” “net” or “cashless” exercises or settlements), pursuant to the terms of the Company’s equity plans described in this prospectus;
(iii)the issuance of shares of Class A common stock upon the exchange or conversion of shares of Class B common stock;
(iv)the issuance of Lock-Up Securities in connection with (x) the acquisition by the Company or any of its subsidiaries of the securities, businesses, technology, property or other assets of another person or entity or pursuant to an employee benefit plan assumed by the Company in connection with such acquisition, and the issuance of any such securities pursuant to any such benefit plan, or (y) the Company’s joint ventures, commercial relationships and other strategic relationships, provided that the aggregate number of Lock-Up Securities that the Company may sell or issue or agree to sell or issue pursuant to clause (iv) shall not exceed 7.5% of the total number of shares of common stock outstanding immediately following the issuance of the shares of our Class A common stock in connection with this offering; or
(v)the filing of any registration statement on Form S-8 relating to the securities granted or to be granted pursuant to (a) the Company’s equity plans that are described in this prospectus or (b) any assumed employee benefit plan contemplated by clause (iv).
Notwithstanding the foregoing, the Lock-Up Period will be earlier terminated for certain of our stockholders as follows:
•Employees (excluding any of our executive officers or directors): If the reported closing price per share of our Class A common stock on NYSE is at least 30% greater than the initial public offering price per share of Class A common stock set forth on the cover page of this prospectus both (i) on the first trading day immediately following the date that the Company publicly announces its earnings for the first completed quarterly period (which, for this purpose, shall not include “flash” numbers or preliminary, partial earnings) following the most recent period for which financial statements are included in this prospectus (such announcement date, the “Initial Post-Offering Earnings Release Date” and such first trading day, the “Pricing Condition Measurement Date”) and (ii) for at least five of the 10 consecutive trading days ending on the Pricing Condition Measurement Date, then 10% of such employees’ Lock-Up Securities will be automatically released from the restrictions contained in the lock-up agreement and may be sold in the public market, subject to certain exceptions, beginning at the commencement of trading on the second trading day following the Initial Post-Offering Earnings Release Date.
•All other stockholders (excluding any of our executive officers): If the reported closing price per share of our Class A common stock on NYSE is at least 30% greater than the initial public offering price per share of Class A common stock set forth on the cover page of this prospectus both (i) on the Pricing Condition Measurement Date and (ii) for at least five of the 10 consecutive trading days ending on the Pricing Condition Measurement Date, then 5% of such stockholders’ Lock-Up Securities will be automatically released from the restrictions contained in the lock-up agreement and may be sold in the public market, subject to certain exceptions, beginning at the commencement of trading on the second trading day following the Initial Post-Offering Earnings Release Date.
In addition, notwithstanding the foregoing, to the extent such date occurs earlier than the expiration of the Lock-Up Period, the Lock-Up Period with respect to our directors and executive officers, the selling stockholders and our other stockholders will terminate on the open of trading on the second trading day immediately following the date that the Company publicly announces its earnings (which for this purpose shall not include “flash” numbers or preliminary, partial earnings) for the second quarter following the most recent period for which financial statements are included in this prospectus.
See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.
Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among the company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the company’s historical performance, estimates of the business potential and earnings prospects of the company, an assessment of the company’s management and the consideration of the above factors in relation to market valuation of companies in related businesses.
The Company has applied to list its Class A common stock on the NYSE under the symbol “BTGO”.
In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares of Class A common stock for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares of Class A common stock or purchasing shares of Class A common stock in the open market. In determining the source of shares of Class A common stock to cover the covered short position, the underwriters will consider, among other things, the price of shares of Class A common stock available for purchase in the open market as compared to the price at which they may purchase additional shares of Class A common stock pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares of Class A common stock for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares of Class A common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares of Class A common stock sold by or for the account of such underwriter in stabilizing or short covering transactions.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Class A common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the                      , in the over-the-counter market or otherwise.
The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts, will be approximately $                      . The Company has agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority (“FINRA”).
The Company and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.
Certain Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
In particular, an affiliate of Goldman Sachs & Co. LLC holds                 shares of Series B-1 convertible preferred stock of the Company, which will automatically convert into                shares of Class A common stock in connection with the Class A Capital Stock Conversion, representing approximately                       % of our outstanding capital stock. Pursuant to the Rights Agreement, we were obligated to invite a representative of such affiliate of Goldman Sachs & Co. LLC to attend all meetings of our board of directors in a nonvoting observer capacity, which representative was, as of immediately prior to the completion of this offering, Max Minton, who is currently a managing director at Goldman Sachs & Co. LLC. This obligation will terminate upon the completion of this offering.

Selling Restrictions
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), an offer to the public of any shares of Class A common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of Class A common stock may be made at any time under the following exemptions under the E.U. Prospectus Regulation:
•to any legal entity which is a “qualified investor” as defined under the E.U. Prospectus Regulation;
•to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the E.U. Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or
•in any other circumstances falling within Article 1(4) of the E.U. Prospectus Regulation, provided that no such offer of the shares of Class A common stock shall result in a requirement for the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares of Class A common stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and the representative and the Company that it is a qualified investor within the meaning of Article 2 of the E.U. Prospectus Regulation.
In the case of any shares of Class A common stock being offered to a financial intermediary as that term is used in Article 1(4) of the E.U. Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares of Class A common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of Class A common stock to the public, other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.
The Company, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the representative of such fact in writing may, with the prior consent of the Notwithstanding the above, a person who is not a “qualified investor” and who has notified the representative of such fact in writing may, with the prior consent of the representative, be permitted to acquire the shares of Class A common stock in the offer.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A common stock, and the expression “E.U. Prospectus Regulation’ means Regulation (E.U.) 2017/1129.
Notice to Prospective Investors in the United Kingdom
An offer to the public of any shares of Class A common stock may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any shares of Class A common stock may be made at any time under the following exemptions under the UK Prospectus Regulation:
•to any legal entity which is a “qualified investor” as defined under the UK Prospectus Regulation;
•to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

•in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”)
provided that no such offer of shares of Class A common stock shall result in a requirement for the Company or the representative to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any shares of Class A common stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and with the representative and the Company that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.
In the case of any shares of Class A common stock being offered to a financial intermediary as that term is used in Article 1(4) of the UK Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares of Class A common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of Class A common stock to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.
The Company, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the representative of such fact in writing may, with the prior consent of the representative, be permitted to acquire the shares of Class A common stock in the offer.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of Class A common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A common stock.
This Prospectus is only being distributed to and is only directed at: (A) persons who are outside the United Kingdom; or (B) qualified investors who are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The shares of Class A common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the shares of Class A common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this Prospectus or any of its contents.
Notice to Prospective Investors in Canada
The shares of Class A common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares of Class A common stock must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in Hong Kong
The shares of Class A common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares of Class A common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Notice to Prospective Investors in Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A common stock may not be circulated or distributed, nor may the shares of Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares of Class A common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares of Class A common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Notice to Prospective Investors in Japan
The shares of Class A common stock have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The shares of Class A common stock may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.
Notice to Prospective Investors in Brazil
THE OFFER AND SALE OF THE SHARES OF CLASS A COMMON STOCK HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE BRAZILIAN SECURITIES COMMISSION (COMISSÃO DE VALORES MOBILIÁRIOS, OR “CVM”) AND, THEREFORE, WILL NOT BE CARRIED OUT BY ANY MEANS THAT WOULD CONSTITUTE A PUBLIC OFFERING IN BRAZIL UNDER CVM RESOLUTION NO 160, DATED 13 JULY 2022, AS AMENDED (“CVM RESOLUTION 160”) OR UNAUTHORIZED DISTRIBUTION UNDER BRAZILIAN LAWS AND REGULATIONS. THE SHARES OF CLASS A COMMON STOCK MAY ONLY BE OFFERED TO BRAZILIAN PROFESSIONAL INVESTORS (AS DEFINED BY APPLICABLE CVM REGULATION), WHO MAY ONLY ACQUIRE THE SHARES OF CLASS A COMMON STOCK THROUGH A NON-BRAZILIAN ACCOUNT, WITH SETTLEMENT OUTSIDE BRAZIL IN NON-BRAZILIAN CURRENCY. THE TRADING OF THESE SHARES OF CLASS A COMMON STOCK ON REGULATED SECURITIES MARKETS IN BRAZIL IS PROHIBITED.

LEGAL MATTERS
Fenwick & West LLP, San Francisco, California, which has acted as our counsel in connection with this offering, will pass upon the validity of the issuance of the shares of our Class A common stock offered by this prospectus. Cravath, Swaine & Moore LLP, New York, New York, is acting as counsel to the underwriters. Whalen LLP, Newport Beach, California, has acted as counsel for the selling stockholders in connection with certain legal matters related to this offering.

PRINCIPAL AND SELLING STOCKHOLDERS
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 31 , 2025 and as adjusted to reflect the sale of our Class A common stock in this offering assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock, for:
•each of our named executive officers;
•each of our directors;
•all of our directors and executive officers as a group;
•each of the selling stockholders; and
•each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of the outstanding shares of our voting securities.
We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us by our stockholders, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.
Applicable percentage ownership of our common stock before this offering is based on 93,672,092 shares of our Class A common stock and 8,855,382 shares of our Class B common stock outstanding as of August 31, 2025, assuming the (i) occurrence of the Capital Stock Conversion and the RSU Net Settlement and (ii) the filing and effectiveness of our Charter, which will occur substantially concurrently with the completion of this offering. Applicable percentage ownership of our common stock outstanding after this offering is based on              shares of Class A common stock that will be issued in this offering, and               shares of our Class A common stock and          shares of our Class B common stock outstanding immediately following the completion of this offering, and assuming no exercise by the underwriters of their option to purchase up to an additional                   shares of our Class A common stock from us in this offering. The exact number of shares of our Class A common stock that will be withheld from a stockholder in connection with the RSU Net Settlement may differ based on the stockholder’s personal tax rates. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable within 60 days of August 31, 2025 and RSUs that are expected to vest and settle within 60 days of August 31, 2025. Unless otherwise indicated, the address of each beneficial owner in the table below is c/o BitGo Holdings, Inc., 2443 Ash Street, Palo Alto, CA 94306.

	Class A Shares Beneficially Owned Before this Offering		Class B Shares Beneficially Owned Before this Offering		% Total Voting Power before this Offering	Class A Shares Beneficially Owned After this Offering		Class B Shares Beneficially Owned After this Offering		% Total Voting Power after this Offering
Name of Beneficial Owner	Shares	%	Shares	%		Shares	%	Shares	%
Named Executive Officers and Directors:
Michael Belshe(1)	2,104,526	2.2	8,855,382	100	64.0			8,855,382	100
Edward Reginelli(2)	469,333	*	—	*	*			—	*
Chen Fang(3)	1,970,714	2.1	—	*	*			—	*
Jody Mettler(4)	162,500	*	—	*	*			—	*
Jeff Horowitz(5)	485,030	*	—	*	*			—	*
Brian Murray(6)	3,109	*	—	*	*			—	*
Vivek Pattipati(7)	—	*	—	*	*			—	*
Justin Evans(8)	—	*	—	*	*			—	*
Sunita Parasuraman(9)	—	*	—	*	*			—	*
Brian Brooks(10)	50,000	*	—	*	*			—	*

All executive officers and directors as a group (10 persons)(11)	5,245,212	5.4	8,855,382	100	65.2			8,855,382	100
Other 5% or Greater Stockholders:
Entities affiliated with Redpoint(12)	10,752,948	11.4	—	*	5.2			—	*
Entities affiliated with Valor(13)	12,538,608	13.2	—	*	6.0			—	*
Entities affiliated with Craft Ventures(14)	7,421,851	7.8	—	*	3.6			—	*
Entities affiliated with Bridgescale(15)	6,143,152	6.5	—	*	2.9			—	*
Other Selling Stockholders
Other selling stockholders that beneficially own between and shares of Class A common stock(14)
______________
*Represents beneficial ownership of less than one percent of the shares of our common stock.
(1)Consists of (i) 2,319,070 shares of Class B Common Stock held directly by Mr. Belshe, (iii) 910,489 shares of Class B Common Stock held by each of The AB Grantor GST Exempt Trust under the Belshe/Xu Family 2021 Irrevocable Trust, The CB Grantor GST Exempt Trust under the Belshe/Xu Family 2021 Irrevocable Trust, The CW Grantor GST Exempt Trust under the Belshe/Xu Family 2021 Irrevocable Trust, and The ZW Grantor GST Exempt Trust under the Belshe/Xu Family 2021 Irrevocable Trust, for which is the trustee of each such trust [and may be replaced as trustee at Mr. Belshe’s discretion]; (iv) 723,589 shares of Class B Common Stock held by each of The AB Non-Grantor GST Exempt Trust under the Belshe/Xu Family 2021 Irrevocable Trust, The CB Non-Grantor GST Exempt Trust under the Belshe/Xu Family 2021 Irrevocable Trust, The CW Non-Grantor GST Exempt Trust under the Belshe/Xu Family 2021 Irrevocable Trust, and The ZW Non-Grantor GST Exempt Trust under the Belshe/Xu Family 2021 Irrevocable Trust, for which            is the trustee of each such trust [and may be replaced as trustee at Mr. Belshe’s discretion]; and (v) 2,104,526 shares of Class A Common Stock subject to options that are exercisable within 60 days of August 31, 2025.
(2)Consists of (i) 295,000 shares of Class A Common Stock held directly by Mr. Reginelli and (ii) 174,333 shares of Class A Common Stock subject to options that are exercisable within 60 days of August 31, 2025.
(3)Consists of (i) 1,483,491 shares of Class A Common Stock held directly by Mr. Fang and (ii) 487,223 shares of Class A Common Stock subject to options that are exercisable within 60 days of August 31, 2025.

(4)Consists of (i) 50,000 shares of Class A Common Stock held directly by Ms. Mettler and (ii) 112,500 shares of Class A Common Stock subject to options that are exercisable within 60 days of August 31, 2025.
(5)Consists of (i) 343,010 shares of Class A Common Stock held directly by Mr. Horowitz; (ii) 4,993 shares of Class A Common Stock issuable upon net settlement of RSUs for which the service-based condition has been satisfied and for which the performance-based condition will be satisfied in connection with this offering; and (iii) 137,027 shares of Class A Common Stock subject to options that are exercisable within 60 days of August 31, 2025.
(6)Consists of 3,109 shares of Class A Common Stock held directly by Mr. Murray. Mr. Murray, who is a member of our Board of Directors, is an affiliate of Craft Ventures, but does not have voting or dispositive power with respect to any of the shares described in footnote 11 below.
(7)Mr. Pattipati, who is a member of our Board of Directors, is an affiliate of Valor Equity Partners, but does not have voting or dispositive power with respect to any of the shares described in footnote 13 below.
(8)Mr. Evans was appointed as a member of our Board of Directors on September 6, 2025 and was not the beneficial owner of any common stock as of August 31, 2025.
(9)Ms. Parasuraman was appointed as a member of our Board of Directors on September 6, 2025 and was not the beneficial owner of any common stock as of August 31, 2025,
(10)Consists of 50,000 shares of Class A Common Stock subject to options that are exercisable within 60 days of June 15, 2025.
(11)The reported amounts represent the total of all securities beneficially owned by our directors and officers, consisting of (i) 2,174,610 shares of Class A common stock; (ii) 8,855,382 shares of Class B common stock; (iii) 4,993 shares of Class A Common Stock issuable upon net settlement of RSUs for which the service-based condition has been satisfied and for which the performance-based condition will be satisfied in connection with this offering; and (iii) 3,065,609 shares of our Class A common stock issuable upon the exercise of stock options that are exercisable within 60 days of August 31, 2025.
(12)Consists of 268,432 shares of Class A Common Stock held of record by Redpoint Associates V, LLC (“RA V”) and (ii) 10,484,516 shares of Class A Common Stock held of record by Redpoint Ventures V, L.P. (“RV V”). Redpoint Ventures V, LLC (RV V LLC) is the sole general partner of RV V and the managers of RV V LLC commonly control RA V. Voting and dispositive decisions with respect to the shares held by RV V and RA V are made by the managers of RV V LLC and RA V: W. Allen Beasley , Jeffrey D. Brody, Satish Dharmaraj, R. Thomas Dyal, Timothy M. Haley, Christopher B. Moore, Scott C. Raney, John L. Walecka, Geoffrey Y. Yang and David W. Yuan. The address for the Redpoint entities is 2969 Woodside Road, Woodside, CA 94062.
(13)Consists of 9,201,725 shares of Class A Common Stock held of record by Valor Digital Investments, LLC – Series 1; (ii) 613,048 shares of Class A Common Stock held of record by Valor Digital Investments, LLC – Series 2; (iii) 1,736,377 shares of Class A Common Stock held of record by Valor Equity Partners VI, LP; (iv) 37,755 shares of Class A Common Stock held of record by Valor Equity Partners VI-A, LP; and (v) 949,703 shares of Class A Common Stock held of record by Valor Equity Partners VI-B, LP. Valor Digital Investments, LLC (“Valor Digital”) and Valor Equity Partners VI L.P., Valor Equity Partners VI-A L.P. and Valor Equity Partners VI-B L.P. (collectively, the “Valor VI Funds” and together with Valor Digital, the “Valor Funds”) are the holders of record of the shares reported in the table above. Valor Funds Group LLC is the general partner of Valor Management L.P., which is the managing member of (i) Valor Equity Capital IV LLC, which is the general partner of Valor Equity Associates IV L.P., which, in turn, is the general partner of each of Valor Equity Partners IV L.P, Valor Equity Partners IV-A L.P. and Valor Equity Partners IV-B L.P. that are the members of Valor Digital; and (ii) Valor Equity Capital VI LLC, which is the general partner of Valor Equity Associates VI L.P., which, in turn, is the general partner of each of the Valor VI Funds. By virtue of his positions with certain of the foregoing Valor entities, including as managing member of Valor Funds Group LLC and majority owner of Valor Management L.P. and Valor Funds Group LLC, Antonio Gracias may be deemed to share beneficial ownership, as determined under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, over the shares of BitGo Holdings, Inc. held of record by the Valor Funds. Each of the Valor Funds has shared voting and dispositive power over the shares reported herein. The address for each of the Valor entities identified in this footnote and Antonio Gracias is c/o Valor Equity Partners, 320 North Sangamon Street, Suite 1200, Chicago, IL 60607.
(14)Consists of (i) 5,720,126 shares of Class A Common Stock held of record by Craft Ventures I, L.P.; (ii) 1,070,869 shares of Class A common stock held of record by Craft Ventures I-A, L.P.; and (iii) 630,856 shares of Class A common stock held of record by Craft Ventures I-B, L.P (collectively, the “Craft I Funds”). David Sacks is a managing member of Craft Ventures GP I, LLC, which is the general partner of each of the Craft I Funds, and makes investment and voting decisions on behalf of the Craft I Funds. The address for each of the entities and persons identified in this footnote is 855 Front Street, San Francisco, California 94111.
(15)Consists of (i) 1,583,092 shares of Class A Common Stock held of record by Bridgescale Opportunities III, L.P. (“Bridgescale Opportunities”) and (ii) 4,560,060 shares of Class A Common Stock held of record by Bridgescale Partners, L.P (“Bridgescale Partners” and, collectively with Bridgescale Opportunities, the “Bridgescale Funds”). Bridescale LLC is the sole general partner of Bridgescale Opportunities and Bridgescale Partners GP I, L.L.C. is

the sole general partner of Bridgescale Partners. Voting and management decisions with respect to the shares held by the Bridgescale Funds are made by the managers of Bridgescale LLC and Bridgescale Partners GP I, L.L.C., Matthew Cowan and Robert Chaplinsky. The address for each of the entities and persons identified in this footnote is 774 Mays Blvd, Suite 10186, Incline Village, NV 89451
(16)Consists of employees not otherwise listed in this table who collectively own less than 1% of our Class A common stock.
EXPERTS
Crowe LLP, independent registered public accounting firm, has audited our financial statements at December 31, 2023 and 2024, and for each of the three years in the period ended December 31, 2024, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Crowe LLP’s report, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and our Class A common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We currently do not file periodic reports with the SEC.
Upon completion of this offering, we will be required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.
We also maintain a website at www.bitgo.com. Upon the completion of this offering, you may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained in, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

BITGO HOLDINGS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Shareholders and the Board of Directors of BitGo Holdings, Inc.
Palo Alto, California
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of BitGo Holdings, Inc. and Subsidiaries (the "Company") as of December 31, 2024 and 2023, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2024, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for digital assets effective January 1, 2023, due to adoption of Financial Accounting Standards Board (FASB) Accounting Standards Update No. 2023-08, Accounting for and Disclosure of Crypto Assets. Under the new method of accounting, the Company presents digital intangible assets at fair value at each financial reporting period end and changes from remeasurement are recognized in net income.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Sale of Certain Assets Related to Wrapped Asset Product Line
As described in Note 2 of the financial statements, the Company sold certain assets related to its wrapped asset product line. In connection with the sale, the Company derecognized restricted digital intangible assets and the corresponding liabilities related to the exchange of those assets. The Company also entered into a revenue arrangement whereby the Company will provide on-going services to the buyer. A gain was recognized for the amount by which the consideration exceeded the carrying value of the net assets derecognized.
We identified auditing the sale of certain assets related to the wrapped asset product line as a critical audit matter due to the significant judgment and estimation involved in management’s determination of the restricted digital intangible assets and the corresponding liabilities to be derecognized; total consideration; and allocation of the consideration to the sale of the assets and revenue arrangement where the Company will provide on-going services to the buyer. In turn, this necessitated a high degree of auditor judgment and substantial audit effort, to evaluate the reasonableness of management’s judgments and estimates related to the sale, including the need to involve more experienced audit personnel.
The primary procedures performed to address this critical audit matter included:
•Evaluating management’s conclusion that the associated assets and liabilities should be derecognized and whether the assets were legally isolated from the Company; and
•Evaluating management’s measurement of the total consideration and the allocation of the total consideration received, including evaluating the methodology used to determine the reasonableness of the allocation to the sale of the assets and the revenue arrangement where the Company will provide on-going services to the buyer.
s/ Crowe LLP
We have served as the Company's auditor since 2021.
Cleveland, Ohio
July 18, 2025

Bitgo Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	As of December 31,
	2024	2023
Assets
Cash and cash equivalents	87,424	46,185
Accounts receivable, net	21,846	10,376
Loan receivables	87,488	24,983
Digital intangible assets loan receivables, at fair value	9,343	—
Digital intangible assets, at fair value	249,475	85,532
Digital intangible assets collateral, at fair value	188,961	44,949
Digital intangible assets-restricted, at fair value	—	6,693,831
Deferred tax asset	2,801	—
Other assets	25,336	10,703
Total current assets	672,674	6,916,559
Equipment and software, net	5,965	4,307
Other non-current assets	4,638	3,236
Total Assets	$683,277	$6,924,102

Liabilities and Stockholders' Equity
Liabilities
Accounts payable	4,500	4,883
Deferred revenue	4,696	3,252
Borrowings	30,000	—
Obligations to return collateral, at fair value	227,676	44,996
Obligations to exchange digital intangible assets, at fair value	—	6,693,831
Deferred tax liability	18,741	—
Operating lease liabilities, current	1,442	1,230
Other current liabilities	64,432	37,361
Total current liabilities	351,487	6,785,553
Operating lease liabilities, non-current	2,919	1,738
Total Liabilities	354,406	6,787,291
Stockholders Equity
Common stock A, $0.0001 par value-139,950,076 and 122,317,963 shares authorized as of December 31, 2024 and 2023, respectively; 32,419,520 and 31,260,390 shares issued and outstanding as of December 31, 2024 and 2023.	3	3
Common stock F, $0.0001 par value-18,507,269 shares authorized as of December 31, 2024 and 2023; 7,600,717 shares issued and outstanding as of December 31, 2024 and 2023.	1	1
Series C-2 convertible preferred stock, $0.0001 par value - 2,669,743 shares authorized, 2,614,528 shares issued, and outstanding as of December 31, 2024 (liquidation preference of $41,952 as of December 31, 2024)	41,963	—
Series C-1 convertible preferred stock, $0.0001 par value - 93,482 shares authorized, 93,482 shares issued, and outstanding as of December 31, 2024 (liquidation preference of $1,500 as of December 31, 2024)	1,486	—
Series C convertible preferred stock, $0.0001 par value - 12,464,321 shares authorized as of December 31, 2024 and 2023, 5,383,136 and 6,317,960 shares issued and outstanding as of December 31, 2024 and 2023, respectively, (liquidation preference of $86,285 and $101,376, as of December 31, 2024 and 2023, respectively)	86,285	101,285
Series B-3 convertible preferred stock, $0.0001 par value - 7,000,000 shares authorized, 5,976,760 shares issued and outstanding, as of December 31, 2024 and 2023 (liquidation preference of $23,924 as of December 31, 2024 and 2023)	14,661	14,661
Series B-2 convertible preferred stock, $0.0001 par value - 1,896,757 shares authorized, issued, and outstanding as of December 31, 2024 and 2023 (liquidation preference of $3,500 as of December 31, 2024 and 2023)	2,963	2,963
Series B-1 convertible preferred stock, $0.0001 par value - 4,235,374 shares authorized, issued, and outstanding as of December 31, 2024 and 2023 (liquidation preference of $15,000 as of December 31, 2024 and 2023)	14,959	14,959
Series B convertible preferred stock, $0.0001 par value - 16,820,400 shares authorized, and 16,820,350 shares issued and outstanding as of December 31, 2024 and 2023 (liquidation preference of $45,899 as of December 31, 2024 and 2023)	42,310	42,310
Series A convertible preferred stock, $0.0001 par value - 21,005,676 shares authorized, issued, and outstanding as of December 31, 2024 and 2023 (liquidation preference of $13,465 as of December 31, 2024 and 2023)	11,913	11,913
Series Seed convertible preferred stock, $0.0001 par value - 2,780,080 shares authorized, issued, and outstanding as of December 31, 2024 and 2023 (liquidation preference of $2,480 as of December 31, 2024 and 2023)	6,000	6,000
Minority interest	2,429	—
Additional paid-in capital	27,011	22,383
Retained earnings (Accumulated deficit)	76,887	(79,667)
Total stockholders’ equity	328,871	136,811
Total liabilities and stockholders' equity	$683,277	$6,924,102
The accompanying notes are an integral part of these consolidated financial statements.

BitGo Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands)

	Year ended December 31,
	2024	2023	2022
Revenue
Total revenue	3,080,967	926,286	2,511,295
Expenses
Digital assets sales cost	2,531,063	787,244	2,442,039
Staking fees	419,286	76,248	—
Interest expense	1,630	1,363	6,104
Compensation and benefits	79,939	62,995	77,941
General and administrative expenses	52,817	33,893	56,469
Amortization and depreciation	3,216	1,139	3,021
Total Expenses	3,087,951	962,882	2,585,574
Loss from operations	(6,984)	(36,596)	(74,279)
Net change in unrealized appreciation on digital assets	112,001	35,134	7,595,885
Goodwill impairment charge	(36,496)	—	—
Gain on disposal of assets	117,427	187	1,905,581
Impairment of digital assets	—	—	(4,821,400)
Total other income	192,932	35,321	4,680,066
Income before income taxes	185,948	(1,275)	4,605,787
Provision for income taxes	29,394	843	705
Net income (loss)	$156,554	$(2,118)	$4,605,082
Net income (loss) attributable to common stockholders, basic and diluted	$54,124	$(2,118)	$1,877,080
of which:
Net Income (loss) attributable to common stock - Class A	43,630	(1,693)	1,490,566
Net Income (loss) attributable to common stock - Class F	10,494	(425)	(386,514)
Net Income for dilutive shares common stock - Class A	46,787	-	1,558,559
Net Income for dilutive shares common stock - Class F	7,337	-	318,521
Net Income (loss) per share:
Basic Net Income (loss) per common share - Common A	$1.38	$(0.06)	$51.59
Basic Net Income (loss) per common share - Common F	$1.38	$(0.06)	$51.59
Diluted Net Income (loss) per common share - Common A	$0.90	$(0.06)	$39.54
Diluted Net Income (loss) per common share - Common F	$0.90	$(0.06)	$39.54
Weighted-average common shares used to compute Net Income (loss) per share:
Basic - Common A	31,602	30,297	28,891
Basic - Common F	7,601	7,601	7,492
Diluted - Common A	52,060	30,297	39,414
Diluted - Common F	8,164	7,601	8,055
The accompanying notes are an integral part of these consolidated financial statements.

BitGo Holdings, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity
(in thousands, except share data)

		Balance at January 1, 2024	Repurchase of Series C shares	Stock issued in connection with Series C-1 & C-2 financing	Deferred stock consideration related to the HeightZero asset purchase agreement	Common stock issued in connection with exercises of stock options	Stock-based compensation expense	Minority Interest	Net Income	Balance at December 31, 2024
Common Stock Class A	Shares	31,260,390	—	—	—	1,159,130	—	—	—	32,419,520
	Amount	$3	—	—	—	—	—	—	—	$3
Common Stock Class F	Shares	7,600,717	—	—	—	—	—	—	—	7,600,717
	Amount	$1	—	—	—	—	—	—	—	$1
Preferred Stock Series Seed	Shares	2,780,080	—	—	—	—	—	—	—	2,780,080
	Amount	$6,000	—	—	—	—	—	—	—	$6,000
Preferred Stock Series A	Shares	21,005,676	—	—	—	—	—	—	—	21,005,676
	Amount	$11,913	—	—	—	—	—	—	—	$11,913
Preferred Stock Series B	Shares	16,820,350	—	—	—	—	—	—	—	16,820,350
	Amount	$42,310	—	—	—	—	—	—	—	$42,310
Preferred Stock Series B-1	Shares	4,235,374	—	—	—	—	—	—	—	4,235,374
	Amount	$14,959	—	—	—	—	—	—	—	$14,959
Preferred Stock Series B-2	Shares	1,896,757	—	—	—	—	—	—	—	1,896,757
	Amount	$2,963	—	—	—	—	—	—	—	$2,963
Preferred Stock Series B-3	Shares	5,976,760	—	—	—	—	—	—	—	5,976,760
	Amount	$14,661	—	—	—	—	—	—	—	$14,661
Preferred Stock Series C	Shares	6,317,960	(934,824)	—	—	—	—	—	—	5,383,136
	Amount	$101,285	(15,000)	—	—	—	—	—	—	$86,285
Preferred Stock Series C-1	Shares	—	—	93,482	—	—	—	—	—	93,482
	Amount	$—	—	1,486	—	—	—	—	—	$1,486
Preferred Stock Series C-2	Shares	—	—	2,614,528	—	—	—		—	2,614,528
	Amount	$—	—	41,963	—	—	—		—	$41,963
Minority Interest		$—	—	—	—	—	—	2,429	—	$2,429
Additional Paid-in Capital		$22,383	—	—	1,675	277	2,676		—	$27,011
Retained Earnings (Accumulated Deficit)		$(79,667)	—	—	—	—	—		156,554	$76,887
Total		$136,811	$(15,000)	$43,449	$1,675	$277	$2,676	$2,429	$156,554	$328,871
The accompanying notes are an integral part of these consolidated financial statements.

		Balance at January 1, 2023	Adoption of accounting principle ASU 2023-08, Accounting for and Disclosure of Crypto Assets	Adoption of accounting principle ASU 2016-13, Measurement of Credit Losses on Financial Instruments	Stock issued in connection with Series C financing	Deferred stock consideration related to the HeightZero asset purchase agreement	Common stock issued in connection with exercises of stock options	Stock-based compensation expense	Net loss	Balance at December 31, 2023
Common Stock Class A	Shares	29,832,682	—	—	—	—	1,427,708	—	—	31,260,390
	Amount	$3	—	—	—	—	—	—	—	$3
Common Stock Class F	Shares	7,600,717	—	—	—	—	—	—	—	7,600,717
	Amount	$1	—	—	—	—	—	—	—	$1
Preferred Stock Series Seed	Shares	2,780,080	—	—	—	—	—	—	—	2,780,080
	Amount	$6,000	—	—	—	—	—	—	—	$6,000
Preferred Stock Series A	Shares	21,005,676	—	—	—	—	—	—	—	21,005,676
	Amount	$11,913	—	—	—	—	—	—	—	$11,913
Preferred Stock Series B	Shares	16,820,350	—	—	—	—	—	—	—	16,820,350
	Amount	$42,310	—	—	—	—	—	—	—	$42,310
Preferred Stock Series B-1	Shares	4,235,374	—	—	—	—	—	—	—	4,235,374
	Amount	$14,959	—	—	—	—	—	—	—	$14,959
Preferred Stock Series B-2	Shares	1,896,757	—	—	—	—	—	—	—	1,896,757
	Amount	$2,963	—	—	—	—	—	—	—	$2,963
Preferred Stock Series B-3	Shares	5,976,760	—	—	—	—	—	—	—	5,976,760
	Amount	$14,661	—	—	—	—	—	—	—	$14,661
Preferred Stock Series C	Shares	—	—	—	6,317,960	—	—	—	—	6,317,960
	Amount	$—	—	—	$101,285	$—	—	—	—	$101,285
Additional Paid-in Capital		$19,680	—	—	—	1,541	290	872	—	$22,383
Accumulated Deficit		$(221,541)	143,631	361	—	—	—	—	(2,118)	$(79,667)
Total		$(109,051)	$143,631	$361	$101,285	$1,541	$290	$872	$(2,118)	$136,811
The accompanying notes are an integral part of these consolidated financial statements.

		Balance at January 1, 2022	Adoption of new accounting principle related to digital	Common stock issued in connection with exercises of	Stock-based compensation expense	Net Income	Balance at December 31, 2022
Common Stock Class A	Shares	27,905,731	—	1,926,951	—	—	29,832,682
	Amount	$3	—	—	—	—	$3
Common Stock Class F	Shares	7,194,207	—	406,510	—	—	7,600,717
	Amount	$1	—	—	—	—	$1
Preferred Stock Series Seed	Shares	2,780,080	—	—	—	—	2,780,080
	Amount	$6,000	—	—	—	—	$6,000
Preferred Stock Series A	Shares	21,005,676	—	—	—	—	21,005,676
	Amount	$11,913	—	—	—	—	$11,913
Preferred Stock Series B	Shares	16,820,350	—	—	—	—	16,820,350
	Amount	$42,310	—	—	—	—	$42,310
Preferred Stock Series B-1	Shares	4,235,374	—	—	—	—	4,235,374
	Amount	$14,959	—	—	—	—	$14,959
Preferred Stock Series B-2	Shares	1,896,757	—	—	—	—	1,896,757
	Amount	$2,963	—	—	—	—	$2,963
Preferred Stock Series B-3	Shares	5,976,760	—	—	—	—	5,976,760
	Amount	$14,661	—	—	—	—	$14,661
Additional Paid-in Capital		$17,953	—	583	1,144	—	$19,680
Accumulated Deficit		$(4,943,355)	116,732	—	—	4,605,082	$(221,541)
Total		$(4,832,592)	$116,732	$583	$1,144	$4,605,082	$(109,051)
The accompanying notes are an integral part of these consolidated financial statements.

BitGo Holdings. Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	Year ended December 31,
	2024	2023	2022
Cash flow form operating activities:
Net Income	$156,554	$(2,118)	$4,605,082
Adjustment to reconcile net loss to net cash used by operating activities:
Stock-based compensation expense	2,676	872	1,144
Depreciation and amortization	3,216	1,139	3,021
Provision for credit losses	3,659	1,673	681
Impairment of digital intangible assets	—	—	4,821,400
Change in fair value of embedded derivative related to obligations to return digital intangible	—	—	54,041
Gain on return of digital intangible asset loans	—	—	(1,939)
Change in fair value of embedded derivative related to obligations to exchange digital	—	—	(7,649,926)
Gain on exchange of digital intangible assets-restricted	—	—	(1,584,415)
Goodwill impairment	36,496	—	—
Digital asset fair market value adjustment	(116,322)	(35,134)	—
Digital intangible assets received as revenue payments	(55,530)	(12,110)	(168,805)
Digital intangible assets used as accounts payable payments	7,588	933	163,771
Gain on disposal of digital intangible assets	(2,479)	(187)	(53,044)
Gain on disposal of digital intangible assets received related to disposal of WBTC assets	(115,000)	—	—
Gain on disposal of digital intangible assets received as collateral	—	—	(266,177)
Provision for loan losses.	—	—	(15,580)
Change in fair value of receivables denominated in digital intangible assets	(1,342)	—	—
Change in fair value of payables denominated in digital intangible assets	5,648	—	—
Loss (gain) on disposable of equipment	(5)	16	—
Changes in assets and liabilities
Accounts receivable, net	(13,759)	(5,499)	8,778
Digital intangible assets	113,393	1,256	79,799
Deferred tax asset	(2,801)	—	—
Other assets	(36,348)	(429)	(5,489)
Obligation to return cash collateral	—	—	(23,368)
Accounts payables	(2,420)	2,417	(3,857)
Deferred revenue	1,444	(2,137)	2,060
Deferred tax liability	18,741	—	—
Other liabilities.	7,274	(1,803)	7,739
Net cash from operating activities	10,683	(51,111)	(25,084)
Cash flow from investing activities:
Purchase of equipment and software	(2,079)	(301)	(994)
Business combinations, net of cash acquired	4,908	—	—

	Year ended December 31,
	2024	2023	2022
HeightZero asset purchase	—	(702)	—
Purchase of digital intangible assets for treasury	(20,593)	(35,004)	—
Disposition of digital assets received for asset sale	—	25,000	—
Origination of loans receivable	(100,538)	(34,300)	(203,012)
Repayment of loans receivable	59,383	10,350	434,415
Proceeds from the sale of assets	2	113	—
Net cash from investing activities	(58,917)	(34,844)	230,409
Cash flow from financing activities:
Proceeds from the issuance of common stock upon exercise of options	277	290	583
Proceeds from minority interest in joint venture	2,429	—	—
Borrowings to support loans	30,000	—	(200,000)
Proceeds from issuance of convertible note			50,000
Repurchase of Series C shares	(15,000)	—	—
Proceeds from non custodial customer assets pending settlement	40,956	—	—
Fiat currency received as collateral	29,325
Proceeds from issuance of Series C financing	—	49,908	—
Proceeds from issuance of Series C-1 financing	1,486	—	—
Net cash generated from financing activities	89,473	50,198	(149,417)
Net increase in cash and cash equivalents	41,239	(35,757)	55,908
Cash and cash equivalents, beginning of year	46,185	81,942	26,034
Cash and cash equivalents, end of period	87,424	46,185	81,942
Supplemental Cash Disclosure:
Cash paid for income taxes	2,446	242	2,014
Cash paid for interest	1,640	—	3,586
Supplemental Non Cash Disclosure:
Operating lease liabilities arising from obtaining right of use assets	2,113	772	2,739
Stock consideration for Brassica business acquisition	41,963	—	—
Extinguishment of contingent liability from HeightZero asset purchase with stock	1,674	—	—
Digital assets received for asset sale	90,000	25,000	—
Interest expense related to convertible note, Payment In Kind (“PIK”)	—	1,363	—
Conversion of convertible note including accrued interest	—	51,377	—
Deferred stock consideration related to the HeightZero asset purchase agreement	—	1,541	—
Equipment and Software received in exchanged for liability	—	2,975	—
Adoption of new accounting principle related to digital asset fair value	—	143,631	—
Adoption of new accounting principle related to ASC-326, CECL	—	361	—
The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements
Note 1. Description of Business
BitGo, Inc. was incorporated in Delaware in 2011 under the name “Whensoon, Inc.”, which was amended to “Twist and Shout, Inc.” later in 2011 and then to “BitGo, Inc.” in 2014. BitGo Holdings, Inc. was incorporated in Delaware in 2017, as part of a series of transactions between BitGo Holdings, Inc.(a newly formed entity at such time) and BitGo, Inc. In 2018, BitGo, Inc. became a wholly-owned subsidiary of BitGo Holdings, Inc., and the stockholders of BitGo, Inc. became stockholders of BitGo Holdings, Inc. The Company provides various offerings to its clients including multi-signature blockchain wallet solutions allowing for secure storage, trade settlement, staking solutions, and lending of digital assets. The Company also provides professional services to develop smart contracts.
The Company is located and headquartered in Palo Alto, California. The Company has wholly owned subsidiaries located in New York, New York, Sioux Falls, South Dakota, London, England, Tokyo, Japan, Berlin, Germany, Zug, Switzerland, Chennai, India, Copenhagen, Denmark, Hong Kong, Dubai, and Singapore. The Company’s wholly owned subsidiaries, BitGo Trust Company, Inc., BitGo New York Trust Company LLC, BitGo GmbH and BitGo Europe GmbH are trust companies licensed with and regulated by the South Dakota Division of Banking, New York Department of Financial Services, Swiss Financial Services Standards Association (VQF), and BaFin respectively. In addition, the Company, as part of a joint venture, is in the process of applying for a regulatory license in South Korea. The Company’s revenues are derived primarily from operations in the United States.
Risks and Uncertainties—The Company is subject to a number of risks similar to those of other early-stage companies, including, but not limited to, a limited operating history; the potential need for additional capital or financing to fund operating losses; competition from alternative offerings and services, both from other early stage and larger more established companies; protection of proprietary technology; and dependence on key individuals.
The limited history of digital asset markets has shown that market participants must continually adapt to technological change and to innovate new solutions in order to secure and safeguard assets. The regulatory environment for the custody of digital intangible assets is complex, evolving, and uncertain, requiring the Company to allocate resources in legal, accounting, compliance, technology, and other functions that could impact the Company’s consolidated financial statements. Future regulatory rules adopted domestically and internationally may impose obligation and restrictions on how the Company manages and conducts its business activities in the future.
The growth of the digital assets industry in general is subject to a high degree of uncertainty and volatility. The Company is dependent on fee-based business for a majority of its revenue that may be materially impacted by how its customers and other market participants engage in activities around transfers of digital assets. In addition, the Company holds positions in digital assets, which are subject to a high degree of uncertainty and volatility, including the ability to liquidate those positions at favorable prices, impacting the Company’s consolidated financial statements.
As a digital asset custodian, the Company is responsible for the safeguarding of customer digital assets. A cybersecurity incident, or a failure to protect the Company’s computer systems, networks, and information, and clients’ information against cybersecurity threats, could result in the theft, loss, unauthorized access to, disclosure, use, or alteration of digital assets. Any such incident or failure could adversely impact the Company’s ability to conduct businesses and impact the Company’s consolidated financial statements.
While we believe that our custodial arrangements, including those associated with BitGo’s custodial operations, are all permissible under existing laws and regulations, various governmental and regulatory bodies, including legislative and executive bodies, in the United States and in other countries may adopt new laws and regulations, or new interpretations of existing laws, and regulations may be issued by such bodies or the judiciary, which may adversely affect BitGo’s ability to provide custodial solutions or our use of third-party custodians.
Our technological infrastructure depends, in part, on the virtual cloud infrastructure hosted by third party vendors. Although we have disaster recovery plans that utilize multiple locations, any incident affecting the third-party providers infrastructure could adversely affect our cloud-native platform. A prolonged service disruption would adversely impact our ability to service our customers and could damage our reputation with current and potential customers, expose us to liability, result in substantial costs for remediation, could cause us to lose customers, or otherwise harm our business, financial condition and results of operations.
The assets under custody are covered by insurance, with a $250.0 million limit, which covers digital assets in the event of theft or loss of keys. There is a risk that such insurance policy could be insufficient to cover all losses or that Company’s insurers would seek to deny coverage for a claim, even where BitGo believes that its insurance policies cover an applicable loss.
Additionally, digital intangible asset loans extended to clients carry counterparty risk. The Company assesses such risks on each transaction including the probability that the counterparty may not fulfill its contractual obligations which may result in a default. Any contractual default by a counterparty may have a material impact on the Company’s business and impact the Company’s consolidated financial statements.
Liquidity and Capital Resources—Historically, the Company has incurred significant net losses and negative cash flows from operations. The Company financed its operations and development primarily through private placements of preferred stock.
Note 2. Summary of Significant Accounting Policies
Basis of Presentation—The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).
Principles of Consolidation—The consolidated financial statements include the accounts of BitGo Holdings, Inc. and subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates—The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expense during the reporting period. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the consolidated financial statements; therefore, actual results could differ.
Segment Information-The Company’s Chief Operating Decision Maker (“CODM”), the chief executive officer, reviews discrete financial information presented on a consolidated basis for purposes of regularly making operating decisions, allocation of resources, and assessing financial performance. The Company operates its business in one operating segment and, therefore, has one reportable segment.
The CODM uses consolidated net income (loss) to measure segment profit or loss in order to identify underlying trends in the performance of the business for purposes of allocating resources and evaluating financial performance. The Company’s objective in making resource allocation decisions is to optimize the consolidated financial results. Digital assets sales revenue, net of digital assets sales cost, staking revenue, net of staking fees, and subscription and services revenue at the consolidated level are used by the CODM to evaluate profit and loss.Significant segment expenses that the CODM reviews and utilizes to manage the Company’s operations are Compensation and benefits, legal and professional fees, other expenses and amortization and depreciation at the consolidated level, which are presented in the Company’s consolidated statements of operations. Other segment items included in consolidated net income include other income, and provision for (benefit from) income taxes which are presented in the Company’s consolidated statements of operations.
The table below provides details on reported segment revenue, segment profit or loss, and key segment expenses:

	Year ended December 31,
	2024	2023	2022
Revenue
Total Revenue	3,080,967	926,286	2,511,295
Expenses
Digital assets sales cost	2,531,063	787,244	2,442,039
Staking fees	419,286	76,248	—
Interest expense	1,630	1,363	6,104
Compensation and benefits	79,939	62,995	77,941
Legal and professional fees	26,008	15,628	20,480
Other(1)	26,809	18,265	35,989
Amortization and depreciation	3,216	1,139	3,021
Total Expenses	3,087,951	962,882	2,585,574
Loss from operations	(6,984)	(36,596)	(74,279)
Other income	192,932	35,321	4,680,066
Income before income taxes	185,948	(1,275)	4,605,787
Provision for income taxes	29,394	843	705
Net income (loss)	$156,554	$(2,118)	$4,605,082
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(1) Other expenses include insurance, marketing, equipment and technologies, occupancy and other expenses
Cash and Cash Equivalents—The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash and cash equivalents. As of December 31, 2024, and 2023, cash and cash equivalents consists primarily of investments in US Dollar denominated money market funds, checking, and savings deposits. The Company’s cash balances exceed those that are federally insured.
In accordance with Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures, the Company determined the fair value hierarchy of its money market fund accounts as Level 1, which approximated $15.9 million, and $12.7 million, as of December 31, 2024, and 2023, respectively.
Accounts Receivable and Allowance for Credit Losses—Accounts receivables are unpaid outstanding invoice amounts less allowance for credit losses. The Company’s policy is to evaluate its accounts receivable and determines whether to provide an allowance for credit losses or if any accounts should be written off based on specific knowledge of a customer, past history of write-offs, collections, and other factors. Management evaluates the allowance for credit losses on a monthly basis. The Company recognizes an allowance for credit losses for trade and other receivables to present the net amount expected to be collected as of the balance sheet date. Such allowance is based on the credit losses expected to arise over the life of the asset which includes consideration of past events and historical loss experience, current events and also future events based on our expectation as of the balance sheet date. Receivables are written off when the Company determined that such receivables are deemed uncollectible. A receivable is considered past due if the Company has not received payments based on agreed-upon terms. The Company generally does not require any security or collateral to support its receivables. The allowance for credit losses was $2.5 million, and $0.8 million, as of December 31, 2024, and 2023, respectively.
Equipment and Software—Equipment and software consists primarily of information technology-related equipment, developed technology, furniture and leasehold improvements. Equipment and software are stated at cost, less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The Company uses an estimated useful life of three years for employee-related computers, other office equipment, and site-related computer hardware and software, and seven years for furniture. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset. The Company determined the developed technology to have a 3-year estimated life driven by the expected use of the technology stack.
Digital Intangible Assets—Under U.S. GAAP, digital intangible assets are accounted for in accordance with ASU 2023-08, Accounting for and Disclosure of Crypto Assets. These “Digital Intangible Assets” are a medium of exchange. The assets consist of coins or tokens that are built on a blockchain. The Company acquires digital intangible assets through cash purchases and payments from customers. The Company presents digital intangible assets at fair value at each financial reporting period and changes from remeasurement are recognized in net income.
Digital intangible assets collateral—As part of its digital asset lending arrangements, the Company may require borrowers to provide digital intangible assets or fiat currency as collateral to secure against the risk of default. Collateral received is generally under the Company’s control upon receipt and is not subject to restrictions. Digital intangible assets received as collateral are measured at fair value at each reporting period, with changes in fair value recognized in net income.
Loan Receivables and Digital Intangible Assets Loan Receivables—The Company originates loans to its institutional customers who meet the Company’s risk assessment criteria. The Company classifies these loans as held for investment and the loans are recorded at amortized cost and generally structured on a demand basis. That is, the borrower or the Company as lender, may generally call or put the loan at their discretion, without penalty. There was no deferred or unamortized origination fee as of December 31, 2024, and 2023. As part of the lending arrangements, the Company receives digital intangible assets and fiat currency as collateral, which are unrestricted. All the loan receivables are substantially over collateralized by digital intangible assets. In the event that the value of the collateral falls below a specific threshold, the Company has the ability to make collateral calls to request the borrower deposit additional capital. After a prespecified period of time, the Company may put the loan to the borrower and in the event of nonpayment liquidate the collateral as satisfaction of the loan. Digital intangible assets loan receivables are recorded at fair value each reporting period and changes from remeasurement are recognized in net income. The Company’s policy is to regularly evaluate its credit exposure to each borrower to determine whether to provide an allowance for loan loss. As of December 31, 2024, and 2023, no loan receivables are past due, and the Company did not record an allowance for credit losses.
Digital Intangible Assets – Restricted—Prior to the WBTC product line sale in 2024, the Company provided services to counterparties through smart contracts to create Wrapped Bitcoins (“WBTC”), which are tokens residing on the Ethereum network. The Company received Bitcoins from counterparties in exchange for delivering WBTCs. Under the contractual arrangement, the Company was restricted from using the Bitcoin received and was required return the Bitcoin to counterparties upon being presented with WBTC’s it previously delivered. The Company presents the Bitcoin received at fair value at each financial reporting period prior to 2024 and changes from remeasurement are recognized in net income.
Other Assets—Other assets consist primarily of prepaid expenses, right of use assets, prepaid income taxes, rental deposits, and assets related to trading business that remain in a settlement position at December 31, 2024, and 2023.

Obligation to Return Collateral—As part of lending arrangements, the Company may require cash or digital asset collateral from its borrowers as security in the event of borrower default. Digital assets received as collateral that are controlled by the Company are accounted for under ASU 2023-08, Accounting for and Disclosure of Crypto Assets. The Company recognizes an obligation to return the collateral in an amount equal to fair value of the digital intangible assets received at each financial reporting period and changes from remeasurement are recognized in net income.
Obligations to Exchange Digital Intangible Assets—As noted above, prior to the WBTC product line sale in 2024, the Company received Bitcoins from counterparties in exchange for delivering WBTCs. The Bitcoin received were accounted for as indefinite lived intangible assets under ASU 2023-08, Accounting for and Disclosure of Crypto Assets, and are presented on the consolidated balance sheet as digital intangible assets – restricted. The Company recorded a corresponding obligation to exchange digital intangible assets in the same amount. The obligation was fulfilled by exchanging Bitcoin for WBTC upon request by counterparties. The Bitcoin were recorded at fair value each reporting period and changes from remeasurement were recognized in net income.
Borrowings—The Company enters into arrangements with counterparties to borrow fiat currency to support its lending business. The obligation is fulfilled by returning fiat currency in accordance with the contractual terms of the borrowing agreements.
Other Liabilities—Other liabilities consists primarily of accrued compensation and related benefits, and accrued general and administrative expenses.
Goodwill—Goodwill represents the excess of the purchase price (i.e., the fair value of the consideration transferred) over the fair value of the identifiable net assets acquired—including both tangible and intangible assets—in a business combination. In accordance with the Company’s accounting policy, only customer-related intangible assets that can be sold or licensed independently of other assets of the acquired business are recognized separately. Non-competition agreements and other non-transferable intangible assets are not recognized separately and are instead included within goodwill. The Company accounts for goodwill in accordance with ASC 350-20. Goodwill is tested for impairment at least annually, or more frequently if events or changes in circumstances suggest that the fair value of a reporting unit may be less than its carrying amount. An impairment loss is recognized when the carrying amount of a reporting unit exceeds its estimated fair value. Such losses are recorded in profit or loss and are not reversed in subsequent periods.
Business Combinations—The Company uses its best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed as of the acquisition date. These estimates are inherently uncertain and subject to refinement. During the measurement period, which may extend up to one year from the acquisition date, the Company may record adjustments to the fair values of the acquired tangible and intangible assets and assumed liabilities, with corresponding changes recorded to goodwill or, if applicable, as a bargain purchase gain. Additionally, uncertain tax positions and tax-related valuation allowances are initially established as part of the acquisition accounting. The Company continues to gather information and reassess these estimates and assumptions throughout the measurement period, recording any necessary adjustments to the preliminary estimates as changes to goodwill. Upon the conclusion of the measurement period—or upon final determination of the fair values of the acquired assets and assumed liabilities, whichever occurs first—any subsequent adjustments are recorded in the Company’s consolidated statement of operations and other comprehensive loss.
Revenue Recognition—The Company records revenue, including digital assets sales revenue, staking revenue, subscriptions and services, and interest income. The Company recognizes revenue when control of promised services or software is transferred to customers in an amount that reflects the consideration which the Company expects to be entitled to in exchange for those services or software.
The Company determines revenue recognition through the following steps:
•Identification of the contract, or contracts, with a customer.

•Identification of the performance obligations in the contract.
•Determination of the transaction price.
•Allocation of the transaction price to the performance obligations in the contract.
•Recognition of revenue when, or as, a performance obligation is satisfied.
Digital Assets Sales Revenue- Digital assets sales revenue consists of the sales and purchases of digital assets on our platform. Accounting for the sale and purchase of digital assets depends on the nature of the asset – i.e., whether it is classified as a financial asset in accordance with ASC 860 or a digital intangible asset under ASC 350. The Company accounts for such transactions in digital assets in the following ways:
•Financial assets, including certain stablecoins: Certain stablecoins, classified as financial assets, are accounted for in accordance with ASC 860. Under this guidance, such transactions are treated as transfers of financial assets, and only the net gain or loss, if any, is recognized as digital asset sales revenue.
•Digital Intangible Assets: The Company presents revenue from the sale and purchase of digital intangible assets on a gross basis. When a trading customer requests a transaction for the purchase or sale of digital intangible assets, the Company may enter into an offsetting transaction with similar terms with a liquidity provider or exchange. However, these offsetting transactions are a customary practice and not a contractual requirement. The Company acts as a counterparty in the separate transactions with the trading customer and the liquidity provider or exchange for the purchase or sale of digital intangible assets. Thus, the customer for revenue recognition purposes may be either the trading customer or the liquidity provider or exchange, depending to whom the Company is selling digital assets. Additionally, the Company is primarily responsible for fulfilling the promise to the customer to transfer the digital intangible assets, the Company has inventory risk before the digital intangible assets have been transferred to the customer, and the Company has discretion in establishing the price of the digital intangible assets in the transaction with the customer, including adding discretionary spreads to current market price quotes. Accordingly, the Company controls the digital intangible assets prior to the settlement of the transaction and has determined that it acts as the principal which requires gross treatment for revenue and for corresponding costs. Revenue recognition is satisfied through a single performance obligation when control of the digital intangible asset purchased or proceeds from the sale of digital intangible assets have transferred to the customer, which occurs upon the execution of the purchase or sale transaction.
Staking Revenue-Staking revenue consists of revenues associated with the Company’s staking solutions. BitGo allows customers to stake their assets on selected proof-of-stake blockchain networks. The Company’s customers may select the amount and type of assets they wish to stake, and while such assets are staked, the customer retains ownership and control over the staked assets. Blockchain protocols, or the participants operating within them, compensate users for engaging in network-supporting activities—most commonly through participation in proof-of-stake mechanisms, although other consensus algorithms also exist. Customers who chose to stake their assets will delegate such assets to the Company or third-party staking validators selected by the Company. In exchange for providing validation and block creation services on proof-of-stake networks, the entity providing staking solutions is entitled to earn rewards in the form of the networks’ native tokens. Customers who have delegated assets to the Company or the Company’s third-party staking validator are entitled to a percentage of the staking rewards, which are deposited into the platform customer’s account. The Company considers itself the principal in these transactions and, as such, presents such rewards earned on a gross basis.
Revenue is recognized when the block is successfully created or validated, and the reward is earned. The amount of revenue is measured at the fair value of the tokens at the time they become earned and claimable. Payments to customers who have delegated their assets are reported as staking fees, and payments to third-party staking validators are reported as a reduction in staking revenue.

Receivables related to staking revenue are denominated in digital assets and are remeasured at fair value. The changes in fair value of receivables denominated in digital intangible assets are recognized in net income.
Subscriptions and Services -Subscriptions and services revenue consists primarily of providing digital intangible asset wallet solutions to institutional and retail customers in exchange for certain up-front, plus monthly fees for providing access to the Company’s platform for multi-signature wallets that provide security and custody for digital assets. Subscriptions and services revenue is recognized monthly based on usage each month, with any onboarding fees recognized ratably over the contract duration, commencing when the service is made available to the customer (generally upon onboarding). Arrangements are generally for one year. The Company’s wallet solutions arrangements do not provide customers with the right to take possession of the software supporting the platform and, as a result, are accounted for as a right to access the services. The right to access the services relating to digital intangible assets is a single performance obligation, which represents a series of distinct service periods over the duration of the contract. Contracts for wallet solutions contain fixed fees for onboarding and certain features, as well as variable usage-based fees subject to a monthly minimum. The Company does not include usage-based fees in the transaction price as such fees represent variable consideration allocable to the period in which it is earned. Customers are typically invoiced monthly in arrears based on usage subject to minimum monthly fees with payment terms of 30 days. In addition, as a separate distinct performance obligation, the Company custodies fiat currency on behalf of clients. BitGo is entitled to receive revenue from its underlying banking institution partners at which the client fiat is held. The Company recognizes revenue based on the volume of client fiat custodied and earning rates. In addition, The Company also earns revenue from development fees for customized blockchain and software development kits. These fees are not subject to variability and the transaction price is allocated to the separate performance obligations on a relative stand-alone selling price basis, but if the performance obligations are delivered concurrently with the same pattern of transfer, the Company accounts for such obligations as if they were a single performance obligation.
In addition, subscriptions and services revenue also includes fees related to the Company’s WBTC solution. Fee income is recognized when the performance obligation of issuing a WBTC, referred to as a mint event occurs. Fee income is also recognized upon the redemption of the WBTC, referred to as a burn event. The mint and burn events each represent a distinct performance obligation, arising from separate contracts to perform mint and burn services upon request from our customers.
Subscriptions and services revenue also includes lending fees. Interest income is generated from the Company’s loan receivable and is accrued when interest payments become contractually due. Fee income from digital intangible asset loans include revenue generated from lending digital intangible assets. The delivery of assets represents a single performance obligation and fees are accrued and recognized as they contractually become due. The Company may charge a fee for loan origination. Loans are placed on non-accrual status once they are delinquent for over 90 days. As of December 31, 2024, 2023, and 2022, all loans were current and there are no loans on a non-accrual status.
Interest Income- Interest Income is earned on cash and cash equivalents through money market accounts and money market funds.
Significant Customers - For the year ended December 31, 2024, significant customers are those that represent more than 10% of the Company’s total revenue, gross accounts receivable, or total loan balance at each balance sheet date. During the year ended December 31, 2024, the Company did not have any single customer that accounted for more than 10% of total revenue. As of December 31, 2024, one client accounted for 20.1% of gross accounts receivable. As of December 31, 2024, three clients accounted for 25.8%, 21.7%, and 10.2% of the total loan receivables, respectively.
For the year ended December 31, 2023, significant customers are those that represent more than 10% of the Company’s total revenue, gross accounts receivable, or total loan balance at each balance sheet date. During the year ended December 31, 2023, the Company’s two largest customers accounted for 13.9% and 10.9%, respectively. As of December 31, 2023, one client accounted for 18.6% of gross accounts receivable. As of December 31, 2023, two clients accounted for 60.0% and 35.8% of the total loan receivables, respectively.
For the year ended December 31, 2022, significant customers are those that represent more than 10% of the Company’s total revenue, gross accounts receivable, or total loan receivables balance at each balance sheet date. During the year ended December 31, 2022, the Company’s three largest customers accounted for 35.1%, 17.9%, and 12.3%, respectively. As of December 31, 2022, no customer accounted for 10% or more of gross accounts receivable. As of December 31, 2022, one customer individually accounted the total loan receivables.
Deferred Revenue—Deferred revenue consists of billings or payments received in advance of revenue recognition and is recognized as the revenue recognition criteria are met.
Digital Assets Sales Costs—Digital assets sales cost represents the cost basis of the assets transferred corresponding to the Company’s digital intangible assets sales revenue offering. For the year ended December 31, 2024, 2023, and 2022, digital assets sales costs were $2,531.1 million, $787.2 million, and $2,442.0 million, respectively.
Staking fees—Staking fees consist of rewards distributed to customers for their participation in blockchain activities. For the year ended December 31, 2024, 2023, and 2022, blockchain reward fees were $419.3 million, 76.8 million, and $0.0 million, respectively.
Interest Expense—Interest expense includes charges related to servicing the Company’s borrowing obligations to support its lending offerings. For the year ended December 31, 2024, 2023, and 2022, interest expense was $1.6 million, $1.4 million, and $6.1 million, respectively.
Compensation and Benefits—Compensation and benefits expenses consist of primarily employees’ salaries, bonuses, travel, amortization of equity awards, and other items, such as benefits. For the year ended December 31, 2024, 2023, and 2022, the compensation and benefits expense was $79.9 million, $63.0 million, and 77.9 million, respectively.
General and Administrative Expenses—General and administrative expenses consist of professional fees, equipment and technology, occupancy, insurance, marketing, sales related and other expenses. For the year ended December 31, 2024, 2023, and 2022, general and administrative expenses were $52.8 million, $33.9 million, and $56.5 million, respectively.
Amortization and Depreciation—Amortization and depreciation charges for the year ended December 31, 2024, 2023, and 2022 were $3.2 million, $1.1 million, and $3.0 million, respectively.
Gain on Disposal of Assets—The gain on disposal of assets represents the net proceeds from the sale of digital intangible assets. In addition, during the fiscal year ended December 31, 2024, the Company sold certain assets related to its WBTC solution. The decision to sell certain assets related to its WBTC solution was made in 2024 with the intent to the upgrade the security of WBTC operations by diversifying both custodial jurisdictions and locations for the underlying Bitcoin, which was previously held in the United States. The sale was closed in October 2024 and the Company derecognized the custodied Bitcoin and corresponding obligation to exchange WBTC for the underlying Bitcoin. The carrying value of other recognized assets associated with the WBTC product were immaterial. The consideration received included $114.9 million of digital assets, of which $25.0 million was received as a deposit in 2023. The Company also entered into a revenue arrangement whereby the Company will provide on-going services to the buyer. Consideration associated with the service arrangement was not required to be allocated to the sale, and will be recognized as revenue following the applicable guidance in ASC 606. For the fiscal year ended December 31, 2024, the assets related to this product line generated $2.0 million in revenue, with related direct identifiable costs totaling $0.1 million. For the years ended December 31, 2024, 2023, and 2022, the total gain on disposal of assets were $117.5 million, $0.2 million, and $1,905.6 million, respectively.

Net change in unrealized appreciation on digital assets - During the fiscal year ended December 31, 2022, the Company recognized a net change in unrealized appreciation of digital assets related to digital intangible borrowings and collateral associated with lending transactions, as well as the WBTC offering. The Company determined that the variability in the fair value of digital intangible assets represents an embedded feature within the obligation to return a fixed quantity of digital intangible assets. This feature is assessed as an embedded derivative that is not clearly and closely related to the host contract and, therefore, is bifurcated and separately measured at fair value. Unrealized gains or losses on this derivative are recognized in the consolidated statement of operations under Other Gains/(Losses). The fair value of the derivative is estimated based on the closing price on an exchange and is classified within Level 2 of the fair value hierarchy, as defined by ASC 820. The accounting treatment applied in the fiscal year ended December 31, 2022, has since been superseded by updated guidance from the AICPA and FASB regarding fair value accounting. This new guidance eliminates the mismatch previously observed between the asset (prior to ASU 2023-08, measured at cost less impairment) and the corresponding liability. For the year ended December 31, 2022, the net change in unrealized appreciation of digital assets was $7,595.9 million.
Impairment of Digital Assets—During the fiscal year ended December 31, 2022, the Company accounted for digital assets, including borrowed assets, collateral, and corporate treasury holdings in cryptocurrency, as indefinite-lived intangible assets in accordance with ASC 350. Under this guidance, such assets were not amortized but were tested for impairment whenever events or changes in circumstances indicated that it was more likely than not the asset was impaired. An impairment loss was recognized if the carrying amount of a digital asset exceeded its fair value, with fair value determined based on quoted prices from digital asset exchanges at the time of assessment. Once impaired, the adjusted carrying amount became the new cost basis, and any subsequent increases in fair value were not recognized under U.S. GAAP. For the year ended December 31, 2022, the Company recognized an impairment charge of $4,821.4 million, primarily attributable to significant declines in market prices of certain digital assets held during the period.
Effective January 1, 2023, the Company adopted FASB Accounting Standards Update (ASU) 2023-08, Accounting for and Disclosure of Crypto Assets. This standard requires entities to measure qualifying crypto assets at fair value, with unrealized gains and losses recognized in the consolidated statements of operations. The Company’s adoption of this guidance reflects a change in accounting policy applied prospectively, aligning the measurement of digital assets with their actively traded market values and enhancing the relevance and transparency of reported results.
Income Taxes—Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled (see Note 22).
The Company recognizes uncertain tax positions when it meets a more-likely-than-not threshold. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits as Income Tax Expense, as necessary.
Net income (loss) per share- The Company computes net income (loss) per share using the two-class method required for participating securities. The two-class method requires income available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.
Basic net income (loss) per share is computed using the weighted-average number of outstanding shares of common stock during the period. Diluted net income (loss) per share is computed using the weighted-average number of outstanding shares of common stock and, when dilutive, potential shares of common stock outstanding during the period. Potential shares of common stock consist of incremental shares issuable upon the assumed exercise of stock options. Diluted net income (loss) per share is computed using the more dilutive of the two-class method or the if-converted or treasury stock method, as applicable. Potentially dilutive securities include stock options, restricted stock units (RSUs), and any other instruments that are convertible into or settle in common stock. Under the treasury stock method, the number of incremental shares included is calculated as the difference between the number of shares assumed issued and the number of shares that could have been repurchased using the assumed proceeds. Assumed proceeds include the total unrecognized compensation expense for share-based awards deemed probable of vesting.
Stock-Based Compensation—The Company measures and records the expense related to stock-based payment awards based on the fair value of those awards as determined on the date of grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation. The Company uses the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to determine the fair value of stock options. The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of share-based awards, including the option’s expected term and the price volatility of the underlying stock. The Company calculates the fair value of options granted by using the Black-Scholes option-pricing model with the following assumptions:
•Expected Volatility—The Company estimated volatility for option grants by evaluating the average historical volatility of a peer group of companies for the period immediately preceding the option grant for a term that is approximately equal to the options’ expected term.
•Expected Term—The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding. The Company uses a simplified method available to nonpublic companies to determine the expected term for the valuation of options. The Company has elected to use the midpoint of the stock options vesting term and contractual expiration period to compute the expected term, as the Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post vesting employment termination behavior.
•Risk-Free Interest Rate—The risk-free interest rate is based on the implied yield currently available on US Treasury zero-coupon issues with a term that is equal to the options’ expected term at the grant date.
•Dividend Yield—The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.
•Forfeiture Rate—The Company elected to record forfeitures as they occur in accordance with ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting.
Pursuant to ASU 2016-09, the Company recognized all excess tax benefits and tax deficiencies in the income statement in the period the deduction arises.
The Company records compensation expense related to stock options issued to nonemployees, including advisors based on the fair value of the stock options calculated using the Black-Scholes option-pricing model over the service performance period as the equity instruments vest. As a result, the fair value of options granted to nonemployees is measured at grant date and recognized as an expense related to unvested equity instruments over the period the services are rendered.
Given the absence of a public trading market for our Class A common stock and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held Company Equity Securities Issued as Compensation, the Company’s management exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of fair value of our common stock. These factors included:
•independent third-party valuations of our Class A common stock;
•the prices paid for common or convertible preferred stock sold to third-party investors by us and prices paid in secondary transactions, including any tender offers;
•the rights, preferences and privileges of our convertible preferred stock relative to those of our Class A common stock;
•our financial condition, results of operation and capital resources;
•the industry outlook;
•the valuation of comparable companies;
•the lack of marketability of our Class A common stock;
•the likelihood of achieving a liquidity event, such as an IPO or a sale of our company, given prevailing market conditions;
•the history and nature of our business, industry trends and competitive environment; and
•general macroeconomic outlook including economic growth, inflation, unemployment, interest rate environment and global economic trends.
BitGo’s management determined the fair value of our common stock by first determining the enterprise value of our business, and then allocating the value among the various classes of our equity securities to derive a per share value of our Class A common stock. The enterprise value of our business was primarily estimated by reference to the closest round of equity financing or tender transaction preceding the date of the valuation. In a few cases, the Company also utilized the income or market approaches.
The income approach estimates enterprise value based on the estimated present value of future cash flows the business is expected to generate over its remaining life. The estimated present value is calculated using a discount rate reflective of the risks associated with an investment in a similar company in a similar industry or having a similar history of revenue growth. The market approach estimates value based on a comparison of the subject company to comparable public companies. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of the subject company.
In allocating the enterprise value of our business among the various classes of stock prior, we primarily used the option pricing method, which models each class of stock as a call option with a unique claim on our assets. After the allocation to the various classes of stock, a discount for lack of marketability (“DLOM”), is applied to arrive at a fair value of the common stock. A DLOM is meant to account for the lack of marketability of a stock that is not traded on public exchanges.
In addition, we also considered any secondary transactions involving our capital stock. In our evaluation of those transactions, we considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange and assigned the transactions an appropriate weighting in the valuation of our common stock. Factors considered include the number of different buyers and sellers, transaction volume, timing relative to the valuation date, whether the transactions occurred between willing and unrelated parties, and whether the transactions involved investors with access to our financial information.

Application of these approaches involves the use of estimates, judgments, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.
Concentrations of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, trade accounts receivable and loans and digital intangible asset loans. The Company invests its excess cash in low-risk, highly liquid money market funds with major financial institutions. The Company closely monitors the extension of credit to its customers, while maintaining allowances, if necessary, for potential credit losses. On a regular basis, the Company evaluates its accounts receivable and establishes an allowance for credit losses, based on a history of partial write-offs and collections and current credit conditions. Risks related to digital intangible asset and loan receivables, including customer concentration limits, collateral and margin requirements, are monitored on a daily basis.
Employee Benefit Plan—The Company sponsors a qualified 401(k) defined contribution plan covering eligible employees. Participants may contribute a portion of their annual compensation limited to a maximum annual amount set by the Internal Revenue Service. The Company matches up to 4% of the employees’ salary annual contribution. The defined contribution expenses recorded in the Company’s consolidated statement of operations were not material during the fiscal years ended December 31, 2024, 2023 and 2022.
Leases—Effective, January 1, 2022, the Company adopted ASC842, Leases (“ASC 842”) which requires the recognition of lease liabilities and right-of-use (“ROU”) assets on the consolidated balance sheets, while recognizing expenses on the consolidated statement of operations in a manner similar to legacy guidance. The Company applied the provisions of ASC 842 using the modified transition approach to all leases existing at the date of initial application and not by restating comparative periods.
Under ASC 842, at the commencement date of a lease, the Company recognizes lease liabilities which represent its obligation to make the lease payments, and ROU assets which represent its right to use the underlying asset during the lease term. The lease liability is measured at the present value of the lease payments over the lease term. As the Company’s leases typically do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at the lease commencement date. The ROU asset is measured at cost, which includes the initial measurement of the lease liability and initial direct cost incurred by the Company and excludes lease incentives. Current and noncurrent lease liabilities are recorded in other current liabilities and other liabilities, respectively. The ROU assets are recorded in other assets.
Lease term includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Operating lease expenses is recognized on a straight-line basis over the lease term. Lease agreements that contain both lease and non-lease components are generally accounted for separately. The Company does not recognize lease liabilities and ROU assets for short-term leases with terms of twelve months or less.
Recent Accounting Pronouncements Adopted
In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires additional segment-related disclosures on an annual and interim basis, to enable investors in developing more informed and actionable analyses. This guidance is effective for the annual periods beginning after December 15, 2023, and for interim periods beginning after December 15, 2024 with early adoption permitted. Upon adoption, the guidance should be applied retrospectively to all prior periods presented in the consolidated financial statements.

The Company adopted this guidance effective on January 1, 2024, without a material impact on its consolidated financial statements.
In December 2023, the FASB issued ASU 2023-08 to improve the accounting for, and disclosure of, certain crypto assets. ASU 2023-08 requires an entity to measure those crypto assets at fair value each reporting period with changes in fair value recognized in net income. The amendments also improve the information provided to investors about an entity’s crypto asset holdings by requiring disclosure about significant holdings, contractual sale restrictions, and changes during the reporting period. The Company early-adopted ASU 2023-08 beginning January 1, 2023. In connection with the adoption, the Company recorded a net cumulative effect of $143.6 million to opening accumulated deficit at January 1, 2023.
Recent Accounting Pronouncements Not Yet Adopted
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which improves the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the effective tax rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. This guidance will be effective for annual periods beginning after December 15, 2024. Early adoption is permitted. Upon adoption, the guidance can be applied prospectively or retrospectively. The Company is currently evaluating the impact this amended guidance may have on its consolidated financial statements.
In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires more detailed disclosures, on an annual and interim basis, about specified categories of expenses (including employee compensation, depreciation, and amortization) included in certain expense captions presented on the consolidated statements of operations. This guidance as further clarified through ASU No. 2025-01, Income Statement Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40) will be effective for annual periods beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. Upon adoption, the guidance can be applied either prospectively or retrospectively. The Company is currently evaluating the impact this amended guidance may have on its consolidated financial statements.
Note 3. Revenue
The following table presents revenue generated during the year ended December 31, 2024, 2023, and 2022 disaggregated by type:

	Year ended December 31,
(in thousands)	2024	2023	2022
Digital assets sales	2,543,019	793,281	2,445,536
Staking revenue	459,573	79,018	—
Subscriptions and services	77,443	52,691	65,685
Interest income	932	1,296	74
Total Revenue	$3,080,967	$926,286	$2,511,295

Note 4. Account Receivable and Allowance for Credit Losses
The following table presents receivable accounts and allowance for credit losses as of December 31, 2024, 2023, and 2022.

	As of December 31,
(in thousands)	2024	2023
Accounts receivable	24,313	11,222
Allowance for credit losses:	(2,467)	(846)
Accounts receivable, net	$21,846	$10,376
The Company utilizes the loss rate method in determining its lifetime expected credit losses on its receivables. This method is used for calculating an estimate of losses based primarily on the Company’s historical loss experience. In determining its loss rates, the Company evaluates information related to its historical losses, adjusted for current conditions and further adjusted for the period of time that can be reasonably forecasted. Qualitative and quantitative adjustments related to current conditions and the reasonable and supportable forecast period consider all the following: past due receivables, the customer creditworthiness, changes in the terms of receivables, effect of other external forces such as competition, and legal and regulatory requirements on the level of estimated credit losses in the existing receivables. For receivables that are not expected to be collected within the normal business cycle, the Company considers current and forecasted direction of the economic and business environment. Such forecasted information includes GDP growth, unemployment rates and interest rates amongst others. Credit loss charges are recorded in Other expenses on the consolidated income statement.
The following table presents a roll forward of allowance of credit losses during the year ended December 31, 2024, 2023, and 2022.

	As of December 31,
(in thousands)	2024	2023	2022
Beginning balance	846	917	371
Credit loss expense for the period	3,659	1,673	681
Bad debt write offs	(2,038)	(1,383)	(135)
Impact of adopting ASC 326(a)	—	(361)	—
Ending balance	$2,467	$846	$917
Note 5. Intangible assets and Equipment and Software
Equipment and software as of December 31, 2024, 2023, and 2022, are composed of the following:

	As of December 31,
(in thousands)	2024	2023
Computer equipment and software	$16,704	$12,611
Furniture and office equipment	641	322
Leasehold improvements	1,306	834
Total Equipment and Software	18,651	13,767
Less accumulated depreciation and amortization	(12,686)	(9,460)
Equipment and Software, net	$5,965	$4,307
On October 11, 2023, the Company purchased the HeightZero software platform for a total consideration of $3.2 million, including $0.7 million in cash and $2.5 million in deferred stock consideration.

On February 1, 2024, the Company acquired Brassica Technologies Inc., which included $2.0 million of developed technology and tradename.
Total depreciation and amortization expense for the year ended December 31, 2024, 2023, and 2022, was $3.2 million, $1.1 million, and $3.0 million, respectively.
Note 6. Digital intangible Assets
On December 13, 2023, the FASB issued, ASU 2023-08, Accounting for and Disclosure of Crypto Assets, which addresses the accounting and disclosure requirements for certain crypto assets. The Company adopted this guidance on January 1, 2023.
Digital intangible assets activity based on fair value and corresponding cost basis for year ended December 31, 2024, are as follows:

(in thousands, except unit data)	Bitcoin ("BTC")		Solana ("SOL")		USDT ("USDT")		Other	Total
	Units	$	Units	$	Units	$	$	$
Balance as of 1/1/24 - fair value basis	1,922.4	81,252	—	—	58,184.0	58	4,222	85532
Received as revenue payments	139.4	8,768	161,381.3	26,532	3,642,945.0	3,643	16,587	55,530
Received as consideration related to the WBTC transaction					90,000,000.0	90,000	-	90,000
Used as accounts payable payments	(23.2)	(1,834)	(12,169.6)	(2,719)	(32,635.0)	-33	(3,035)	(7,588)
Purchase of digital intangible assets	316.1	19,528	—	—	$389.0	0	1,065	20,593
Dispositions	(10.0)	(66)	(89,329.8)	(13,591)	(92,769,288.0)	(92,769)	(6,967)	(113,393)
Gain on conversion	—	998	—	307	-	0	1,174	2,479
Fair value adjustment	—	110,413	—	804	-	-	5,105	116,322
Balance as of 12/31/24 - fair value basis	2,344.7	$219,059	59,881.9	$11,333	899,595.0	$899	$18,151	$249,475

Balance as of 12/31/24 - cost basis		$75,070		$11,251		$899	$10,918	$97,239
Significant holdings are those digital assets that represent more than 10% of the Company’s digital intangible assets at each balance sheet date. As of December 31, 2024, the Company’s Bitcoin (“BTC”) and Solana (“SOL”) holding accounted for 89% and 5%, respectively, of total digital intangible asset value.
The Company accounts for its digital asset inventory using the first-in, first-out (FIFO) costing method.
Digital intangible assets activity based on fair value and corresponding cost basis for year ended December 31, 2023, are as follows:

Digital Intangible Assets:
(in thousands, except unit data)	Bitcoin ("BTC")		Other	Total
	Units	$	$	$
Balance as of 1/1/23 - fair value basis	402.3	6,657	868	7,525
Received as revenue payments	313.5	8,077	4,033	12,110
Used as accounts payable payments	(29.7)	(844)	(100)	(944)
Purchase of digital intangible assets	1,236.3	35,004	—	35,004

Dispositions	—	—	(2,518)	(2,518)
Gain on conversion	—	—	187	187
Fair value adjustment	—	32,358	1,810	34,168
Balance as of 12/31/23 - fair value basis	1,922.4	$81,252	$4,280	$85,532

Balance as of 12/31/23-cost basis		$48,400	$2,848	$51,248
Significant holdings are those digital assets that represent more than 10% of the Company’s digital intangible assets at each balance sheet date. As of December 31, 2023, the Company’s Bitcoin (“BTC”) holding accounted for 95% of total digital intangible asset value.
Fair value for digital intangible assets is based as of December 31, 2024, and 2023, is determined following the principles in ASC 820, Fair value using quoted prices observed in the Company’s principal market for each digital asset at the time of measurement.
Note 7. Digital intangible assets collateral
Digital intangible assets collateral activity based on fair value and corresponding cost basis for the year ended December 31, 2024, are as follows:

(in thousands, except unit data)	Bitcoin ("BTC")		Solana ("SOL")		Other	Total
	Units	$	Units	$	$	$
Balance as of 1/1/24 - fair value basis	987.7	41,746	—	—	3,203	44,949
Received as collateral	2,489.3	156,349	254,223.9	47,193	2,972	206,514
Returned collateral	(1,902.4)	(124,118)	(3,880.0)	(776)	(3,203)	(128,097)
Transfer to digital asset loan receivable	(100.0)	(6,830)	—	—	—	(6,830)
Fair value adjustment		70,624		964	837	72,425
Balance as of 12/31/24 - fair value basis	1,474.6	$137,771	250,343.9	$47,381	$3,809	$188,961

Balance as of 12/31/24-cost basis		$108,985		$46,535	$2,972	$158,492
The Company accounts for its digital asset inventory using the first-in, first-out (FIFO) costing method.

Digital intangible assets collateral activity based on fair value and corresponding cost basis for the year ended December 31, 2023, are as follows:

Digital Intangible Assets Collateral
(in thousands, except unit data)	Bitcoin ("BTC")		Ethereum ("ETH")		Total
	Units	$	Units	$	$
Balance as of 12/31/22 - fair value basis	—	—	2,675.0	3,201	3,201
Received as collateral	1,949.8	61,341	—	—	61,341
Returned collateral	(962.1)	(19,636)	(1,250.0)	(2,809)	(22,445)
Blockchain transaction fees	—	—	(21.0)	(39)	(39)
Fair value adjustment	—	41	—	2,850	2,891
Balance as of 12/31/23 - fair value basis	987.7	41,746	1,404.0	3,203	44,949

Balance as of 12/31/23 - cost basis		$39,107		$1,943	$41,050
The Company accounts for its digital asset inventory using the first-in, first-out (FIFO) costing method.
Fair value for digital intangible assets is based as of December 31, 2024, and 2023, is determined following the principles in ASC 820, Fair value using quoted prices observed in the Company’s principal market for each digital asset at the time of measurement.
Note 8. Digital intangible assets - Restricted
Digital intangible assets - restricted activity based on fair value and corresponding cost basis for the year ended December 31, 2023, are as follows:

Digital Intangible Assets - Restricted
(in thousands, except unit data)	Bitcoin ("BTC")		Other	Total
	Units	$	$	$
Balance as of 12/31/22 - fair value basis	186,648.2	3,088,567	2,466	3,091,033
Received as collateral	22,516.2	706,821	50	706,871
Returned collateral	(50,895.5)	(1,357,678)	(108)	(1,357,786)
Fair value adjustment	—	4,251,555	2,158	4,253,713
Balance as of 12/31/23 - fair value basis	158,268.9	$6,689,264	$4,566	$6,693,831

Balance as of 12/31/23 - cost basis		$6,854,741	$2,455	$6,857,195
Significant holdings are those digital assets that represent more than 10% of the Company’s digital intangible assets at each balance sheet date. As of December 31, 2023, the Company’s Bitcoin (“BTC”) holding accounted for 99.9% of total digital intangible assets – restricted value.
The Company accounts for its digital asset inventory using the first-in, first-out (FIFO) costing method.
Fair value for digital intangible assets is based as of December 31, 2024, and 2023, is determined following the principles in ASC 820, Fair value using quoted prices observed in the Company’s principal market for each digital asset at the time of measurement.
The Company held no restricted digital intangible assets at December 31, 2024.

Note 9. Loan Receivables and Digital intangible assets loan receivables
Loan receivables activity for the year ended December 31, 2024, and 2023, are as follows:

	As of December 31,
(in thousands)	2024	2023	2022
Beginning Balance	24,983	1,033	216,856
Origination of loan receivable	168,888	34,300	203,012
Repayment of loan receivable	(106,383)	(10,350)	(403,255)
Charge-off	—	—	(15,580)
Ending Balance	$87,488	$24,983	$1,033
Digital assets loan receivables activity for the year ended December 31, 2024, is as follows.

(in thousands, except unit data)	Bitcoin ("BTC")
	Units	$
Balance as of 1/1/24 - fair value basis	—	—
Origination of digital intangible asset loans receivable	100.0	6,830
Repayment of digital intangible asset loans receivable	—	—
Fair value adjustment		2,513
Balance as of 12/31/24 - fair value basis	100.0	$9,343

Balance as of 12/31/24-cost basis		6,830
Fair value for digital intangible assets is based as of December 31, 2024, and 2023, is determined following the principles in ASC 820, Fair value using quoted prices observed in the Company’s principal market for each digital asset at the time of measurement.
The Company did not have any digital intangible assets loans receivable outstanding as of December 31, 2023 and 2022.
As of December 31, 2024, and 2023, all loans outstanding were classified as current.
The Company may require cash or digital intangible asset collateral from its borrowers as security in the event of borrower default. The Company recognizes an obligation to return the cash collateral or digital intangible asset collateral in an amount equal to either the cash or the digital intangible assets received. Total collateral as of December 31, 2024, and, 2023, was $227.7 million and $45.0 million, respectively.
Note 10. Accounts payable and other liabilities
Accounts payable and other liabilities as of December 31, 2024, and 2023, are composed of the following:

	As of December 31,
(in thousands)	2024	2023
Accounts payable	4,500	4,883
Total accounts payable	$4,500	$4,883

Proceeds from non custodial assets pending settlement	40,956	—
Compensation and benefits related	1,099	8,151
Income tax payable	9,789	—

Deposit related to asset purchase agreement	—	25,000
Deferred acquisition consideration	—	2,503
Other	12,588	1,707
Total other liabilities	$64,432	$37,361
Note 11. Commitments and Contingencies
Leases—The Company enters into leases in the normal course of business primarily for office space in Palo Alto, CA, New York, NY, Sioux Falls, SD, Dubai, Frankfurt, Germany and Bangalore, India. The Company’s leases have remaining terms which expire through 2029. The Company’s leases do not include residual value guarantees or covenants.
The Company includes lease extension and termination options in the lease term if, after considering relevant economic factors, it is reasonably certain the Company will exercise the option. Leases are classified as operating at the commencement date. Lease expense for operating leases is recognized on a straight-line basis over the lease term. Right-of-use assets represent BitGo’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of the lease payments over the lease term.
The Company uses an estimated incremental borrowing rate at lease commencement to calculate the present value of lease payments when the rate implicit in a lease is not known. The Company estimates its incremental borrowing rate is based on the terms of each lease as well as the interest rate environment at the later lease commencement date or lease remeasurement date. The Company utilized a weighted average discount rate of 8.25% in determining the lease liability as of December 31, 2024.
Right-of-use assets and lease liabilities by lease type, and the associated balance sheet classifications, are as follows:

	As of December 31,
(in thousands)	2024	2023
Right-of-use assets:
Other assets	4,092	2,836

Lease Liabilities:
Other liabilities	4,362	2,968
Note 12. Lease Expense
The components of lease cost were as follows for the period ending:

	Year ended December 31,
(in thousands)	2024	2023	2022
Amortization of right-of-use assets	1,554	1,317	1,369
Total	$1,554	$1,317	$1,369
For the year ended December 31, 2024, 2023, and 2022, the Company paid $1.6 million, $1.3 million and, $1.0 million, respectively, for amounts included in the measurement of lease liabilities.

Note 13. Lease Obligations
Future undiscounted lease payments for operating leases with initial terms of one year or more as of December 31, 2024, are as follows:

Operating Leases
(in thousands)
2025	1,442
2026	1,383
2027	1,290
2028	386
2029	345
Total undiscounted lease payments	$4,846
Less: imputed interest	(484)
Net lease liabilities	$4,362
Litigation—From time to time, the Company may become involved in various legal proceedings in the ordinary course of its business and may be subject to third-party claims. Management believes that any liability of the Company that may arise out of or with respect to these matters will not materially adversely affect the Company’s consolidated financial statements.
Note 14. Guarantees and indemnifications
In the normal course of business, the Company may agree to indemnify third parties with whom it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company, with respect to certain matters. The Company has agreed, under certain conditions, to hold these third parties harmless against specified losses, such as those arising from a breach of representations or covenants, other third-party claims that the Company’s offerings when used for their intended purposes the intellectual property rights of such other third parties, or other claims made against certain parties. It is not possible to determine the maximum potential amount of liability under these indemnification obligations due to the Company’s limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each claim.
Note 15. Capital Stock
Convertible preferred stock as of December 31, 2024, consisted of the following (in thousands, except for share data):

	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Carrying Value
Series Seed	2,780,080	2,780,080	$2.16	$6,000
Series A	21,005,676	21,005,676	0.59	11,913
Series B	16,820,400	16,820,350	2.53	42,310
Series B-1	4,235,374	4,235,374	3.54	14,959
Series B-2	1,896,757	1,896,757	1.85	2,963
Series B-3	7,000,000	5,976,760	4.00	14,661
Series C	12,464,321	5,383,136	16.05	86,285
Series C-1	93,482	93,482	16.05	1,486
Series C-2	2,669,743	2,614,528	16.05	41,963
	68,965,833	60,806,143		$222,540

Convertible preferred stock as of December 31, 2023, consisted of the following (in thousands, except for share data):

	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Carrying Value
Series Seed	2,780,080	2,780,080	$2.16	$6,000
Series A	21,005,767	21,005,676	0.59	11,913
Series B	16,820,400	16,820,350	2.53	42,310
Series B-1	4,235,374	4,235,374	3.54	14,959
Series B-2	1,896,757	1,896,757	1.85	2,963
Series B-3	7,000,000	5,976,760	4.00	14,661
Series C	12,464,321	6,317,960	16.05	101,285
	66,202,699	59,032,957		$194,091
The Company’s certificate of incorporation, as amended, designates and authorizes the Company to issue 68,965,833 shares of preferred stock, of which 2,780,080 shares are designated as Series Seed convertible preferred stock, 21,005,676 shares are designated as Series A convertible preferred stock, and 16,820,400 shares are designated as Series B convertible preferred stock, 4,235,374 shares are designated as Series B-1 convertible preferred stock, 1,896,757 are designated as Series B-2 convertible preferred stock, 7,000,000 are designated as Series B-3 convertible preferred stock, 12,464,321 are designated as Series-C convertible preferred stock, 93,482 are designated as Series C-1 convertible preferred stock, and 2,669,743 are designated as Series C-2 convertible preferred stock.
As of December 31, 2024, the Company had 158,457,345 shares of $0.0001 par value common stock authorized, which 139,950,076 are designated as Common Stock Class A, 32,419,520 of which are issued and outstanding, and 18,507,269 are designated as Common Stock Class F, 7,600,717 of which are issued and outstanding.
The holders of Series Seed, Series A, Series B, Series B-1, Series B-2, Series B-3, Series C, Series C-1, and Series C-2 convertible preferred stock have various rights and preferences as follows:
Voting—Each share of convertible preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock, except as below:
•Holders of Series B preferred stock, exclusively and as a separate class, are entitled to elect two members to the Company’s board of directors (the “Board of Directors”).
•Holders of Series A preferred stock, exclusively and as a separate class, are entitled to elect one member to the Board of Directors.
•Holders of Series Seed preferred stock, exclusively and as a separate class, are entitled to elect one member to the Board of Directors.
•Holders of Common Stock Class F, exclusively and as separate class, are entitled to elect one member to the Board of Directors.
•Holders of Common Stock Class A and F, voting together as a single class on an as converted to Common Stock Class A basis, are entitled to elect one member to the Board of Directors.
•Holders of Common Stock Class F and preferred stock, voting together as a single class on an as converted to Common Stock Class A basis separately from the holders of Common Stock Class A, are entitled to elect one member to the Board of Directors.

Dividends—The holders of Series Seed, Series A, Series B, Series B-1, Series B-2, Series C, Series C-1 and Series C-2 preferred stock shall be entitled to receive, out of any funds legally available, noncumulative dividends prior and in preference to any dividends paid on the common stock, at the rate of $1.2837, $1.2837, $1.2837, $0.3202, $0.147624, $0.2833, $0.2023, $0.0475, and $0.1726 per share per annum for Series C-2, Series C-1, Series C, Series B-3, Series B-2, Series B-1, Series B, Series A, and Series Seed, respectively, as adjusted for stock splits, stock dividends, combinations, recapitalizations, and similar transactions, when, as and if declared by the Board of Directors. After payment of such dividends on the Series Seed, Series A, Series B, Series B-1, Series B-2, Series B-3, and Series C preferred stock, any additional dividends or distributions shall be distributed among all holders of common stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of preferred stock were converted to common stock at the then-effective conversion rate. Such dividends are not cumulative. No dividends have been declared or paid on the Company’s preferred stock.
Liquidation Preference—In the event of any liquidation, dissolution, or winding-up of the Company, the holders of preferred stock shall be entitled to receive, ratably, prior and in preference to any distribution of the assets or funds of the Company to the holders of the common stock, the greater amount equal to the issuance price per share of $16.0458, $16.0458, $16.0458, $4.0028, $1.8453, $3.5416, $2.5267, $0.5935, and $0.7194 for Series C-2, Series C-1, Series C, Series B-3, Series B-2, Series B-1, Series B, Series A, and Series Seed, respectively, plus any dividends declared but unpaid thereon or such amount per share as would have been payable had all shares have been converted into Common Stock (the “Liquidation Preference”). If the Company has insufficient assets to permit payment of the Liquidation Preference in full to all holders of preferred stock, then the assets of the Company shall be distributed ratably to the holders of Series B, Series B-1, Series B-2, Series B-3, Series C, Series C-1, and Series C-2 preferred stock. If any assets remain after distribution to holders of Series B, Series B-1, Series B-2, Series B-3, Series C, Series C-1, and Series C-2 preferred stock, then the assets would be distributed ratably to the holders of Series A and Series Seed preferred stock.
After payment of the Liquidation Preference to the holders of preferred stock, the remaining assets of the Company shall be distributed ratably to the holders of common stock on a fully converted basis.
Redemption—Preferred stock and common stock are not redeemable at the option of the holder.
Conversion—Each share of preferred stock is convertible at the option of the holder, at any time after the date of issuance of such share, into shares of common stock as is determined by dividing the original purchase price of preferred stock by the conversion price in effect at the time of conversion for such series of preferred stock. The conversion price per share of Series Seed, Series A, Series B, Series B-1, Series B-2, Series B-3, Series C, Series C-1, and Series C-2 convertible preferred stock shall be $2.1582, $0.5935, $2.5267, $3.5416, $3.8649, $4.0028, $16.0458, $16.0458 and $16.0458 per share, respectively, as defined by the Company’s certificate of incorporation, as amended. As of December 31, 2024, the conversion ratio for preferred stock was one to one.
Each share of preferred stock will automatically be converted into shares of common stock at the then-effective conversion rate of such shares upon the earlier of (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, which results in aggregate gross cash proceeds to the Company in excess of $75 million (net of underwriters’ discounts, concessions, commissions, and expenses) or (ii) (A) with respect to the automatic conversion of a series of Preferred Stock, the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of such series of Preferred stock; and (B) with respect to the automatic conversion of the Common Stock Class F, the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of the Common

Note 16. Class F Common Stock
Antidilution Protection—Preferred stock and Common Stock Class F have the following protection provisions.
Preferred stock are protected that so long as at least 5 million shares of Preferred Stock are outstanding (as adjusted for stock split, stock dividends, combinations or other similar recapitalizations), the Company must obtain approval of holders of a majority of the then outstanding shares of Preferred Stock, voting together on an as-converted Common Stock Class A basis (which shall include the approval of the holders of (i) a majority of Series B Preferred Stock, (ii) 66.67% of Series B-1 Preferred Stock), (iii) a majority of Series B-2 Preferred Stock, (iv) a majority of Series B-3 Preferred Stock, (v) a majority of Series C Preferred Stock to:
•Create, authorize or issue (whether by reclassification or otherwise) any new class or series of capital stock or any security that is senior to or on any parity with any series of the Preferred Stock with respect to any right, preference or privilege;
•Purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than terms within the Company’s charter;
•Liquidate, dissolve, or wind-up the business and affairs of the Company, or consent any of the foregoing, unless such actions are in connection with any Deemed Liquidation Event;
•Increase or decrease the authorized number of shares of Preferred Stock or Common Stock;
•Amend, alter or repeal any of the rights, preferences or privileges of any series of the Preferred Stock
•in a manner adverse to such series of Preferred Stock;
•Amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Company in a manner that adverse to any series of the Preferred Stock;
•Create, or authorize the creation of, or issue, or authorize the issuance of any debt security in an aggregate principal amount in excess of $0.1 million, unless such debt security has been previously approved by the Board of Directors;
•Increase or decrease the authorized number of directors constituting the Board of Directors; or
•Take any of the foregoing actions indirectly through a subsidiary of the Company.
Common Stock Class F are protected that so long as at least 4.5 million shares of Common Stock Class F are outstanding (as adjusted for stock splits, stock dividends, combinations or other similar recapitalizations), the Company must obtain approval of the holders of a majority of the then outstanding shares of Common Stock Class F, voting together on an as-converted Common Stock Class A basis to:
•Amend, alter or repeal any of the rights, preferences or privileges of the Common Stock Class F in a manner adverse to the Common Stock Class F; or
•Increase or decrease the authorized number of directors constituting the Board or Directors.
Note 17. Stock Option Plan
Stock Option Plans—On May 5, 2011, the Company adopted the BitGo, Inc. 2011 Stock Incentive Plan (the “Plan”) pursuant to which the Board of Directors may grant nonstatutory stock options to purchase shares of the Company’s common stock to outside directors and consultants and either nonstatutory or incentive stock options to purchase shares of the Company’s common stock to employees. On May 7, 2018, BitGo Holdings assumed the Plan in connection with a holding company reorganization. The Plan authorized grants of options up to 4,644,954 stock options at an exercise price equal to the stock’s fair market value at the date of grant. Stock options generally have 10-year terms and vest over a four-year period starting from the date specified in each agreement. On December 1, 2017, January 31, 2020, October 6, 2022, and December 29, 2024 the Board of Directors approved to increase the number of shares of the Company’s common stock authorized for issuance to 14,378,518 shares, 16,951,449 shares, 26,804,821, and 32,635,150, respectively. At December 31, 2024, there were 2,654,283 shares available for the Company to grant under the Plan.
In addition to the Plan, the Board of Directors approved in 2014 the Class F Non-Plan Option Grants (the “Non-Plan”) to grant stock options to selected individuals. The prestock split adjusted Non-Plan granted 18,537,220 stock options with an exercise of $0.055 per share. In 2014, the Company had a reverse stock split that was applicable to all outstanding shares and options plans. The split adjusted Non-Plan granted 10,450,163 stock options with an exercise of $0.098 per share. Stock options generally have 10-year terms and vest over a four-year period starting from the date specified in each agreement.
A summary of the status of the employee and nonemployee stock options as of December 31, 2024, and changes during the year then ended is presented below (the number of options represents ordinary shares exercisable in respect thereof).
The following table summarizes the Employee Stock Options Plan options outstanding as of December 31, 2024:

	2011 Employee Stock Options Plan
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Terms (In Years)	Aggregate Intrinsic Value
	(In Thousands, Except per Share Amounts and Terms)
Balance - January 1, 2024	11,104	0.54	8.27	$48,755
Options grants	5,180	5.17
Options exercised	(1,159)	0.24
Options canceled/forfeited	(1,225)	1.64
Balance - December 31, 2024	13,900	2.17	8.06	$44,326
Exercisable - December 31, 2024	6,362	0.38	6.87	$31,372
Vested and expected to vest - December 31, 2024	13,900	2.17	8.06	$44,326
_______________
*FY24 Intrinsic Value is difference of the latest 409A value as of 12/31/2024 ($5.36) and the weighted average exercise price
For the Plan, the weighted-average grant-date fair value of options granted for the year ending December 31, 2024, was $2.86. The total intrinsic value of options exercised during the year ending December 31, 2024, was $5.7 million. During the year ended December 31, 2024, the Company granted 5.2 million options, with service conditions only. The Company records compensation expense on a straight-line basis over the vesting period. As of December 31, 2024, total compensation cost not yet recognized related to unvested stock options was $13.8 million, which is expected to be recognized over a weighted-average period of 3.22 years.

The following table summarizes the Employee Stock Options Plan options outstanding as of December 31, 2023:

	2011 Employee Stock Options Plan
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Terms (In Years)	Aggregate Intrinsic Value
	(In Thousands, Except per Share Amounts and Terms)
Balance - January 1, 2023	13,176	0.21	9.43	$57
Options grants	1,444	2.77
Options exercised	(1,428)	0.20
Options canceled/forfeited	(2,088)	0.21
Balance - December 31, 2023	11,104	0.54	8.27	$48,755
Exercisable - December 31, 2023	5,057	0.20	7.57	$23,909
Vested and expected to vest - December 31, 2023	11,104	0.54	8.27	$48,755
_______________
*FY23 Intrinsic Value is difference of the latest 409A value as of 12/31/2023 ($4.93) and the weighted average exercise price
For the Plan, the weighted-average grant-date fair value of options granted for the year ending December 31, 2023, was $1.64. The total intrinsic value of options exercised during the year ending December 31, 2023, was $2.3 million. During the year ended December 31, 2023, the Company granted 1.4 million options, with service conditions only. The Company records compensation expense on a straight-line basis over the vesting period. As of December 31, 2023, total compensation cost not yet recognized related to unvested stock options was $3.0 million, which is expected to be recognized over a weighted-average period of 3.38 years.
The following table summarizes the Employee Stock Options Plan options outstanding as of December 31, 2022:

	2011 Employee Stock Options Plan
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Terms (In Years)	Aggregate Intrinsic Value
	(In Thousands, Except per Share Amounts and Terms)
Balance - January 1, 2022	5,410	0.33	8.19	$38,919
Options grants	14,387	0.28
Options exercised	(1,927)	0.26
Options canceled/forfeited	(4,694)	0.55
Balance - December 31, 2022	13,176	0.21	9.43	$57
Exercisable - December 31, 2022	3,165	0.20	8.72	$40
Vested and expected to vest - December 31, 2022	13,176	0.21	9.43	$57
_______________
*FY22 Intrinsic Value is difference of the latest 409A value as of 12/31/2022 ($0.21) and the weighted average exercise price

For the Plan, the weighted-average grant-date fair value of options granted for the year ending December 31, 2022 was $0.28. The total intrinsic value of options exercised during the year ending December 31, 2022, was $0.3 million. During the year ended December 31, 2022, the Company granted 14.4 million options, with service conditions only. The Company records compensation expense on a straight-line basis over the vesting period. As of December 31, 2022, total compensation cost not yet recognized related to unvested stock options was $1.6 million, which is expected to be recognized over a weighted-average period of 2.78 years. On October 13, 2022, the Company modified and cancelled 3,528,178 outstanding options and regranted the options at the current fair value at that time.
The following table summarizes Restricted Stock Units (RSUs) outstanding as of December 31, 2024:

RSU
Number of
(In Thousands)
Balance - January 1, 2024	312
RSU grants	1,663
RSU exercised	—
RSU canceled/forfeited	(33)
Balance - December 31, 2024	1,942
Exercisable - December 31, 2024	91
Vested and expected to vest - December 31, 2024	1,942
During the year ended December 31, 2024, The Company granted 1.7 million restricted stock units (RSUs), with delivery of any vested RSUs to occur upon the later of (i) the applicable Vesting Date; or (ii) the occurrence of (A) a Change in Control, or (B) a firm commitment underwritten public offering of the Stock of the Company by the Company (or its Affiliate) with aggregate gross proceeds to the Company (and its Affiliates) of at least $50,000,000, pursuant to a registration statement under the Securities Act, in each case, which occurs prior to the seventh (7th) anniversary of the Date of Grant. As of the respective grant dates, no stock-based compensation expense had been recognized for these awards, as the performance-based vesting condition was not considered probable of being achieved. As of December 31, 2024, the total unrecognized compensation cost related to unvested RSUs was $10.2 million.
The following table summarizes Restricted Stock Units (RSUs) outstanding as of December 31, 2023:

RSU
Number of
(In Thousands)
Balance - January 1, 2023	—
RSU grants	312
RSU exercised	—
RSU canceled/forfeited	—
Balance - December 31, 2023	312
Exercisable - December 31, 2023	—
Vested and expected to vest - December 31, 2023	312
During the year ended December 31, 2023, the Company granted 0.3 thousand restricted stock units (RSUs), with delivery of any vested RSUs to occur upon the later of (i) the applicable Vesting Date; or (ii) the occurrence of (A) a Change in Control, or (B) a firm commitment underwritten public offering of the Stock of the Company by the Company (or its Affiliate) with aggregate gross proceeds to the Company (and its Affiliates) of at least $50,000,000, pursuant to a registration statement under the Securities Act, in each case, which occurs prior to the seventh (7th) anniversary of the Date of Grant. As of the respective grant dates, no stock-based compensation expense had been recognized for these awards, as the performance-based vesting condition was not considered probable of being achieved. As of December 31, 2023, total compensation cost not yet recognized related to unvested RSU’s was $1.5 million. Of the total RSU’s granted during the year ended December 31, 2023, 92 thousand were granted to a nonemployee.
There were no Restricted Stock Units (RSUs) outstanding as of December 31, 2022.
The following table summarizes the Non-Plan options outstanding as of December 31, 2024:

	Non-Plan
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Terms (In Years)	Aggregate Intrinsic Value
	(In Thousands, Except per Share Amounts and Terms)
Balance - January 1, 2024	563	0.18	5.72	2,674
Options grants	—	—
Options exercised	—	—
Options canceled/forfeited	—	—
Balance - December 31, 2024	563	0.18	4.72	$2,916
Exercisable - December 31, 2024	563	0.18	4.72	$2,916
Vested and expected to vest - December 31, 2024	563	0.18	4.72	$2,916
_______________
*FY24 Intrinsic Value is difference of the latest 409A value as of 12/31/2024 ($5.36) and the weighted average exercise price
For the Non-Plan, there were no options granted or exercised during the year ending December 31, 2024. The Company records compensation expense on a straight-line basis over the vesting period. As of December 31, 2024, all compensation related to these options have been recognized.
The following table summarizes the Non-Plan options outstanding as of December 31, 2023:

	Non-Plan
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Terms (In Years)	Aggregate Intrinsic Value
	(In Thousands, Except per Share Amounts and Terms)
Balance - January 1, 2023	563	0.18	6.72	17
Options grants	—	—
Options exercised	—	—
Options canceled/forfeited	—	—
Balance - December 31, 2023	563	0.18	5.72	$2,674
Exercisable - December 31, 2023	563	0.18	5.72	$2,674
Vested and expected to vest - December 31, 2023	563	0.18	5.72	$2,674
_______________
*FY23 Intrinsic Value is difference of the latest 409A value as of 12/31/2023 ($4.93) and the weighted average exercise price

For the Non-Plan, there were no options granted or exercised during the year ending December 31, 2023. The Company records compensation expense on a straight-line basis over the vesting period. As of December 31, 2023, all compensation related to these options have been recognized.
The following table summarizes the Non-Plan options outstanding as of December 31, 2022:

	Non-Plan
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Terms (In Years)	Aggregate Intrinsic Value
	(In Thousands, Except per Share Amounts and Terms)
Balance - January 1, 2022	969	0.18	7.72	7,115
Options grants	—	—
Options exercised	(406)	0.18
Options canceled/forfeited	—	—
Balance - December 31, 2022	563	0.18	7.48	$17
Exercisable - December 31, 2022	281	0.18	7.48	$8
Vested and expected to vest - December 31, 2022	563	0.18	7.48	$17
_______________
*FY22 Intrinsic Value is difference of the latest 409A value as of 12/31/2022 ($0.21) and the weighted average exercise price
For the Non-Plan, there were no options granted during the year ending December 31, 2022. Total intrinsic value of options exercised during the year ended December 31, 2022 was $0.2 million. The Company records compensation expense on a straight-line basis over the vesting period. As of December 31, 2022, total compensation cost not yet recognized related to unvested stock options was $0.1 million, which is expected to be recognized over a weighted-average period of 0.72 years.
Stock-Based Compensation Expense—Employees and Nonemployees—For the year ended December 31, 2024, 2023, and 2022, stock-based compensation expense for both employees and nonemployees, was $2.7 million, $0.9 million, and $1.1 million, respectively.
Employee Stock Options Valuation—The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option. The assumptions used to estimate the fair value of stock options granted during the year ended December 31, 2024, 2023, and 2022, are as follows:

2024
Valuation assumptions:
Fair value of common stock	$2.15 - $3.14
Expected volatility	57.7% to 63.8%
Expected life (years)	2.5 to 6.1
Risk-free interest rate	4.2% to 4.9%
Expected dividend yield	0%

2023
Valuation assumptions:
Fair value of common stock	$0.12 - $2.96
Expected volatility	58.3% to 60.4%
Expected life (years)	5.2 to 6.3
Risk-free interest rate	3.5% to 4.9%
Expected dividend yield	0%

2022
Valuation assumptions:
Fair value of common stock	$0.21 - $0.65
Expected volatility	56.8% to 60.1%
Expected life (years)	5.0 to 6.1
Risk-free interest rate	3.0% to 4.1%
Expected dividend yield	0%
Since the Company’s stock is not publicly traded, the expected volatility is based on the historical and implied volatility of similar companies whose stock or option prices are publicly available, after considering the industry, stage of life cycle, size, market capitalization, and financial leverage of the other companies. The risk-free interest rate assumption is based on observed US Treasury yield curve interest rates in effect at the time of grant appropriate for the expected term of the stock options granted. As permitted under authoritative guidance, due to the limited amount of option exercises, the Company used the simplified method to compute the expected term for options granted to nonexecutive employees for the year ended December 31, 2024, 2023, and 2022.
Note 18. Net income (loss) per share
The computation of Net income (loss) per share, including the weighted average shares outstanding used in the computation, is as follows (in thousands, except per share amounts):

	As of December 31,
(in thousands, except per share amounts)	2024	2023	2022
Net income (loss)	156,554	(2,118)	4,605,082
Less: Net income allocated to participating shares	(102,430)	—	(2,728,002)
Net income (loss) attributable to common stockholders, basic:	54,124	(2,118)	1,877,080
of which:
Net income (loss) attributable to common stock - Class A	43,630	(1,693)	1,490,566
Net income (loss) attributable to common stock - Class F	10,494	(425)	386,514
Net Income for dilutive shares - common stock -Class A	46,787	(1,693)	1,558,559
Net Income for dilutive shares - common stock -Class F	7,337	(425)	318,521
Common A
Weighted Average Shares Outstanding Common A- basic	31,602	30,297	28,891
Stock Options - Common A	12,294	—	2,468
Conversion of Common F to Common A	8,164	—	8,055
Total Common A Shares - Dilutive	52,060	30,297	39,414
Basic Net income (loss) per Common A share	$1.38	$(0.06)	$51.59
Diluted Net income (loss) per Common A share	$0.90	$(0.06)	$39.54
Common F

Weighted Average Shares Outstanding Common F- basic	7,601	7,601	7,492
Stock Options - Class F	563	—	563
Total Common F Stock- Dilutive	8,164	7,601	8,055
Basic Net income (loss) per Common F share	$1.38	$(0.06)	$51.59
Diluted Net income (loss) per Common F share	$0.90	$(0.06)	$39.54
Anti-Dilutive Securities:
The following securities were excluded from the computation of diluted Net Income (loss) per share because their effect would have been anti-dilutive:

Security Type	2024	2023	2022
Stock Options	1,718,000	11,666,664	11,432,846
Note 19. Series C and C-1 financing
On July 19, 2023, the Company completed a Series C financing capital raise of $50.0 million through the issuance of a newly created class of Preferred Stock, par value $0.0001 per share, of the Company (the “Series C Preferred Stock”). The combination of this transaction along with the $50.0 million of convertible promissory note financing that took place in late December 2022, met the defined requirement of a qualified financing per the terms of the promissory note agreement, allowing the Company to convert the note and accrued interest of $1.3 million. The proceeds from the Series C financing round were funded on July 19, 2023. A total of 6,317,960 Series C preferred shares were issued in connection with this financing event.
On January 3, 2024, the Company completed a Series C-1 financing capital raise of $1.5 million through the issuance of a newly created class of Preferred Stock, par value $0.0001 per share, of the Company (the “Series C-1 Preferred Stock”). The proceeds from the Series C financing round were funded on January 3, 2024. A total of 93,482 Series C-1 preferred shares were issued in connection with this financing event.
On February 9, 2024, the Company and a certain Series C shareholder entered a Series C Preferred Stock Repurchase Agreement, pursuant to which the Company repurchased 934,824 shares of Series C Preferred Stock.
Note 20. Business combination
On January 9, 2024, the Company entered into a merger agreement and with Brassica Technologies Inc., a Delaware corporation (“Brassica”), a financial technology company that develops investment infrastructure for private securities and digital assets. The merger was consummated on February 1, 2024.
The merger was carried out through the use of a merger subsidiary, which merged into Brassica, with Brassica surviving the transaction. The acquisition was accounted for as a business combination in accordance with ASC 805, Business Combinations. Under ASC 805, the assets acquired, and liabilities assumed of the Brassica reporting unit are recorded at their respective fair values as of the acquisition date. Goodwill represents the excess of the estimated fair value of the consideration transferred over the estimated fair value of the net assets acquired. This goodwill reflects Brassica’s significant market presence, the management team’s industry expertise, and the anticipated growth in future operating cash flows. The goodwill recognized is not expected to be tax deductible.
The total fair value of consideration was $43.5 million, which consists of 2,614,528 shares of a newly created class of Preferred Stock, par value $0.0001 per share, of the Company (the “Series C-2 Preferred Stock”) to be issued by the Company to Brassica stockholders. The Series C-2 Preferred Stock was fair valued using an identified fair value equivalent to other Series C shareholders of the Company, with no discount for lack of marketability or control. Additionally, the Company will issue to Brassica stockholders contingent equity comprised of the Company’s Class A Common Stock and up to a maximum amount of $30 million as a result of Brassica achieving certain milestones based on revenues over a total period of fifteen months following the first month of closing. The contingent equity was fair valued using a Monte Carlo method based on management’s assumptions and estimates associated with the probability that the specified thresholds for further share payments will be met. In conjunction with the merger, the Company authorized 2,669,743 shares of the newly created series C-2 Preferred Stock and increased to the authorized number of shares of Class A Common Stock of the Company by 6,632,383 shares from 133,317,693 shares to 139,950,076 shares.
The estimated fair values of the trade name and developed technology were determined based on the relief from royalty method and will be amortized over their remaining useful lives of 2 years.
The table below summarizes the fair value of the consideration transferred, as well as the assets acquired, and liabilities assumed as of the acquisition date:

(dollar amounts in thousands)	February 1, 2024
Share consideration - Series C-2 Preferred	41,963
Contingent consideration	1,565
Fair value of the consideration	43,528

Assets acquired and liabilities assumed
Cash and cash equivalents	4,908
Accounts receivable	28
Prepaid expenses and other current assets	258
Property and equipment	31
Intangible assets	2,060
Accounts payable	(184)
Accrued liabilities	(1,341)
Deferred revenue	(293)
Net assets acquired	5,467
Goodwill	$38,061
During the fiscal year ended December 31, 2024, the Company concluded that the fair value of the contingent consideration, originally recorded at $1.6 million, was reduced to zero due to the reporting unit not meeting certain financial targets. As a result, the related goodwill was adjusted accordingly.
During the year ended December 31, 2024, the Company identified indicators of goodwill impairment related to the Brassica reporting unit. As a result, the Company recorded a non-cash impairment charge of $36.5 million to reduce the carrying amount of goodwill. This impairment charge is presented under Goodwill impairment charge in the consolidated statement of operations. The fair value measurements used in the impairment analysis were based on Level 3 inputs within the fair value hierarchy.
Note 21. Joint venture
On March 4, 2024, the Company entered into a joint venture agreement with a local bank in South Korea and a third-party investor to form BitGo Korea Inc. ("Korea JV") in the Republic of Korea. This venture aims to further expand BitGo’s global reach.
BitGo Korea JV is consolidated under the Voting Interest Entity (“VOE”) Consolidation Model as it does not meet the VIE characteristics, and BitGo controls the board with 3 out of 5 directors, making all board decisions subject to majority approval. Consequently, interests held by two other investors are recognized as Non-Controlling Interests.
The total consideration the Company invested is KRW 2,501.7 million ($1.8 million USD), thereby acquiring a majority interest of 53% in the Korea JV. As of December 31, 2024, the carrying amount of the assets and liabilities of the consolidated Korea JV were $3.9 million and $40 thousand, respectively. Total earnings attributable to Non-Controlling Interests for 2024 were immaterial. The Company's involvement with the Korea JV does not have a significant effect on the Company's financial condition, results of operations or cash flows.
Note 22. Income Taxes
The components of the provision for income taxes for the year ended December 31, 2024, 2023, and 2022, are as follows:

(in thousands)	For the year ended December 31,
	2024	2023	2022
Current tax provision
Federal	$7,507	$(2)	$336
State	5,539	966	320
Foreign	408	264	49
	$13,454	$1,228	$705
Deferred tax provision
Federal	11,278	(285)	—
State	4,662	(100)	—
Foreign	—	—	—
	15,940	(385)	—
Total provision for income taxes	$29,394	$843	$705
The components of income before income taxes by United States and foreign jurisdictions are as follows:

(in thousands)	For the year ended December 31,
	2024	2023	2022
United States	$186,376	$(1,007)	$4,583,263
Foreign	(428)	(268)	22,524
Total	$185,948	$(1,275)	$4,605,787

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
As of December 31, 2024, and 2023, the components of deferred tax assets and liabilities are as follows:

(in thousands)	As of December 31,
	2024	2023
Deferred Tax Assets:
Net Operating Loss Carryforwards	6,625	10,391
Credits	430	6,658
Depreciation	19,889	15,888
Accruals & Reserves	298	1,274
Stock Comp	362	173
Lease Liability	640	749
Other	681	254
Total Deferred Tax Asset	28,925	35,387

Valuation Allowance	(7,463)	(23,765)

Deferred Tax Liabilities
Digital Assets	(1,295)	(1,295)
Unrealized gain	(35,527)	(9,614)
ROU Assets	(580)	(713)

Net Deferred Tax Assets/(Liabilities)	$(15,940)	$—
As of December 31, 2024, and 2023, the deferred tax assets balance is $28.9 million and $35.4 million, respectively, deferred tax liabilities of $37.4 million, and $11.6 million, respectively, and a valuation allowance of $7.5 million, and $23.8 million, respectively. Significant components of the Company’s deferred tax assets include the book to tax differences for the depreciation and intangible assets, net operating loss carryforwards, unrealized gain, and credits.
Based on the available objective evidence, including the Company’s limited operating history and losses, Management believes it is more likely than not that the deferred tax assets will not be fully realized. Accordingly, management has applied a valuation allowance against a portion of its US deferred tax assets at December 31, 2024, and 2023.
The Company’s actual tax expense differed from the statutory federal income tax expense using a tax rate of 21% for the year ended December 31, 2024, and 2023, primarily due to state income taxes net of federal benefits, research and development tax credits, and the change in valuation allowance in the US jurisdiction and for 2024 goodwill impairment and a Section 250 adjustment.

The Company’s effective tax rates for the year ended December 31, 2024, 2023, and 2022, differ from the U.S. federal statutory rate as follows:

	For the year ended December 31,
	2024 $	2024%	2023 $	2023%	2022 $	2022%
Tax at the Federal Statutory Rate	39,049	21.00%	(267)	21.00%	966,808	21.00%
Other Nondeductible Items	113	0.06%	66	(5.18)%	21	0.00%
Stock-based compensation	505	0.27%	71	-5.56%	300	0.00%
Research and development credits	(1,174)	-0.64%	(1,486)	116.85%	(1,549)	-0.03%
Change in valuation allowance	(18,528)	(10.03)%	4,990	(392.46)%	(1,036,523)	(22.51)%
State taxes, net of federal benefits	9,955	5.39%	(2,829)	222.48%	71,740	1.56%
True-up	16	0.01%	422	(33.20)%	—	0.00%
Goodwill impairment	7,664	4.15%	—	0.00%	—	0.00%
Section 250 Deduction	(8,773)	(4.75)%	—	0.00%	—	0.00%
Other	567	0.45%	(124)	9.76%	(92)	0.00%
Total Provision for Income Taxes	29,394	15.91%	843	(66.30)%	705	0.02%
As of December 31, 2024, and 2023, the Company had net operating loss carryforwards of $5.8 million and $20.0 million, respectively, for federal purposes, and $59.5 million and $75.8 million, respectively, for state and local purposes, respectively, which may be subject to limitations as described below.
Federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such federal net operating losses is limited. The state net operating loss carryforward’s if not utilized will begin to expire in 2031.
As of December 31, 2024, and 2023, the Company had research and development tax credit carryforwards for federal tax purposes of nil and $6.3 million, respectively, and state research and development tax credit carryforwards of $1.4 million and $3.0 million, respectively. The federal research and development tax credit carryforwards will expire at various dates beginning in the year 2031. The Company’s state research and development tax credit carryforwards do not expire.
Utilization of the net operating loss (“NOL”) carryforwards and credits may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of NOL carryforwards and credits before utilization. Current laws impose substantial restrictions on the utilization of NOL carryforwards and credits in the event of an “ownership change” within a three-year period as defined by the Internal Revenue Code Section 382 (Section 382). If there should be an ownership change, the Company’s ability to utilize its NOL carryforwards and credits could be limited. The Company has performed a Section 382 analysis as of March 31, 2021. Per the Sec. 382 report, the Company has more than 50% of change in ownership on June 12, 2014, and December 31, 2018. The annual Sec. 382 limitation including RBIG Annual increase is $4.2 million for the NOL generated before June 12, 2014, and $38.2 million for the NOLs generated before December 31, 2018.
Annually, the Company determines whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities in considering whether any tax benefit can be recorded in the financial statements.
As of December 31, 2024, and 2023, the Company had unrecognized tax benefits of approximately $3.9 million and $3.5 million, respectively, of which $3.1 million and nil, respectively, will affect the effective tax rate if recognized. It is unlikely that the amount of liability for unrecognized tax benefits will significantly change over the next 12 months.
The following table summarizes the activity to the Company’s gross unrecognized tax benefits for the years ended December 31, 2024, 2023, and 2022 as follows.

(in thousands)	As of December 31,
	2024	2023	2023
Beginning balance	3,483	2,995	2,461
Additions for tax positions related to prior year	—	—	35
Decreases in tax positions related to prior year	(1)	—	—
Additions for tax positions related to current year	463	488	499
Ending balance	$3,945	$3,483	$2,995
The Company’s major tax jurisdictions are the United States and California, Singapore, United Kingdom, Japan, Germany and Switzerland. All the Company’s domestic tax years will remain open for examination by the federal and state tax authorities for three to four years from the date of utilization of the net operating loss or R&D Credits. The Company does not have any tax audits or other issues pending.
Note 23. Related-party Transactions
For the year ended December 31, 2024, there were $92.4 million of revenue transactions with executive officers and shareholders, of which $85.4 million were digital asset sales and $7.0 million were wallet solutions and staking revenue. Additionally, the Company acquired digital assets from executive officers and shareholders to be resold. There were $84.5 million related party digital asset sales costs. As of December 31, 2024, the Company had $2.2 million of accounts receivable outstanding with related parties. On February 1, 2024, as part of the Brassica acquisition, certain shareholders of the Company received 183,098 shares of Series C-2 Preferred Stock as consideration for the transaction.
For the year ended December 31, 2023, there were $209.7 million of revenue transactions with executive officers and shareholders, of which $208.8 million were digital asset sales and $0.9 million were wallet solutions. Additionally, the Company acquired digital assets from executive officers and shareholders to be resold. There were $197.6 million related party digital asset sales costs. As of December 31, 2023, the Company had $0.1 million of accounts receivable outstanding with related parties.
For the year ended December 31, 2022, there were $818.0 million of revenue transactions with executive officers and shareholders, of which $817.2 million of digital asset sales and $0.8 million of wallet solutions. Additionally, the Company acquired digital assets from executive officers and shareholders to be resold. There were $1,097.5 million related party digital asset sales costs. As of December 31, 2022, the Company had $0.1 million of accounts receivable outstanding with related parties.
Subsequent Events
The Company evaluated subsequent events from December 31, 2024, through July 16, 2025, which represents the date the consolidated financial statements were available to be issued. The Company determined there were no such events that warrant recognition or disclosure in the financial statements.
******

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
BitGo Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except per share data)

	As of
	June 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	55,586	87,424
Cash and cash equivalents segregated for the benefit of stablecoin holders - restricted	2,207,411	—
Accounts receivable, net	15,433	21,846
Loan receivables	122,205	87,488
Digital intangible assets loan receivables, at fair value	16,070	9,343
Digital intangible assets, at fair value	282,229	249,475
Digital intangible assets collateral, at fair value	353,288	188,961
Deferred tax asset	1,323	2,801
Other assets	131,860	25,336
Total current assets	3,185,405	672,674
Equipment and software, net	9,163	5,965
Other non-current assets	5,166	4,638
Total Assets	$3,199,734	$683,277

Liabilities and Stockholders' Equity
Liabilities
Accounts payable	6,297	4,500
Deferred revenue	8,132	4,696
Deposits from stablecoin holders	2,206,613	—
Borrowings	69,354	30,000
Obligations to return collateral, at fair value	372,939	227,676
Deferred tax liability	11,279	18,741
Operating lease liabilities, current	1,432	1,442
Other current liabilities	177,268	64,432
Total current liabilities	2,853,314	351,487
Operating lease liabilities, non-current	3,037	2,919
Total Liabilities	2,856,351	354,406
Stockholders' Equity
Common stock A, $0.0001 par value - 139,950,076 shares authorized as of June 30, 2025 and December 31, 2024; 33,215,415 and 32,419,520 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	3	3
Common stock F, $0.0001 par value - 18,507,269 shares authorized as of June 30, 2025 and December 31, 2024; 7,600,717 shares issued and outstanding as of June 30, 2025 and December 31, 2024	1	1
Series C-2 convertible preferred stock, $0.0001 par value - 2,669,743 shares authorized, 2,614,528 shares issued, and outstanding (liquidation preference of $41,952)	41,963	41,963

Series C-1 convertible preferred stock, $0.0001 par value - 93,482 shares authorized, 93,482 shares issued, and outstanding (liquidation preference of $1,500)	1,486	1,486
Series C convertible preferred stock, $0.0001 par value - 12,464,321 shares authorized, 5,383,136 shares issued, and outstanding (liquidation preference of $86,285)	86,285	86,285
Series B-3 convertible preferred stock, $0.0001 par value -7,000,000 shares authorized, 5,976,760 shares issued, and outstanding (liquidation preference of $23,924)	14,661	14,661
Series B-2 convertible preferred stock, $0.0001 par value - 1,896,757 shares authorized, issued, and outstanding (liquidation preference of $3,500)	2,963	2,963
Series B-1 convertible preferred stock, $0.0001 par value - 4,235,374 shares authorized, issued, and outstanding (liquidation preference of $15,000)	14,959	14,959
Series B convertible preferred stock, $0.0001 par value - 16,820,400 shares authorized, and 16,820,350 shares issued and outstanding (liquidation preference of $45,899)	42,310	42,310
Series A convertible preferred stock, $0.0001 par value - 21,005,676 shares authorized, issued, and outstanding (liquidation preference of $13,465)	11,913	11,913
Series Seed preferred convertible stock, $0.0001 par value - 2,780,080 shares authorized, issued, and outstanding (liquidation preference of $2,480)	6,000	6,000
Minority interest	2,204	2,429
Additional paid-in capital	29,167	27,011
Retained earnings (Accumulated deficit)	89,468	76,887
Total stockholders' equity	343,383	328,871
Total liabilities and stockholders' equity	$3,199,734	$683,277
The accompanying notes are an integral part of these consolidated financial statements.

BitGo Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)

	Six month period ended June 30,
	2025	2024
Revenue
Total Revenue	4,185,126	1,122,817
Expenses
Digital assets sales cost	3,876,124	873,172
Staking fees	209,532	195,140
Stablecoin sponsor fees	15,249	—
Interest expense	2,937	703
Compensation and benefits	47,828	35,815
General and administrative expenses	33,025	22,481
Amortization and depreciation	1,741	832
Total Expenses	4,186,436	1,128,143
Loss from operations	(1,310)	(5,326)
Net change in unrealized appreciation on digital assets	22,034	38,328
Gain (loss) on disposal of assets	(272)	1,622
Total other income	21,762	39,950
Income before income taxes	20,452	34,624
Provision for income taxes	7,871	3,719
Net income (loss)	$12,581	$30,905
Net income (loss) attributable to common stockholders, basic and diluted	$1,267	$8,415
Net income (loss) per share:
Basic Net income (loss) per common share - Common A	$0.03	$0.22
Basic Net income (loss) per common share - Common F	$0.03	$0.22
Diluted Net income (loss) per common share - Common A	$0.02	$0.15
Diluted Net income (loss) per common share - Common F	$0.02	$0.15
Weighted-average common shares used to compute earnings (loss) per share:
Basic - Common A	31,209	31,116
Basic - Common F	7,601	7,601
Diluted - Common A	47,712	48,529
Diluted - Common F	8,164	8,164
The accompanying notes are an integral part of these consolidated financial statements.

BitGo Holdings, Inc. and Subsidiaries
Consolidated Statement of Stockholders' Equity
(in thousands, except share data)

		Balance at January 1, 2025	Common stock issued in connection with exercises of stock options	Stock-based compensation expense	Minority Interest	Net Income	Balance at June 30, 2025
Common Stock Class A	Shares	32,419,520	795,895	—	—	—	33,215,415
	Amount	$3	—	—	—	—	$3
Common Stock Class F	Shares	7,600,717	—	—	—	—	7,600,717
	Amount	$1	—	—	—	—	$1
Preferred Stock Series Seed	Shares	2,780,080	—	—	—	—	2,780,080
	Amount	$6,000	—	—	—	—	$6,000
Preferred Stock Series A	Shares	21,005,676	—	—	—	—	21,005,676
	Amount	$11,913	—	—	—	—	$11,913
Preferred Stock Series B	Shares	16,820,350	—	—	—	—	16,820,350
	Amount	$42,310	—	—	—	—	$42,310
Preferred Stock Series B-1	Shares	4,235,374	—	—	—	—	4,235,374
	Amount	$14,959	—	—	—	—	$14,959
Preferred Stock Series B-2	Shares	1,896,757	—	—	—	—	1,896,757
	Amount	$2,963	—	—	—	—	$2,963
Preferred Stock Series B-3	Shares	5,976,760	—	—	—	—	5,976,760
	Amount	$14,661	—	—	—	—	$14,661
Preferred Stock Series C	Shares	5,383,136	—	—	—	—	5,383,136
	Amount	$86,285	—	—	—	—	$86,285
Preferred Stock Series C-1	Shares	93,482	—	—	—	—	93,482
	Amount	$1,486	—	—	—	—	$1,486
Preferred Stock Series C-2	Shares	2,614,528	—	—	—	—	2,614,528
	Amount	$41,963	—	—			$41,963
Minority Interest		$2,429	—	—	(225)	—	$2,204
Additional Paid-in Capital		$27,011	358	1,798		—	$29,167
Retained Earnings (Accumulated Deficit)		$76,887	—	—		12,581	$89,468
Total		$328,871	$358	$1,798	$(225)	$12,581	$343,383
The accompanying notes are an integral part of these consolidated financial statements.

		Balance at January 1, 2024	Repurchase of Series C shares	Stock issued in connection with Series C-1 & C-2 financing	Common stock issued in connection with exercises of stock options	Stock-based compensation expense	Minority Interest	Net Income	Balance at June 30, 2024
Common Stock Class A	Shares	31,260,390	—	—	630,067	—	—	—	31,890,457
	Amount	$3	—	—	—	—	—	—	$3
Common Stock Class F	Shares	7,600,717	—	—	—	—	—	—	7,600,717
	Amount	$1	—	—	—	—	—	—	$1
Preferred Stock Series Seed	Shares	2,780,080	—	—	—	—	—	—	2,780,080
	Amount	$6,000	—	—	—	—	—	—	$6,000
Preferred Stock Series A	Shares	21,005,676	—	—	—	—	—	—	21,005,676
	Amount	$11,913	—	—	—	—	—	—	$11,913
Preferred Stock Series B	Shares	16,820,350	—	—	—	—	—	—	16,820,350
	Amount	$42,310	—	—	—	—	—	—	$42,310
Preferred Stock Series B-1	Shares	4,235,374	—	—	—	—	—	—	4,235,374
	Amount	$14,959	—	—	—	—	—	—	$14,959
Preferred Stock Series B-2	Shares	1,896,757	—	—	—	—	—	—	1,896,757
	Amount	$2,963	—	—	—	—	—	—	$2,963
Preferred Stock Series B-3	Shares	5,976,760	—	—	—	—	—	—	5,976,760
	Amount	$14,661	—	—	—	—	—	—	$14,661
Preferred Stock Series C	Shares	6,317,960	(934,824)	—	—	—	—	—	5,383,136
	Amount	$101,285	(15,000)	—	—	—	—	—	$86,285
Preferred Stock Series C-1	Shares	—	—	93,482	—	—	—	—	93,482
	Amount	$—	—	1,486	—	—	—	—	$1,486
Preferred Stock Series C-2	Shares	—	—	2,614,528	—	—	—	—	2,614,528
	Amount	$—	—	41,963	—	—	—	—	$41,963
Minority Interest		$—	—	—	—	—	2,572	—	$2,572
Additional Paid-in Capital		$22,383	—	—	133	929	—	—	$23,445
Retained Earnings (Accumulated Deficit)		$(79,667)	—	—	—	—	—	30,905	$(48,762)
Total		$136,811	$(15,000)	$43,449	$133	$929	$2,572	$30,905	$199,799
The accompanying notes are an integral part of these consolidated financial statements.

BitGo Holdings, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
(in thousands)

	Six month period ended
	June 30, 2025	June 30, 2024
Cash flow from operating activities:
Net Income	$12,581	$30,905
Adjustment to reconcile net income to net cash used by operating activities:
Stock-based compensation expense	1,798	929
Depreciation and amortization	1,741	832
Provision for credit losses	802	982
Digital asset fair market value adjustment	(23,782)	(37,379)
Digital Intangible Assets received as revenue payments	(51,148)	(23,994)
Digital intangible assets used as accounts payable payments	9,499	782
Gain on disposal of digital intangible assets	272	(1,622)
Change in fair value of receivables denominated in digital intangible assets	1,965	(752)
Change in fair value of payables denominated in digital intangible assets	(217)	744
Changes in assets and liabilities
Accounts receivable, net	3,646	(10,471)
Deferred tax asset	1,478	—
Digital intangible assets	32,531	13,909
Other assets	(11,411)	(2,088)
Accounts payables	2,014	(216)
Deferred revenue	3,436	3,172
Deferred tax liability	(7,462)	3,719
Other liabilities	14,204	7,674
Net cash used in operating activities	(8,053)	(12,874)

Cash flow from investing activities:
Purchase of equipment and software	(4,939)	(528)
Business combinations, net of cash acquired	—	4,908
Purchase of digital intangible assets for treasury	(124)	—
Origination of loans receivable	(193,796)	(69,800)
Repayment of loans receivable	159,079	56,033
Net cash used in investing activities	(39,780)	(9,387)

Cash flow from financing activities:
Proceeds from the issuance of common stock upon exercise of options	358	133
Proceeds from minority interest in joint venture	(225)	2,572
Borrowings to support loans	39,354	22,000
Deposits from stablecoin holders, net of redemptions	2,206,613	—
Repurchase of Series C shares	—	(15,000)

Net change in non-custodial customer assets pending settlement	(4,804)	3,291
Fiat returned collateral	(18,471)	(47)
Fiat received as collateral	581	—
Proceeds from issuance of Series C-1 financing	—	1,486
Net cash generated from financing activities	2,223,406	14,435

Net increase (decrease) in cash and cash equivalents and restricted cash	2,175,573	(7,825)
Cash and cash equivalents and restricted cash, beginning of year	87,424	46,185
Cash and cash equivalents and restricted cash, end of period	$2,262,997	$38,360

Cash and cash equivalents, and restricted cash consisted of the following:
Cash and cash equivalents	55,586	38,360
Cash and cash equivalents segregated for the benefit of stablecoin holders - restricted	2,207,411	—
Total Cash and cash equivalents and restricted cash	2,262,997	38,360

Supplemental Cash Disclosure:
Cash paid for income taxes	$5,861	$1,338
Cash paid for interest	$2,989	$707

Supplemental Non Cash Disclosure:
Operating lease liabilities arising from obtaining right of use assets	$580	$—
Stock consideration for Brassica business acquisition	$—	$41,963
Digital intangible assets received as collateral	$455,276	$103,622
Digital intangible assets returned collateral	$295,218	$69,363
The accompanying notes are an integral part of these consolidated financial statements.

Notes to Consolidated Financial Statements
Note 1. Description of Business
BitGo, Inc. was incorporated in Delaware in 2011 under the name “Whensoon, Inc.”, which was amended to “Twist and Shout, Inc.” later in 2011 and then to “BitGo, Inc.” in 2014. BitGo Holdings, Inc. was incorporated in Delaware in 2017, as part of a series of transactions between BitGo Holdings, Inc.(a newly formed entity at such time) and BitGo, Inc. In 2018, BitGo, Inc. became a wholly-owned subsidiary of BitGo Holdings, Inc., and the stockholders of BitGo, Inc. became stockholders of BitGo Holdings, Inc. The Company provides various offerings to its clients including multi-signature blockchain wallet solutions allowing for secure storage, trade settlement, staking services, and lending of digital assets. The Company also provides professional services to develop smart contracts.
The Company is located and headquartered in Palo Alto, California. The Company has wholly owned subsidiaries located in New York, New York, Sioux Falls, South Dakota, London, England, Tokyo, Japan, Berlin, Germany, Zug, Switzerland, Chennai, India, Copenhagen, Denmark, Hong Kong, Dubai, and Singapore. The Company’s wholly owned subsidiaries, BitGo Trust Company, Inc., BitGo New York Trust Company LLC, BitGo GmbH and BitGo Europe GmbH are trust companies licensed with and regulated by the South Dakota Division of Banking, New York Department of Financial Services, Swiss Financial Services Standards Association (VQF), and BaFin respectively. In addition, the Company, as part of a joint venture, is in the process of applying for a regulatory license in South Korea. The Company’s revenues are derived primarily from operations in the United States.
Risks and Uncertainties—The Company is subject to a number of risks similar to those of other early-stage companies, including, but not limited to, a limited operating history; the potential need for additional capital or financing to fund operating losses; competition from alternative offerings and services, both from other early stage and larger more established companies; protection of proprietary technology; and dependence on key individuals.
The limited history of digital asset markets has shown that market participants must continually adapt to technological change and to innovate new solutions in order to secure and safeguard assets. The regulatory environment for the custody of digital intangible assets is complex, evolving, and uncertain, requiring the Company to allocate resources in legal, accounting, compliance, technology, and other functions that could impact the Company’s consolidated financial statements. Future regulatory rules adopted domestically and internationally may impose obligation and restrictions on how the Company manages and conducts its business activities in the future.
The growth of the digital assets industry in general is subject to a high degree of uncertainty and volatility. The Company is dependent on fee-based business for a majority of its revenue that may be materially impacted by how its customers and other market participants engage in activities around transfers of digital assets. In addition, the Company holds positions in digital assets, which are subject to a high degree of uncertainty and volatility, including the ability to liquidate those positions at favorable prices, impacting the Company’s consolidated financial statements.
As a digital asset custodian, the Company is responsible for the safeguarding of customer digital assets. A cybersecurity incident, or a failure to protect the Company’s computer systems, networks, and information, and clients’ information against cybersecurity threats, could result in the theft, loss, unauthorized access to, disclosure, use, or alteration of digital assets. Any such incident or failure could adversely impact the Company’s ability to conduct businesses and impact the Company’s consolidated financial statements.
While we believe that our custodial arrangements, including those associated with BitGo’s custodial operations, are all permissible under existing laws and regulations, various governmental and regulatory bodies, including legislative and executive bodies, in the United States and in other countries may adopt new laws and regulations, or new interpretations of existing laws, and regulations may be issued by such bodies or the judiciary, which may adversely affect BitGo’s ability to provide custodial services or our use of third-party custodians.
Our technological infrastructure depends, in part, on the virtual cloud infrastructure hosted by third party vendors. Although we have disaster recovery plans that utilize multiple locations, any incident affecting the third-party providers infrastructure could adversely affect our cloud-native platform. A prolonged service disruption would adversely impact our ability to service our customers and could damage our reputation with current and potential customers, expose us to liability, result in substantial costs for remediation, could cause us to lose customers, or otherwise harm our business, financial condition and results of operations.
The assets under custody are covered by insurance, with a $250.0 million limit, which covers digital assets in the event of theft or loss of keys. There is a risk that such insurance policy could be insufficient to cover all losses or that Company’s insurers would seek to deny coverage for a claim, even where BitGo believes that its insurance policies cover an applicable loss.
Additionally, digital intangible asset loans extended to clients carry counterparty risk. The Company assesses such risks on each transaction including the probability that the counterparty may not fulfill its contractual obligations which may result in a default. Any contractual default by a counterparty may have a material impact on the Company’s business and impact the Company’s consolidated financial statements.
Liquidity and Capital Resources—Historically, the Company has incurred significant net losses and negative cash flows from operations. The Company financed its operations and development primarily through private placements of preferred stock.
Note 2. Summary of Significant Accounting Policies
Basis of Presentation—The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Principles of Consolidation—The consolidated financial statements include the accounts of BitGo Holdings, Inc. and subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates—The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expense during the reporting period. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the consolidated financial statements; therefore, actual results could differ.
Segment Information-The Company’s Chief Operating Decision Maker (“CODM”), the chief executive officer, reviews discrete financial information presented on a consolidated basis for purposes of regularly making operating decisions, allocation of resources, and assessing financial performance. The Company operates its business in one operating segment and, therefore, has one reportable segment.
The CODM uses consolidated net income (loss) to measure segment profit or loss in order to identify underlying trends in the performance of the business for purposes of allocating resources and evaluating financial performance. The Company’s objective in making resource allocation decisions is to optimize the consolidated financial results. Digital assets sales revenue, net of digital assets sales cost, staking revenue, net of staking fees, and subscription and services revenue at the consolidated level are used by the CODM to evaluate profit and loss. Significant segment expenses that the CODM reviews and utilizes to manage the Company’s operations are Compensation and benefits, legal and professional fees, other expenses and amortization and depreciation at the consolidated level, which are presented in the Company’s consolidated statements of operations. Other segment items included in consolidated net income include other income, and provision for (benefit from) income taxes which are presented in the Company’s consolidated statements of operations.
The table below provides details on reported segment revenue, segment profit or loss, and key segment expenses:

	Six Month Period ended June 30,
	2025	2024
Revenue
Total Revenue	4,185,126	1,122,817
Expenses
Digital assets sales cost	3,876,124	873,172
Staking fees	209,532	195,140
Stablecoin sponsor fees	15,249	—
Interest expense	2,937	703
Compensation and benefits	47,828	35,815
Legal and professional fees	21,737	11,485
Other(1)	11,288	10,996
Amortization and depreciation	1,741	832
Total Expenses	4,186,436	1,128,143
Loss from operations	(1,310)	(5,326)
Other income	21,762	39,950
Income before income taxes	20,452	34,624
Provision for income taxes	7,871	3,719
Net income (loss)	$12,581	$30,905
_______________
(1)Other expenses include insurance, marketing, equipment and technologies, occupancy and other expenses
Cash and Cash Equivalents—The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash and cash equivalents. As of June 30, 2025 and December 31, 2024, cash and cash equivalents consists primarily of investments in US Dollar denominated money market funds, checking, and savings deposits. The Company’s cash balances exceed those that are federally insured.
In accordance with Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures, the Company determined the fair value hierarchy of its money market fund accounts as Level 1, which approximated $25.0 million, and $15.9 million, as of June 30, 2025 and December 31, 2024, respectively.
Cash and cash equivalents segregated for the benefit of stablecoin holders - restricted — Cash and cash equivalents segregated for the benefit of stablecoin represent cash and cash equivalents maintained in segregated bank accounts that are held for the exclusive benefit of customers and stablecoin holders.
The Company segregates assets backing stablecoins issued by BitGo to satisfy its obligations under all applicable regulatory requirements and commercial laws and classifies these assets as current based on their purpose and availability to fulfill its direct obligation to customers. The Company maintains no legal, equitable, financial or other ownership interest over the reserve assets. The reserve assets are maintained on a basis where they are held by the Company for the benefit of stablecoin holders and are restricted as to use for any purpose other than to redeem stablecoin holders’ deposits. The Company’s eligible liquid assets were greater than the aggregate amount of custodial funds due to customers for the periods presented. As of June 30, 2025, and December 31, 2024, the assets backing stablecoins, included within 'Cash and cash equivalents segregated for the benefit of stablecoin holders,' amounted to $2.2 billion and nil, respectively. The Company earns interest on these reserve assets and recognizes revenue on a gross basis, based on the total interest income earned, which is reflected in revenue as Stablecoin-as-a-Service revenue.
Deposits from Stablecoin Holders—Funds received from customers from the issuance of stablecoins represent claims which are reflected as a liability classified as Deposits from stablecoin holders on the Consolidated Balance Sheet. BitGo is obligated to redeem all stablecoins on a one for one basis for U.S. dollars, except in limited circumstances, such as when prohibited by law or court order or instances where fraud is suspected. As such, the Company does not have an unconditional right to deny a valid stablecoin redemption requests from customers. As of June 30, 2025, the Company’s eligible liquid assets, which consist of cash and cash equivalents, were greater than the aggregate amount of custodial funds due to stablecoin holders.
Recent Accounting Pronouncements Not Yet Adopted
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which improves the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the effective tax rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. This guidance will be effective for annual periods beginning after December 15, 2024. Early adoption is permitted. Upon adoption, the guidance can be applied prospectively or retrospectively. The Company is currently evaluating the impact this amended guidance may have on its consolidated financial statements.
In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires more detailed disclosures, on an annual and interim basis, about specified categories of expenses (including employee compensation, depreciation, and amortization) included in certain expense captions presented on the consolidated statements of operations. This guidance as further clarified through ASU No. 2025-01, Income Statement Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40) will be effective for annual periods beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. Upon adoption, the guidance can be applied either prospectively or retrospectively. The Company is currently evaluating the impact this amended guidance may have on its consolidated financial statements.
Note 3. Revenue
The following table presents revenue generated during the six month period ended June 30, 2025, and 2024, disaggregated by type:

	Six month period ended
(in thousands)	June 30, 2025	June 30, 2024
Digital assets sales	3,883,630	879,204
Staking revenue	236,858	206,719
Subscriptions and services revenue	48,365	36,543
Stablecoin-as-a-Service revenue	15,659	—
Interest income	614	351
Total Revenue	$4,185,126	$1,122,817

Note 4. Account Receivable and Allowance for Credit Losses
The following table presents receivable accounts and allowance for credit losses as of June 30, 2025, and December 31, 2024.

	As of
(in thousands)	June 30, 2025	December 31, 2024
Accounts receivable	17,953	24,313
Allowance for credit losses:	(2,520)	(2,467)
Accounts receivable, net	$15,433	$21,846
The Company utilizes the loss rate method in determining its lifetime expected credit losses on its receivables. This method is used for calculating an estimate of losses based primarily on the Company’s historical loss experience. In determining its loss rates, the Company evaluates information related to its historical losses, adjusted for current conditions and further adjusted for the period of time that can be reasonably forecasted. Qualitative and quantitative adjustments related to current conditions and the reasonable and supportable forecast period consider all the following: past due receivables, the customer creditworthiness, changes in the terms of receivables, effect of other external forces such as competition, and legal and regulatory requirements on the level of estimated credit losses in the existing receivables. For receivables that are not expected to be collected within the normal business cycle, the Company considers current and forecasted direction of the economic and business environment. Such forecasted information includes GDP growth, unemployment rates and interest rates amongst others. Credit loss charges are recorded in Other expenses on the consolidated income statement.
The following table presents a roll forward of allowance of credit losses during the six month period ended June 30, 2025, and 2024.

	As of June 30,
(in thousands)	2025	2024
Beginning balance	2,467	846
Credit loss expense for the period	802	982
Bad debt write offs	(749)	(258)
Ending balance	$2,520	$1,570
Note 5. Intangible assets and Equipment and Software
Equipment and software as of June 30, 2025, and December 31, 2024, are composed of the following:

	As of
(in thousands)	June 30, 2025	December 31, 2024
Computer equipment and software	$21,686	$16,704
Furniture and office equipment	783	641
Leasehold improvements	1,122	1,306
Total Equipment and Software	23,591	18,651
Less accumulated depreciation and amortization	(14,428)	(12,686)
Equipment and Software, net	$9,163	$5,965
On February 1, 2024, the Company acquired Brassica Technologies Inc., which included $2.0 million of developed technology and tradename.

Total depreciation and amortization expense for the six months ended June 30, 2025, and 2024, was $1.7 million, and $0.8 million, respectively.
Note 6. Digital intangible Assets
The following table summarizes digital intangible assets (in thousands, except units):

(in thousands, except unit data)	Bitcoin ("BTC")		Solana ("ETH")		Other	Total
	Units	$	Units	$	$	$
Balance as of June 30, 2025 - fair value basis	2,367.8	253,676	53,106.0	8,218	20,335	282,229
Balance as of June 30, 2025 -cost basis		78,401		7,259	11,848	97,508
Significant holdings are those digital assets that represent more than 10% of the Company’s digital intangible assets at each balance sheet date. As of June 30, 2025, the Company’s Bitcoin (“BTC”) and Solana (“SOL”) holdings accounted for 93%, of total digital intangible asset value.
The following table summarizes digital intangible assets as of December 31, 2024 (in thousands, except for units):

(in thousands, except unit data)	Bitcoin ("BTC")		Solana ("ETH")		Other	Total
	Units	$	Units	$	$	$
Balance as of December 31, 2024 - fair value basis	2,344.7	219,059	59,881.9	11,333	19,083	249,475
Balance as of December 31, 2024 -cost basis		75,070		11,251	10,918	97,239
The Company accounts for its digital asset inventory using the first-in, first-out (FIFO) costing method.
The fair value of digital intangible assets as of June 30, 2025,and December 31, 2024, are determined in accordance with ASC 820, based on quoted prices observed in the Company’s principal market for each digital asset at the measurement date.
Note 7. Digital intangible assets collateral
The following table summarizes digital intangible assets collateral as of June 30, 2025 (in thousands, except for units):

(in thousands, except unit data)	Bitcoin ("BTC")		Solana ("SOL")		XRP		Other	Total
	Units	$	Units	$	Units	$	$	$
Balance as of 6/30/25 - fair value basis	1,700	$182,159	674,644	$104,395	26,818,538	$60,039	$6,695	$353,288
Balance as of 6/30/25 - cost basis		$167,611		$95,320		$55,702	$6,787	$325,420
The following table summarizes digital intangible assets collateral as of December 31, 2024 (in thousands, except for units):

(in thousands, except unit data)	Bitcoin ("BTC")		Solana ("SOL")		Other	Total
	Units	$	Units	$	$	$
Balance as of 12/31/24 - fair value basis	1,475	$137,771	250,344	$47,381	$3,809	$188,961
Balance as of 12/31/24 - cost basis		$108,985		$46,535	$2,972	$158,492
The Company accounts for its digital asset inventory using the first-in, first-out (FIFO) costing method.

The fair value of digital intangible assets as of June 30, 2025, and December 31, 2024, are determined in accordance with ASC 820, based on quoted prices observed in the Company’s principal market for each digital asset at the measurement date.
Note 8. Loan Receivables and Digital intangible assets loan receivables
Loan receivables activity for the six month period ended June 30, 2025, and 2024, are as follows:

in thousands	For the six month period ended June 30,
	2025	2024
Beginning Balance	87,488	24,983
Origination of loan receivable	193,796	69,800
Repayment of loan receivable	(159,079)	(56,033)
Ending Balance	$122,205	$38,750
Digital intangible assets loan receivables activity for the six month period ended June 30, 2025 is as follows:

(in thousands, except unit data)	Bitcoin ("BTC")
	Units	$
Balance as of 1/1/25 - fair value basis	100.0	9,343
Origination of digital intangible asset loans receivable	50.0	4,718
Repayment of digital intangible asset loans receivable	—	—
Fair value adjustment		2,009
Balance as of 6/30/25 - fair value basis	150.0	$16,070

Balance as of 6/30/25 - cost basis		11,548
Digital intangible assets loan receivables activity for the six month period ended June 30, 2024 is as follows:

(in thousands, except unit data)	Bitcoin ("BTC")
	Units	$
Balance as of 1/1/24 - fair value basis
Origination of digital intangible asset loans receivable	100.0	6,830
Repayment of digital intangible asset loans receivable	—	—
Fair value adjustment		(562)
Balance as of 6/30/24 - fair value basis	100.0	$6,268

Balance as of 6/30/24 - cost basis		$6,830
The fair value of digital intangible assets as of June 30, 2025, and 2024, are determined in accordance with ASC 820, based on quoted prices observed in the Company’s principal market for each digital asset at the measurement date.
As of June 30, 2025, all loans outstanding were classified as current.
The Company may require cash or digital intangible asset collateral from its borrowers as security in the event of borrower default. The Company recognizes an obligation to return the cash collateral or digital intangible asset collateral in an amount equal to either the cash or the digital intangible assets received. Total collateral as of June 30, 2025, was $372.9 million.

Note 9. Borrowings
The Company enters into arrangements with counterparties to borrow fiat currency to support its lending business. The obligation is fulfilled by returning fiat currency in accordance with the contractual terms of the borrowing agreements.
Borrowings activity for the six month period ending June 30, 2025, is as follows:

(in thousands)
$
Balance as of 1/1/25	30,000
Origination of borrowings to support lending	39,354
Repayment of borrowings	—
Balance as of 6/30/25	$69,354
Note 10. Stock Option Plan
Stock Option Plans—On May 5, 2011, the Company adopted the BitGo, Inc. 2011 Stock Incentive Plan (the “Plan”) pursuant to which the Board of Directors may grant nonstatutory stock options to purchase shares of the Company’s common stock to outside directors and consultants and either nonstatutory or incentive stock options to purchase shares of the Company’s common stock to employees. On May 7, 2018, BitGo Holdings assumed the Plan in connection with a holding company reorganization. The Plan authorized grants of options up to 4,644,954 stock options at an exercise price equal to the stock’s fair market value at the date of grant. Stock options generally have 10-year terms and vest over a four-year period starting from the date specified in each agreement. On December 1, 2017, January 31, 2020, October 6, 2022, and December 29, 2024 the Board of Directors approved to increase the number of shares of the Company’s common stock authorized for issuance to 14,378,518 shares, 16,951,449 shares, 26,804,821, and 32,635,150, respectively. At June 30, 2025, there were 3,939,510 shares available for the Company to grant under the Plan.
In addition to the Plan, the Board of Directors approved in 2014 the Class F Non-Plan Option Grants (the “Non-Plan”) to grant stock options to selected individuals. The prestock split adjusted Non-Plan granted 18,537,220 stock options with an exercise of $0.055 per share. In 2014, the Company had a reverse stock split that was applicable to all outstanding shares and options plans. The split adjusted Non-Plan granted 10,450,163 stock options with an exercise of $0.098 per share. Stock options generally have 10-year terms and vest over a four-year period starting from the date specified in each agreement.
A summary of the status of the employee and nonemployee stock options as of June 30, 2025, and changes during the year then ended is presented below (the number of options represents ordinary shares exercisable in respect thereof).

The following table summarizes the Employee Stock Options Plan options outstanding as of June 30, 2025:

	2011 Employee Stock Options Plan
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Terms (In Years)	Aggregate Intrinsic Value
	(In Thousands, Except per Share Amounts and Terms)
Balance - January 1, 2025,	13,900	2.17	8.06	$44,326
Options grants	937	5.53
Options exercised	(796)	0.45
Options canceled/forfeited	(2,225)	4.71
Balance - June 30, 2025,	11,826	2.10	7.54	$62,881
Exercisable - June 30, 2025	6,960	0.87	6.73	$45,553
Vested and expected to vest - June 30, 2025	11,826	2.10	7.54	$62,881
_______________
*As of June 30, 2025, the Intrinsic Value is difference of the latest 409A value as of 06/30/2025 ($7.42) and the weighted average exercise price
For the Plan, the weighted-average grant-date fair value of options granted as of June 30, 2025, was $3.23. The total intrinsic value of options exercised during the six-month period ending June 30, 2025, was $5.5 million. During the six-month period ending June 30, 2025, the Company granted 0.9 million options, with service conditions only. The Company records compensation expense on a straight-line basis over the vesting period. As of June 30, 2025, total compensation cost not yet recognized related to unvested stock options was $10.4 million, which is expected to be recognized over a weighted-average period of 2.10 years.
The following table summarizes Restricted Stock Units (RSUs) outstanding as of June 30, 2025:

RSU
Number of
(In Thousands)
Balance - January 1, 2025,	1,942.000
RSU grants	—
RSU exercised	—
RSU canceled/forfeited	(17)
Balance - June 30, 2025,	1,925
Exercisable - June 30, 2025,	91
Vested and expected to vest - June 30, 2025,	1,925
During the six month period ended June 30, 2025, The Company did not grant restricted stock units (RSUs). As of June 30, 2025, no stock-based compensation expense had been recognized for these awards, as the performance-based vesting condition was not considered probable of being achieved. As of June 30, 2025, the total unrecognized compensation cost related to unvested RSUs was $10.1 million.

The following table summarizes the Non-Plan options outstanding as of June 30, 2025:

	Non-Plan
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Terms (In Years)	Aggregate Intrinsic Value
	(In Thousands, Except per Share Amounts and Terms)
Balance - January 1, 2025	563	0.18	4.72	2,916
Options grants	—	—
Options exercised	—	—
Options canceled/forfeited	—	—
Balance - June 30, 2025	563	0.18	4.22	$4,075
Exercisable - June 30, 2025	563	0.18	4.22	$4,075
Vested and expected to vest - June 30, 2025	563	0.18	4.22	$4,075
_______________
*As of June 30, 2025, the Intrinsic Value is difference of the latest 409A value as of 06/30/2025 ($7.42) and the weighted average exercise price
For the Non-Plan, there were no options granted or exercised during the six month period ending June 30, 2025. The Company records compensation expense on a straight-line basis over the vesting period. As of June 30, 2025, all compensation related to these options have been recognized.
Stock-Based Compensation Expense—Employees and Nonemployees—For the six-month period ended June 30, 2025, and 2024, stock-based compensation expense for both employees and nonemployees, was $1.8 million, and $0.9 million, respectively.
Employee Stock Options Valuation—The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option. The assumptions used to estimate the fair value of stock options granted during the six month period ended June 30, 2025, are as follows:

2025
Valuation assumptions:
Fair value of common stock	$3.11- $3.23
Expected volatility	57.90% to 59.75%
Expected life (years)	5.7 to 6.1
Risk-free interest rate	4.0% to 4.1%
Expected dividend yield	0%
Since the Company’s stock is not publicly traded, the expected volatility is based on the historical and implied volatility of similar companies whose stock or option prices are publicly available, after considering the industry, stage of life cycle, size, market capitalization, and financial leverage of the other companies. The risk-free interest rate assumption is based on observed US Treasury yield curve interest rates in effect at the time of grant appropriate for the expected term of the stock options granted. As permitted under authoritative guidance, due to the limited amount of option exercises, the Company used the simplified method to compute the expected term for options granted to nonexecutive employees for the six month period ended June 30, 2025.

Note 11. Net income (loss) per share
The computation of Net income (loss) per share, including the weighted average shares outstanding used in the computation, is as follows (in thousands, except per share amounts):

	As of June 30,
(in thousands, except per share amounts)	2025	2024

Net income	12,581	30,905
Less: Net income allocated to participating shares	(11,314)	(22,490)
Net income attributable to common stockholders, basic	1,267	8,415
of which:
Net income attributable to common stock - Class A	1,019	6,763
Net income attributable to common stock - Class F	248	1,652
Net income for dilutive shares common stock - Class A	1,082	7,204
Net income for dilutive shares common stock - Class F	185	1,212

Common A
Weighted Average Shares Outstanding Common A- basic	31,209	31,116
Stock Options - Common A	16,503	17,412
Total Common A Shares - Dilutive	47,712	48,529
Basic Net income per Common A share	$0.03	$0.22
Diluted Net income per Common A share	$0.02	$0.15

Common F
Weighted Average Shares Outstanding Common F- basic	7,601	7,601
Stock Options - Class F	563	563
Total Common F Stock- Dilutive	8,164	8,164
Basic Net income (loss) per Common F share	$0.03	$0.22
Diluted Net income (loss) per Common F share	$0.02	$0.15
Anti-Dilutive Securities:
The following securities were excluded from the computation of diluted Net Income (loss) per share because their effect would have been anti-dilutive:

	As of June 30,
Security Type	2025	2024
Stock Options	—	3,453,144

Note 12. Income Taxes
Our effective income tax rate of 38.50% for the six month period ended June 30, 2025 differed from the U.S. federal statutory rate of 21% primarily due to the application of the valuation allowance against the net operating loss of the US entity and earnings from non-U.S. subsidiaries that operate in jurisdictions with lower tax rates.
Our effective income tax rate of 38.50% for the six months ended June 30, 2025 differed from the effective income tax rate of 10.75% for the six month period ended June 30, 2024 primarily due to the application of the valuation allowance against the net operating loss of the US entity and earnings from non-U.S. subsidiaries that operate in jurisdictions with lower tax rates.
The Company has established a partial valuation allowance against its U.S. net deferred tax assets due to the uncertainty surrounding the realization of such assets. Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain.  Accordingly, the U.S. net deferred tax assets have been fully offset by a valuation allowance.
Utilization of the net operating loss carryforwards and research and development tax credit carryforwards may be subject to annual limitations due to the ownership change limitations provided by the Internal Revenue Code, as defined in Section 382, and other similar state provisions. Under the newly enacted federal income tax law, federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such federal net operating losses is limited. It is uncertain if and to what extent various states will conform to the newly enacted federal income tax law.  All the federal NOL will carryover indefinitely.  The state NOLs, if not utilized, will begin to expire in 2031.
Annually, the Company determines whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities in considering whether any tax benefit can be recorded in the financial statements.
As of June 30, 2025, the Company had unrecognized tax benefits of approximately $4,267,926, none of which will affect the effective tax rate if recognized.   It is unlikely that the amount of liability for unrecognized tax benefits will significantly change over the next 12 months. It is the Company's policy to include penalties and interest expense related to income taxes as a component of other expense and interest expense, respectively, as necessary.
The Company’s major tax jurisdictions are the United States and California, Singapore, United Kingdom, Japan, Germany, and Switzerland. All of the Company's domestic tax years will remain open for examination by the federal and state tax authorities for three and four years, respectively, from the date of utilization of the net operating loss or R&D Credits. The Company does not have any tax audits or other issues pending.
The One Big Beautiful Bill Act (OBBBA) returns the option for full expensing of domestic research and experimental expenditures (research costs) for tax years beginning after Dec. 31, 2024. Taxpayers may also choose to capitalize and amortize those expenditures over a period of at least 60 months. Foreign research costs remain subject to capitalization and amortization over a 15-year period. Importantly, software development expenditures continue to be treated as research costs under the provision.
This return to full expensing comes with options. While the provision is not retroactive, taxpayers can elect to accelerate any domestic research costs that were capitalized but still are unamortized. Taxpayers who make this election would accelerate those costs with their first tax return beginning after Dec. 31, 2024. Any amounts accelerated can be spread over one or two tax years.

     Shares
BitGo Holdings, Inc.
Class A Common Stock

Goldman Sachs & Co. LLC		Citigroup

Deutsche Bank Securities	Mizuho	Wells Fargo Securities
Keefe, Bruyette & Woods A Stifel Company	Canaccord Genuity	Cantor

Clear Street	Compass Point	Craig-Hallum
Wedbush Securities	Rosenblatt	SoFi

Through and including              , 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following table sets forth all costs and expenses to be paid by the Registrant, other than underwriting discounts and commissions, in connection with the sale of Class A common stock being registered hereby. All amounts shown are estimates except for the Securities and Exchange Commission (“SEC”) registration fee, the Financial Industry Regulatory Authority (“FINRA”) filing fee and the listing fee:

Amount Paid or to be Paid
SEC registration fee	$15,310.00
FINRA filing fee	$15,500
Listing fee	$25,000
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees and expenses	*
Miscellaneous expenses	*
Total	$ *
_______________
*To be provided by amendment.
ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).
As permitted by the DGCL, the Registrant’s restated certificate of incorporation to be effective upon the completion of this offering contains provisions that eliminate the personal liability of its directors and officers for monetary damages for any breach of fiduciary duties as a director or officer, except liability for the following:
•any breach of the director’s or officers’ duty of loyalty to the Registrant or its stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•under Section 174 of the DGCL (regarding unlawful dividends and stock purchases);
•any transaction from which the director or officer derived an improper personal benefit; and
•with respect to officers, any action by or in the right of the corporation.
As permitted by the DGCL, the Registrant’s restated bylaws to be effective upon the completion of this offering, provide that:
•the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;
•the Registrant may indemnify its other employees and agents as set forth in the DGCL;

•the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and
•the rights conferred in the restated bylaws are not exclusive.
Prior to completion of this offering, the Registrant intends to enter into indemnification agreements with each of its then-current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in its restated certificate of incorporation and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. The indemnification provisions in its restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the directors and executive officers for liabilities arising under the Securities Act.
The Registrant currently carries liability insurance for its directors and officers.
Certain of the Registrant’s directors are also indemnified by their employers with regard to service on the Registrant’s board of directors.
In addition, the underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.
ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
Since January 1, 2022, the Registrant has issued and sold the following securities:
•The Registrant sold 6,317,960 shares of Series C Preferred Stock on July 19, 2023 to BiT Global Digital Limited and Ripple Labs Inc. at a purchase price of $16.0458 per share for an aggregate purchase price of $101,376,722.57.
•The Registrant sold 93,482 shares of Series C-1 Preferred Stock on January 3, 2024 to Brink’s Incorporated at a purchase price of $16.0458 per share for an aggregate purchase price of $1,499,993.48.
•The Registrant granted 2,614,528 shares of Series C-2 Preferred Stock on February 1, 2024 to 33 individuals and entities in connection with an acquisition for no cash consideration.
•The Registrant granted stock options to its directors, officers, employees, consultants, and other service providers to purchase an aggregate of 21,948,102 shares of its Class A common stock under the 2018 Plan with per share exercise prices ranging from $0.21 to $5.65, and the Registrant issued 5,124,684 shares of its Class A common stock upon exercise of stock options under its 2018 Plan.
•The Registrant granted to its directors, officers, employees, consultants, and other service providers an aggregate of 1,882,003 RSUs to be settled in shares of its Class A common stock under the 2018 Plan. An additional 93,742 non-Plan RSUs were granted on October 11, 2023 to SophoStrategy LLC.
Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions.
ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
(a)Exhibits.

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement.

3.1*	Sixth Amended and Restated Certificate of Incorporation of BitGo Holdings, Inc., as currently in effect.

3.2*	Form of Restated Certificate of Incorporation of BitGo Holdings, Inc., to be in effect upon completion of this offering.

3.3*	Bylaws of BitGo Holdings, Inc., as currently in effect.

3.4*	Form of Restated Bylaws of BitGo Holdings, Inc., to be in effect upon completion of this offering.

4.1*	Form of Class A Common Stock certificate of BitGo Holdings, Inc.

4.2#	Eighth Amended and Restated Investors’ Rights Agreement among BitGo Holdings, Inc. and certain holders of its capital stock, dated February 1, 2024.

4.3#	Eighth Amended and Restated Right of First Refusal and Co-Sale Agreement among BitGo Holdings, Inc. and certain holders of its capital stock, dated February 1, 2024

5.1*	Opinion of Fenwick & West LLP.

10.1*†	Form of Indemnification Agreement between BitGo Holdings, Inc. and each of its directors and executive officers.

10.2†	BitGo Holdings, Inc. Amended and Restated 2018 Stock Incentive Plan, as amended, and related form agreements.

10.3*†	BitGo Holdings, Inc. 2025 Equity Incentive Plan and related form agreements.

10.4*†	BitGo Holdings, Inc. 2025 Employee Stock Purchase Plan and related form agreements.

10.5*†	Offer Letter between Michael Belshe and BitGo Holdings, Inc., dated .

10.6*†	Offer Letter between Edward Reginelli and BitGo Holdings, Inc., dated .

10.7*†	Offer Letter between Chen Fang and BitGo Holdings, Inc., dated .

10.8*†	Offer Letter between Jody Mettler and BitGo Holdings, Inc., dated .

10.9*†	Offer Letter between Jeff Horowitz and BitGo Holdings, Inc., dated .

10.10*†	Form of Change of Control and Severance Agreement between BitGo Holdings, Inc. and each of its named executive officers.

10.11#	Office Lease, between Ash Street Partners LP and BitGo Holdings, Inc., dated January 9, 2018
10.12#	Second Amendment to Office Lease between Ash Street Partners LP and BitGo Holdings, Inc., dated August 30, 2022

21.1	List of Subsidiaries of BitGo Holdings, Inc.

23.1	Consent of Crowe LLP, independent registered public accounting firm.

23.2*	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in the signature page to this Registration Statement on Form S-1).

107	Filing Fee Table.
_______________
*To be filed by amendment.
†Indicates management contract or compensatory plan or arrangement.

#     The Registrant has omitted schedules and exhibits pursuant to Item 601(a)(5) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of the omitted schedules and exhibits to the SEC upon request.
(b)Financial Statement Schedules.
All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.
ITEM 17. UNDERTAKINGS.
The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding, is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes that:
(a)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(b)For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Palo Alto California, on the 19th day of September, 2025.

BITGO HOLDINGS, INC.

By:	/s/ Michael A. Belshe
Michael A. Belshe

Chief Executive Officer, Chief Technology Officer and President
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael A. Belshe and Edward Reginelli, and each of them, as his or her true and lawful attorneys-in-fact, proxies, and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxies, and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies, and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael A. Belshe	Chief Executive Officer, Chief Technology Officer, President, and Director (Principal Executive Officer)	September 19, 2025
Michael A. Belshe

/s/ Edward Reginelli	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	September 19, 2025
Edward Reginelli

/s/ Chen Fang	Chief Revenue Officer and Director	September 19, 2025
Chen Fang

/s/ Vivek Pattipati	Director	September 19, 2025
Vivek Pattipati

/s/ Brian Murray	Director	September 19, 2025
Brian Murray

/s/ Sunita Parasuraman	Director	September 19, 2025
Sunita Parasuraman

/s/ Justin Evans	Director	September 19, 2025
Justin Evans

/s/ Brian Brooks	Director	September 19, 2025
Brian Brooks